Statement of Additional Information dated 08/01/2006 for
New York Municipals Fund Class A

Supplement to SAI dated 08/01/2006
Supplement to SAI dated 08/21/2006

August 1, 2006

STATEMENT OF ADDITIONAL INFORMATION

LEGG MASON PARTNERS MUNICIPAL FUNDS

125 Broad Street

New York, NY 10004

(800) 451-2010

This Statement of Additional Information (the “SAI”) is not a prospectus and is meant to be read in conjunction with each prospectus of the Legg Mason Partners Municipal Funds (the “Trust”) dated August 1, 2006, each as amended or supplemented from time to time, and is incorporated by reference in its entirety into each prospectus. Additional information about a fund’s investments is available in the fund’s annual and semi-annual reports to shareholders, which are incorporated herein by reference. Each fund’s prospectus may be obtained free of charge by contacting a Smith Barney Financial Advisor, a registered representative of PFS Investments Inc. (“PFS”), a broker/dealer, financial intermediary or a financial institution (each called a “Service Agent”) or by writing or calling the Trust at the address or telephone number set forth above. Shares of Legg Mason Partners Municipal Funds are offered currently with a choice of nine portfolios: the Legg Mason Partners National Municipals Fund, the Legg Mason Partners Intermediate-Term Municipals Fund, the Legg Mason Partners Florida Municipals Fund, the Legg Mason Partners Georgia Municipals Fund, the Legg Mason Partners New York Municipals Fund, the Legg Mason Partners Pennsylvania Municipals Fund, the California Money Market Portfolio, the New York Money Market Portfolio and the Massachusetts Money Market Portfolio (collectively referred to as the “funds” and individually as a “fund”).

“Smith Barney” and “Salomon Brothers” are service marks of Citigroup, licensed for use by Legg Mason as the names of funds and investment managers, Legg Mason and its affiliates, as well as the fund’s investment manager are not affiliated with Citigroup.

FUND SHARES ARE NOT DEPOSITS OR OBLIGATIONS OF, OR GUARANTEED BY, ANY BANK, ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE COMPANY OR ANY OTHER AGENCY, AND INVOLVE RISKS, INCLUDING POSSIBLE LOSS OF PRINCIPAL AMOUNT INVESTED.

This SAI is NOT a prospectus and is authorized for distribution to prospective investors only if preceded or accompanied by an effective prospectus.

INVESTMENT OBJECTIVE AND MANAGEMENT POLICIES

Each prospectus discusses a specific fund’s investment objective and policies. The following discussion supplements the description of each fund’s investment policies in its prospectus. Legg Mason Partners Fund Advisor, LLC (“LMPFA” or “Manager”) serves as the fund’s investment manager and Western Asset Management Company (“Western Asset” or “Subadvisor”) serves as the fund’s subadviser.

LMPFA and Western Asset are wholly-owned subsidiaries of Legg Mason, Inc (“Legg Mason”).

LMPFA provides administrative and certain oversight services to the fund. LMPFA has delegated to Western Asset the day-to-day portfolio management of the fund.

Legg Mason Partners National Municipals Fund.    The Legg Mason Partners National Municipals Fund seeks as high a level of income exempt from regular federal income taxes as is consistent with prudent investing. The Legg Mason Partners National Municipals Fund has a fundamental policy that, under normal market conditions, it will seek to invest 100% of its assets and the fund will invest not less than 80% of its assets (net assets plus any borrowings for investment purposes) in municipal obligations the interest on which is exempt from regular federal income taxes (but which may nevertheless be subject to the federal alternative minimum tax (“AMT”)). The fund may also invest up to 20% of its assets in taxable fixed income securities issued or guaranteed by the full faith and credit of the United States.

Legg Mason Partners Intermediate-Term Municipals Fund seeks as high a level of income exempt from regular federal income taxes as is consistent with prudent investing. The Legg Mason Partners Intermediate-Term Municipals Fund has a fundamental policy that, under normal market conditions, it will seek to invest 100% of its assets—and the fund will invest not less than 80% of its assets (net assets plus any borrowings for investment purposes)—in municipal obligations the interest on which is exempt from regular federal income taxes (but which may nevertheless be subject to the AMT). The fund normally invests in securities that have remaining maturities of 20 years or less and maintains an average effective maturity of between three and 10 years. The fund may invest up to 20% of its assets in taxable fixed income securities issued or guaranteed by the full faith and credit of the United States.

Legg Mason Partners Florida Municipals Fund seeks to pay its shareholders as high a level of income exempt from regular federal income taxes as is consistent with prudent investing, and generally selects investments that will enable its shares to be exempt from the Florida intangibles tax. The Legg Mason Partners Florida Municipals Fund has a fundamental policy that, under normal market conditions, it will seek to invest 100% of its assets and will invest at least 80% of its assets (net assets plus any borrowings for investment purposes) in municipal obligations the interest on which is exempt from regular federal income taxes (but which may nevertheless be subject to the AMT) and from the Florida intangibles tax in the opinion of bond counsel for the various issuers. The fund may invest up to 20% of its assets in taxable fixed income securities, but only in obligations issued or guaranteed by the full faith and credit of the United States.

Legg Mason Partners Georgia Municipals Fund seeks to provide as high a level of income exempt from regular federal income taxes and from Georgia personal income taxes as is consistent with prudent investing. The Legg Mason Partners Georgia Municipals Fund has a fundamental policy that, under normal market conditions, it will seek to invest 100% of its assets and at least 80% of its assets (net assets plus any borrowings for investment purposes) in municipal obligations the interest on which is exempt from regular federal income taxes (but which may nevertheless be subject to the AMT) and from personal income taxes of the state of Georgia in the opinion of bond counsel for the various issuers. The fund may invest up to 20% of its assets in taxable fixed income securities, but only in obligations issued or guaranteed by the full faith and credit of the United States.

Legg Mason Partners New York Municipals Fund seeks to provide as high a level of income exempt from regular federal income taxes and from New York State and New York City personal income taxes as is consistent with prudent investing. The Legg Mason Partners New York Municipals Fund has a fundamental policy that, under normal market conditions, the fund will seek to invest 100% of its assets and invest not less than 80% of its assets (net assets plus any borrowings for investment purposes) in municipal obligations the interest on which is exempt from regular federal income taxes (but which may nevertheless be subject to the AMT) and from personal income taxes of New York State and New York City in the opinion of bond counsel for the various issuers. The fund may invest up to 20% of its total assets in taxable fixed income securities, but only in obligations issued or guaranteed by the full faith and credit of the United States.

Legg Mason Partners Pennsylvania Municipals Fund seeks to pay its shareholders as high a level of income exempt from both regular federal income taxes and Pennsylvania personal income taxes as is consistent with prudent investing. The Pennsylvania Portfolio has a fundamental policy that, under normal market conditions, the fund will seek to invest 100% of its assets and invest not less than 80% of its assets (net assets plus any borrowings for investment purposes) in municipal obligations the interest on which is exempt from regular federal income taxes (but which may nevertheless be subject to the AMT) and from personal income taxes of the Commonwealth of Pennsylvania in the opinion of bond counsel for the various issuers. The fund may invest up to 20% of its assets in taxable fixed income securities, but only in obligations issued or guaranteed by the full faith and credit of the United States.

California Money Market Portfolio seeks to provide income exempt from regular federal income taxes and from California personal income taxes from a fund of high quality short-term municipal obligations selected for liquidity and stability. The California Money Market Portfolio has a fundamental policy that, under normal market conditions, at least 80% of its assets (net assets plus any borrowings for investment purposes) will be invested in securities that produce income that is exempt from regular federal income taxes (but which may nevertheless be subject to the AMT) and from personal income taxes of the state of California in the opinion of bond counsel for the various issuers.

New York Money Market Portfolio seeks to provide its shareholders with income exempt from both regular federal income taxes and New York State and New York City personal income taxes from a fund of high quality short-term New York municipal obligations selected for liquidity and stability. The New York Money Market Portfolio has a fundamental policy that, under normal market conditions, at least 80% of its assets (net assets plus any borrowings for investment purposes) will be invested in securities that produce income that is exempt from regular federal income taxes (but which may nevertheless be subject to the AMT) and from personal income taxes of New York State and New York City in the opinion of bond counsel for the various issuers.

Massachusetts Money Market Portfolio seeks to provide income exempt from regular federal income taxes and from Massachusetts personal income taxes from a portfolio of high quality short-term municipal obligations selected for liquidity and stability. The Massachusetts Money Market Portfolio has a fundamental policy that, under normal market conditions, at least 80% of its assets (net assets plus any borrowings for investment purposes) will be invested in securities that produce income that is exempt from regular federal income taxes (but which may nevertheless be subject to the AMT) and from personal income taxes of the Commonwealth of Massachusetts in the opinion of bond counsel for the various issuers.

Investments and Investment Policies

Municipal Obligations.    In general, municipal obligations are debt obligations (bonds or notes) issued by or on behalf of states, territories and possessions of the United States and their political subdivisions, agencies and instrumentalities the interest on which is exempt from regular federal income taxes in the opinion of bond counsel to the issuer. Municipal obligations are issued to obtain funds for various public purposes, many of which may enhance the quality of life, including the construction of a wide range of public facilities, such as airports, bridges, highways, housing, hospitals, mass transportation, schools, streets, water and sewer works, gas, and electric utilities. They may also be issued to refund outstanding obligations, to obtain funds for general operating expenses, or to obtain funds to loan to other public institutions and facilities and in anticipation of the receipt of revenue or the issuance of other obligations. In addition, the term “municipal obligations” includes certain types of industrial development bonds (“IDBs”) issued by public authorities to obtain funds to provide various privately-operated facilities for business and manufacturing, housing, sports, convention or trade show facilities, airport, mass transit, port and parking facilities, air or water pollution control facilities, and certain facilities for water supply, gas, electricity or sewerage or solid waste disposal.

The two principal classifications of municipal obligations are “general obligation” and “revenue.” General obligations are secured by a municipal issuer’s pledge of its full faith, credit, and taxing power for the payment of principal and interest. Revenue obligations are payable only from the revenues derived from a particular facility or class of facilities or, in some cases, from the proceeds of a special excise tax or other specific revenue source. Although IDBs are issued by municipal authorities, they are generally secured by the revenues derived from payments of the industrial user. The payment of the principal and interest on IDBs is dependent solely on the ability of the user of the facilities financed by the bonds to meet its financial obligations and the pledge, if any, of real and personal property so financed as security for such payment. Currently, the majority of each fund’s municipal obligations are revenue bonds.

For purposes of diversification and concentration under the Investment Company Act of 1940, as amended (the “1940 Act”), the identification of the issuer of municipal obligations depends on the terms and conditions of the obligation. If the assets and revenues of an agency, authority, instrumentality or other political subdivision are separate from those of the government creating the subdivision and the obligation is backed only by the assets and revenues of the subdivision, such subdivision is regarded as the sole issuer. Similarly, in the case of an IDB or a pollution control revenue bond, if the bond is backed only by the assets and revenues of the non-governmental user, the non-governmental user is regarded as the sole issuer. If in either case the creating government or another entity guarantees an obligation, the guaranty is regarded as a separate security and treated as an issue of such guarantor. Similar criteria apply for purposes of the diversification requirements relating to the funds’ qualification as regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”).

The yields on municipal obligations are dependent on a variety of factors, including general market conditions, supply and demand, general conditions of the municipal market, size of a particular offering, the maturity of the obligation and the rating of the issue. The ratings of Nationally Recognized Statistical Ratings Organizations (“NRSROs”), such as Moody’s Investors Service, Inc. (“Moody’s”) and the Standard & Poor’s Division of The McGraw-Hill Companies, Inc. (“S&P”), represent their opinions as to the quality of the municipal obligations that they undertake to rate. It should be emphasized, however, that such ratings are general and are not absolute standards of quality. Consequently, municipal obligations with the same maturity, coupon and rating may have different yields when purchased in the open market, while municipal obligations of the same maturity and coupon with different ratings may have the same yield.

Each fund may invest in securities the disposition of which is subject to legal or contractual restrictions. The sale of restricted securities often requires more time and results in higher dealer discounts or other selling expenses than does the sale of securities that are not subject to restrictions on resale. Restricted securities may sell at a price lower than similar securities that are not subject to restrictions on resale.

Securities may be sold in anticipation of a market decline (a rise in interest rates) or purchased in anticipation of a market rise (a decline in interest rates). In addition, a security may be sold and another purchased at approximately the same time to take advantage of what the manager believes to be a temporary disparity in the normal yield relationship between the two securities. The funds believe that, in general, the secondary market for tax-exempt securities in each of the funds’ portfolios may be less liquid than that for taxable fixed-income securities. Accordingly, the ability of a fund to make purchases and sales of securities in the foregoing manner may be limited. Yield disparities may occur for reasons not directly related to the investment quality of particular issues or the general movement of interest rates, but instead due to such factors as changes in the overall demand for or supply of various types of tax-exempt securities or changes in the investment objectives of investors.

Municipal obligations also are subject to the provisions of bankruptcy, insolvency and other laws affecting the rights and remedies of creditors, such as the federal Bankruptcy Code, and laws, if any, that may be enacted by Congress or state legislatures extending the time for payment of principal or interest, or both, or imposing other constraints upon enforcement of such obligations or upon the ability of municipalities to levy taxes. There is also the possibility that, as a result of litigation or other conditions, the power or ability of any one or more issuers to pay, when due, the principal of and interest on its or their municipal obligations may be materially affected.

From time to time, proposals have been introduced before Congress for the purpose of restricting or eliminating the federal income tax exemption for interest on municipal obligations, and similar proposals may be introduced in the future. If one of these proposals were enacted, the availability of tax-exempt obligations for investment by the funds and the value of a fund’s investments would be affected. The Trust’s Board of Trustees would then reevaluate the funds’ investment objectives and policies.

Ratings.    Municipal bonds purchased by the funds (except California Money Market, New York Money Market and Massachusetts Money Market Portfolios) must, at the time of purchase, be investment-grade municipal bonds, and at least two-thirds of a fund’s municipal bonds must be rated within the three highest ratings categories by a NRSRO. Investment-grade bonds are rated within the four highest categories by an NRSRO, such as those rated Aaa, Aa, A and Baa by Moody’s or AAA, AA, A and BBB by S&P or, if unrated, determined to be of comparable quality by the manager; pre-refunded bonds escrowed by U.S. Treasury obligations are considered AAA/Aaa rated (the highest rating) even though the issuer does not obtain a new rating. Up to one-third of a fund’s assets may be invested in municipal bonds rated in the fourth highest category (this grade, while regarded as having an adequate capacity to pay interest and repay principal, is considered by Moody’s to be of medium quality and have speculative characteristics) or in unrated municipal bonds if, based upon credit analysis by the manager, it is believed that such securities are at least of comparable quality to those securities in which the fund may invest. In determining the suitability of an investment in an unrated municipal bond, the manager will take into consideration debt service coverage, the purpose of the financing, history of the issuer, existence of other rated securities of the issuer and other general conditions as may be relevant, including comparability to other issues. After a fund purchases a municipal bond, the issue may cease to be rated or its rating may be reduced below the minimum required for purchase. Such an event would not require the elimination of the issue from the fund but the manager will consider such an event in determining whether the fund should continue to hold the security.

Each fund’s short-term municipal obligations (except those of California Money Market, New York Money Market and Massachusetts Money Market Portfolios) will be limited to high-grade obligations (obligations that are secured by the full faith and credit of the United States or are rated MIG 1 or MIG 2, VMIG 1 or VMIG 2 or Prime-1 or Aa or better by Moody’s or SP-1+, SP-1, SP-2, or A-1 or AA or better by S&P or having a rating within comparable categories by any other NRSRO, or obligations that are unrated but determined by the manager to be comparable).

Short-Term Instruments.    Among the types of short-term instruments in which each fund may invest are floating- or variable-rate demand instruments, tax-exempt commercial paper (generally having a maturity of less than nine months), and other types of notes generally having maturities of less than three years, such as Tax Anticipation Notes, Revenue Anticipation Notes, Tax and Revenue Anticipation Notes and Bond Anticipation Notes. Demand instruments usually have an indicated maturity of more than one year, but contain a demand feature that enables the holder to redeem the investment on no more than 30 days’ notice; variable-rate demand instruments provide for automatic establishment of a new interest rate on set dates; floating-rate demand instruments provide for automatic adjustment of their interest rates whenever some other specified interest rate changes (e.g., the prime rate). Each fund may purchase participation interests in variable-rate tax-exempt securities (such as Industrial Development Bonds) owned by banks. Participations are frequently backed by an irrevocable letter of credit or guarantee of a bank that the manager has determined meets the prescribed quality standards for the fund. Participation interests will be purchased only if management believes interest income on such interests will be tax-exempt when distributed as dividends to shareholders.

Investments in participation interests in variable-rate tax-exempt securities (such as IDBs) purchased from banks give the purchaser an undivided interest in the tax-exempt security in the proportion that the fund participation interest bears to the total principal amount of the tax-exempt security with a demand repurchase feature. Participation interests are frequently backed by an irrevocable letter of credit or guarantee of a bank that the manager, under the supervision of the Trustees, has determined meets the prescribed quality standards for the fund. A fund has the right to sell the instrument back to the bank and draw on the letter of credit on demand on seven days’ notice or less, for all or any part of the fund’s participation interest in the tax-exempt security, plus accrued interest. Each fund intends to exercise the demand under the letter of credit only (1) upon a default under the terms of the documents of the tax-exempt security, (2) as needed to provide liquidity in order to meet redemptions, or (3) to maintain a high quality investment fund. Banks will retain a service and letter of credit fee and a fee for issuing repurchase commitments in an amount equal to the excess of the interest paid on the tax- exempt securities over the negotiated yield at which the instruments were purchased by a fund. The manager will monitor the pricing, quality and liquidity of the variable-rate demand instruments held by each fund, including the IDBs supported by bank letters of credit or guarantees, on the basis of published financial information, reports of rating agencies and other bank analytical services to which the manager may subscribe.

Legg Mason Partners Intermediate-Term Municipals Fund.    The Legg Mason Partners Intermediate-Term Municipals Fund tries to reduce the volatility of its share prices by seeking to maintain an average effective portfolio maturity of between 3 and 10 years. It measures the “average” maturity of all of its securities on a “dollar-weighted” basis, meaning that larger securities holdings have a greater effect on overall portfolio maturity than smaller holdings.

The “effective” maturity of a security is not always the same as the stated maturity date. A number of factors may cause the “effective” maturity to be shorter than the stated maturity. For example, a bond’s effective maturity might be deemed to be shorter (for pricing and trading purposes) than its stated maturity if its coupon interest rate or rate of accretion of discount is higher than current market interest rates or when the bond is callable (i.e., the issuer can pay off the bond prior to its stated maturity), in addition to other factors such as mandatory put provisions and scheduled sinking fund payments. When interest rates change, securities that have an effective maturity that is shorter than their stated maturity tend to behave like securities having those shorter maturity dates.

Money Market Instruments.    The California Money Market Portfolio, New York Money Market Portfolio and Massachusetts Money Market Portfolio each operate as a money market fund and utilize certain investment policies so that, to the extent reasonably possible, its price per share will not change from $1.00, although no assurance can be given that this goal will be achieved on a continuous basis. For example, none of these funds will purchase a security which, after giving effect to any demand features, has a remaining maturity of greater than 397 days, or maintain a dollar-weighted average portfolio maturity in excess of 90 days.

The California Money Market, New York Money Market and Massachusetts Money Market Portfolios’ investments are limited to United States dollar-denominated instruments that, at the time of acquisition (including any related credit enhancement features), have received a rating in one of the two highest categories for short-term debt obligations from the “Requisite NRSROs,” securities of issuers that have received such a rating with respect to other comparable securities, and comparable unrated securities. “Requisite NRSROs” means (a) any two NRSROs that have issued a rating with respect to a security or class of debt obligations of an issuer, or (b) one NRSRO, if only one NRSRO has issued such rating at the time that the fund acquires the security. The NRSROs currently designated as such by the Securities and Exchange Commission (“SEC”) are S&P, Moody’s, Fitch Inc. (“Fitch”), Dominion Bond Rating Service Ltd. and A.M. Best Company, Inc.

The California Money Market, New York Money Market and Massachusetts Money Market Portfolios may each invest up to 20% of the value of its assets in one or more of the three principal types of derivative product structures described below. Derivative products are typically structured by a bank, broker-dealer or other financial institution. A derivative product generally consists of a trust or partnership through which the fund holds an interest in one or more underlying bonds, coupled with a conditional right to sell (“put”) the fund’s interest in the underlying bonds at par plus accrued interest to a financial institution (a “Liquidity Provider”). Typically, a derivative product is structured as a trust or partnership which provides for pass-through tax-exempt income. There are currently three principal types of derivative structures: (1) “Tender Option Bonds,” which are instruments which grant the holder thereof the right to put an underlying bond at par plus accrued interest at specified intervals to a Liquidity Provider; (2) “Swap Products,” in which the trust or partnership swaps the payments due on an underlying bond with a swap counterparty, who agrees to pay a floating municipal money market interest rate; and (3) “Partnerships,” which allocate to the partners income, expenses, capital gains and losses in accordance with a governing partnership agreement.

Investments in derivative products raise certain tax, legal, regulatory and accounting issues which may not be presented by investments in other municipal bonds. There is some risk that certain issues could be resolved in a manner that could adversely impact the performance of a fund. For example, the tax-exempt treatment of the interest paid to holders of derivative products is premised on the legal conclusion that the holders of such derivative products have an ownership interest in the underlying bonds. While the funds receive an opinion of legal counsel to the issuer to the effect that the income from each derivative product is tax-exempt to the same extent as the underlying bond, the Internal Revenue Service (the “IRS”) has not issued a ruling on this subject. Were the IRS to take a contrary position, there is a risk that the interest paid on such derivative products would be deemed taxable.

The funds intend to limit the risk of derivative products by purchasing only those derivative products that are consistent with the funds’ investment objectives and policies. The funds will not use such instruments to leverage their portfolios. Hence, derivative products’ contributions to the overall market risk characteristics of a fund will not materially alter its risk profile and will be fully representative of the fund’s maturity guidelines.

Stand-By Commitments.    The California Money Market, New York Money Market and Massachusetts Money Market Portfolios may acquire “stand-by commitments” with respect to municipal obligations held in their portfolios. Under a stand-by commitment a dealer agrees to purchase, at the fund’s option, specified municipal obligations at a specified price. The funds intend to enter into stand-by commitments only with dealers, banks and broker-dealers that, in the opinion of the manager, present minimal credit risks. In evaluating the creditworthiness of the issuer of a stand-by commitment, the manager will review periodically the issuer’s assets, liabilities, contingent claims and other relevant financial information. Because a fund invests in securities backed by banks and other financial institutions a change in the credit quality of these institutions could cause losses to the fund and affect its share price. The funds will acquire stand-by commitments solely to facilitate fund liquidity and do not intend to exercise their rights thereunder for trading purposes.

Other Factors to be Considered.    The California Money Market, New York Money Market and Massachusetts Money Market Portfolios anticipate being as fully invested as practicable in tax-exempt securities. The funds may invest in taxable investments due to market conditions or pending investment of proceeds from sales of shares or proceeds from the sale of fund securities or in anticipation of redemptions. However, the funds generally expect to invest the proceeds received from the sale of shares in municipal obligations as soon as reasonably possible, which is generally within one day. At no time will more than 20% of a fund’s net assets be invested in taxable investments, except when the manager has determined that market conditions warrant the fund’s adopting a temporary defensive investment posture. To the extent a fund’s assets are invested for temporary defensive purposes, such assets will not be invested in a manner designed to achieve the fund’s investment objective.

Municipal Bond Index Futures Contracts.    The funds (except California Money Market, New York Money Market and Massachusetts Money Market Portfolios) may each invest in municipal bond index futures contracts. Municipal bond index futures contracts are listed contracts based on a composite index of municipal bonds and may be used by each fund as a hedging technique in pursuit of its investment objective, provided that immediately thereafter not more than 33 1/3% of the fund’s net assets would be hedged or the amount of margin deposits on the fund’s existing futures contracts would exceed 5% of the value of its total assets. A municipal bond index futures contract is an agreement pursuant to which two parties agree to take or make delivery of an amount of cash equal to a specific dollar amount multiplied by the difference between the value of the index at the close of the last trading day of the contract and the price at which the index contract was originally written. No physical delivery of the underlying municipal bonds in the index is made. Municipal bond index futures contracts based on an index of 250 tax-exempt, long-term municipal bonds with an original issue size of at least $50 million and a rating of A- or higher by S&P or A or higher by Moody’s began trading in mid-1985. The purpose of the acquisition or sale of a municipal bond index futures contract by a fund, as the holder of long-term municipal securities, is to protect the fund from fluctuations in interest rates on tax-exempt securities without actually buying or selling long-term municipal securities.

There are several risks in connection with the use of futures contracts as a hedging device. Successful use of futures contracts by a fund is subject to the manager’s ability to predict correctly movements in the direction of interest rates. Such predictions involve skills and techniques that may be different from those involved in the management of a long-term municipal bond fund. In addition, there can be no assurance that there will be a correlation between movements in the price of the municipal bond index and movements in the price of the municipal obligations that are the subject of the hedge. The degree of imperfection of correlation depends upon various circumstances, such as variations in speculative market demand for futures contracts and municipal securities, technical influences on futures trading, and differences between the municipal securities being hedged and the municipal securities underlying the futures contracts, in such respects as interest rate levels, maturities and creditworthiness of issuers. A decision of whether, when and how to hedge involves the exercise of skill and judgment and even a well-conceived hedge may be unsuccessful to some degree because of market behavior or unexpected trends in interest rates.

Although the funds intend to purchase or sell municipal bond index futures contracts only if there is an active market for such contracts, there is no assurance that a liquid market will exist for the contracts at any particular time. Most domestic futures exchanges and boards of trade limit the amount of fluctuation permitted in futures contract prices during a single trading day. The daily limit establishes the maximum amount the price of a futures contract may vary either up or down from the previous day’s settlement price at the end of a trading session. Once the daily limit has been reached in a particular contract, no trades may be made that day at a price beyond that limit. The daily limit governs only price movements during a particular trading day and, therefore, does not limit potential losses because the limit may prevent the liquidation of unfavorable positions. It is possible that futures contract prices could move to the daily limit for several consecutive trading days with little or no trading, thereby preventing prompt liquidation of futures positions and subjecting some futures traders to substantial losses. In such event, it will not be possible to close a futures position and, in the event of adverse price movements, the fund would be required to make daily cash payments of variation margin. In such circumstances, an increase in the value of the portion of the fund being hedged, if any, may partially or completely offset losses on the futures contract. As described above, however, there is no guarantee that the price of municipal obligations will, in fact, correlate with the price movements in the municipal bond index futures contract and thus provide an offset to losses on a futures contract.

If a fund has hedged against the possibility of an increase in interest rates adversely affecting the value of the municipal bonds held in its portfolio and rates decrease instead, the fund will lose part or all of the benefit of the increased value of the municipal bonds it has hedged because it will have offsetting losses in its futures positions. In addition, in such situations, if the fund has insufficient cash, it may have to sell securities to meet daily variation margin requirements. Such sales of securities may, but will not necessarily, be at increased prices, which reflect the decline in interest rates. The fund may have to sell securities at a time when it may be disadvantageous to do so.

When a fund purchases municipal bond index futures contracts, an amount of cash and/or U.S. government securities or other high grade debt securities equal to the market value of the futures contracts will be deposited in a segregated account with the fund’s custodian or designated on the fund’s records to collateralize the positions and thereby insure that the use of such futures contracts is not leveraged. In addition, the ability of a fund to trade in municipal bond index futures contracts, interest rate futures contracts and options thereon may be materially limited by the requirements of the Code applicable to a regulated investment company. See “Taxes.”

Interest Rate Futures Contracts.    A fund may purchase and sell interest rate futures contracts as a hedge against changes in interest rates. An interest rate futures contract is an agreement between two parties to buy and sell a security for a set price on a future date. Interest rate futures contracts are traded on designated “contract markets” which, through their clearing corporations, guarantee performance of the contracts. Currently, there are interest rate futures contracts based on securities such as long-term Treasury bonds, Treasury notes, Government National Mortgage Association (“GNMA”) certificates and three-month Treasury bills.

Generally, if market interest rates increase, the value of outstanding debt securities declines (and vice versa). Entering into an interest rate futures contract for the sale of securities has an effect similar to the actual sale of securities, although sale of the interest rate futures contract might be accomplished more easily and quickly. For example, if a fund holds long-term U.S. government securities and the manager anticipates a rise in long-term interest rates, the fund could, in lieu of disposing of its portfolio securities, enter into interest rate futures contracts for the sale of similar long-term securities. If interest rates increased and the value of the fund’s securities declined, the value of the fund’s interest rate futures contracts would increase, thereby protecting the fund by preventing the net asset value from declining as much as it otherwise would have declined. Similarly, entering into interest rate futures contracts for the purchase of securities has an effect similar to the actual purchase of the underlying securities, but permits the continued holding of securities other than the underlying securities. For example, if the manager expects long-term interest rates to decline, the fund might enter into interest rate futures contracts for the purchase of long-term securities, so that it could gain rapid market exposure that may offset anticipated increases in the cost of securities that it intends to purchase, while continuing to hold higher-yielding short-term securities or waiting for the long-term market to stabilize.

The Commodity Futures Trading Commission (“CFTC”) recently eliminated limitations on futures transactions and options thereon by registered investment companies, provided that the investment manager to the registered investment company claims an exclusion from regulation as a commodity pool operator. The fund is operated by a person who has claimed an exclusion from the definition of the term “commodity pool operator” under the Commodity Exchange Act and therefore is not subject to registration or regulation as a pool operator under the Commodity Exchange Act. As a result of these CFTC rule changes, the fund is no longer restricted in its ability to enter into futures transactions and options thereon under CFTC regulations. The fund, however, continues to have policies with respect to futures and options thereon. The current view of the staff of the SEC is that a fund’s long and short positions in futures contracts as well as put and call options on futures written by it must be collateralized with cash or other liquid securities and segregated with the fund’s custodian or designated on the fund’s records to eliminate any potential leveraging.

Municipal Leases.    Each fund (except California Money Market, New York Money Market and Massachusetts Money Market Portfolios) may invest without limit in “municipal leases,” which generally are participations in intermediate- and short-term debt obligations issued by municipalities consisting of leases or installment purchase contracts for property or equipment. Although lease obligations do not constitute general obligations of the municipality for which the municipality’s taxing power is pledged, a lease obligation is ordinarily backed by the municipality’s covenant to budget for, appropriate and make the payments due under the lease obligation. However, certain lease obligations contain “non-appropriation” clauses, which provide that the municipality has no obligation to make lease or installment purchase payments in future years unless money is appropriated for such purpose on a yearly basis. In addition to the “non-appropriation” risk, these securities represent a relatively new type of financing that has not yet developed the depth of marketability associated with more conventional bonds. Although “non-appropriation” lease obligations are often secured by the underlying property, disposition of the property in the event of foreclosure might prove difficult. There is no limitation on the percentage of a fund’s assets that may be invested in municipal lease obligations. In evaluating municipal lease obligations, the manager will consider such factors as it deems appropriate, which may include: (a) whether the lease can be canceled; (b) the ability of the lease obligee to direct the sale of the underlying assets; (c) the general creditworthiness of the lease obligor; (d) the likelihood that the municipality will discontinue appropriating funding for the leased property in the event such property is no longer considered essential by the municipality; (e) the legal recourse of the lease obligee in the event of such a failure to appropriate funding; (f) whether the security is backed by a credit enhancement such as insurance; and (g) any limitations which are imposed on the lease obligor’s ability to utilize substitute property or services rather than those covered by the lease obligation.

Private Activity Bonds.    Each fund may invest without limits in private activity bonds. Interest income on certain types of private activity bonds issued after August 7, 1986 to finance non-governmental activities is a specific tax preference item for purposes of the federal individual and corporate AMT. Individual and corporate shareholders may be subject to a federal AMT to the extent that a fund’s dividends are derived from interest on those bonds. Dividends derived from interest income on tax-exempt municipal obligations are a component of the “current earnings” adjustment item for purposes of the federal corporate AMT.

Zero Coupon or Deferred Interest Securities.    Each fund (except California Money Market, New York Money Market and Massachusetts Money Market Portfolios) may invest in zero coupon or deferred interest bonds. Zero coupon or deferred interest securities are debt obligations which do not entitle the holder to any periodic payments of interest prior to maturity or to a specified cash payment date when the securities begin paying current interest (the “cash payment date”) and, therefore, are issued and traded at a discount from their face amounts or par values. The discount varies depending on the time remaining until maturity or the cash payment date, prevailing interest rates, the liquidity of the security and the perceived credit quality of the issuer. The discount, in the absence of financial difficulties of the issuer, decreases as the final maturity or cash payment date of the security approaches. The market prices of zero coupon or deferred interest securities generally are more volatile than the market prices of other debt securities that pay interest periodically and are likely to respond to changes in interest rates to a greater degree than do debt securities having similar maturities and credit quality that pay interest periodically. The credit risk factors pertaining to low-rated securities also apply to low-rated zero coupon or deferred interest bonds. Such zero coupon or deferred interest bonds carry an additional risk that, unlike bonds which pay interest throughout the period prior to maturity, a zero coupon bond does not make cash payments until the cash payment date and a fund will not receive cash unless a portion of such securities is sold and, if the issuer defaults, the fund may obtain no return at all on its investment.

Federal income tax laws require the holder of a zero coupon or deferred interest security to accrue income with respect to that security prior to the receipt of cash payments. To maintain its qualification as a regulated investment company and avoid liability for federal income taxes, a fund may be required to distribute income accrued, but not actually received, with respect to zero coupon or deferred interest securities. The funds may have to dispose of securities under disadvantageous circumstances in order to generate sufficient cash to satisfy these distribution requirements.

When-Issued Securities.    Each fund may purchase municipal bonds on a “when-issued” basis (i.e., for delivery beyond the normal settlement date at a stated price and yield). The payment obligation and the interest rate that will be received on the municipal bonds purchased on a when-issued basis are each fixed at the time the buyer enters into the commitment. Although a fund will purchase municipal bonds on a when-issued basis only with the intention of actually acquiring the securities, the fund may sell these securities before the settlement date if it is deemed advisable as a matter of investment strategy.

Municipal bonds are subject to changes in value based upon the public’s perception of the creditworthiness of the issuers and changes, real or anticipated, in the level of interest rates. In general, municipal bonds tend to appreciate when interest rates decline and depreciate when interest rates rise. Purchasing municipal bonds on a when-issued basis, therefore, can involve the risk that the yields available in the market when the delivery takes place may actually be higher than those obtained in the transaction itself. To account for this risk, a separate account of a fund consisting of cash or liquid debt securities equal to the amount of the when-issued commitments will be established at the fund’s custodian bank. For the purpose of determining the adequacy of the securities in the account, the deposited securities will be valued at market or fair value. If the market or fair value of such securities declines, additional cash or securities will be placed in the account on a daily basis so the value of the account will equal the amount of such commitments by the fund. Placing securities rather than cash in the segregated account may have a leveraging effect on the fund’s net assets. That is, to the extent the fund remains substantially fully invested in securities at the same time it has committed to purchase securities on a when-issued basis, there will be greater fluctuations in its net asset value than if it had set aside cash to satisfy its purchase commitments. Upon the settlement date of the when-issued securities, the fund will meet its obligations from then-available cash flow, sale of securities held in the segregated account, sale of other securities or, although it normally would not expect to do so, from the sale of the when-issued securities themselves (which may have a value greater or less than the fund’s payment obligations). Sales of securities to meet such obligations may involve the realization of capital gains, which are not exempt from federal income taxes or individual state personal income tax.

When a fund engages in when-issued transactions, it relies on the seller to consummate the trade. Failure of the seller to do so may result in the fund’s incurring a loss or missing an opportunity to obtain a price considered to be advantageous.

Short-Term Trading.    Fund transactions will be undertaken principally to accomplish each fund’s objective in relation to anticipated movements in the general level of interest rates, but each fund may also engage in short-term trading consistent with its objective.

Short-Term Borrowing.    Each fund may borrow on a short-term basis in an amount of up to 5% of its total assets in order to facilitate the settlement of fund securities transactions.

Diversified Status.    The Legg Mason Partners Florida Municipals Fund, Legg Mason Partners Georgia Municipals Fund, Legg Mason Partners New York Municipals Fund and Legg Mason Partners Pennsylvania Municipals Fund and the Massachusetts Money Market, New York Money Market and California Money Market Portfolios are each classified as non-diversified under the 1940 Act, which means that the fund is not limited by the 1940 Act in the proportion of its assets that it may invest in the obligations of a single issuer. However, the California, New York and Massachusetts Money Market Portfolios intend to comply with the diversification requirements under Rule 2a-7 of the 1940 Act which limit a fund’s ability to invest in the obligations of a single issuer. Each fund intends to conduct its operations so as to qualify as a “regulated investment company” for purposes of the Code, which will relieve each fund of any liability for federal income tax and California and New York state franchise tax to the extent its earnings are distributed to shareholders. To so qualify, among other requirements, each fund will limit its investments so that, at the close of each quarter of the taxable year, (a) not more than 25% of the market value of the fund’s total assets will be invested in the securities of a single issuer and (b) with respect to 50% of the market value of its total assets, not more than 5% of the market value of its total assets will be invested in the securities of a single issuer and the fund will not own more than 10% of the outstanding voting securities of a single issuer. A fund’s assumption of large positions in the obligations of a small number of issuers may cause a fund’s share price to fluctuate to a greater extent than that of a diversified company as a result of changes in the financial condition or in the market’s assessment of the issuers.

Illiquid Securities.    Each fund (except California Money Market, New York Money Market and Massachusetts Money Market Portfolios) will not invest more than 15% of the value of its net assets in illiquid securities, including those for which there is no established market. Each of the New York Money Market, California Money Market and Massachusetts Money Market Portfolios will not invest more than 10% of the value of its total assets in illiquid securities, which may include certain derivative products and will include any repurchase transactions that do not mature within seven days.

MUNICIPAL OBLIGATIONS

The summaries in Appendices B through H are included for the purpose of providing certain information regarding the economic climate and financial condition of California (Appendix B), Florida (Appendix C),

Georgia (Appendix D), New York (Appendix E), Pennsylvania (Appendix F), Massachusetts (Appendix G), and Puerto Rico (Appendix H), and are based primarily on information from official statements made available in connection with the issuance of certain securities and other documents and sources and does not purport to be complete. Neither the funds nor the manager has undertaken to verify independently such information, and neither the funds nor the manager assumes responsibility for the accuracy of such information.

The summaries do not provide information regarding most securities in which the funds are permitted to invest and, in particular, do not provide specific information on the issuers or types of municipal securities in which the funds invest or the private business entities whose obligations support the payments on bonds subject to AMT, which include industrial development bonds and bonds issued to finance such projects as airports, housing projects, solid waste disposal facilities, student loan programs and water and sewage projects, in which the fund will invest. Therefore, the general risk factors as to the credit of the state or its political subdivisions discussed above may not be relevant to the funds. Although revenue obligations of a state or its political subdivisions may be payable from a specific project or source, there can be no assurance that future economic difficulties and the resulting impact on state and local government finances will not adversely affect the market value of the fund or the ability of the respective obligors to make timely payments of principal and interest on such obligations. In addition, a number of factors may adversely affect the ability of the issuers of municipal securities to repay their borrowings that are unrelated to the financial or economic condition of a state, and that, in some cases, are beyond their control.

State Risk Factors

The following is a brief summary of certain factors affecting the economies of the states listed below and does not purport to be a complete description of such factors. Many complex political, social and economic forces influence each state’s economy and finances, which may in turn affect the state’s financial plan. These forces may affect a state unpredictably from fiscal year to fiscal year and are influenced by governments, institutions and events that are not subject to the state’s control.

California

California’s economy has major components in high technology, trade, entertainment, agriculture, manufacturing, tourism, construction and services. In early 2001, California’s economy slipped into a recession, which was concentrated in the state’s high-tech sector and, geographically, in the San Francisco Bay Area. There is evidence that the economy may have since stabilized. Broad measures of the national and California economies, such as inflation-adjusted gross domestic product and California personal income and taxable sales, posted solid gains in 2005, even if all three grew somewhat slower than in 2004. Year-over-year growth of real gross domestic product and California personal income in the first three quarters of 2005 and California taxable sales in the first half of 2005 was higher than average yearly growth in the preceding ten years. Also, made-in-California exports continued to grow, but not nearly as quickly as in 2004.

The May Revision of the 2006-07 Governor’s budget, released on May 12, 2006, estimates that the operating deficit for 2006-07 fiscal year will be $7.1 billion. However, the budget is balanced by using a large part of the 2005-06 fiscal year ending fund balance.

There can be no assurance that current or future economic difficulties in the United States or California and the resulting impact on the state will not adversely affect the market value of California municipal obligations held by the fund or the ability of particular issuers to make timely payments of debt service on these obligations.

For further information concerning the economy of California, see Appendix B to this SAI. The summary set forth above and in Appendix B is included for the purpose of providing a general description of the state of California credit and financial conditions, is based on information from statements of issuers of California municipal obligations, and does not purport to be complete. The funds are not responsible for the accuracy or timeliness of this information.

Florida

Florida’s economy, which was once heavily dependent on agriculture, is now based largely on tourism, real estate, transportation, construction and international trade (particularly with Latin America). The state also considers important its growing high-tech and aerospace industries.

Florida law requires that the state’s budget be kept in balance, and shortfalls are addressed through transfers from the state’s budget stabilization fund. Florida derives a substantial portion of its revenues from its state income tax, which is particularly susceptible to declines in tourism resulting from natural disasters. In Fiscal Year 2005, the state was hit by four hurricanes affecting several different areas. The state’s non-reimbursable cost of disaster recovery and relief efforts resulting from Hurricanes Charley, Frances, Ivan and Jeanne is estimated to be approximately $387.7 million.

There can be no assurance that current or future economic difficulties in the United States or Florida and the resulting impact on the state will not adversely affect the market value of Florida municipal obligations held by the fund or the ability of particular issuers to make timely payments of debt service on these obligations.

For further information concerning the economy of Florida, see Appendix C to this SAI. The summary set forth above and in Appendix C is included for the purpose of providing a general description of the state of Florida credit and financial conditions, is based on information from statements of issuers of Florida municipal obligations, and does not purport to be complete. The funds are not responsible for the accuracy or timeliness of this information.

Georgia

Several decades of industrial development have shaped Georgia’s economy into one that today has major components in the manufacturing, construction and service sectors. In 2005, Ford Motor Company, General Motors and Delta Air Lines, three of Georgia’s major employers, announced restructuring of their operations in Georgia that could negatively impact the state’s economy. Much of the state’s economy is based on agribusinesses relating to farm and forest products produced in the state.

The state depends heavily on revenue from both income and sales taxes, both of which increased from Fiscal Year 2004 to Fiscal Year 2005. In recent years, Georgia has suffered from budget shortfalls and has used both revenue and expenditure measures to cover the imbalances. Such measures have included use of “rainy day” funds and debt financing, as well as reductions in local aid and other spending cuts.

There can be no assurance that current or future economic difficulties in the United States or Georgia and the resulting impact on the state will not adversely affect the market value of Georgia municipal obligations held by the fund or the ability of particular issuers to make timely payments of debt service on these obligations.

For further information concerning the economy of Georgia, see Appendix D to this SAI. The summary set forth above and in Appendix D is included for the purpose of providing a general description of the state of Georgia credit and financial conditions, is based on information from statements of issuers of Georgia municipal obligations, and does not purport to be complete. The funds are not responsible for the accuracy or timeliness of this information.

New York

Many complex political, social and economic forces influence New York’s economy and finances, which may in turn affect the state’s financial plan. These forces may affect New York unpredictably from fiscal year to fiscal year and are influenced by governments, institutions and events that are not subject to the state’s control.

The September 11th terrorist attack had a devastating impact on the New York economy. New York City is still recovering from the severity of the blow. However, the state’s economy is estimated to have emerged from recession during the summer of 2003.

New York has a comparatively large share of the nation’s financial activities, information, education, and health services employment, and a very small share of the nation’s farming and mining activity. Accordingly, a weaker performance within the financial sector than is currently projected could have a more significant impact on the state than on the nation as a whole.

There can be no assurance that current or future economic difficulties in the United States or New York and the resulting impact on the state will not adversely affect the market value of New York municipal obligations held by the New York Fund or the ability of particular issuers to make timely payments of debt service on these obligations.

For further information concerning the economy of New York, see Appendix E to this SAI. The summary set forth above and in Appendix E is included for the purpose of providing a general description of the state of New York credit and financial conditions, is based on information from statements of issuers of New York municipal obligations, and does not purport to be complete. The funds are not responsible for the accuracy or timeliness of this information.

Pennsylvania

Pennsylvania is an established state with a diversified economy. Though the state was historically identified as a heavy industrial state, the Pennsylvania’s coal, steel and railroad industries have declined over the past several decades. Currently, the state’s major sources of growth are in the service sector, including trade, medical, health services, education and financial institutions. Agribusiness and food-related industries also remain an important component of Pennsylvania’s economic structure.

Pennsylvania derives a substantial majority of general fund tax revenues from its sales tax, personal income tax, corporate net income tax, and capital stock and franchise tax. The combination of a recession and slow economic growth has led to an increase in the state’s unemployment rate over the past several years. In Fiscal Year 2005, the state also experienced a decrease in its general fund balance. The state anticipates that personal income growth in Pennsylvania will remain slightly below that of the U.S. and that the state’s unemployment rate will be close to the national rate.

There can be no assurance that current or future economic difficulties in the United States or Pennsylvania and the resulting impact on the state will not adversely affect the market value of Pennsylvania municipal obligations held by the fund or the ability of particular issuers to make timely payments of debt service on these obligations.

For further information concerning the economy of Pennsylvania, see Appendix F to this SAI. The summary set forth above and in Appendix F is included for the purpose of providing a general description of the Commonwealth of Pennsylvania credit and financial conditions, is based on information from statements of issuers of Pennsylvania municipal obligations, and does not purport to be complete. The funds are not responsible for the accuracy or timeliness of this information.

Massachusetts

The economy of Massachusetts is represented by several industrial and non-industrial sectors. According to 2002 data, the four largest sectors of the economy were real estate and rental and leasing, manufacturing, finance and insurance, and professional and technical services. The state appears to be recovering from the recession that began in 2001, but is lagging behind the nation in many indicators, particularly employment levels.

Though state law requires approval of a balanced budget for each fiscal year, additional spending is achieved through supplementary appropriation bills. Massachusetts has experienced budget shortfalls, which it has addressed through revenue and expenditure measures, involving both one-time tactics such as the use of tobacco settlement funds, as well as methods like restructuring of the capital gains tax that could contribute to reducing structural imbalance.

A significant expense facing the state is its portion of costs relating to the “Big Dig” highway project, which was originally budgeted at slightly more than $2 billion and is currently estimated to cost approximately $14.6 billion. Nearly half of those costs are to be borne by the federal government.

There can be no assurance that current or future economic difficulties in the United States or Massachusetts and the resulting impact on the state will not adversely affect the market value of Massachusetts municipal obligations held by the fund or the ability of particular issuers to make timely payments of debt service on these obligations.

For further information concerning the economy of Massachusetts, see Appendix G to this SAI. The summary set forth above and in Appendix G is included for the purpose of providing a general description of the Commonwealth of Massachusetts credit and financial conditions, is based on information from statements of issuers of Massachusetts municipal obligations, and does not purport to be complete. The funds are not responsible for the accuracy or timeliness of this information.

Puerto Rico Risk Factors

Certain of the bonds in the funds may be general obligations and/or revenue bonds of issuers located in the Commonwealth of Puerto Rico. These bonds may be affected by political, social and economic conditions in Puerto Rico. The following is a brief summary of factors affecting the economy of the Commonwealth of Puerto Rico and does not purport to be a complete description of such factors.

The dominant sectors of the Puerto Rico economy are manufacturing and services. The manufacturing sector has undergone fundamental changes over the years as a result of increased emphasis on higher wage, high technology industries, such as pharmaceuticals, biotechnology, electronics, computers, microprocessors, professional and scientific instruments, and certain high technology machinery and equipment. The services sector, including finance, insurance, real estate, wholesale and retail trade, and tourism, also plays a major role in the economy. It ranks second only to manufacturing in contribution to the gross domestic product and leads all sectors in providing employment.

The economy of Puerto Rico is closely linked to the United States economy. Factors affecting the United States economy usually have a significant impact on the performance of the Puerto Rico economy. These factors include exports, direct investment, the amount of federal transfer payments, the level of interest rates, the level of oil prices, the rate of inflation, and tourist expenditures.

There can be no assurance that current or future economic difficulties in the United States or Puerto Rico and the resulting impact on Puerto Rico will not adversely affect the market value of Puerto Rico municipal obligations held by the funds or the ability of particular issuers to make timely payments of debt service on these obligations.

For further information concerning the economy of Puerto Rico, see Appendix H to this SAI. The summary set forth above and in Appendix H is included for the purpose of providing a general description of the Commonwealth of Puerto Rico credit and financial conditions, is based on information from statements of issuers of Puerto Rico municipal obligations, and does not purport to be complete. The funds are not responsible for the accuracy or timeliness of this information.

Guam Risk Factors

Certain of the bonds in the funds may be general obligations and/or revenue bonds of issuers located in Guam. These bonds may be affected by political, social and economic conditions in Guam.

Guam, the westernmost territory of the U.S., is located 3,700 miles to the west-southwest of Honolulu, Hawaii and approximately 1,500 miles southeast of Japan. Guam’s economy is heavily dependent upon the U.S.

military and tourism, particularly from Japan. Tourism has represented the primary source of Guam’s economy for over twenty years. The number of tourists visiting Guam has fluctuated in recent years due to natural disasters, fluctuations in the Japanese yen, and the events of September 11, 2001 in the United States.

Public sector employment in Guam is significant with approximately 26% of the labor force working for the local government or in federal jobs in March 2006. The rest of the labor force works in the private sector. Major private sector employment categories include construction, transportation and public utilities, retail trade and services. Recent world events have increased recognition of Guam’s strategic military value. The future for increased U.S. military presence and increased construction in Guam is optimistic, and while Guam will probably not see increases in civil service employment, increased military activity is expected to sustain and grow the Guam economy in the years to come.

United States Virgin Islands Risk Factors

Certain of the bonds in the funds may be general obligations and/or revenue bonds of issuers located in the U.S. Virgin Islands. These bonds may be affected by political, social and economic conditions in the U.S. Virgin Islands.

The principal islands of the U.S. Virgin Islands are St. Thomas, St. John, St. Croix, and Water Island. The islands are located 1,075 miles from Miami, and about 1,600 miles southeast of New York City. In July 2005, the population of the U.S. Virgin Islands was estimated at 108,708.

Tourism is the largest industry in the U.S. Virgin Islands and represents the largest segment in the private sector. The U.S. Virgin Islands received a record of over 2.5 million visitors in 2001, representing a 4.4% increase over 2000. Due to the events in the United States on September 11, 2001 there was a sharp reduction in the tourism throughout the final months of 2001, and continuing through 2002. However, performance in the tourism sector for 2004 indicates that the sector is recovering, as there was a 9.6% increase of visitors to the U.S. Virgin Islands during that year. Circumstances which negatively impact the tourism industry, such as natural disasters, economic difficulties, political events in the United States, and to a lesser extent other countries, could have a negative impact on the overall economy of the U.S. Virgin Islands.

PORTFOLIO TRANSACTIONS

Newly issued securities normally are purchased directly from the issuer or from an underwriter acting as principal. Other purchases and sales usually are placed with those dealers from which it appears that the best price or execution will be obtained; those dealers may be acting as either agents or principals. The purchase price paid by a fund to underwriters of newly issued securities usually includes a concession paid by the issuer to the underwriter, and purchases of after-market securities from dealers normally are executed at a price between the bid and asked prices. For the 2003, 2004 and 2005 fiscal years, each fund paid no brokerage commissions. The funds did not direct trades for research during the fiscal year ended 2005.

Effective December 1, 2005, CGMI is no longer an affiliated person of the fund under the 1940 Act. As a result, the fund is permitted to execute portfolio transactions with CGMI or an affiliate of CGMI as agent (but not as principal). Similarly, the fund is permitted to purchase securities in underwritings in which CGMI or an affiliate of CGMI is a member without the restrictions imposed by certain rules of the SEC. The manager’s use of CGMI or affiliates of CGMI as agent in portfolio transactions with the fund will be governed by the fund’s policy of seeking the best overall terms available.

Allocation of transactions, including their frequency, to various dealers is determined by the manager in its best judgment and in a manner deemed fair and reasonable to shareholders. The primary considerations are availability of the desired security and the prompt execution of orders in an effective manner at the most favorable prices. Subject to these considerations, dealers that provide supplemental investment research and statistical or other services to the manager may receive orders for portfolio transactions by the funds. Information so received is in addition to, and not in lieu of, services required to be performed by the manager, and the fees of the manager are not reduced as a consequence of its use of such supplemental information. Such information may be useful to the manager in serving both the funds and other clients and, conversely, supplemental information obtained by the placement of business of other clients may be useful to the manager in carrying out its obligations to the fund.

The funds will not purchase tax-exempt obligations during the existence of any underwriting or selling group relating thereto of which CGMI is a member, except to the extent permitted by the SEC. Under certain circumstances, a fund may be at a disadvantage because of this limitation in comparison with other investment companies which have a similar investment objective but which are not subject to such limitation. The funds also may execute portfolio transactions through CGMI and its affiliates in accordance with rules promulgated by the SEC.

While investment decisions for the funds are made independently from those of the other accounts managed by the manager, investments of the type the funds may make also may be made by those other accounts. When the funds and one or more other accounts managed by the manager are prepared to invest in, or desire to dispose of, the same security, available investments or opportunities for sales will be allocated in a manner believed by the manager to be equitable to each. In some cases, this procedure may adversely affect the price paid or received by the funds or the size of the position obtained or disposed of by the funds.

The funds did not hold securities of their regular broker/dealers or of their parents that derived more than 15% of gross revenues from securities related activities as of March 31, 2006.

Disclosure of Portfolio Holdings

The funds have adopted policies and procedures developed by Citigroup Asset Management (“CAM”)(1), the business unit that includes the funds’ investment manager, with respect to the disclosure of the funds’ portfolio securities and any ongoing arrangements to make available information about each fund’s portfolio securities. The policy requires that consideration always be given as to whether disclosure of information about any fund’s portfolio holdings is in the best interests of such fund’s shareholders, and that any conflicts of interest between the interests of a fund’s shareholders and those of SBAM or its affiliates, be addressed in a manner that places the interests of fund shareholders first. The policy provides that information regarding a fund’s portfolio holdings may not be shared with non-CAM employees, with investors or potential investors (whether individual or institutional), or with third parties unless it is done for legitimate fund business purposes and in accordance with the policy.

CAM’s policy generally provides for the release of details of securities positions once they are considered “stale.” Data is considered stale 25 calendar days following quarter-end for funds other than money market funds, and 25 calendar days following month-end with respect to money market funds. CAM believes that this passage of time prevents a third party from benefiting from an investment decision made by a fund that has not been fully reflected by the market.

(1)	Citigroup Asset Management (“CAM”) comprises CAM North America, LLC, Salomon Brothers Asset Management Inc, Smith Barney Fund Management LLC, and other affiliated investment advisory firms. On December 1, 2005, Citigroup Inc. (“Citigroup”) sold substantially all of its worldwide asset management business, Citigroup Asset Management, to Legg Mason, Inc. (“Legg Mason”). As part of this transaction, CAM North America, LLC, Salomon Brothers Asset Management Inc and Smith Barney Fund Management LLC became wholly-owned subsidiaries of Legg Mason. Under a licensing agreement between Citigroup and Legg Mason, the names of CAM North America, LLC, Salomon Brothers Asset Management Inc, Smith Barney Fund Management LLC and their affiliated advisory entities, as well as all logos, trademarks, and service marks related to Citigroup or any of its affiliates (“Citi Marks”) are licensed for use by Legg Mason. Citi Marks include, but are not limited to, “Citigroup Asset Management,” “Salomon Brothers Asset Management” and “CAM”. All Citi Marks are owned by Citigroup, and are licensed for use until no later than one year after the date of the licensing agreement. Legg Mason and its subsidiaries, including CAM North America, LLC, Salomon Brothers Asset Management Inc, and Smith Barney Fund Management LLC are not affiliated with Citigroup.

Under the policy, a fund’s complete list of holdings (including the size of each position) may be made available to investors, potential investors, third parties and non-CAM employees with simultaneous public disclosure at least 25 days after calendar quarter end, except in the case of a money market fund’s holdings, which may be released with simultaneous public disclosure at least 25 days after month end. Typically, simultaneous public disclosure is achieved by the filing of Form N-Q or Form N-CSR in accordance with SEC rules, provided that such filings may not be made until 25 days following quarter-end and/or posting the information to a CAM or the funds’ Internet site that is accessible by the public, or through public release by a third party vendor.

The policy permits the release of limited portfolio holdings information that is not yet considered stale in a number of situations, including:

1. A fund’s top ten securities, current as of month-end, and the individual size of each such security position may be released at any time following month-end with simultaneous public disclosure.

2. A fund’s top ten securities positions (including the aggregate but not individual size of such positions) may be released at any time with simultaneous public disclosure.

3. A list of securities (that may include fund holdings together with other securities) followed by a portfolio manager (without position sizes or identification of particular funds) may be disclosed to sell-side brokers at any time for the purpose of obtaining research and/or market information from such brokers.

4. A trade in process may be discussed only with counterparties, potential counterparties and others involved in the transaction (i.e., brokers and custodians).

5. A fund’s sector weightings, yield and duration (for fixed income and money market funds), performance attribution (e.g. analysis of the fund’s out performance or underperformance of its benchmark based on its portfolio holdings) and other summary and statistical information that does not include identification of specific portfolio holdings may be released, even if non-public, if such release is otherwise in accordance with the policy’s general principles.

6. A fund’s portfolio holdings may be released on an as-needed basis to its legal counsel, counsel to its independent trustees, and its independent public accountants, in required regulatory filings or otherwise to governmental agencies and authorities.

Under the policy, if information about a fund’s portfolio holdings is released pursuant to an ongoing arrangement with any party, a fund must have a legitimate business purpose for the release of the information, and either the party receiving the information must be under a duty of confidentiality, or the release of non-public information must be subject to trading restrictions and confidential treatment to prohibit the entity from sharing with an unauthorized source or trading upon any non-public information provided. Neither a fund, nor CAM, nor any other affiliated party may receive compensation or any other consideration in connection with such arrangements. Ongoing arrangements to make available information about a fund’s portfolio securities will be reviewed at least annually by a fund’s Board.

The approval of a fund’s Chief Compliance Officer, or designee, must be obtained before entering into any new ongoing arrangement or altering any existing ongoing arrangement to make available portfolio holdings information, or with respect to any exceptions to the policy. Any exceptions to the policy must be consistent with the purposes of the policy. Exceptions are considered on a case-by-case basis and are granted only after a thorough examination and consultation with CAM’s legal department, as necessary. Exceptions to the policies are reported to a fund’s Board at its next regularly scheduled meeting.

Currently, the funds, other than California Money Market Portfolio, Massachusetts Money Market Portfolio and New York Money Market Portfolio disclose their complete portfolio holdings approximately 25 days after calendar quarter end on their website www.leggmason.com/InvestorServices. California Money Market Portfolio, Massachusetts Money Market Portfolio and New York Money Market Portfolio may do so in the future.

Set forth below is a list, as of April 26, 2006, of those parties with whom CAM, on behalf of the funds, has authorized ongoing arrangements that include the release of portfolio holding information, the frequency of the release under such arrangements, and the length of the lag, if any, between the date of the information and the date on which the information is disclosed. The parties identified below as recipients are service providers, fund rating agencies, consultants and analysts.

Recipient	Frequency	Delay Before Dissemination
State Street Bank & Trust Co. (Fund Custodian and Accounting Agent)	Daily	None
Institutional Shareholders Services (Proxy Voting Services)	As necessary	None
Bloomberg	Quarterly	25 Days after Quarter End
Lipper	Quarterly	25 Days after Quarter End
S&P	Quarterly*	25 Days after Quarter End*
Morningstar	Quarterly	25 Days after Quarter End
Vestek	Daily	None
Factset	Daily	None

*	For California Money Market, New York Money Market and Massachusetts Money Market Portfolios the frequency of the release to this recipient is weekly and there is no delay in the release of the information.

Portfolio holdings information for each Fund may also be released from time to time pursuant to ongoing arrangements with the following parties:

Recipient	Frequency	Delay Before Dissemination
Baseline	Daily	None
Frank Russell	Monthly	1 Day
Callan	Quarterly	25 Days after Quarter End
Mercer	Quarterly	25 Days after Quarter End
EVestment Alliance	Quarterly	25 Days after Quarter End
CRA RogersCasey	Quarterly	25 Days after Quarter End
Cambridge Associates	Quarterly	25 Days after Quarter End
Marco Consulting	Quarterly	25 Days after Quarter End
Wilshire	Quarterly	25 Days after Quarter End
Moody’s*	Weekly	None
Informa Investment Services (Efron)	Quarterly	25 Days after Quarter End
CheckFree (Mobius)	Quarterly	25 Days after Quarter End
Nelsons Information	Quarterly	25 Days after Quarter End
Investors Tools	Daily	None
Advent	Daily	None
BARRA	Daily	None
Plexus	Quarterly	Sent the 1-3 business day following the end of a Quarter
Elkins/McSherry	Quarterly (Calendar)	Sent the first business day following the end of a Quarter
Quantitative Services Group	Daily	None
AMBAC	Daily	None
Deutsche Bank	Monthly	Sent 6-8 business days following month end
Fitch	Monthly	Sent 6-8 business days following month end
Liberty Hampshire	Weekly and Month End	None
Sun Trust	Weekly and Month End	None

Recipient	Frequency	Delay Before Dissemination
New England Pension Consultants	Quarterly	25 Days after Quarter End
Evaluation Associates	Quarterly	25 Days after Quarter End
Watson Wyatt	Quarterly	25 Days after Quarter End
Moody’s	Weekly Tuesday Night	1 Business day
S&P	Weekly Tuesday Night	1 Business day

*	For California Money Market, New York Money Market and Massachusetts Money Market Portfolios

Portfolio Turnover.    Each fund’s portfolio turnover rate (the lesser of purchases or sales of fund securities during the year, excluding purchases or sales of short-term securities, divided by the monthly average value of fund securities) generally is not expected to exceed 100%, but the fund turnover rate will not be a limiting factor whenever the fund deems it desirable to sell or purchase securities. Securities may be sold in anticipation of a rise in interest rates (market decline) or purchased in anticipation of a decline in interest rates (market rise) and later sold. In addition, a security may be sold and another security of comparable quality may be purchased at approximately the same time in order to take advantage of what the fund believes to be a temporary disparity in the normal yield relationship between the two securities. These yield disparities may occur for reasons not directly related to the investment quality of particular issues or the general movement of interest rates, such as changes in the overall demand for or supply of various types of tax-exempt securities.

For the fiscal years ended March 31, 2005 and 2006, the portfolio turnover rates were as follows:

Fund	2005	2006
National Municipals Fund	20%	10%
Intermediate-Term Municipals Fund	19%	11%
Florida Municipals Fund	15%	12%
Georgia Municipals Fund	16%	15%
New York Municipals Fund	5%	0%
Pennsylvania Municipals Fund	10%	8%

Investment Restrictions

Each of the funds is subject to certain restrictions and policies that are “fundamental,” which means that they may not be changed without a “vote of a majority of the outstanding voting securities” of such fund, as defined under the 1940 Act (see “Voting Rights”). The funds are subject to other restrictions and policies that are “non-fundamental” and that may be changed by the Trust’s Board of Trustees without shareholder approval, subject to any applicable disclosure requirements.

Fundamental Policies—All funds.    Without the approval of a majority of its outstanding voting securities, no fund may:

1.  Issue “senior securities” as defined in the 1940 Act and the rules, regulations and orders thereunder, except as permitted under the 1940 Act and the rules, regulations and orders thereunder.

2.  Invest more than 25% of its total assets in securities, the issuers of which conduct their principal business activities in the same industry. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and securities of state or municipal governments and their political subdivisions are not considered to be issued by members of any industry.

3.  Borrow money, except that (a) the fund may borrow from banks for temporary or emergency (not leveraging) purposes, including the meeting of redemption requests which might otherwise require the untimely disposition of securities, and (b) the fund may, to the extent consistent with its investment policies, enter into reverse repurchase agreements, forward roll transactions and similar investment strategies and techniques. To the extent that it engages in transactions described in (a) and (b), the fund will be limited so that no more than 33 1/3% of the value of its total assets (including the amount borrowed), valued at the lesser of cost or market, less liabilities (not including the amount borrowed) is derived from such transactions.

4.  Make loans. This restriction does not apply to: (a) the purchase of debt obligations in which the fund may invest consistent with its investment objectives and policies; (b) repurchase agreements; and (c) loans of its securities, to the fullest extent permitted under the 1940 Act.

5.  Engage in the business of underwriting securities issued by other persons, except to the extent that the fund may technically be deemed to be an underwriter under the Securities Act of 1933, as amended, (“the 1933 Act”) in disposing of fund securities.

6.  Purchase or sell real estate, real estate mortgages, real estate investment trust securities, commodities or commodity contracts, but this restriction shall not prevent the fund from (a) investing in securities of issuers engaged in the real estate business or the business of investing in real estate (including interests in limited partnerships owning or otherwise engaging in the real estate business or the business of investing in real estate) and securities which are secured by real estate or interests therein; (b) holding or selling real estate received in connection with securities it holds or held; or (c) trading in futures contracts and options on futures contracts (including options on currencies to the extent consistent with the fund’s investment objective and policies).

Additional Fundamental Policies.    Without the approval of a majority of its outstanding voting securities, neither the National Portfolio nor the Intermediate-Term Portfolio may:

1.  Invest in a manner that would cause the fund to fail to be a “diversified company” under the 1940 Act and the rules, regulations and orders thereunder.

Nonfundamental Policies.    As a nonfundamental policy, no fund may:

1.  Purchase any securities on margin (except for such short-term credits as are necessary for the clearance of purchases and sales of fund securities) or sell any securities short (except “against the box”). For purposes of this restriction, the deposit or payment by the fund of underlying securities and other assets in escrow and collateral agreements with respect to initial or maintenance margin in connection with futures contracts and related options and options on securities, indexes or similar items is not considered to be the purchase of a security on margin.

2.  Purchase or otherwise acquire any security if, as a result, more than 15% of its net assets would be invested in securities that are illiquid.

3.  Write or purchase put, call, straddle or spread options.

4.  Invest more than 5% of its assets in unseasoned issuers with less than three years of continuous operations (including that of predecessors).

5.  Purchase oil, gas or other mineral leases, rights or royalty contracts or exploration or development programs, except that each fund may invest in the securities of issuers which operate, invest in, or sponsor such programs.

Additional Nonfundamental Policies.    As a nonfundamental policy,

1.  Neither the National Portfolio nor the New York Portfolio may invest in securities of another investment company except as permitted by Section 12(d)(1) of the 1940 Act or as part of a merger, consolidation, or acquisition.

All of the foregoing restrictions stated in terms of percentages will apply at the time an investment is made; a subsequent increase or decrease in the percentage that may result from changes in values or net assets will not result in a violation of the restriction.

PORTFOLIO MANAGER DISCLOSURE

Portfolio Managers

The following tables set forth certain additional information with respect to the portfolio managers for each of the funds. Unless noted otherwise, all information is provided as of March 31, 2006.

Other Accounts Managed by Portfolio Managers

The table below identifies, for each portfolio manager, the number of accounts (other than the fund with respect to which information is provided) for which he or she has day-to-day management responsibilities and the total assets in such accounts, within each of the following categories: registered investment companies, other pooled investment vehicles, and other accounts. For each category, the number of accounts and total assets in the accounts where fees are based on performance is also indicated.1

Fund	Portfolio Manager(s)	Registered Investment Companies	Other Pooled Investment Vehicles	Other Accounts
National Municipals Fund	Joe Deane	24 Registered investment companies with $22.27 billion in total assets under management	1 Other pooled investment vehicles with $0.05 in assets under management	52 Other accounts with $0.73 in total assets under management
	David Fare	20 Registered investment companies with $9.78 billion in total assets under management	1 Other pooled investment vehicles with $0.05 in assets under management	52 Other accounts with $0.73 in total assets under management
Intermediate-Term Municipals Fund	Joe Deane	24 Registered investment companies with $22 billion in total assets under management	1 Other pooled investment vehicles with $0.05 in assets under management	52 Other accounts with $0.73 in total assets under management
	David Fare	20 Registered investment companies with $9.51 billion in total assets under management	1 Other pooled investment vehicles with $0.05 in assets under management	52 Other accounts with $0.73 in total assets under management
Florida Municipals Fund	Joe Deane	24 Registered investment companies with $22.48 billion in total assets under management	1 Other pooled investment vehicles with $0.05 in assets under management	52 Other accounts with $0.73 in total assets under management
	David Fare	20 Registered investment companies with $9.99 billion in total assets under management	1 Other pooled investment vehicles with $0.05 in assets under management	52 Other accounts with $0.73 in total assets under management
Georgia Municipals Fund	Joe Deane	24 Registered investment companies with $22.63 billion in total assets under management	1 Other pooled investment vehicles with $0.05 in assets under management	52 Other accounts with $0.73 in total assets under management
	David Fare	20 Registered investment companies with $10.14 billion in total assets under management	1 Other pooled investment vehicles with $0.05 in assets under management	52 Other accounts with $0.73 in total assets under management
New York Municipals Fund	Joe Deane	24 Registered investment companies with $22.04 billion in total assets under management	1 Other pooled investment vehicles with $0.05 billion in assets under management	52 Other accounts with $0.73 billion in total assets under management
	David Fare	20 Registered investment companies with $9.56 billion in total assets under management	1 Other pooled investment vehicles with $0.05 in assets under management	52 Other accounts with $0.73 in total assets under management
Pennsylvania Municipals Fund	Joe Deane	24 Registered investment companies with $22.62 billion in total assets under management	1 Other pooled investment vehicles with $0.05 in assets under management	52 Other accounts with $0.73 in total assets under management
	David Fare	20 Registered investment companies with $10.13 billion in total assets under management	1 Other pooled investment vehicles with $0.05 in assets under management	52 Other accounts with $0.73 in total assets under management

Fund	Portfolio Manager(s)	Registered Investment Companies	Other Pooled Investment Vehicles	Other Accounts
California Money Market Portfolio	Joe Deane	24 Registered investment companies with $19.82 billion in total assets under management	1 Other pooled investment vehicles with $0.05 billion in assets under management	52 Other accounts with $0.73 billion in total assets under management
	Julie Callahan	3 Registered investment companies with $9.63 billion in total assets under management	0 Other pooled investment vehicles with $0 in assets under management	0 Other accounts with $0 in total assets under management
New York Money Market Portfolio	Joe Deane	24 Registered investment companies with $20.73 billion in total assets under management	1 Other pooled investment vehicles with $0.05 billion in assets under management	52 Other accounts with $0.73 billion in total assets under management
	Julie Callahan	3 Registered investment companies with $10.53 billion in total assets under management	0 Other pooled investment vehicles with $0 in assets under management	0 Other accounts with $0 in total assets under management
Massachusetts Money Market Portfolio	Joe Deane	24 Registered investment companies with $22.48 billion in total assets under management	1 Other pooled investment vehicles with $0.05 billion in assets under management	52 Other accounts with $0.73 billion in total assets under management
	Julie Callahan	3 Registered investment companies with $12.28 billion in total assets under management	0 Other pooled investment vehicles with $0 in assets under management	0 Other accounts with $0 in total assets under management

1	Note that this additional information must be disclosed if portfolio managers manage accounts with performance-based fee arrangements.

Compensation of Portfolio Managers

With respect to the compensation of the portfolio managers, Western Asset’s compensation system assigns each employee a total compensation “target” and a respective cap, which are derived from annual market surveys that benchmark each role with their job function and peer universe. This method is designed to reward employees with total compensation reflective of the external market value of their skills, experience, and ability to produce desired results.

Standard compensation includes competitive base salaries, generous employee benefits, and a retirement plan.

In addition, employees are eligible for bonuses. These are structured to closely align the interests of employees with those of Western Asset’s, and are determined by the professional’s job function and performance as measured by a formal review process. All bonuses are completely discretionary. One of the principal factors considered is a portfolio manager’s investment performance versus appropriate peer groups and benchmarks. Because portfolio managers are generally responsible for multiple accounts (including the fund) with similar investment strategies, they are compensated on the performance of the aggregate group of similar accounts, rather than a specific account. A smaller portion of a bonus payment is derived from factors that include client service, business development, length of service to Western Asset’s management or supervisory responsibilities, contributions to developing business strategy and overall contributions to Western Asset’s business.

Finally, in order to attract and retain top talent, all professionals are eligible for additional incentives in recognition of outstanding performance. These are determined based upon the factors described above and include Legg Mason, Inc. stock options and long-term incentives that vest over a set period of time past the award date.

Potential Conflicts of Interest

Potential conflicts of interest may arise in connection with the management of multiple accounts (including accounts managed in a personal capacity). These could include potential conflicts of interest related to the knowledge and timing of a fund’s trades, investment opportunities and broker selection. Portfolio managers may be privy to the size, timing and possible market impact of the Portfolio’s trades.

It is possible that an investment opportunity may be suitable for both the fund and other accounts managed by a portfolio manager, but may not be available in sufficient quantities for both the fund and the other accounts to participate fully. Similarly, there may be limited opportunity to sell an investment held by the fund and another account. A conflict may arise where the portfolio manager may have an incentive to treat an account preferentially as compared to the fund because the account pays a performance-based fee or the portfolio manager, Western Asset or an affiliate has an interest in the account. Western Asset has adopted procedures for allocation of portfolio transactions and investment opportunities across multiple client accounts on a fair and equitable basis over time. All eligible accounts that can participate in a trade share the same price on a pro-rata allocation basis in an attempt to mitigate any conflict of interest. Trades are allocated among similarly managed accounts to maintain consistency of portfolio strategy, taking into account cash availability, investment restrictions and guidelines, and portfolio composition versus strategy.

With respect to securities transactions for the fund, Western Asset determines which broker or dealer to use to execute each order, consistent with their duty to seek best execution of the transaction. However, with respect to certain other accounts (such as pooled investment vehicles that are not registered investment companies and other accounts managed for organizations and individuals), Western Asset may be limited by the client with respect to the selection of brokers or dealers or may be instructed to direct trades through a particular broker or dealer. In these cases, trades for the fund in a particular security may be placed separately from, rather than aggregated with, such other accounts. Having separate transactions with respect to a security may temporarily affect the market price of the security or the execution of the transaction, or both, to the possible detriment of the fund or the other account(s) involved. Additionally, the management of multiple funds and/or other accounts may result in a portfolio manager devoting unequal time and attention to the management of the fund and/or other account.

It is theoretically possible that portfolio managers could use information to the advantage of other accounts they manage and to the possible detriment of the fund. For example, a portfolio manager could short sell a security for an account immediately prior to the fund’s sale of that security. To address this conflict, Western Asset has adopted procedures for reviewing and comparing selected trades of alternative investment accounts (which may make directional trades such as short sales) with long only accounts (which include the fund) for timing and pattern related issues. Trading decisions for alternative investment and long only accounts may not be identical even though the same portfolio manager may manage both types of accounts. Whether Western Asset allocates a particular investment opportunity to only alternative investment accounts or to alternative investment and long only accounts will depend on the investment strategy being implemented. If, under the circumstances, an investment opportunity is appropriate for both its alternative investment and long only accounts, then it will be allocated to both on a pro-rata basis.

A portfolio manager may also face other potential conflicts of interest in managing the fund, and the description above is not a complete description of every conflict of interest that could be deemed to exist in managing both the fund and the other accounts listed above.

Potential conflicts of interest may arise when a fund’s portfolio manager has day-to-day management responsibilities with respect to one or more other funds or other accounts, as is the case for all of the portfolio managers listed in the table above.

The investment manager and the funds have adopted compliance policies and procedures that are designed to address various conflicts of interest that may arise for the investment manager and the individuals that it employs. For example, the manager seeks to minimize the effects of competing interests for the time and attention of portfolio managers by assigning portfolio managers to manage funds and accounts that share a similar investment style. The manager has also adopted trade allocation procedures that are designed to facilitate the fair allocation of limited investment opportunities among multiple funds and accounts. There is no guarantee, however, that the policies and procedures adopted by the manager and the funds will be able to detect and/or prevent every situation in which an actual or potential conflict may appear.

These potential conflicts include:

Allocation of Limited Time and Attention.    A portfolio manager who is responsible for managing multiple funds and/or accounts may devote unequal time and attention to the management of those funds and/or accounts. As a result, the portfolio manager may not be able to formulate as complete a strategy or identify equally attractive investment opportunities for each of those accounts as might be the case if he or she were to devote substantially more attention to the management of a single fund. The effects of this potential conflict may be more pronounced where funds and/or accounts overseen by a particular portfolio manager have different investment strategies.

Allocation of Limited Investment Opportunities.    If a portfolio manager identifies a limited investment opportunity that may be suitable for multiple funds and/or accounts, the opportunity may be allocated among these several funds or accounts, which may limit a fund’s ability to take full advantage of the investment opportunity.

Pursuit of Differing Strategies.    At times, a portfolio manager may determine that an investment opportunity may be appropriate for only some of the funds and/or accounts for which he or she exercises investment responsibility, or may decide that certain of the funds and/or accounts should take differing positions with respect to a particular security. In these cases, the portfolio manager may place separate transactions for one or more funds or accounts which may affect the market price of the security or the execution of the transaction, or both, to the detriment or benefit of one or more other funds and/or accounts.

Selection of Brokers/Dealers.    Portfolio managers may be able to select or influence the selection of the brokers and dealers that are used to execute securities transactions for the funds and/or accounts that they supervise. In addition to executing trades, some brokers and dealers provide portfolio managers with brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934 (the “1934 Act”)), which may result in the payment of higher brokerage fees than might have otherwise be available. These services may be more beneficial to certain funds or accounts than to others. Although the payment of brokerage commissions is subject to the requirement that the portfolio manager determine in good faith that the commissions are reasonable in relation to the value of the brokerage and research services provided to the fund, a portfolio manager’s decision as to the selection of brokers and dealers could yield disproportionate costs and benefits among the funds and/or accounts that he or she manages.

Variation in Compensation.    A conflict of interest may arise where the financial or other benefits available to the portfolio manager differ among the funds and/or accounts that he or she manages. If the structure of the manager’s management fee and/or the portfolio manager’s compensation differs among funds and/or accounts (such as where certain funds or accounts pay higher management fees or performance-based management fees), the portfolio manager might be motivated to favor certain funds and/or accounts over others. The portfolio manager might be motivated to favor funds and/or accounts in which he or she has an interest or in which the investment adviser and/or its affiliates have interests. Similarly, the desire to maintain or raise assets under management or to enhance the portfolio manager’s performance record or to derive other rewards, financial or otherwise, could influence the portfolio manager to lend preferential treatment to those funds and/or accounts that could most significantly benefit the portfolio manager.

Related Business Opportunities.    The manager or its affiliates may provide more services (such as distribution or recordkeeping) for some types of funds or accounts than for others. In such cases, a portfolio manager may benefit, either directly or indirectly, by devoting disproportionate attention to the management of funds and/or accounts that provide greater overall returns to the investment manager and its affiliates.

Portfolio Manager Securities Ownership

The table below identifies ownership of portfolio securities by each portfolio manager.

Dollar Range of Ownership of Securities
Name of Fund	Julie P. Callahan	Joseph P. Deane	David Fare
California Money Market	None	None	None
National	None	None	None
Intermediate-Term	None	None	None
Florida	None	None	None
Georgia	None	None	None
New York	None	None	None
New York Money Market	None	None	None
Pennsylvania	None	None	None
Massachusetts Money Market	None	None	None

TRUSTEES AND EXECUTIVE OFFICERS OF THE TRUST

Overall responsibility for management and supervision of the funds rests with the Trust’s Board of Trustees. The Trustees approve all significant agreements between the funds and the companies that furnish services to the funds, including agreements with the Trust’s distributor, manager, custodian and transfer agent. The day-to-day operations of the funds are delegated to the manager.

The names of the Trustees of the Trust and executive officers of the funds, together with information as to their principal business occupations during the past five years, are set forth below. The executive officers of the funds are employees of organizations that provide services to the funds.

Name, Address, and Year of Birth	Position(s) Held with Fund	Term of Office* and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Investment Companies in Fund Complex Overseen by Trustee	Other Board Memberships Held by Trustee
INDEPENDENT TRUSTEES
Lee Abraham 13732 LaHavre Drive Frenchman’s Creek Palm Beach Gardens, FL 33410 Birth Year: 1927	Trustee	Since 1999	Retired; Former Director of Signet Group PLC (specialty retail jeweler)	27	None

Jane F. Dasher c/o R. Jay Gerken Legg Mason & Co., LLC 399 Park Avenue New York, NY 10022 Birth Year: 1949	Trustee	Since 1999	Chief Financial Officer of Korsant Partners, LLC, a family investment company	27	None

Donald R. Foley 3668 Freshwater Drive Jupiter, FL 33477 Birth Year: 1922	Trustee	Since 1985	Retired	18	None

Richard E. Hanson, Jr. 2751 Vermont Rte 140 Poultney, VT 05764 Birth Year: 1941	Trustee	Since 1999	Retired; Former Head of The New Atlanta Jewish Community High School, Atlanta, Georgia	27	None

Name, Address, and Year of Birth	Position(s) Held with Fund	Term of Office* and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Investment Companies in Fund Complex Overseen by Trustee	Other Board Memberships Held by Trustee
Paul Hardin 12083 Morehead Drive Chapel Hill, NC 27514 Birth Year: 1931	Trustee	Since 1994	Professor of Law and Chancellor Emeritus at University of North Carolina at Chapel Hill	34	None

Roderick C. Rasmussen 9 Cadence Court Morristown, NJ 07960 Birth Year: 1926	Trustee	Since 1985	Investment Counselor	27	None

John P. Toolan 13 Chadwell Place Morristown, NJ 07960 Birth Year: 1930	Trustee	Since 1985	Retired	27	None

INTERESTED TRUSTEE
R. Jay Gerken** Legg Mason & Co., LLC (“Legg Mason”) 399 Park Avenue, 4th Floor New York, NY 10022 Birth Year: 1951	Chairman/President and Chief Executive Officer	Since 2002	Managing Director of Legg Mason; Chairman, President and Chief Executive Officer of LMFA; President and Chief Executive Officer of certain mutual funds associated with Legg Mason; Formerly, Chairman of Smith Barney Fund Management LLC and Citi Fund Management Inc. and CFM (from 2002 to 2005) Formerly, Chairman, President and Chief Executive Officer of Travelers Investment Advisers, Inc. (from 2002 to 2005)	169	Trustee, Consulting Group Capital Markets Funds

Name, Address, and Year of Birth	Position(s) Held with Fund	Term of Office* and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Investment Companies in Fund Complex Overseen by Trustee	Other Board Memberships Held by Trustee
OFFICERS
Robert Brault Legg Mason 125 Broad Street 11th Floor New York, NY 10004 Birth Year: 1965	Chief Financial Officer and Treasurer	Since 2004	Director of Legg Mason; Chief Financial Officer and Treasurer of certain mutual funds associated with Legg Mason; Director of Internal Control for CAM U.S. Mutual Fund Administration (from 2002 to 2004); Director of Project Management & Information Systems for CAM U.S. Mutual Fund Administration (from 2000 to 2002); Vice President of Mutual Fund Administration at Investors Capital Services (from 1999 to 2000)	N/A	N/A

Julie P. Callahan, CFA Legg Mason 399 Park Avenue, 4th Floor New York, NY 10022 Birth Year: 1972	Vice President and Investment Officer	Since 2002	Vice President of CGM	N/A	N/A

Joseph P. Deane Western Asset 399 Park Avenue 4th Floor New York, NY 10022 Birth Year: 1947	Vice President and Investment Officer	Since 1999	Managing Director of Legg Mason; Investment Officer of the manager or its affiliates	N/A	N/A

David T. Fare Western Asset 399 Park Avenue New York, NY 10022 Birth Year: 1962	Vice President and Investment Officer	Since 2004	Managing Director of Legg Mason; Investment Officer of the Manager or its Affiliates	N/A	N/A

Name, Address, and Year of Birth	Position(s) Held with Fund	Term of Office* and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Investment Companies in Fund Complex Overseen by Trustee	Other Board Memberships Held by Trustee
Ted P. Becker Legg Mason 399 Park Avenue, 4th Floor New York, NY 10022 Birth Year: 1951	Chief Compliance Officer	Since 2006	Managing Director of Compliance at Legg Mason & Co. LLC, (2005-Present); Chief Compliance Officer with certain mutual funds associated with Legg Mason (since 2006); Managing Director of Compliance at Legg Mason or its predecessors (2002—2005). Prior to 2002, Managing Director-Internal Audit & Risk Review at Citigroup, Inc.	N/A	N/A

John Chiota Legg Mason 300 First Stamford Place, 4th Floor Stamford, CT 06902 Birth Year: 1968	Chief Anti- Money Laundering Compliance Officer	Since

Vice President of Legg Mason (since 2004); Chief Anti-Money

Laundering

Compliance Officer

with certain mutual

funds associated with

Legg Mason (since 2006); prior to August 2004, Chief AML Compliance Officer with TD Waterhouse

				N/A	N/A

Robert J. Frenkel Legg Mason 300 First Stamford Place, 4th Floor Stamford, CT 06902 Birth Year: 1954	Secretary and Chief Legal Officer	Since 2003	Managing Director and General Counsel, Global Mutual Funds for Legg Mason and its predecessor (since 1994); Secretary and Chief Legal Officer of mutual funds associated with Legg Mason (since 2003). Formerly Secretary of CAM (from 2001 to 2004).	N/A	N/A

*	Each Trustee and officer serves until his or her successor has been duly elected and qualified.
**	Mr. Gerken is a Trustee who is an “interested person” of the Trust as defined in the 1940 Act, as amended, because Mr. Gerken is an officer of SBFM and certain of its affiliates.

As of July 3, 2006, the Trustees and officers of the Trust, as a group, owned less than 1% of the outstanding shares of beneficial interest of each fund, except the Florida Portfolio, of which Mr. Toolan owns 1.83% of the Class A shares. As of July 3, 2006, to the fund’s knowledge, no shareholders or “group” (as that term is used in Section 13(d) of the 1934 Act beneficially owned more than 5% of the outstanding shares of any fund.

The following table shows the amount of equity securities owned by the Trustees in the Trust and in other investment companies associated with Legg Mason supervised by the Trustees as of December 31, 2005:

Name of Trustee	Dollar Range* of Equity Securities in the Fund	Aggregate Dollar Range* of Equity Securities in All Investment Companies Associated with Citigroup Overseen by the Trustee
Lee Abraham	A	E
Jane F. Dasher	A	E
Donald R. Foley	A	E
R. Jay Gerken	A	E
Richard E. Hanson, Jr.	A	C
Paul Hardin(1)	E	E
Roderick C. Rasmussen	A	C
John P. Toolan(1)(2)	E	E

*	The dollar ranges are as follows:

A = None

B = $1-$10,000

C = $10,001-$50,000

D = $50,001-$100,000

E = Over $100,000

(1)	National Portfolio
(2)	Florida Portfolio

The Trust has no compensation committee of the Board or any committee performing similar functions. The Trust has an administrative and governance committee composed of three independent trustees, Lee Abraham, Donald R. Foley and Richard E. Hanson, Jr.

The Administrative and Governance Committee functions as a Nominating Committee and is charged with the duty of making all nominations for Independent Trustees to the Board of Trustees. The Nominating Committee will consider nominees recommended by the Trust’s shareholders when a vacancy becomes available. Shareholders who wish to recommend a nominee should send nominations to the Trust’s Secretary. The Nominating Committee did not meet during the funds’ most recent fiscal year.

The Trust has an audit committee (“Audit Committee”) comprised solely of members who are independent as defined in the New York Stock Exchange’s (“NYSE”) Listed Company Manual. The members of the Audit Committee are Lee Abraham, Jane F. Dasher and John Toolan.

The Audit Committee oversees the scope of each fund’s audit, the Trust’s accounting and financial reporting policies and practices and its internal controls. The Audit Committee approves, and recommends to the Independent Trustees of the Trust for their ratification, the selection, appointment, retention or termination of the Trust’s independent registered public accounting firm and approves the compensation of the independent registered public accounting firm. The Audit Committee also approves all audit and permissible non-audit services provided by the Trust’s independent registered public accounting firm to its manager and any affiliated service providers if the engagement relates directly to the funds’ operations and financial reporting. During the most recent fiscal year, the Audit Committee met four times.

The Trust has an investment committee comprised of Mssrs. Hardin, Rasmussen and Toolan. The Investment Committee meets quarterly with senior representatives of the manager concerning performance and investment matters, including proposed changes in benchmarks and investment strategies. During the most recent fiscal year the investment committee met four times.

The Trust also has a pricing committee composed of the Chairman of the Board and one independent Trustee which is charged with determining fair value prices for securities when required. During the Trust’s most recent fiscal year the pricing committee met eight times.

No independent Trustee owned (nor did certain family members of those Trustees own) securities in the manager, CGMI or Legg Mason, or any person directly or indirectly controlling, controlled by, or under common control with the manager or CGMI or Legg Mason as of March 30, 2006.

No officer, trustee or employee of CGMI or Legg Mason or any CGMI or Legg Mason parent or subsidiary receives any compensation from the Trust for serving as an officer or trustee of the Trust. Fees for trustees who are not “interested persons” of the Trust and who are trustees of a group of funds sponsored by CGMI or Legg Mason are set at $60,000 per annum and are allocated based on relative net assets of each fund in the group plus a per meeting fee of $2,500 with respect to in-person meetings. In addition, the trustees received $500 per fund for each telephone meeting plus travel and out-of-pocket expenses incurred in connection with board meetings. The board meeting fees and out-of-pocket expenses are borne proportionately by each individual fund or portfolio in the group. For the calendar year ended December 31, 2005, such travel and out-of-pocket expenses totaled $23,491.57.

COMPENSATION TABLE

Name of Trustee	Aggregate Compensation from Trust For Fiscal Year Ended 03/31/06	Aggregate Compensation from the Trust and the Fund Complex(1)	Number of Funds for Which Person Serves within Fund Complex
Lee Abraham	$8,363	$75,400	27
Allan J. Bloostein*	3,846	58,700	34
Jane F. Dasher	10,070	82,400	27
Donald R. Foley**	8,429	62,635	18
R. Jay Gerken†	—	—	169
Richard E. Hanson Jr.	8,763	77,700	27
Paul Hardin	8,763	147,825	34
Roderick C. Rasmussen**	4,109	46,500	27
John P. Toolan	9,259	79,700	27

(1)	In addition to the amounts set forth above, Messes. Dasher and Messrs. Abraham, Bloostein, Foley, Hanson, Hardin, Rasmussen and Toolan received $11,400, $10,400, $13,850, $5,300, $11,300, $38,000, $9,500 and $10,400, respectively, during the calendar year ended December 31, 2005 for service as Directors in attending additional meetings relating to the approval of policies and procedures under Rule 38a-1, certain other regulatory issues and the consideration of new custody, transfer agency and accounting arrangements for the Fund. Those amounts were borne by CAM and not the Fund.
†	Mr. Gerken is an “interested person” as defined in the 1940 Act, because he is an officer of Legg Mason and certain of its affiliates.
*	Mr. Bloostein became a Trustee Emeritus on January 1, 2005.
**	Pursuant to a deferred compensation plan, the persons indicated elected to defer payment of the following amounts of their aggregate compensation from the Trust: Donald R. Foley—$1,003 and Roderick C. Rasmussen—$2,783 and the following amounts of their total compensation from the Fund Complex: Donald R. Foley—$8,550 and Roderick C. Rasmussen—$33,700.

The funds have adopted an unfunded, non-qualified deferred compensation plan (the “Plan”) which allows Independent Trustees to defer the receipt of all or a portion of the trustees’ fees earned until a later date specified by the Independent Trustees. The deferred fees earn a return based on notional investments selected by the Independent Trustees. The balance of the deferred fees payable may change depending upon the investment performance. Any gains or losses incurred in the deferred balances are reported in the statement of operations under directors’ fees. Under the Plan, deferred fees are considered a general obligation of the fund and any payments made pursuant to the Plan will be made from the fund’s general assets. As of January 31, 2006, the fund had accrued $3,030 as deferred compensation payable. Effective January 1, 2006, the Board of Trustees voted to discontinue offering the Plan to its members. This change will have no effect on fees previously deferred.

Upon attainment of age 72 the Trust’s current Trustees may elect to change to emeritus status. Any Trustees elected or appointed to the Board in the future will be required to change to emeritus status upon attainment of age 80 unless he served as a Trustee prior to the adoption of the emeritus program. Trustees Emeritus are entitled to serve in emeritus status for a maximum of 10 years during which time they are paid 50% of the annual retainer fee and meeting fees otherwise applicable to the Trust’s Trustees, together with reasonable out-of-pocket expenses for each meeting attended. For the last fiscal year, the total paid to Emeritus Trustees by the Trust was $3,846.

INVESTMENT MANAGEMENT AND OTHER SERVICES

Manager and Subadviser

The fund is managed by Legg Mason Partners Fund Adviser, LLC (the “Manager”).

The Manager is a Delaware limited liability company established in 2006, and is a wholly owned subsidiary of Legg Mason, Inc. (“Legg Mason”) a financial services holding company. The Manager’s address is 399 Park Avenue, New York, NY 10022.

In order to assist in carrying out its investment advisory responsibilities, the Manager has retained the Subadviser to render advisory services to the fund. The Manager pays the fees of the Subadvisor.

The fund is subadvised by Western Asset Management (“Western Asset”). Western Asset, established in 1971 and a wholly owned subsidiary of Legg Mason, acts as investment advisor to institutional accounts, such as corporate pension plans, mutual funds and endowment funds. Total assets under management by Western Asset and its supervised affiliates were approximately $512 billion as of March 31, 2006. The address of Western Asset is 385 East Colorado Boulevard, Pasadena, CA 91101.

The Investment Management Agreement has an initial term of two years and continue in effect for year to year thereafter provided such continuance is specifically approved at least annually (a) by the fund’s Board or by a majority of the outstanding voting securities of the fund (as defined in the 1940 Act), and (b) in either event, by a majority of the independent directors with such independent directors casting votes in person at a meeting called for such purpose. The fund or the manager may terminate the Investment Management Agreement on 60 days’ written notice without penalty. The Investment Management Agreement will terminate automatically in the event of assignment (as defined in the 1940 Act).

The Management Agreements for the National Portfolio, the Georgia Portfolio and Pennsylvania Portfolio provide for an advisory fee at the annual rate of 0.45% of such fund’s average net assets. The advisory fee for the Intermediate-Term Portfolio, the Florida Portfolio and the New York Portfolio is an annual rate of 0.50% of such fund’s average net assets.

Effective October 1, 2005, the Investment Management Agreements for the California Money Market Portfolio, the New York Money Market Portfolio and the Massachusetts Money Market Portfolio provide for the payment of an investment management fee at an annual rate based on each Money Market Portfolio’s average daily net assets in accordance with the following schedule:

0.450% of the first $ 1 billion of average daily net assets;

0.425% of the next $1 billion;

0.400% of the next $3 billion;

0.375% of the next 5 billion; and

0.350% of net assets in excess of $10 billion.

Prior to October 1, 2005, the Advisory Agreements for the California Money Market Portfolio, the New York Money Market Portfolio and the Massachusetts Money Market Portfolio provide for the payment of an advisory fee at an annual rate based on each Money Market Portfolio’s average daily net assets in accordance with the following schedule:

0.475% of the first $1 billion of average daily net assets;

0.450% of the next $1 billion;

0.425% of the next $3 billion;

0.400% of the next 5 billion; and

0.375% of net assets in excess of $10 billion.

Based on the asset levels of each Money Market Portfolio, the effective advisory fee rate as of July 1, 2005, was 0.45% for New York Money Market, 0.44% for California Money Market and 0.46% for Massachusetts Money Market.

For the fiscal years ended March 31, 2006, 2005 and 2004, the management fee paid by each fund was as follows:

Name of Fund	2006	2005	2004
National	$1,851,590	$1,931,890	$2,044,838
Intermediate-Term	3,769,915	3,724,017	3,762,259
New York	3,352,734	3,734,171	4,003,397
Florida	1,028,484	1,107,572	1,197,817
California Money	1,866,562	11,141,871	11,209,622
New York Money	8,380,602	9,073,864	8,591,039
Georgia	241,177	254,203	283,812
Pennsylvania	311,624	350,021	390,972
Massachusetts Money	897,721	983,063	1,296,927

In light of all of the foregoing, the Board approved the Management Agreement to continue for another year.

No single factor reviewed by the Board was identified by the Board as the principal factor in determining whether to approve the Management Agreement. The Independent Board Members were advised by separate independent legal counsel throughout the process. The Board discussed the proposed continuance of the Management Agreement in a private session with their independent legal counsel at which no representatives of the Manager were present.

The Investment Management Agreements provide that all other expenses not specifically assumed by the manager under the Investment Management Agreement are borne by the funds. Expenses payable by each fund include, but are not limited to, all charges of custodians (including sums as custodian and sums for keeping books and for rendering other services to each fund) and shareholder servicing agents, expenses of preparing, printing and distributing all prospectuses, proxy material, reports and notices to shareholders, all expenses of shareholders’ and Trustees’ meetings, filing fees and expenses relating to the registration and qualification of each fund’s shares and the fund under Federal or state securities laws and maintaining such registrations and qualifications (including the printing of the fund’s registration statements), fees of auditors and legal counsel, costs of performing fund valuations, out-of-pocket expenses of Trustees and fees of Trustees who are not “interested persons” as defined in the 1940 Act, interest, taxes and governmental fees, fees and commissions of every kind, expenses of issue, repurchase or redemption of shares, insurance expense, association membership dues, all other costs incident to the fund’s existence and extraordinary expenses such as litigation and indemnification expenses. Direct expenses of each fund, including but not limited to the advisory fee, are charged to that fund, and general Trust expenses are allocated among the funds on the basis of relative net assets.

The manager has voluntarily agreed to waive its fees if in any fiscal year the aggregate expenses of certain Classes of the following funds, exclusive of 12b-1 fees, taxes, brokerage, interest and extraordinary expenses, such as litigation costs, exceed the indicated percentage of such fund’s average net assets for that fiscal year:

Name of Fund	Class A	Class B	Class C	Class O	Class Y
National	n/a	n/a	n/a	n/a	n/a
Intermediate-Term	0.85%	1.35%	1.45%	1.05%	0.70%
New York	0.85	1.35	1.40	n/a	0.70
Florida	0.85	1.35	1.40	n/a	n/a
California Money Market	0.80	n/a	n/a	n/a	0.70
New York Money Market	0.80	n/a	n/a	n/a	0.70
Georgia	0.80	1.30	1.35	n/a	n/a
Pennsylvania	0.80	1.30	1.35	n/a	n/a
Massachusetts Money Market	0.80	n/a	n/a	n/a	n/a

The foregoing expense limitations may be terminated at any time by the manager by notification to existing shareholders and by supplementing the relevant fund’s then-current prospectus and/or SAI.

DISTRIBUTION

Distributor.     Legg Mason Investor Services, LLC (“LMIS”), a wholly-owned broker-dealer subsidiary of Legg Mason, located at 100 Light Street, Baltimore, Maryland 21202; CGMI, an indirect wholly-owned subsidiary of Citigroup, located at 388 Greenwich Street, New York, New York 10013; and PFS, located at 3120 Breckinridge Boulevard, Duluth, Georgia 30099-0001, serve as each Fund’s distributors pursuant to separate written agreements or amendments to written agreements, in each case dated December 1, 2005 (the “distribution agreements”), which were approved by the Company’s Board of Directors and by a majority of the Independent Directors, casting votes in person at a meeting called for such purpose, on November 21, 2005. The distribution agreements went into effect on December 1, 2005. Prior to December 1, 2005, CGMI and PFS Distributors, Inc. (“PFS Distributors”), the predecessor in interest to PFS, served as each Fund’s distributors.

LMIS, CGMI and PFS may be deemed to be underwriters for purposes of the 1933 Act. From time to time, LMIS, CGMI or PFS or their affiliates may also pay for certain non-cash sales incentives provided to PFS Registered Representatives. Such incentives do not have any effect on the net amount invested. In addition to the reallowances from the applicable public offering price described below, PFS may, from time to time, pay or allow additional reallowances or promotional incentives, in the form of cash or other compensation, to PFS Registered Representatives that sell shares of a Fund.

For the fiscal year ended March 31, 2006, CGMI incurred the following distribution expenses for the Funds. Distribution expenses included compensation of Financial Advisors, printing costs of prospectuses and marketing materials.

Name of Fund	Class	Financial Consultant Compensation	Third Party Service Fees	Branch Ops Expenses	Marketing Distribution Expenses	Printing Expenses	Total
National Municipals Fund	A	$164,352	$13,495	$207,679	$0	$0	$385,526
	B	148,182	5,047	26,456	3,339	0	183,024
	C	87,518	4,244	81,198	17,447	216	190,623
New York Municipals Fund	A	244,099	27,207	310,537	0	0	581,843
	B	256,165	4,913	32,642	3,399	32	297,151
	C	94,005	5,021	90,511	11,980	128	201,645
Intermediate-Term Municipals Fund	A	161,435	15,550	200,620	0	0	377,605
	B	45,456	164	3,599	92	28	49,339
	C	839,726	30,946	915,411	0	113	1,786,196
	O	30,069	4,241	36,758	0	0	71,068
Florida Municipals Fund	A	76,278	9,934	95,675	0	0	181,887
	B	91,176	2,595	15,642	992	15	110,420
	C	49,164	2,994	51,114	5,239	192	108,703
Georgia Municipals Fund	A	18,897	2,837	23,295	0	0	45,029
	B	22,082	354	4,521	185	0	27,142
	C	22,477	103	25,503	691	2	48,776
Pennsylvania Municipals Fund	A	16,052	1,365	20,415	0	0	37,832
	B	80,813	1,247	16,601	1,133	60	99,854
	C	32,520	2,417	33,637	753	192	69,519
Massachusetts Money Market	A	81,760	0	91,593	0	0	173,353
New York Money Market Portfolio	A	653,571	104,003	768,816	0	0	1,526,390
California Money Market Portfolio	A	1,049,776	153,193	1,194,099	0	0	2,397,068

For the fiscal year ended March 31, 2006, PFS Investments incurred the following distribution expenses for the funds. Distribution expenses included compensation of Registered Representatives, printing costs of prospectuses and marketing materials.

Name of Fund	Class	Financial Consultant Compensation	Branch Ops Expenses	Marketing Expenses	Printing Expenses	Total
New York Municipals Fund	A	$1,780	$1,405	$—	$—	$3,185
	B	1,577	244	18	5	1,845

For the period from December 1, 2005 through the fiscal year ended March 31, 2006, LMIS incurred the following distribution expenses for the Funds. Distribution expenses included compensation of Service Agents, printing costs of prospectuses and marketing materials.

Name of Fund	Class	Financial Consultant Compensation	Third Party Service Fees	Marketing Distribution Expenses	Printing Expenses	Total
National Municipals Fund	A	$—	$15,828	$—	$—	$15,828
	B	56,532	1,614	516	—	58,662
	C	6,194	1,211	7,099	108	14,612
New York Municipals Fund	A	—	9,107	—	—	9,107
	B	99,868	1,517	973	16	102,374
	C	5,713	1,639	4,208	64	11,624
Intermediate-Term Municipals Fund	A	—	11,742	—	—	11,742
	B	9,441	53	15	14	9,523
	C	37,762	33,575	164,343	56	237,736
	O	—	1,257	—	—	1,257
Florida Municipals Fund	A	—	3,147	—	—	3,147
	B	33,876	631	515	7	35,029
	C	2,614	776	5,259	96	8,745
Georgia Municipals Fund	A	—	1,467	—	—	1,467
	B	7,885	102	23	—	8,010
	C	663	100	153	1	917
Pennsylvania Municipals Fund	A	—	682	—	—	682
	B	30,006	510	711	30	31,257
	C	1,382	640	1,868	96	3,986
New York Money Market Portfolio	A	—	46,643	—	—	46,643
California Money Market Portfolio	A	—	26,667	—	—	26,667

*	The “marketing” expenses set out in this column are calculated on a pro forma basis as the sum of the amounts spent by CGMI and LMIS for the ten month period prior to the December 1, 2005 effective date of the LMIS distribution agreement and the last two months of the funds’ fiscal year, respectively.
**	The “printing” expenses set out in this column are calculated on a pro forma basis as the sum of the amounts spent by CGMI and LMIS for the ten month period prior to the December 1, 2005 effective date of the LMIS distribution agreement and the last two months of the funds’ fiscal year, respectively.

Each of PFS Distributors and CGMI will pay for the printing, at printer’s overrun cost, of prospectuses and periodic reports after they have been prepared, set in type and mailed to shareholders, and will also pay the cost of distributing such copies used in connection with the offering to prospective investors and will also pay for supplementary sales literature and other promotional costs. Such expenses incurred by CGMI and PFS Investments are distribution expenses within the meaning of the Plans and may be paid from amounts received by CGMI from the fund under the Plans.

Services and Distribution Plan

The Trust, on behalf of each fund, has adopted an amended shareholder services and distribution plan (the “Distribution Plan”) pursuant to Rule 12b-1 under the 1940 Act with respect to its Class A, Class B and Class C shares. The only Classes of shares of New York Municipals Fund offered for sale through PFS are Class A shares and Class B shares. Under the Distribution Plan, the fund pays service and distribution fees to each of LMIS, CGMI and PFS for the services they provide and expenses they bear with respect to the distribution of Class A, Class B and Class C shares and providing services to Class A, Class B and Class C shareholders. The co-distributors will provide the fund’s Board with periodic reports of amounts expended under the Distribution Plan and the purposes for which such expenditures were made. The fund pays service fees, accrued daily and payable monthly, calculated at the annual rate of 0.15% of the value of the fund’s average daily net assets attributable to the fund’s Class A, Class B and Class C shares (the service fee payable by the Class A shares of the California Money Market, New York Money Market and Massachusetts Money Market Portfolios is 0.10% of the average daily net assets of such class). The service fee is primarily used to pay Service Agents for servicing shareholder accounts. In addition, each fund pays a distribution fee with respect to Class B and Class C shares (and pays PFS with respect to Class A and B) (except California Money Market Portfolio, New York Money Market Portfolio and Massachusetts Money Market Portfolio, which do not offer Class B or C shares, and Intermediate-Term Portfolio, which has a different fee for its Class C shares), calculated at the annual rates of 0.50% and 0.55%, respectively, and 0.20% and 0.60% for Intermediate-Term Portfolio Class O shares and Class C shares, respectively, of the value of the fund’s average daily net assets attributable to those classes.

Each of the distributors has entered into an expense reimbursement agreement with respect to the funds whereby the distributors will reimburse the portfolio for any 12b-1 fees that the fund has paid with respect to Class A shares for which the distributor has not incurred expenses pursuant to the Distribution Plan. During the year ended March 31, 2006, LMIS, CGMI and its affiliates reimbursed the Fund for $23,658.

Under its terms, the Distribution Plan continues in effect for one year and thereafter for successive annual periods, provided such continuance is approved annually by vote of the Board, including a majority of the independent trustees who have no direct or indirect financial interest in the operation of the Distribution Plan. The Distribution Plan may not be amended to increase the amount of the service and distribution fees without shareholder approval, and all amendments of the Distribution Plan also must be approved by the trustees, including a majority of the independent trustees in the manner described above. The Distribution Plan may be terminated with respect to a Class at any time, without penalty, by vote of a majority of the independent trustees or, with respect to the funds, by vote of a majority of the outstanding voting securities of the funds (as defined in the 1940 Act).

For the fiscal year ended March 31, 2006, the fees which have been paid by each Fund to LMIS, CGMI and PFS pursuant to Rule 12b-1 are set out in the table below.

Name of Fund	Class A	Class B	Class C	Class O	Total
California Money Market	$2,664,372	N/A	N/A	N/A	$2,664,372
National	501,914	$293,139	$222,300	N/A	1,017,353
Intermediate-Term	644,156	38,965	2,199,413	$82,668	2,965,202
Florida	240,550	178,336	125,258	N/A	544,144
Georgia	58,968	41,864	54,897	N/A	155,729
New York	817,200	536,375	276,790	N/A	1,630,365
New York Money Market	1,718,805	N/A	N/A	N/A	1,718,805
Pennsylvania	50,567	158,870	77,678	N/A	287,115
Massachusetts Money Market	194,272	N/A	N/A	N/A	194,272

Prior to December 1, 2005, the fund paid service and distribution fees directly to CGMI and PFS Distributors under separate Distribution Plans with respect to shares sold through CGMI and PFS Distributors.

Initial Sales Charges on Class A Shares.    For the 2004, 2005 and 2006 fiscal years, the aggregate dollar amounts of commissions on Class A shares were as follows:

Name of Fund	Year Ended 03/31/04	Year Ended 03/31/05	Year Ended 03/31/06
California Money Market	N/A	N/A	N/A
National	$275,000	$296,000	$99,921
Intermediate-Term	800,000	716,000	48,673
Florida	236,000	201,000	30,307
Georgia	52,000	44,000	1,342
New York	650,000	710,000	109,091	*
New York Money Market	N/A	N/A	N/A
Pennsylvania	86,000	52,000	12,946
Massachusetts Money Market	N/A	N/A	N/A

*	A portion of this amount was paid to CGMI. $68,942 was paid to CGMI. $40,149 was paid to PFS.

Initial Sales Charges on Class C Shares.    For the 2004, 2005 and 2006 fiscal years, the aggregate dollar amounts of commissions on Class C shares were as follows:

Name of Fund	Year Ended 03/31/04	Year Ended 03/31/05*	Year Ended 03/31/06*
California Money Market	N/A	N/A	N/A
National	$37,000	N/A	N/A
Intermediate-Term	N/A	N/A	N/A
Florida	11,000	N/A	N/A
Georgia	11,000	N/A	N/A
New York	52,000	N/A	N/A
New York Money Market	N/A	N/A	N/A
Pennsylvania	10,000	N/A	N/A
Massachusetts Money Market	N/A	N/A	N/A

*	Effective February 2, 2004, the funds no longer charge an initial sales charge for Class C shares. Class C shares were previously named Class L shares.

As set forth in the prospectuses, a deferred sales charge may be imposed on certain redemptions of Class A, Class B, Class C (except for Intermediate-Term Municipals Fund) and Class O shares. The amount of the deferred sales charge will depend on the number of years since the shareholder made the purchase payment from which the amount is being redeemed. See “Deferred Sales Charge Provisions” below.

	CDSC paid to CGM Fiscal Year Ended 03/31/06
Name of Fund	Class A	Class B	Class C	Class O
California Money Market	N/A	N/A	N/A	N/A
National	$0	$38,000	$2,000	N/A
Intermediate-Term	16,000	10,000	0	$0
Florida	1,000	22,000	0	N/A
Georgia	0	3,000	0	N/A
New York	22,000	90,000	5,000	N/A
New York Money Market	N/A	N/A	N/A	N/A
Pennsylvania	0	13,000	0	N/A
Massachusetts Money Market	N/A	N/A	N/A	N/A

	CDSC paid to CGM Fiscal Year Ended 03/31/05
Name of Fund	Class A		Class B	Class C		Class O
California Money Market	N/A		N/A	N/A		N/A
National	$0	*	$80,000	$1,000		N/A
Intermediate-Term	12,000		6,000	N/A		$0	*
Florida	30,000		66,000	0	*	N/A
Georgia	N/A		4,000	N/A		N/A
New York	17,000		177,000	2,000		N/A
New York Money Market	N/A		N/A	N/A		N/A
Pennsylvania	N/A		32,000	1,000		N/A
Massachusetts Money Market	N/A		N/A	N/A		N/A

*	Amount represents less than $1,000.

	CDSC paid to CGM Fiscal Year Ended 03/31/04
Name of Fund	Class A	Class B	Class C	Class O
California Money Market	N/A	N/A	N/A	N/A
National	$4,000	$74,000	$1,000	N/A
Intermediate-Term	54,000	3,000	N/A	$1,000
Florida	N/A	59,000	1,000	N/A
Georgia	N/A	8,000	N/A	N/A
New York	31,000	231,000	1,000	N/A
New York Money Market	N/A	N/A	N/A	N/A
Pennsylvania	N/A	40,000	N/A	N/A
Massachusetts Money Market	N/A	N/A	N/A	N/A

Code of Ethics

Pursuant to Rule 17j-1 of the 1940 Act, the Trust, its manager, the fund’s distributors and principal underwriters have adopted codes of ethics that permit personnel to invest in securities for their own accounts, including securities that may be purchased or held by the funds. All personnel must place the interests of clients first and avoid activities, interests and relationships that might interfere with the duty to make decisions in the best interests of the clients. All personal securities transactions by employees must adhere to the requirements of the codes and must be conducted in such a manner as to avoid any actual or potential conflict of interest, the appearance of such a conflict, or the abuse of an employee’s position of trust and responsibility. A copy of the Code of Ethics for the fund, its Manager, the distributors and principal underwriters are on file with the Securities and Exchange Commission (the “SEC”).

Proxy Voting Guidelines & Procedures

Although individual Board members may not agree with particular policies or votes by the funds’ manager, the Board has approved delegating proxy voting discretion to the manager believing that the manager should be responsible for voting because it is a matter relating to the investment decision making process.

Attached as Appendix I are the summary of the guidelines and procedures that the funds use to determine how to vote proxies relating to portfolio securities, including the procedures that a fund uses when a vote presents a conflict between the interests of fund shareholders, on the one hand, and those of the manager or any affiliated person of the fund or the manager, on the other. This summary of the guidelines gives a general indication as to how the manager will vote proxies relating to portfolio securities on each issue listed. However, the guidelines do not address all potential voting issues or the intricacies that may surround individual proxy votes. For that reason, there may be instances in which votes may vary from the guidelines presented. Notwithstanding the foregoing, the manager always endeavors to vote proxies relating to portfolio securities in accordance with each fund’s investment objectives.

Information on how each fund voted proxies relating to portfolio securities during the 12 month period ended June 30 of each year is available (1) without charge, upon request, by calling 1-800-451-2010, (2) on the funds’ website, www.leggmason.com/InvestorServices and (3) on the SEC’s website at www.sec.gov.

A copy of the Code of Ethics for the Trust, its manager and the distributors are on file with the SEC.

Counsel

Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, serves as counsel to the Trust.

Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, serves as counsel to the Trustees who are not “interested persons” of the Trust.

Independent Registered Public Accounting Firm

KPMG LLP, 345 Park Avenue, New York, New York 10154, has been selected to serve as the independent registered public accounting firm of the funds and to render an opinion on the funds’ financial statements for the fiscal year ending March 31, 2007.

PURCHASE OF SHARES

The National Municipals Fund, Florida Municipals Fund, Georgia Municipals Fund, New York Municipals Fund and Pennsylvania Municipals Fund each offer four classes (“Classes”) of shares: Class A, Class B, Class C and Class Y. The Intermediate-Term Municipals Fund offers four classes of shares: Class A, Class C, Class O and Class Y. Class A shares are sold to investors with an initial sales charge. Class B shares are sold without an initial sales charge but with higher ongoing expenses and a deferred sales charge payable upon certain redemptions. Class C shares are sold without an initial sales charge and with a deferred sales charge payable on certain redemptions. Class O shares are available for purchase only by former Class C shareholders. Class O shares are sold without an initial sales charge but with higher ongoing expenses and a deferred sales charge. Class Y shares are sold without an initial sales charge and are available only to investors investing a minimum of $15,000,000. The California Money Market Portfolio, the New York Money Market Portfolio and the Massachusetts Money Market Portfolio each offer two classes of shares: Class A and Class Y. Class A shares of each of the California Money Market, New York Money Market and Massachusetts Money Market Portfolios are sold without an initial sales charge. These alternatives are designed to provide investors with the flexibility of selecting an investment best suited to his or her needs based on the amount of purchase, the length of time the investor expects to hold the shares and other circumstances.

The following classes of shares are available for purchase. See the prospectuses for a discussion of factors to consider in selecting which Class of shares to purchase.

Class A Shares.    Class A shares of California Money Market, New York Money Market and Massachusetts Money Market Portfolios are sold without sales charges. Class A shares of Legg Mason Partners Intermediate-Term Municipals Fund have an initial sales charge of 2.00% of the transaction (2.04% of amount invested) of the first $499,999 invested and no initial sales charge for investments of $500,000 and over.*

Class A shares of each fund except California Money Market, New York Money Market and Massachusetts Money Market Portfolios are sold to investors at the public offering price, which is the net asset value plus an initial sales charge as follows:

Amount of Purchase	Sales Charge as a % of Offering Price	Sales Charge as a % of Net Amount Invested	Broker/Dealer Commission as % of Offering Price
Less than $ 25,000	4.00%	4.17%	up to 4.00%
$25,000 but less than $ 50,000	3.50	3.63	up to 3.50
$50,000 but less than $ 100,000	3.00	3.09	up to 3.00
$100,000 but less than $ 250,000	2.50	2.56	up to 2.50
$250,000 but less than $ 500,000	1.50	1.52	up to 1.50
$500,000 or more	0.00	0.00	up to 1.00	*

*	A distributor may pay up to 1.00% to a Service Agent for purchase amounts of $500,000 or more. In such case, starting in the thirteenth month after purchase the Service Agent will also receive the annual distribution and service fee of up to 0.15% of the average daily net assets represented by the Class A shares held by its clients. Prior to the thirteenth month, the distributor will retain the distribution and service fee. Where the Service Agent does not receive this commission, the Service Agent will instead receive the annual distribution and service fee starting immediately after purchase. In certain cases, the Service Agent may receive both a payment of the commission as well as the annual distribution and service fee starting immediately after purchase. Please contact your Service Agent for more information.

Class A shares of Intermediate-Term Portfolio are sold to investors at the public offering price, which is the net asset value plus an initial sales charge as follows:

Amount of Purchase	Sales Charge as a % of Offering Price (%)	Sales Charge as a % of Net Amount Invested (%)	Broker/Dealer Commission as a % of Offering Price (%)
Less than $500,000	2.00%	2.04	up to 2.00
$500,000 or more	-0-	-0-	up to 0.50	**

**	The distributor may pay up to 0.50% to Service Agents.

Members of a selling group may receive up to 90% of the sales charge and may be deemed to be underwriters of a fund as defined in the 1933 Act. The reduced sales charges shown above apply to the aggregate of purchases of Class A shares of a fund made at one time by any “person,” which includes an individual and his or her spouse and children under the age of 21, or a trustee or other fiduciary of a single trust estate or single fiduciary account.

Class B Shares.    Class B shares are sold without an initial sales charge but are subject to a deferred sales charge payable upon certain redemptions. For Intermediate-Term Municipals Fund, Class B shares are available only in exchange from another fund. See “Deferred Sales Charge Provisions” below.

Class C Shares (all funds except Intermediate-Term Municipals Fund).    Class C shares are sold without an initial sales charge, and are subject to a deferred sales charge payable upon certain redemptions. See “Deferred Sales Charge Provisions” below.

Class C Shares (Intermediate-Term Municipals Fund only).    Class C shares of Intermediate-Term Municipals Fund are sold without an initial sales charge and are not subject to a deferred sales charge.

Class O Shares (Intermediate-Term Municipals Fund only).    Class O shares of Intermediate-Term Municipals Fund are sold only to existing Class O shareholders of the fund without an initial sales charge, and are subject to a deferred sales charge payable upon certain redemptions. See “Deferred Sales Charge Provisions” below.

Class Y Shares.    Class Y shares are sold without an initial sales charge or deferred sales charge and are available only to investors investing a minimum of $15,000,000 (except there is no minimum purchase amount for purchases of Class Y shares by (i) Legg Mason Partners Lifestyle Series Inc.; (ii) the Bright Start® and Scholars ChoiceSM College Savings Programs; and (iii) a pension, profit-sharing or other benefit plan for employees of Citigroup and its subsidiaries).

General

Investors may purchase shares from a Service Agent. In addition, certain investors purchasing through certain Service Agents or through 401(k) plans or other qualified retirement plans may purchase shares directly from a fund. When purchasing shares of a fund, investors must specify which class is being purchased. Service Agents may charge their customers an annual account maintenance fee in connection with a brokerage account through which an investor purchases or holds shares. Accounts held directly at the transfer agents are not subject to a maintenance fee except for retirement accounts.

Investors in Class A, Class B and Class C shares may open an account in a fund by making an initial investment of at least $1,000 for each account in the fund. Investors in Class Y shares may open an account by making an initial investment of at least $15,000,000 except for investments pursuant to a Letter of Intent. Subsequent investments of at least $50 may be made for all Classes. For shareholders purchasing shares of a fund through the Systematic Investment Plan on a monthly basis, the minimum initial investment requirement for Class A, Class B and Class C shares and the subsequent investment requirement for all Classes is $25. For shareholders purchasing shares of a fund through the Systematic Investment Plan on a quarterly basis, the minimum initial investment required for Class A, Class B and Class C shares and the subsequent investment requirement for all Classes is $50. There are no minimum investment requirements for Class A shares for employees of Citigroup and its subsidiaries, including CGMI, unitholders who invest distributions from a Unit Investment Trust (“UIT”) sponsored by CGMI, and Directors/Trustees of any of the Legg Mason Partners Funds, and their spouses and children. Each fund reserves the right to waive or change minimums, to decline any order to purchase its shares and to suspend the offering of shares from time to time. Shares purchased will be held in the shareholder’s account by the transfer agent.

Purchase orders received by a fund or a Service Agent prior to the close of regular trading on the NYSE, on any day the fund calculates its net asset value, are priced according to the net asset value determined on that day (the “trade date”). Orders received by a Dealer Representative prior to the close of regular trading on the NYSE on any day a fund calculates its net asset value are priced according to the net asset value determined on that day, provided the order is received by a fund or the fund’s agent prior to its close of business. For shares purchased through CGMI or a Service Agent purchasing through CGMI, payment for shares of the fund is due on the third business day after the trade date. In all other cases, payment must be made with the purchase order.

Systematic Investment Plan.    Shareholders may make additions to their accounts at any time by purchasing shares through a service known as the Systematic Investment Plan. Under the Systematic Investment Plan, CGMI or the sub-transfer agent is authorized through preauthorized transfers of at least $25 on a monthly basis or at least $50 on a quarterly basis to charge the shareholder’s account held with a bank or other financial institution on a monthly or quarterly basis as indicated by the shareholder, to provide for systematic additions to the shareholder’s fund account. A shareholder who has insufficient funds to complete the transfer will be charged a fee of up to $25 by CGMI or the transfer agent The Systematic Investment Plan also authorizes CGMI to apply cash held in the shareholder’s CGMI brokerage account or redeem the shareholder’s shares of a Smith Barney money market fund to make additions to the account. Additional information is available from a fund or a Service Agent.

Sales Charge Waivers and Reductions

Initial Sales Charge Waivers.    Purchases of Class A shares may be made at net asset value without a sales charge in the following circumstances: (a) sales to (i) Board Members and employees of Legg Mason, Inc. and its subsidiaries, as well as any funds (including the Legg Mason Partners funds) affiliated with CAM, as well as by retired Board Members and employees, the immediate families of such persons (i.e., such person’s spouse (including the surviving spouse of a deceased Board Member) and children under the age of 21) or by a pension, profit-sharing or other benefit plan for the benefit of such persons and (ii)  any full time employee or registered representative of the fund’s distributors or of a member of the National Association of Securities Dealers, Inc. having dealer, service or other selling agreements with the fund’s distributors, and by the immediate families of such persons or by a pension, profit-sharing or other benefit plan for the benefit of such persons (providing such sales are made upon the assurance of a the purchaser that the purchase is made for investment purposes and that the securities will not be resold except through redemption or repurchase). Sales to employees of Citigroup and its subsidiaries will no longer qualify for Class A sales charge waiver unless such purchaser otherwise qualifies for a waiver under either item (ii) above or pursuant to another applicable full or partial sales charge waiver as otherwise described in the fund’s prospectus or statement of additional information; (b) offers of Class A shares to any other investment company to effect the combination of such company with the fund by merger, acquisition of assets or otherwise; (c) purchases of Class A shares by any client of a newly employed Smith Barney Financial Advisor (for a period up to 90 days from the commencement of the Service Agents employment with Smith Barney), on the condition the purchase of Class A shares is made with the proceeds of the redemption of shares of a mutual fund which (i) was sponsored by the Service Agent’s prior employer, (ii) was sold to the client by the Service Agent and (iii) was subject to a sales charge; (d) purchases by shareholders who have redeemed Class A shares in the fund (or Class A shares of another Legg Mason Partners fund that is offered with a sales charge) and who wish to reinvest their redemption proceeds in the fund, provided the reinvestment is made within 60 calendar days of the redemption; (e) purchases by accounts managed by registered investment advisory subsidiaries of Legg Mason; (f) investments of distributions from or proceeds from a sale of a UIT sponsored by CGMI; (g) purchases by investors participating in “wrap fee” or asset allocation programs or other fee-based arrangements sponsored by affiliated and non-affiliated broker-dealers and other financial institutions that have entered into agreements with CGMI; (h) purchased by separate accounts used to fund certain Section 403(b) or 401(a) or (k) accounts; (i) Intergraph Corporate Stock Bonus Plan participants reinvesting distribution proceeds from the sale of the Legg Mason Partners Appreciation Fund and (j) purchases by executive deferred compensation plans participating in the CGMI ExecChoice program. In order to obtain such waivers, the purchaser must provide sufficient information at the time of purchase to permit verification that the purchase would qualify for the elimination of the sales charge.

Accumulation Privilege—lets you combine the current value of Class A shares of a fund with all other shares of Legg Mason Partners funds that are owned by:

•	you; or

•	your spouse and children under the age of 21; and

that are offered with a sales charge, with the dollar amount of your next purchase of Class A shares for purposes of calculating the initial sales charge.

Shares of Smith Barney money market funds ( other than money market fund shares acquired by exchange from other Legg Mason Partners funds offered with a sales charge and shares of those money market fund shares noted below) and Legg Mason Partners S&P 500 Index Fund may not be combined. However, shares of Legg Mason Partners Exchange Reserve Fund and Class C shares of Legg Mason Partners Adjustable Rate Income Fund, Legg Mason Partners Inflation Management Fund, Legg Mason Partners Intermediate Maturity California Municipals Fund, Legg Mason Partners Intermediate Maturity New York Municipals Fund, Legg Mason Partners Intermediate-Term Municipals Fund, Smith Barney Money Funds, Inc.—Cash and Government Portfolios, Legg Mason Partners Short Duration Municipal Income Fund, and Legg Mason Partners Short-Term Investment Grade Bond Fund are not offered with a sales charge, but may be combined.

If your current purchase order will be placed through a distributor’s financial advisor, you may also combine eligible shares held in accounts with a different Service Agent. If you hold shares of Legg Mason Partners funds in accounts at two or more different Service Agents, please contact your Service Agents to determine which shares may be combined.

Certain trustees and fiduciaries may be entitled to combine accounts in determining their sales charge.

Letter of Intent—helps you take advantage of breakpoints in Class A sales charges. You may purchase Class A shares of Legg Mason Partners funds over a 13-month period and pay the same sales charge, if any, as if all shares had been purchased at once. You have a choice of six Asset Level Goal amounts, as follows:

(1) $ 25,000	(4) $250,000
(2) $50,000	(5) $ 500,000
(3) $100,000	(6) $1,000,000

Each time you make a Class A purchase under a Letter of Intent, you will be entitled to the sales charge that is applicable to the amount of your Asset Level Goal. For example, if your Asset Level Goal is $100,000, any Class A investments you make under a Letter of Intent would be subject to the sales charge of the specific fund you are investing in for purchases of $100,000. Sales charges and breakpoints vary among the Legg Mason Partners funds.

When you enter into a Letter of Intent, you agree to purchase in Eligible Accounts over a thirteen (13) month period Eligible Fund Purchases in an amount equal to the Asset Level Goal you have selected, less any Eligible Prior Purchases. For this purpose, shares are valued at the public offering price (including any sales charge paid) calculated as of the date of purchase, plus any appreciation in the value of the shares as of the date of calculation, except for Eligible Prior Purchases, which are valued at current value as of the date of calculation. Your commitment will be met if at any time during the 13-month period the value, as so determined, of eligible holdings is at least equal to your Asset Level Goal. All reinvested dividends and distributions on shares acquired under the Letter will be credited towards your Asset Level Goal. You may include any Eligible Fund Purchases towards the Letter, including shares of classes other than Class A shares. However, a Letter of Intent will not entitle you to a reduction in the sales charge payable on any shares other than Class A shares, and if the shares are subject to a deferred sales charge, you will still be subject to that deferred sales charge with respect to those shares. You must make reference to the Letter of Intent each time you make a purchase under the Letter.

Eligible Fund Purchases. Generally, any shares of a Legg Mason Partners fund that are subject to a sales charge may be credited towards your Asset Level Goal. Shares of Smith Barney money market funds ( except for money market fund shares acquired by exchange from other Legg Mason Partners funds offered with a sales charge) and Legg Mason Partners S&P 500 Index Fund are not eligible. However, as of the date of this Supplement, the following funds and share classes are also eligible, although not offered with a sales charge:

Shares of Legg Mason Partners Exchange Reserve Fund

Class C shares of Legg Mason Partners Adjustable Rate Income Fund

Class C shares of Legg Mason Partners Inflation Management Fund

Class C shares of Legg Mason Partners Intermediate Maturity California Municipals Fund

Class C shares of Legg Mason Partners Intermediate Maturity New York Municipals Fund

Class C shares of Legg Mason Partners Intermediate-Term Municipals Fund

Class C shares of Smith Barney Money Funds, Inc.—Cash and Government Portfolios

Class C shares of Legg Mason Partners Short Duration Municipal Income Fund

Class C shares of Legg Mason Partners Short-Term Investment Grade Bond Fund

This list may change from time to time. Investors should check with their financial professional to see which funds may be eligible.

Eligible Accounts. Purchases may be made through any account in your name, or in the name of your spouse or your children under the age of 21. If any of the assets to be credited towards your Goal are held in an account other than in your name, you may be required to provide documentation with respect to these accounts. If you are purchasing through a Smith Barney Financial Advisor, or directly through PFPC, accounts held with other financial professionals are generally eligible, but you will be required to provide certain documentation, such as account statements, in order to include these assets. If you are purchasing through a financial professional other than a distributor’s financial advisor, you should check with that financial professional to see which accounts may be combined.

Eligible Prior Purchases: You may also credit towards your Asset Level Goal any Eligible Fund Purchases made in Eligible Accounts at any time prior to entering into the Letter of Intent that have not been sold or redeemed, based on the current price of those shares as of the date of calculation.

Backdating Letter. You may establish a date for a Letter of Intent that is up to ninety (90) calendar days prior to the date you enter into the Letter. Any Eligible Fund Purchases in Eligible Accounts made during that period will count towards your Goal and will also be eligible for the lower sales charge applicable to your Asset Level Goal. You will be credited by way of additional shares at the current offering price for the difference between (a) the aggregate sales charges actually paid for those eligible shares and (b) the aggregate applicable sales charges for your Asset Level Goal.

Increasing the Amount of the Letter. You may at any time increase your Asset Level Goal. You must however contact your financial professional, or if you purchase your shares directly through PFPC, contact PFPC, prior to making any purchases in an amount in excess of your current Asset Level Goal. Upon such an increase, you will be credited by way of additional shares at the then current offering price for the difference between: (a) the aggregate sales charges actually paid for shares already purchased under the Letter and (b) the aggregate applicable sales charges for the increased Asset Level Goal. The 13-month period during which the Asset Level Goal must be achieved will remain unchanged.

Sales and Exchanges. Shares acquired pursuant to a Letter of Intent, other than Escrowed Shares as defined below, may be redeemed or exchanged at any time, although any shares that are redeemed prior to meeting your Asset Level Goal will no longer count towards meeting your Goal. However, complete liquidation of purchases made under a Letter of Intent prior to meeting the Asset Level Goal will result in the cancellation of the Letter. See “Failure to Meet Asset Level Goal” below. Exchanges in accordance with a fund’s prospectus are permitted, and shares so exchanged will continue to count towards your Asset Level Goal, as long as the exchange results in an Eligible Fund Purchase.

Cancellation of Letter. You may cancel a Letter of Intent by notifying your financial professional in writing, or if you purchase your shares directly through PFPC, by notifying PFPC in writing. The Letter will be automatically cancelled if all shares are sold or redeemed as set forth above. See “Failure to Meet Asset Level Goal” below.

Escrowed Shares. Shares equal in value to five percent (5%) of your Asset Level Goal as of the date of your Letter (or the date of any increase in the amount of the Letter) is accepted, will be held in escrow during the term of your Letter. The Escrowed Shares will be included in the total shares owned as reflected in your account statement and any dividends and capital gains distributions applicable to the Escrowed Shares will be credited to your account and counted towards your Asset Level Goal or paid in cash upon request. The Escrowed Shares will be released from escrow if all the terms of your Letter are met.

Letter of Intent—Class Y Shares. A Letter of Intent may also be used as a way for investors to meet the minimum investment requirement for Class Y shares (except purchases of Class Y shares by Legg Mason Partners Lifestyle Series Inc., for which there is no minimum purchase amount). Such investors must make an initial minimum purchase of $5,000,000 in Class Y shares of the fund and agree to purchase a total of $15,000,000 of Class Y shares of the fund within 13 months from the date of the Letter. If a total investment of $15,000,000 is not made within the 13-month period, all Class Y shares purchased to date will be transferred to Class A shares, where they will be subject to all fees (including a service fee of 0.15%) and expenses applicable to the fund’s Class A shares, which may include a deferred sales charge of 1.00%. Please contact a Smith Barney Financial Advisor or the applicable transfer agent for further information.

Failure to Meet Asset Level Goal. If the total assets under your Letter of Intent within its 13-month term are less than your Asset Level Goal or you elect to liquidate all of your holdings or cancel the Letter before reaching your Asset Level Goal, you will be liable for the difference between: (a) the sales charge actually paid and; (b) the sales charge that would have applied if you had not entered into the Letter. You may, however, be entitled to any breakpoints that would have been available to you under the accumulation privilege. An appropriate number of shares in your account will be redeemed to realize the amount due. For these purposes, by entering into a Letter of Intent, you irrevocably appoint your distributor’s financial advisor, or if you purchase your shares directly through PFPC, PFPC, as your attorney-in-fact for the purposes of holding the Escrowed Shares and surrendering shares in your account for redemption. If there are insufficient assets in your account, you will be liable for the difference. Any Escrowed Shares remaining after such redemption will be released to your account.

Deferred Sales Charge Provisions

“Deferred Sales Charge Shares” are: (a) Class B shares; (b) Class C shares (except for Intermediate-Term Municipals Fund); and (c) Class A shares that were purchased without an initial sales charge but are subject to a deferred sales charge. A deferred sales charge may be imposed on certain redemptions of these shares.

Any applicable deferred sales charge will be assessed on an amount equal to the lesser of the original cost of the shares being redeemed or their net asset value at the time of redemption. Deferred sales charge shares that are redeemed will not be subject to a deferred sales charge to the extent the value of such shares represents: (a) capital appreciation of fund assets; (b) reinvestment of dividends or capital gain distributions; (c) with respect to Class B shares, shares redeemed more than five years after their purchase; or (d) with respect to Class C shares and Class A shares that are deferred sales charge shares, shares redeemed more than 12 months after their purchase.

Class C shares (except for Intermediate-Term Municipals Fund) and Class A shares that are deferred sales charge shares are subject to a 1.00% deferred sales charge if redeemed within 12 months of purchase. In circumstances in which the deferred sales charge is imposed on Class B shares, the amount of the charge will depend on the number of years since the shareholder made the purchase payment from which the amount is being redeemed. Solely for purposes of determining the number of years since a purchase payment, all purchase payments made during a month will be aggregated and deemed to have been made on the last day of the preceding CGMI statement month.

The following table sets forth the rates of the charge for redemptions of Class B shares by shareholders.

Year Since Purchase Payment Was Made	Deferred sales charge
First	4.50%
Second	4.00
Third	3.00
Fourth	2.00
Fifth	1.00
Sixth and thereafter	0.00

Class B shares will convert automatically to Class A shares eight years after the date on which they were purchased and thereafter will no longer be subject to any distribution fees. There will also be converted at that time such proportion of Class B dividend shares (Class B shares that were acquired through the reinvestment of dividends and distributions) owned by the shareholders as the total number of his or her Class B shares converting at the time bears to the total number of outstanding Class B shares (other than Class B dividend shares) owned by the shareholder.

Class B shares of Legg Mason Partners Intermediate-Term Municipals Fund, which may be acquired only upon an exchange with another fund in the Legg Mason Partners Funds, are subject upon redemption to the highest deferred sales charge (if any) of the shares from which the exchange or any preceding exchange was made. A deferred sales charge payable to CGMI is imposed on any redemption of Class B shares that causes the value of a shareholder’s account to fall below the dollar amount of all payments by the shareholder for the Class B shares (or any predecessor of those shares) that were exchanged for Class B shares of the fund (“purchase payments”) during the preceding five years. No charge is imposed to the extent that the net asset value of the Class B shares redeemed does not exceed (a) the current net asset value of Class B shares purchased through reinvestment of dividends or capital gains distributions, plus (b) the current net asset value of Class B shares acquired in an exchange that were originally purchased more than five years prior to the redemption, plus (c) increases in the net asset value of the shareholder’s Class B shares above the purchase payments made during the preceding five years.

In determining the applicability of any deferred sales charge, it will be assumed that a redemption is made first of shares representing capital appreciation, next of shares representing the reinvestment of dividends and capital gains distributions and finally of other shares held by the shareholder for the longest period of time. The length of time that Deferred Sales Charge Shares acquired through an exchange have been held will be calculated from the date the shares exchanged were initially acquired in one of the other Legg Mason Partners funds, and fund shares being redeemed will be considered to represent, as applicable, capital appreciation or dividend and capital gain distribution reinvestments in such other funds. For Federal income tax purposes, the amount of the deferred sales charge will reduce the gain or increase the loss, as the case may be, on the amount realized on redemption. The amount of any deferred sales charge will be retained by Legg Mason Investor Services, LLC, one of the Funds’ distributors, except with respect to Class B shares sold by a PFS Registered Representative, for which the deferred sales charge will be retained by PFS.

To provide an example, assume an investor purchased 100 Class B shares of a fund at $10 per share for a cost of $1,000. Subsequently, the investor acquired 5 additional shares of the fund through dividend reinvestment. During the fifteenth month after the purchase, the investor decided to redeem $500 of his or her investment. Assuming at the time of the redemption the net asset value had appreciated to $12 per share, the value of the investor’s shares would be $1,260 (105 shares at $12 per share). The deferred sales charge would not be applied to the amount, which represents appreciation ($200) and the value of the reinvested dividend shares ($60). Therefore, $240 of the $500 redemption proceeds ($500 minus $260) would be charged at a rate of 4.00% (the applicable rate for Class B shares) for a total deferred sales charge of $9.60.

Waivers of Deferred Sales Charge

The deferred sales charge will be waived on: (a) exchanges (see “Exchange Privilege”); (b) automatic cash withdrawals in amounts equal to or less than 1.00% per month of the value of the shareholder’s shares at the time the withdrawal plan commences (see “Automatic Cash Withdrawal Plan”); (c) redemptions of shares within 12 months following the death or disability of the shareholder; (d) redemptions of shares made in connection with qualified distributions from retirement plans or Individual Retirement Accounts upon the attainment of age 70 1/2. In addition, shareholders who purchased shares subject to a deferred sales charge prior to May 13, 2005 will be “grandfathered” and will be eligible to obtain the waiver at age 59 1/2 by demonstrating such eligibility at the time of redemption; (e) involuntary redemptions; and (f) redemptions of shares to effect a combination of a fund with any investment company by merger, acquisition of assets or otherwise. In addition, a shareholder who has redeemed shares from other Legg Mason Partners Funds may, under certain circumstances, reinvest all or part of the redemption proceeds within 60 days and receive pro rata credit for any deferred sales charge imposed on the prior redemption.

Deferred sales charge waivers will be granted subject to confirmation (by CGMI in the case of shareholders who are also CGMI clients or by the Transfer Agent in the case of all other shareholders) of the shareholder’s status or holdings, as the case may be.

Volume Discounts

The schedule of sales charges on Class A shares described in the prospectuses applies to purchases made by any “purchaser,” which is defined to include the following: (a) an individual; (b) an individual’s spouse and his or her children purchasing shares for their own account; (c) a trustee or other fiduciary purchasing shares for a single trust estate or single fiduciary account; and (d) a trustee or other professional fiduciary (including a bank, or an investment adviser registered with the SEC under the Investment Advisers Act of 1940, as amended) purchasing shares of a fund for one or more trust estates or fiduciary accounts. Purchasers who wish to combine purchase orders to take advantage of volume discounts on Class A shares should contact a distributor’s financial advisor.

Determination of Public Offering Price

Each fund offers its shares to the public on a continuous basis. The public offering price for a Class A, Class C (effective April 29, 2004, Class L shares were renamed Class C shares) and Class Y share of a fund is equal to the net asset value per share at the time of purchase, plus for Class A and Class C shares an initial sales charge based on the aggregate amount of the investment. The public offering price for a Class B share (and Class A share purchases, including applicable rights of accumulation, equaling or exceeding $500,000) is equal to the net asset value per share at the time of purchase and no sales charge is imposed at the time of purchase. A deferred sales charge, however, is imposed on certain redemptions of Class B and Class C shares, and Class A shares when purchased in amounts equaling or exceeding $500,000. The method of computation of the public offering price is shown in each fund’s financial statements, incorporated by reference in their entirety into this SAI.

PFS ACCOUNTS (Applicable only to New York Municipals Fund)

Initial purchase of shares of the fund must be made through a PFSI Registered Representative by completing the appropriate application. The completed application should be forwarded to PFPC Inc. c/o Primerica Shareholder Services (“PSS”), P.O. Box 9662, Providence, RI 02940-9662. Checks drawn on foreign banks must be payable in U.S. dollars and have the routing number of the U.S. bank encoded on the check. Subsequent investments must be sent directly to PFPC. In processing applications and investments, PFS Shareholder Services acts as agent for the investor and for PFSI and also as agent for the distributor, in accordance with the terms of the prospectus. If the transfer agent ceases to act as such, a successor company named by the fund will act in the same capacity so long as the account remains open.

Shares purchased will be held in the shareholder’s account by PFPC. A shareholder that has insufficient funds to complete any purchase will be charged a fee of $30 per returned purchase by PFPC.

Investors in Class A and Class B shares may open an account by making an initial investment of at least $1,000 for each account in each Class (except for Systematic Investment Plan accounts). Subsequent investments of at least $50 may be made for each Class. For the fund’s Systematic Investment Plan, the minimum initial investment requirement for Class A and Class B shares and the subsequent investment requirement for each Class is $25. There are no minimum investment requirements in Class A shares for employees of Citigroup and its subsidiaries, including CGMI, Directors or Trustees of any of the Legg Mason Partners Funds, and their spouses and children. The fund reserves the right to waive or change minimums, to decline any order to purchase its shares and to suspend the offering of shares from time to time. Purchase orders received by the transfer agent or sub-transfer agent prior to the close of regular trading on the NYSE, on any day the fund calculates its net asset value, are priced according to the net asset value determined on that day.

Initial purchases of fund shares may be made by wire. The minimum investment that can be made by wire is $10,000. Before sending the wire, the PFS Registered Representative must contact Primerica Shareholder Services at (800) 665-8677 to obtain proper wire instructions. Once an account is open, a shareholder may make additional investments by wire. The shareholder should contact Primerica Shareholder Services at (800) 544-5445 to obtain proper wire instructions.

Shareholders who establish telephone transaction authority on their account and supply bank account information may make additions to their accounts at any time. Shareholders should contact Primerica Shareholder Services at (800) 544-5445 between 8:00 a.m. and 8:00 p.m. eastern time any day that the NYSE is open. If a shareholder does not wish to allow telephone subsequent investments by any person in his account, he should decline the telephone transaction option on the account application. The minimum telephone subsequent investment is $250 and can be up to a maximum of $10,000. By requesting a subsequent purchase by telephone, you authorize Primerica Shareholder Services to transfer funds from the bank account provided for the amount of the purchase. Subsequent investments by telephone may not be available if the shareholder cannot reach Primerica Shareholder Services whether because all telephone lines are busy or for any other reason; in such case, a shareholder would have to use the fund’s regular subsequent investment procedure described above.

Redemption proceeds can be sent by check to the address of record, or deposited into your bank account designated on the application via the Automated Clearinghouse (ACH). The shareholder may request the proceeds to be mailed by two-day air express for an $8 fee that will be deducted from the shareholder’s account or by one-day air express for a $15 fee that will be deducted from the shareholder’s account.

An Account Transcript is available at a shareholder’s request, which identifies every financial transaction in an account since it has opened. Additional copies of tax forms are available at the shareholder’s request.

Additional information regarding Primerica Shareholder Services may be obtained by contacting the Client Services Department at (800) 544-5445.

REDEMPTION OF SHARES

The right of redemption may be suspended or the date of payment postponed (a) for any period during which the NYSE is closed (other than for customary weekend and holiday closings), (b) when trading in the markets the fund normally utilizes is restricted, or an emergency exists, as determined by the SEC, so that disposal of the fund’s investments or determination of net asset value is not reasonably practicable or (c) for such other periods as the SEC by order may permit for protection of the fund’s shareholders.

If the shares to be redeemed were issued in certificate form, the certificates must be endorsed for transfer (or be accompanied by an endorsed stock power) and must be submitted to the transfer agent together with the redemption request. Any signature appearing on a share certificate, stock power or written redemption request in excess of $50,000 must be guaranteed by an eligible guarantor institution such as a domestic bank, savings and loan institution, domestic credit union, member bank of the Federal Reserve System or member firm of a national securities exchange. Written redemption requests of $50,000 or less do not require a signature guarantee unless more than one such redemption request is made in any 10-day period or the redemption proceeds are to be sent to an address other than the address of record. Unless otherwise directed, redemption proceeds will be mailed to an investor’s address of record. The Transfer Agent may require additional supporting documents for redemptions made by corporations, executors, administrators, trustees or guardians. A redemption request will not be deemed properly received until PFPC receives all required documents in proper form. Redemption proceeds will be mailed to the shareholder’s address of record.

The funds no longer issue share certificates. Outstanding share certificates will continue to be honored. If you hold share certificates it will take longer to exchange or redeem shares. The Service Agent may charge you a fee for executing your order. The amount and applicability of such fee is determined and disclosed to its customers by each Service Agent.

If a shareholder holds shares in more than one Class, any request for redemption must specify the Class being redeemed. In the event of a failure to specify which Class, or if the investor owns fewer shares of the Class than specified, the redemption request will be delayed until the Transfer Agent receives further instructions from CGMI, or if the shareholder’s account is not with CGMI, from the shareholder directly. The redemption proceeds will be remitted on or before the third business day following receipt of proper tender, except on any days on which the NYSE is closed or as permitted under the 1940 Act, in extraordinary circumstances. Generally, if the redemption proceeds are remitted to a CGMI brokerage account, these funds will not be invested for the shareholder’s benefit without specific instructions and CGMI will benefit from the use of temporarily uninvested funds. Redemption proceeds for shares purchased by check, other than a certified or official bank check, will be remitted upon clearance of the check, which may take up to ten days.

Distributions in Kind

If the Board of Trustees of the Trust determines that it would be detrimental to the best interests of the remaining shareholders of a fund to make a redemption payment wholly in cash, each fund may pay, in accordance with SEC rules, any portion of a redemption in excess of the lesser of $250,000 or 1.00% of the fund’s net assets by a distribution in kind of fund securities in lieu of cash. Securities issued as a distribution in kind may incur brokerage commissions when shareholders subsequently sell those securities.

Smith Barney Accounts

Shares may be redeemed through an investor’s Service Agent or by submitting a written request for redemption to:

Legg Mason Partners New Jersey Municipals Fund, Inc.

Class A, B, C or Y (please specify)

c/o PFPC Inc.

P.O. Box 9699

Providence, Rhode Island 02940-9699

Automatic Cash Withdrawal Plan

An automatic cash withdrawal plan (the “Withdrawal Plan”) is available to shareholders who own shares with a value of at least $ 10,000 and who wish to receive specific amounts of cash monthly or quarterly. Withdrawals of at least $ 50 may be made under the Withdrawal Plan by redeeming as many shares of a fund as may be necessary to cover the stipulated withdrawal payment. Any applicable deferred sales charge will not be waived on amounts withdrawn by shareholders that do not exceed 1.00% per month of the value of a shareholder’s shares at the time the Withdrawal Plan commences. To the extent withdrawals exceed dividends, distributions and appreciation of a shareholder’s investment in a fund, there will be a reduction in the value of the shareholder’s investment, and continued withdrawal payments may reduce the shareholder’s investment and ultimately exhaust it. Withdrawal payments should not be considered as income from investment in the fund. Furthermore, as it generally would not be advantageous to a shareholder to make additional investments in the fund at the same time he or she is participating in the Withdrawal Plan, purchases by such shareholder in amounts of less than $5,000 ordinarily will not be permitted. All dividends and distributions on shares in the Withdrawal Plan are reinvested automatically at net asset value in additional shares of the fund.

Shareholders who wish to participate in the Withdrawal Plan and who hold their shares in certificate form must deposit their share certificates with the Transfer Agent as agent for Withdrawal Plan members. For additional information, shareholders should contact a Service Agent. A shareholder who purchases shares directly through the sub-transfer agent may continue to do so and applications for participation in the Withdrawal Plan must be received by the sub-transfer agent no later than the eighth day of the month to be eligible for participation beginning with that month’s withdrawal.

VALUATION OF SHARES

The prospectuses state that the net asset value of each fund’s Classes of shares will be determined on any date that the NYSE is open. The NYSE is closed on the observance of the following holidays: New Year’s Day, Martin Luther King, Jr. Day, Presidents’ Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

Money Market Funds.    The California Money Market Portfolio, the New York Money Market Portfolio and the Massachusetts Money Market Portfolio use the “amortized cost method” for valuing fund securities pursuant to Rule 2a-7 under the 1940 Act (the “Rule”). The amortized cost method of valuation of a fund’s securities (including any securities held in the separate account maintained for when-issued securities) involves valuing a security at its cost at the time of purchase and thereafter assuming a constant amortization to maturity of any discount or premium, regardless of the impact of fluctuating interest rates on the market value of the instrument. The market value of each fund’s securities will fluctuate on the basis of the creditworthiness of the issuers of such securities and with changes in interest rates generally. While the amortized cost method provides certainty in valuation, it may result in periods during which value, as determined by amortized cost, is higher or lower than the price the fund would receive if it sold the instrument. During such periods the yield to investors in a fund may differ somewhat from that obtained in a similar company that uses mark-to-market values for all its fund securities. For example, if the use of amortized cost resulted in a lower (higher) aggregate fund value on a particular day, a prospective investor in a fund would be able to obtain a somewhat higher (lower) yield than would result from investment in such similar company, and existing investors would receive less (more) investment income. The purpose of this method of valuation is to attempt to maintain a constant net asset value per share, and it is expected that the price of each such fund’s shares will remain at $1.00 per share; however, shareholders should be aware that despite procedures that will be followed to maintain a stable price, including maintaining a maximum dollar-weighted average fund maturity of 90 days, investing in securities that have or are deemed to have remaining maturities of 397 days or less and investing only in United States dollar-denominated instruments determined by the Trust’s Board of Trustees to be of high quality with minimal credit risks and which are Eligible Securities (as defined below), there is no assurance that at some future date there will not be a rapid change in prevailing interest rates, a default by an issuer or some other event that could cause one of these funds’ price per share to change from $1.00.

An Eligible Security is defined in the Rule to mean a security which: (a) has a remaining maturity of 397 days or less; (b)(i) is rated in the two highest short-term rating categories by any two NRSROs that have issued a short-term rating with respect to the security or class of debt obligations of the issuer, or (ii) if only one NRSRO has issued a short-term rating with respect to the security, then by that NRSRO; (c) was a long-term security at the time of issuance, is rated in the three highest long-term rating categories by the requisite NRSROs, and whose issuer has outstanding a short-term debt obligation which is comparable in priority and security and has a rating as specified in clause (b) above; or (d) if no rating is assigned by any NRSRO as provided in clauses (b) and (c) above, the unrated security is determined to be of comparable quality to any such rated security.

Non-Money Market Funds.    The net asset value per share for the non-money market funds is determined as of close of regular trading on the NYSE, on each day that the NYSE is open, by dividing the value of the fund’s net assets attributable to each Class by the total number of shares of that Class outstanding.

Securities listed on an exchange or traded in an over-the-counter market will be valued at the closing price on the exchange or market on which the security is primarily traded (the “Primary Market”) at the time of valuation (the “Valuation Time”). If the security did not trade on the Primary Market, the security will be valued at the closing price on another exchange or market where it trades at the Valuation Time. If there are no such sales prices, the security will be valued at the most recent bid quotation as of the Valuation Time or at the lowest asked quotation in the case of a short sale of securities. If there are no such quotations, the value of the security will be taken to be the most recent asked quotation at the Valuation Time.

In determining the market value of portfolio investments, each fund may employ outside organizations (each, a “Pricing Service”) which may use a matrix, formula or other objective method that takes into consideration market indexes, matrices, yield curves and other specific adjustments. The officers of the Trust under the general supervision and responsibility of the board, which may replace a Pricing Service at any time, review the procedures of Pricing Services periodically. If a Pricing Service is not able to supply closing prices and bid/asked quotations, and there are two or more dealers, brokers or market makers in the security, the security will be valued at the mean between the highest bid and the lowest asked quotations from at least two dealers, brokers or market makers or, if such dealers, brokers or market makers only provide bid quotations, at the mean between the highest and the lowest bid quotations provided.

If a Pricing Service is not able to supply closing prices and bid/asked quotations, and there is only one dealer, broker or market maker in the security, the security will be valued at the mean between the bid and the asked quotations provided, unless the dealer, broker or market maker can only provide a bid quotation, in which case the security will be valued at such bid quotation. Options contracts will be valued similarly. Futures contracts will be valued at the most recent settlement price at the time of valuation. Short-term obligations with maturities of 60 days or less are valued at amortized cost, which constitutes fair value as determined by the board. Amortized cost involves valuing a portfolio instrument at its initial cost and thereafter assuming a constant amortization to maturity of any discount or premium, regardless of the impact of fluctuating interest rates on the market value of the instrument. The amortized cost method of valuation may also be used with respect to other debt obligations with 60 days or less remaining to maturity. Securities, options, futures contracts and other assets which cannot be valued pursuant to the foregoing will be valued at their fair value as determined in good faith pursuant to consistently applied procedures established by the board. In addition, the board or its delegates may value a security at fair value if it determines that such security’s value determined by the methodology set forth above does not reflect its fair value.

When, in the judgment of the Pricing Service, quoted bid prices for investments are readily available and are representative of the bid side of the market, these investments are valued at the mean between the quoted bid and asked prices. Investments for which, in the judgment of the Pricing Service, there is no readily obtainable market quotation (which may contribute a majority of the portfolio securities) are carried at the fair value of securities of similar type, yield and maturity. Pricing Services generally determine value by reference to transactions in municipal obligations, quotations from municipal bond dealers, market transactions in comparable securities and various relationships between securities.

EXCHANGE PRIVILEGE

Except as noted below, shareholders of certain Legg Mason Partners Funds may exchange all or part of their shares for shares of the same class of other Legg Mason Partners Funds, to the extent such shares are offered for sale in the shareholder’s state of residence, on the basis of relative net asset value per share at the time of exchange. All exchanges of Class A, Class B, Class C and Class O shares are subject to minimum investment requirements (except for systematic plan exchanges), and all shares are subject to the other requirements of the fund into which the exchanges are made.

If you purchased shares subject to a deferred sales charge, you may continue to be subject to a deferred sales charge after the exchange, depending on how long you have held the shares. Except as set forth below with respect to Class C shares of Intermediate-Term Municipals Fund, your holding period will be measured from the date of your original purchase of shares subject to a deferred sales charge, not the date of exchange.

Some of the Legg Mason Partners Funds impose different deferred sales charges. For exchanges of Class A shares of Intermediate-Term Municipals Fund made on and after June 20, 2005, if you initially purchased Class A shares of the fund subject to a deferred sales charge and exchange into a fund with a higher deferred sales charge and/or a longer period during which you are subject to a deferred sales charge, you will not be subject to that higher charge and/or that longer period. In all other cases, if you exchange into a fund with a higher deferred sales charge and/or a longer period during which you are subject to a deferred sales charge, you will be subject to that higher charge and/or that longer period. If you exchange at any time into a fund with a lower deferred sales charge and/or a shorter period during which you are subject to the charge, you will remain subject to the higher sales charge and/or longer period. Please note specific exchange requirements as follows:

Florida, Georgia, New York, Pennsylvania and National Municipals Funds.

1.  Class A and Class Y shareholders of a fund who wish to exchange all or a portion of their shares for shares of the respective Class in any of the funds of the Legg Mason Partners Fund Complex may do so without imposition of any charge.

2.  Class B shares of a fund exchanged for Class B shares of another fund will be subject to the higher applicable deferred sales charge of the two funds. Upon an exchange, the new Class B shares will be deemed to have been purchased on the same date as the Class B shares of the fund that have been exchanged.

3.  Upon an exchange of Class C shares, the new Class C shares will be deemed to have been purchased on the same date as the Class C shares of the fund that have been exchanged.

Intermediate-Term Municipals Fund.

1.  Class A, O, Y and C shareholders of the fund who wish to exchange all or a portion of their shares for shares of the respective Class in any of the funds of the Legg Mason Partners Fund Complex may do so without imposition of any charge.

2.  Upon an exchange of Class C shares of another fund for Class O shares of the fund, the new Class O shares will be deemed to have been purchased on the same date as the Class C shares of the fund that have been exchanged.

3.  Class B shares are available only in an exchange from another fund of the Legg Mason Partners Fund Complex.

4.  If you exchange Class C shares of the fund that were not subject to a deferred sales charge when initially purchased for Class C shares of a fund that imposes a deferred sales charge on those shares, you will be subject to that deferred sales charge and your holding period will be measured from the date of the exchange, not your initial purchase of Class C shares of the fund.

California Money Market, New York Money Market and Massachusetts Money Market Portfolios.

1.  Class A shares of a fund will be subject to the appropriate sales charge upon the exchange of such shares for Class A shares of another fund of the Legg Mason Partners Funds sold with a sales charge.

2.  Class Y shareholders of the fund who wish to exchange all or a portion of their Class Y shares for Class Y shares in any of the funds identified above may do so without imposition of any charge.

Additional Information Regarding the Exchange Privilege.    The funds are not designed to provide investors with a means of speculation on short-term market movements. A pattern of frequent exchanges by investors can be disruptive to efficient portfolio management and, consequently, can be detrimental to a fund and its shareholders. Accordingly, if the funds’ management in its sole discretion determines that an investor is engaged in excessive trading, a fund, with or without prior notice, may temporarily or permanently terminate the availability to that investor of fund exchanges, or reject in whole or part any purchase or exchange request with respect to such investor’s account. Such investors also may be barred from purchases and exchanges involving other funds in the Legg Mason Partners Fund family. Accounts under common ownership or control will be considered as one account for purposes of determining a pattern of excessive trading. The funds may notify an investor of rejection of a purchase or exchange order after the day the order is placed. If an exchange request is rejected, the funds will take no other action with respect to the shares until it receives further instructions from the investor. The funds’ policy on excessive trading applies to investors who invest in the funds directly or through Service Agents, but does not apply to any systematic investment plans described in the prospectuses.

During times of drastic economic or market conditions, the funds may suspend the Exchange Privilege temporarily without notice and treat exchange requests based on their separate components—redemption orders with a simultaneous request to purchase the other fund’s shares. In such a case, the redemption request would be processed at the fund’s next determined net asset value of the fund being redeemed but the purchase order would be effective only at the net asset value next determined after the fund being purchased formally accepts the order, which may result in the delay of the purchase.

Upon receipt of proper instructions and all necessary supporting documents, shares submitted for exchange are redeemed at the then-current net asset value and, subject to any applicable deferred sales charge, the proceeds immediately invested, at a price as described above, in shares of the fund being acquired. Smith Barney reserves the right to reject any exchange request. The exchange privilege may be modified or terminated at any time after written notice to shareholders.

As stated in the prospectus for shares distributed through PFS Distributors, the exchange privilege is limited only to funds that are offered through PFS Distribution channel.

Additional Information Regarding Telephone Redemption and Exchange Program.

Neither the Trust nor its agents will be liable for following instructions communicated by telephone that are reasonably believed to be genuine. The Trust and its agents will employ procedures designed to verify the identity of the caller and legitimacy of instructions (for example, a shareholder’s name and account number will be required and phone calls may be recorded). Each fund reserves the right to suspend, modify or discontinue the telephone redemption and exchange program or to impose a charge for this service at any time following at least seven (7) days’ prior notice to shareholders.

The exchange privilege enables shareholders to acquire shares of the same class in a fund with different investment objectives when they believe that a shift between funds is an appropriate investment decision. This privilege is available to shareholders residing in any state in which the fund shares being acquired may legally be sold. Prior to any exchange, the shareholder should obtain and review a copy of the current prospectus of each fund into which an exchange is being considered. Prospectuses may be obtained from a Service Agent.

Upon receipt of proper instructions and all necessary supporting documents, shares submitted for exchange are redeemed at the then-current net asset value and the proceeds are immediately invested at a price as described above in shares of the fund being acquired. CGMI and PFS reserve the right to reject any exchange request. The exchange privilege may be modified or terminated at any time after written notice to shareholders.

THE FUNDS

The interest of a shareholder is in the assets and earnings of the fund in which he or she holds shares. The Board of Trustees has authorized the issuance of shares in separate series, each representing shares in one of the separate funds. Pursuant to such authority, the Board may also authorize the creation of additional series of shares and additional classes of shares within any series. The investment objectives, policies and restrictions applicable to additional funds would be established by the Board of Trustees at the time such funds were established and may differ from those set forth in the prospectuses and this SAI. In the event of liquidation or dissolution of a fund or of the Trust, shares of a fund are entitled to receive the assets belonging to that fund and a proportionate distribution, based on the relative net assets of the respective funds, of any general assets not belonging to any particular fund that are available for distribution.

The Declaration of Trust may be amended only by a “majority shareholder vote” as defined therein, except for certain amendments that may be made by the Board of Trustees. The Declaration of Trust and the By-Laws of the Trust are designed to make the Trust similar in certain respects to an entity organized as a corporation. The principal distinction between the two forms of business organization relates to shareholder liability described below. Under Massachusetts law, shareholders of a business trust may, under certain circumstances, be held personally liable as partners for the obligations of the trust, which is not the case with a corporation. The Declaration of Trust of the Trust provides that shareholders shall not be subject to any personal liability for the acts or obligations of the Trust and that every written obligation, contract, instrument or undertaking made by the Trust shall contain a provision to the effect that the shareholders are not personally liable thereunder.

Special counsel for the Trust is of the opinion that no personal liability will attach to the shareholders under any undertaking containing such provision when adequate notice of such provision is given, except possibly in a few jurisdictions. With respect to (a) all types of claims in the latter jurisdictions (b) tort claims (c) contract claims where the provision referred to is omitted from the undertaking (d) claims for taxes and (e) certain statutory liabilities in other jurisdictions, a shareholder may be held personally liable to the extent that claims are not satisfied by the Trust; however, upon payment of any such liability, the shareholder will be entitled to reimbursement from the general assets of the Trust. The Board of Trustees intends to conduct the operations of the Trust, with the advice of counsel, in such a way so as to avoid, as far as possible, ultimate liability of the shareholders for liabilities of the Trust.

The Declaration of Trust further provides that no Trustee, officer or employee of the Trust is liable to the Trust or to a shareholder, except as such liability may arise from his or her or its own bad faith, willful misfeasance, gross negligence, or reckless disregard of his or its duties, nor is any Trustee, officer or employee personally liable to any third persons in connection with the affairs of the Trust. It also provides that all third persons shall look solely to the Trust property or the property of the appropriate portfolio of the Trust for satisfaction of claims arising in connection with the affairs of the Trust or a particular portfolio, respectively. With the exceptions stated, the Declaration of Trust provides that a Trustee, officer or employee is entitled to be indemnified against all liability in connection with the affairs of the Trust.

The Trust shall continue without limitation of time subject to the provisions in the Declaration of Trust concerning termination of the Trust or any of the series of the Trust by action of the shareholders or by action of the Trustees upon notice to the shareholders.

VOTING RIGHTS

The Board of Trustees has the power to alter the number and the terms of office of the Trustees, and may at any time lengthen their own terms or make their terms of unlimited duration (subject to certain removal procedures) and fill vacancies, provided that in accordance with the 1940 Act, (i) a shareholder meeting to elect Trustees must promptly be called if at any time at least a majority of the Trustees have not been elected by the shareholders of the Trust, and (ii) at least  2/3 of the Trustees must have been so elected upon the filling of any vacancy by the board without a shareholder vote. Shares do not have cumulative voting rights and therefore the holders of more than 50% of the outstanding shares of the Trust may elect all of the Trustees irrespective of the votes of other shareholders. Class A, Class B, Class C, Class O and Class Y shares of a fund of the Trust, if any, represent interests in the assets of that fund and have identical voting, dividend, liquidation and other rights on the same terms and conditions, except that each Class of shares has exclusive voting rights with respect to provisions of the fund’s Rule 12b-1 distribution plan which pertain to a particular class. For example, a change in investment policy for a fund would be voted upon only by shareholders of the fund involved. Additionally, approval of each fund’s Advisory Agreement is a matter to be determined separately by that fund. Approval of a proposal by the shareholders of one fund is effective as to that fund whether or not enough votes are received from the shareholders of the other funds to approve the proposal as to those funds.

As of July 3, 2006 the following shareholders beneficially owned 5% or more of a class of shares of a fund of the Trust:

Portfolio	Class of Shares	Percentage
California Money Market Portfolio

Fiduciary Trust Intl-Revenue	Class Y	78.8393%
Attn John Conte

Fiduciary Trust Intl Revenue	Class Y	21.1468
Attn John Conte

Georgia Municipals Fund

Larry Weitzner	Class A	5.3324
Pam Weitzner JTWROS MDA 7 ACV

Dorothy C. Hamilton	Class A	5.2709

Margaret Due TTEE	Class B	11.7096
FBO Margaret Due TR U/A/D 09/06/02

James S Hutto	Class C	6.6141

Intermediate-Term Municipals Fund

Blanche Schimmel	Class B	5.5062

The Kane Gonic Realty Company	Class B	5.0107
Mr. Joseph Kane

Mrs. Margaret Inhofe	Class O	5.0600

Portfolio	Class of Shares	Percentage
Massachusetts Money Market Portfolio

David R. Mittelman and	Class A	7.1864
Michel H. Mittelman JTWROS

New York Money Market Portfolio

Westchester One	Class A	7.5561%
Nicholas Pepe

Fiduciary Trust Intl Revenue	Class Y	58.9428
Attn John Conte

Continental Stock Transfer TR	Class Y	34.6593
CO A/T/F Ad.Venture Partners

Fiduciary Trust Intl-Non Revenue	Class Y	6.3978
Attn John Conte

New York Portfolio

Peter Nager	Class Y	100.0000

Pennsylvania Portfolio

Royal F Alvis	Class A	6.6803
Marion M Alvis JTWROS

Richard Grimes	Class C	5.1760
Janet F. Grimes JTWROS

TAXES

The following is a summary of certain material federal and state income tax considerations affecting each fund and its shareholders. This summary does not address all of the potential income tax consequences that may be applicable to the funds or to all categories of investors, some of which may be subject to special tax rules. Each prospective shareholder is urged to consult his own tax adviser with respect to the specific federal, state, local and foreign tax consequences of investing in a fund. The summary is based on the laws in effect on the date of this SAI and existing judicial and administrative interpretations thereof, all of which are subject to change, possibly with retroactive effect.

As described above and in the Prospectuses, each fund is designed to provide investors with current income, in the form of “exempt-interest dividends,” which is excluded from gross income for regular federal income tax purposes and, except for the Intermediate-Term Municipals Fund and the National Municipals Fund, exempt from otherwise applicable state and/or local personal income taxes in a particular state. No fund is intended to be a balanced investment program, and the funds are not designed for investors seeking capital gains or maximum tax-exempt income irrespective of fluctuations in principal. Investment in any fund would not be suitable for tax-exempt institutions, qualified retirement plans, H.R. 10 plans and individual retirement accounts because those investors would not gain any additional tax benefit from the receipt of tax-exempt income.

Federal Income Tax Treatment of the Funds and Their Investments

Each fund will be treated as a separate taxpayer for U.S. federal income tax purposes and each fund intends to continue to qualify to be treated as a regulated investment company under the Code each taxable year. To so qualify, a fund must, among other things: (a) derive at least 90% of its gross income in each taxable year from dividends, interest, payments with respect to securities loans and gains from the sale or other disposition of stock or securities, foreign currencies, other income (including, but not limited to, gains from options, futures or forward contracts) derived with respect to its business of investing in such stock, securities or currencies and net income derived from an interest in “qualified publicly traded partnerships” (i.e., partnerships that are traded on an established securities market or tradable on a secondary market, other than partnerships that derives 90% of their income from interest, dividends, capital gains, and other traditional permitted mutual fund income); and (b) diversify its holdings so that, at the end of each quarter of the fund’s taxable year, (i) at least 50% of the market value of the fund’s assets is represented by cash, securities of other regulated investment companies, U.S. government securities and other securities, with such other securities limited, in respect of any one issuer, to an amount not greater than 5% of the fund’s assets and not greater than 10% of the outstanding voting securities of such issuer and (ii) not more than 25% of the value of its assets is invested in the securities (other than U.S. government securities or securities of other regulated investment companies) of any one issuer, any two or more issuers that the fund controls and that are determined to be engaged in the same or similar trades or businesses or related trades or businesses or in the securities of one or more qualified publicly traded partnerships.

A fund’s investments in partnerships, including in qualified publicly traded partnerships, may result in the fund’s being subject to state, local or foreign income, franchise or withholding tax liabilities.

As a regulated investment company, a fund will not be subject to U.S. federal income tax on the portion of its net investment income (i.e., income other than its net realized long-term and short-term capital gains) and its net realized long-term and short-term capital gains, if any, that it distributes to its shareholders, provided an amount equal to at least (i) 90% of the sum of its investment company taxable income (i.e., its taxable income minus the excess, if any, of its net realized long-term capital gains over its net realized short-term capital losses (including any capital loss carryovers)), plus or minus certain other adjustments as specified in the Code) and (ii) 90% of its net tax-exempt income for the taxable year is distributed to its shareholders in compliance with the Code’s timing and other requirements. However, any taxable income or gain the fund does not distribute will be subject to tax at regular corporate rates (currently a maximum of 35%).

On March 31, 2006, the unused capital loss carryovers, by fund, were approximately as follows: Limited Term Portfolio, $49,341,817; New York Portfolio, $34,063,080; Georgia Portfolio, $4,343,191; Pennsylvania Portfolio, $4,724,176; Florida Portfolio, $8,964,086; National Portfolio, $24,690,079. For Federal income tax purposes, these amounts are available to be applied against future capital gains of the fund that has the carryovers, if any, that are realized prior to the expiration of the applicable carryover. The carryovers expire as follows:

PORTFOLIO	2008	2009	2010	2011	2012	2013	2014
Intermediate-Term	$9,495,115	$5,514,817	$214,462	$5,537,751	$2,616,935	$21,747,281	$4,215,456
New York Portfolio	5,713,826	4,646,778	—	—	1,069,559	22,632,917	—
Georgia	731,604	946,633	—	—	244,540	2,420,414	—
Pennsylvania	533,309	857,242	159,254	—	266,329	2,908,042	—
Florida	—	666,089	—	—	1,458,394	6,839,603	—
National	684,820	3,676,518	—	—	2,206,821	16,251,657	1,870,263

If, in any taxable year, a fund fails to qualify as a regulated investment company under the Code or fails to meet the distribution requirement, it will be taxed in the same manner as an ordinary corporation and distributions to its shareholders will not be deductible by the fund in computing its taxable income. In addition, in the event of a failure to qualify, a fund’s distributions, to the extent derived from such fund’s current or accumulated earnings and profits would constitute dividends that are taxable to shareholders as ordinary income, even though those distributions might otherwise (at least in part) have been treated in the shareholders’ hands as tax-exempt interest. However, such dividends will be eligible (i) to be treated as qualified dividend income in the case of shareholders taxed as individuals and (ii) for the dividends received deduction in the case of corporate shareholders. Moreover, if a fund fails to qualify as a regulated investment company in any year, it must pay out its earnings and profits accumulated in that year in order to qualify again as a regulated investment company. If a fund fails to qualify as a regulated investment company for a period greater than two taxable years, such fund may be required to recognize any net built-in gains with respect to certain of its assets (i.e., the excess of the aggregate gains, including items of income, over aggregate losses that would have been realized if the fund had been liquidated) in order to qualify as a regulated investment company in a subsequent year.

The Code imposes a 4% nondeductible excise tax on a fund to the extent it does not distribute by the end of any calendar year at least 98% of its ordinary income for that year and at least 98% of its capital gain net income (both long-term and short-term) for the one-year period ending, as a general rule, on October 31 of that year. For this purpose, however, any ordinary income or capital gain net income retained by a fund that is subject to corporate income tax will be considered to have been distributed by year-end. In addition, the minimum amounts that must be distributed in any year to avoid the excise tax will be increased or decreased to reflect any under- or over-distribution, as the case may be, from the previous year. The fund anticipates that it will pay such dividends and will make such distributions as are necessary in order to avoid the application of this excise tax.

Some of the funds may invest in exchange traded municipal bond index and interest rate futures contracts and options on these futures contracts (collectively “section 1256 contracts”), which will be subject to special provisions of the Code (including provisions relating to “hedging transactions” and “straddles”) that, among other things, may affect the character of gains and losses realized by a fund (i.e., may affect whether gains or losses are ordinary or capital), accelerate recognition of income to a fund and defer fund losses. These rules could therefore affect the character, amount and timing of distributions to shareholders. These provisions also (a) will require a fund to mark-to-market certain types of the positions in its portfolio (i.e., treat them as if they were closed out at the end of each year) and (b) may cause a fund to recognize income without receiving cash with which to pay dividends or make distributions in amounts necessary to satisfy the distribution requirements for avoiding income and excise taxes. Each fund will monitor its transactions, will make the appropriate tax elections and will make the appropriate entries in its books and records when it engages in these transactions in order to mitigate the effect of these rules and prevent disqualification of the fund as a regulated investment company.

All section 1256 contracts held by a fund at the end of its taxable year are required to be marked to their market value, and any unrealized gain or loss on those positions will be included in the fund’s income as if each position had been sold for its fair market value at the end of the taxable year. The resulting gain or loss will be combined with any gain or loss realized by the fund from positions in section 1256 contracts closed during the taxable year. Provided such positions were held as capital assets and were not part of a “hedging transaction” nor part of a “straddle,” 60% of the resulting net gain or loss will be treated as long-term capital gain or loss, and 40% of such net gain or loss will be treated as short-term capital gain or loss, regardless of the period of time the positions were actually held by the fund.

Some of the funds may invest in zero coupon or deferred interest securities. The holder of a zero coupon or deferred interest security is required to accrue interest with respect to that security, even though no cash is currently distributed. A fund’s investment in zero coupon or deferred interest securities may cause the fund to recognize income without receiving cash with which to pay dividends or make distributions in amounts necessary to satisfy the distribution requirements for avoiding income and excise taxes.

Some of the funds may invest in swap contracts. As a result of entering into swap contracts, a fund may make or receive periodic net payments. A fund may also make or receive a payment when a swap is terminated prior to maturity through an assignment of the swap or other closing transaction. For certain swaps, periodic net payments made to a fund will generally constitute ordinary income, while only a portion of periodic net payments made by a fund will constitute deductions against such fund’s taxable income, with the remainder deductible against the fund’s exempt income. The termination of a swap will generally result in capital gain or loss (which will be a long-term capital gain or loss if a fund has been a party to the swap for more than one year). The tax treatment of many types of credit default swaps is uncertain.

Federal Income Taxation of U.S. Shareholders

Dividends and Distributions.    Dividends and other distributions by a fund are generally treated under the Code as received by the shareholders at the time the dividend or distribution is made. However, any dividend or distribution declared by a fund in October, November or December of any calendar year and payable to shareholders of record on a specified date in such a month shall be deemed to have been received by each shareholder on December 31 of such calendar year and to have been paid by the fund not later than such December 31, provided such dividend is actually paid by the fund during January of the following calendar year.

Each fund intends to distribute annually to its shareholders substantially all of its investment company taxable income, and any net realized long-term capital gains in excess of net realized short-term capital losses (including any capital loss carryovers). However, if a fund retains for investment an amount equal to all or a portion of its net long-term capital gains in excess of its net short-term capital losses (including any capital loss carryovers), it will be subject to a corporate tax (currently at a maximum rate of 35%) on the amount retained. In that event, the fund may designate such retained amounts as undistributed capital gains in a notice to its shareholders who in such case (a) would be required to include in income for federal income tax purposes, as long-term capital gains, their proportionate shares of the undistributed amount, (b) would be entitled to credit their proportionate shares of the 35% tax paid by the fund on the undistributed amount against their federal income tax liabilities, if any, and to claim refunds to the extent their credits exceed their liabilities, if any, and (c) would be entitled to increase their tax basis, for federal income tax purposes, in their shares by an amount equal to 65% of the amount of undistributed capital gains included in the shareholder’s income. Organizations or persons not subject to federal income tax on such capital gains will be entitled to a refund of their pro rata share of such taxes paid by the fund upon filing appropriate returns or claims for refund with the IRS.

Dividends paid by any fund from interest income on taxable investments, net realized short-term capital gains and all or a portion of any gains realized from the sale or other disposition of certain market discount bonds are subject to federal income tax as ordinary income. Distributions, if any, from net realized long-term capital gains that a Fund designates as capital gain dividends are taxable as long-term capital gains regardless of the length of time a shareholder has owned fund shares.

Because each fund will distribute exempt-interest dividends, interest on indebtedness incurred by a shareholder to purchase or carry shares of a fund is not deductible for federal income tax purposes. If a shareholder receives exempt-interest dividends with respect to any share of a fund and if the share is held by the shareholder for six months or less, then any loss on the sale or exchange of the share may, to the extent of the exempt-interest dividends, be disallowed. In addition, the Code may require a shareholder that receives exempt-interest dividends to treat as taxable income a portion of certain otherwise non-taxable social security and railroad retirement benefit payments. Furthermore, the portion of any exempt-interest dividend paid by a fund that represents income derived from certain “private activity bonds” held by the fund may not retain its tax-exempt status in the hands of a shareholder who is a “substantial user” of a facility financed by such bonds, or a “related person” of the substantial user. Moreover, some or all of a fund’s exempt-interest dividends may be a specific preference item, or a component of an adjustment item, for purposes of the federal individual and corporate alternative minimum taxes. In addition, the receipt of a fund’s dividends and distributions may affect the federal and California “excess net passive income” tax liability of a Subchapter S corporation. Shareholders should consult their own tax advisors to determine whether they are (a) “substantial users” with respect to a facility or “related” to those users within the meaning of the Code or (b) subject to a federal alternative minimum tax or the federal or California “excess net passive income” tax.

Shareholders are required to pay tax on all taxable distributions even if those distributions are automatically reinvested in additional shares. None of the dividends paid by any fund will qualify for the corporate dividends-received deduction or taxation of long-term capital gain rates as so called “qualified dividend income.” Shareholders of each fund will receive an annual statement as to the income tax status of his or her dividends and distributions for the prior calendar year.

Investors considering buying shares of a fund just prior to a record date for a capital gain distribution should be aware that, regardless of whether the price of the fund shares to be purchased reflects the amount of the forthcoming distribution payment, any such payment will be a taxable distribution payment.

Sales of Shares.    Upon the sale or exchange of his shares, a shareholder will realize a taxable gain or loss equal to the difference between the amount realized and his basis in his shares. A redemption of shares by a fund will be treated as a sale for this purpose. Such gain or loss will be treated as capital gain or loss if the shares are capital assets in the shareholder’s hands, and will be long-term capital gain or loss if the shares are held for more than one year and short-term capital gain or loss if the shares are held for one year or less. Any loss realized on a sale or exchange will be disallowed to the extent the shares disposed of are replaced, including replacement through the reinvesting of dividends and capital gains distributions in the fund, within a 61-day period beginning 30 days before and ending 30 days after the disposition of the shares. In such a case, the basis of the shares acquired will be increased to reflect the disallowed loss. Any loss realized by a shareholder on the sale of a fund share held by the shareholder for six months or less will be treated for federal income tax purposes as a long-term capital loss to the extent of any distributions or deemed distributions of long-term capital gains received by the shareholder with respect to such share.

If a shareholder incurs a sales charge when acquiring shares of a fund, disposes of those shares within 90 days and then acquires shares in a mutual fund for which the otherwise applicable sales charge is reduced by reason of a reinvestment right (e.g., an exchange privilege), the original sales charge will not be taken into account when computing gain or loss on the original shares to the extent the subsequent sales charge is reduced. Instead, the disregarded portion of the original sales charge, will be added to the shareholder’s tax basis in the newly acquired shares. Furthermore, the same rule also applies to a disposition of the newly acquired shares made within 90 days of the second acquisition. This provision prevents a shareholder from immediately deducting the sales charge by shifting his or her investment in a family of mutual funds.

Backup withholding.    Each fund may be required to withhold taxable dividends, capital gain distributions, and the proceeds of any redemption, regardless of whether gain or loss is realized upon the redemption, payable to a shareholder who does not provide the fund with his or her correct taxpayer identification number (social security or employer identification number) and any required certifications, or who is otherwise subject to backup withholding. Any tax withheld as a result of backup withholding does not constitute an additional tax, and may be claimed as a credit on the shareholders’ federal income tax returns.

From time to time, proceedings have been introduced before Congress for the purpose of restricting or eliminating the federal income tax exemption for interest on municipal obligations. It may be expected that similar proposals may be introduced in the future. If such proposals were to be enacted, the ability of a fund to pay “exempt interest” dividends could be adversely affected and the fund would then need to reevaluate its investment objectives and policies and consider changes in its structure.

State Tax Information

Investors purchasing municipal obligations of their state of residence, or a fund comprised of such obligations, should recognize that the benefits of the exemption from state and local taxes, in addition to the exemption from federal taxes, necessarily limits the fund’s ability to diversify geographically.

California State Taxes    California shareholders will not be subject to California state personal income tax on exempt-interest dividends they receive from the California Money Market Portfolio to the extent that such dividends are attributable to interest on obligations of the state of California and its political subdivisions, agencies and public authorities (and certain other governmental issuers) and provided that, at the close of each quarter of the Portfolio’s taxable year, at least 50% of the Portfolio’s total assets are invested in municipal obligations of California issuers. To the extent that distributions are derived from taxable income, including long-term or short-term capital gains, such distributions will not be exempt from California state personal income tax. Dividends on the California Portfolio are not excluded in determining California state franchise taxes on corporations and financial institutions.

The foregoing is only a brief summary of the tax considerations generally affecting shareholders of the California Money Market Portfolio who are California residents. Investors are urged to consult their tax advisers with specific reference to their own tax situation.

Florida Taxes    Florida currently does not impose a personal income tax on individuals. Thus, individual shareholders of the Florida Portfolio will not be subject to any Florida state income tax on distributions received from the Florida Portfolio. However, certain distributions will be taxable to corporate shareholders that are subject to Florida corporate income tax.

Florida currently imposes an “intangibles tax” on certain securities and other intangible assets owned by Florida residents on January 1 of each year. Certain types of municipal obligations of Florida issuers, U.S. Treasury securities and municipal obligations issued by certain U.S. territories and possessions are exempt from this intangibles tax. The Florida Portfolio seeks generally to select investments that will enable its shares to be exempt from the Florida intangibles tax and attempts to ensure that all of its assets held on the annual assessment date are exempt from this tax. So long as at least 90% of the net asset value of the Florida Portfolio is attributable to such exempt assets, the Florida Portfolio’s shares will be exempt from the Florida intangibles tax. The Florida Portfolio intends to provide shareholders annually with information relating to its assets necessary to permit shareholders to determine whether its shares are exempt from the Florida intangibles tax.

The Florida House and Senate have both passed legislation that would repeal the annual intangibles tax, effective January 1, 2007. Although the bill has not yet been presented to Governor Jeb Bush for signature, it is expected that it will be enacted in the near future. If the annual intangibles tax is repealed, the fund will no longer provide special tax benefits to Florida residents above and beyond those provided by a fund investing in a national portfolio of municipal securities.

The foregoing is only a brief summary of the tax considerations generally affecting shareholders of the Florida Portfolio who are Florida residents. Investors are urged to consult their tax advisers with specific reference to their own tax situation.

Georgia Taxes    Exempt-interest dividends distributed by the Georgia Portfolio to a Georgia resident that are attributable to interest on Georgia municipal obligations or direct obligations of the United States and its territories and possessions will not be subject to the state of Georgia personal income tax. Dividends or other distributions by the Georgia Portfolio that are attributable to other sources, including all distributions that qualify as capital gains dividends for federal income tax purposes, will be subject to the state of Georgia personal income tax at the applicable rate.

The foregoing is only a brief summary of the tax considerations generally affecting shareholders of the Georgia Portfolio who are Georgia residents. Investors are urged to consult their tax advisers with specific reference to their own tax situation.

Massachusetts Taxes    Individual shareholders of the Massachusetts Money Market Portfolio who are otherwise subject to Massachusetts personal income tax will not be subject to Massachusetts personal income tax on exempt-interest dividends received from the fund to the extent the dividends are directly attributable to interest on obligations of the Commonwealth of Massachusetts and its political subdivisions, agencies and public authorities (or on obligations of certain other governmental issuers such as Puerto Rico, the Virgin Islands and Guam) that pay interest which is exempt from Massachusetts personal income taxes. Other distributions from Massachusetts Money Market Portfolio, including those related to long-term and short-term capital gains, other than gains from certain Massachusetts municipal securities that are specifically exempt by statute, generally will not be exempt from Massachusetts personal income tax. Any expense otherwise deductible by a shareholder will not be deductible for Massachusetts income tax purposes to the extent that it relates or is allocable to dividends received by the shareholder that were exempt from Massachusetts personal income taxes.

In the case of a shareholder subject to the Massachusetts corporate excise tax, all distributions received from any fund, including the Massachusetts Money Market Portfolio, will be includible in the shareholder’s gross income for corporate excise tax purposes. Nevertheless, interest on indebtedness incurred or continued to purchase or carry fund shares will not be deductible in computing the income component of the Massachusetts corporate excise tax. Distributions received directly or indirectly from a fund also will not be eligible for the dividends-received deduction for Massachusetts corporate excise tax purposes.

The foregoing is only a brief summary of the tax considerations generally affecting shareholders of the Massachusetts Money Market Portfolio who are Massachusetts residents. Shareholders are urged to consult their own tax advisers with specific reference to their own tax situation.

New York State and City Taxes    New York residents who are shareholders of the New York Portfolio or the New York Money Market Portfolio will not be subject to New York State or New York City personal income taxes on exempt-interest dividends attributable to interest on tax-exempt obligations of the State of New York and its political subdivisions, as well as certain other obligations the interest on which is considered exempt for New York State and New York City purposes. Exempt-interest dividends are not excluded in determining New York State franchise or New York City business taxes on corporations and financial institutions.

The foregoing is only a brief summary of some of the tax considerations generally affecting shareholders of the New York Portfolio and the New York Money Market Portfolio who are New York residents. Investors are urged to consult their tax advisors with specific reference to their own tax situation.

Pennsylvania Taxes    Exempt-interest dividends distributed by the Pennsylvania Portfolio will not be subject to the Pennsylvania personal income tax, the corporate net income tax or to the Philadelphia school district investment income tax to the extent that the dividends are attributable to interest received by the Portfolio from its investments in Pennsylvania municipal obligations and U.S. Government obligations, including obligations issued by U.S. possessions. For Pennsylvania personal income tax purposes, capital gain distributions are treated as ordinary dividends and are taxed at ordinary income tax rates.

The foregoing is only a brief summary of some of the tax considerations generally affecting shareholders of the Pennsylvania Portfolio who are Pennsylvania residents. Investors are urged to consult their tax advisors with specific reference to their own tax situation.

Other Taxes

Distributions may also be subject to additional state, local and foreign tax depending on each shareholder’s particular situation.

If a shareholder recognizes a loss with respect to the fund’s shares of $2 million or more for an individual shareholder or $10 million or more for a corporate shareholder, the shareholder must file with the IRS a disclosure statement on Form 8886. Direct shareholders of portfolio securities are in many cases excepted from this reporting requirement, but under current guidance, shareholders of a regulated investment company are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Shareholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

The foregoing is only a summary of certain material income tax consequences affecting the funds and their shareholders. Prospective shareholders are advised to consult their own tax advisers with respect to the particular tax consequences to them of an investment in a fund.

ADDITIONAL INFORMATION

The Trust, an open-end management investment company, is organized as a “Massachusetts business trust” pursuant to a Declaration of Trust dated August 14, 1985. Pursuant to the Declaration of Trust, the Board of Trustees has authorized the issuance of different series of shares, each representing shares in a separate fund. The assets of each fund are segregated and separately managed. Each share of a fund represents an equal proportionate interest in the net assets of that fund with each other share of the same fund and is entitled to such dividends and distributions out of the net income of that fund as are declared in the discretion of the Board of Trustees. Shareholders are entitled to one vote for each share held and will vote by individual fund except as otherwise permitted by the 1940 Act. It is the intention of the Trust not to hold annual meetings of shareholders. The Board of Trustees may call meetings of shareholders for action by shareholder vote as may be required by the 1940 Act or the Declaration of Trust, and shareholders are entitled to call a meeting upon a vote of 10% of the fund’s outstanding shares for purposes of voting on removal of a Trustee or Trustees. The Trust will assist shareholders in calling such a meeting. Shares do not have cumulative voting rights or preemptive rights and have only such conversion or exchange rights as the Board of Trustees may grant in its discretion. Shares are redeemable as set forth under “Redemption of Shares.”

The Trust sends to each of its fund’s shareholders a semi-annual report and an audited annual report, which include listings of the investment securities held by the funds at the end of the reporting period. In an effort to reduce each fund’s printing and mailing costs, each fund consolidates the mailing of its semi-annual and annual reports by household. This consolidation means that a household having multiple accounts with the identical address of record receive a single copy of each report. Shareholders who do not want this consolidation to apply to their account should contact their Service Agent or the Transfer Agent.

Custodian and Transfer Agent

State Street Bank and Trust Company (“State Street” or “Custodian”), 225 Franklin Street, Boston, Massachusetts 02110, serves as the custodian of the trust on behalf of the fund. State Street, among other things, maintains a custody account or accounts in the name of the fund; receives and delivers all assets for the fund upon purchase and upon sale or maturity; collects and receives all income and other payments and distributions on account of the assets of the fund; and makes disbursements on behalf of the fund. The Custodian neither determines the fund’s investment policies, nor decides which securities the fund will buy or sell. For its services, the Custodian receives a monthly fee based upon the daily average market value of securities held in custody and also receives securities transaction charges, including out-of-pocket expenses. The fund may also periodically enter into arrangements with other qualified custodians with respect to certain types of securities or other transactions such as repurchase agreements or derivatives transactions. State Street also acts as the Fund’s securities lending agent and receives a share of the income generated by such activities.

PFPC, located at 4400 Computer Drive, Westborough, Massachusetts 01581, serves as transfer agent. The transfer agent maintains the shareholder account records for the fund, handles certain communications between shareholders and the fund and distributes dividends and distributions payable by the fund. For these services, the transfer agent receives a monthly fee computed on the basis of the number of shareholder accounts it maintains for the fund during the month, and is reimbursed for out-of-pocket expenses.

Legal Matters

Beginning in June 2004, class action lawsuits alleging violations of the federal securities laws were filed against CGMI, SBFM and Salomon Brothers Asset Management Inc. (“SBAM”) (collectively, the “Advisers”), substantially all of the mutual funds managed by the Advisers, including the fund, (the “Funds”), and directors or trustees of the Funds (collectively, the “Defendants”). The complaints alleged, among other things, that CGMI created various undisclosed incentives for its brokers to sell Smith Barney and Salomon Brothers funds. In addition, according to the complaints, the Advisers caused the Funds to pay excessive brokerage commissions to CGMI for steering clients towards proprietary funds. The complaints also alleged that the Defendants breached their fiduciary duty to the Funds by improperly charging Rule 12b-1 fees and by drawing on fund assets to make undisclosed payments of soft dollars and excessive brokerage commissions. The complaints also alleged that the Funds failed to adequately disclose certain of the allegedly wrongful conduct. The complaints sought injunctive relief and compensatory and punitive damages, rescission of the Funds’ contracts with the Advisers, recovery of all fees paid to the Advisers pursuant to such contracts and an award of attorneys’ fees and litigation expenses.

On December 15, 2004, a consolidated amended complaint (the “Complaint”) was filed alleging substantially similar causes of action. While the lawsuit is in its earliest stages, to the extent that the Complaint purports to state causes of action against the Funds, CAM believes the Funds have significant defenses to such allegations, which the Funds intend to vigorously assert in responding to the Complaint.

Additional lawsuits arising out of these circumstances and presenting similar allegations and requests for relief could be filed against the Defendants in the future.

As of the date of this SAI, SBFM and the Funds believe that the resolution of the pending lawsuit will not have a material effect on the financial position or results of operations of the Funds or the ability of the Advisers and their affiliates to continue to render services to the Funds under their respective contracts.

The Defendants have moved to dismiss the Complaint. Those motions are pending before the court.

Recent Developments.    On May 31, 2005, the U.S. Securities and Exchange Commission (“SEC”) issued an order in connection with the settlement of an administrative proceeding against SBFM and CGMI relating to the appointment of an affiliated transfer agent for the Smith Barney family of mutual funds (the “Funds”).

The SEC order finds that SBFM and CGMI willfully violated Section 206(1) of the Investment Advisers Act of 1940 (“Advisers Act”). Specifically, the order finds that SBFM and CGMI knowingly or recklessly failed to disclose to the boards of the Funds in 1999 when proposing a new transfer agent arrangement with an affiliated transfer agent that: First Data Investors Services Group (“First Data”), the Funds’ then-existing transfer agent, had offered to continue as transfer agent and do the same work for substantially less money than before; and that CAM, the Citigroup business unit that, at the time, included each fund’s manager and other investment advisory companies, had entered into a side letter with First Data under which CAM agreed to recommend the appointment of First Data as sub-transfer agent to the affiliated transfer agent in exchange for, among other things, a guarantee by First Data of specified amounts of asset management and investment banking fees to CAM and CGMI. The order also finds that SBFM and CGMI willfully violated Section 206(2) of the Advisers Act by virtue of the omissions discussed above and other misrepresentations and omissions in the materials provided to the Funds’ boards, including the failure to make clear that the affiliated transfer agent would earn a high profit for performing limited functions while First Data continued to perform almost all of the transfer agent functions, and the suggestion that the proposed arrangement was in the Funds’ best interests and that no viable alternatives existed. SBFM and CGMI do not admit or deny any wrongdoing or liability. The settlement does not establish wrongdoing or liability for purposes of any other proceeding.

The SEC censured SBFM and CGMI and ordered them to cease and desist from violations of Sections 206(1) and 206(2) of the Advisers Act. The order requires Citigroup to pay $208.1 million, including $109 million in disgorgement of profits, $19.1 million in interest, and a civil money penalty of $80 million. Approximately $24.4 million has already been paid to the Funds, primarily through fee waivers. The remaining $183.7 million, including the penalty, has been paid to the U.S. Treasury and will be distributed pursuant to a plan prepared and submitted for the approval of the SEC. At this time, there is no certainty as to how the above-described proceeds of the settlement will be distributed, to whom such distributions will be made, the methodology by which such distributions will be allocated, and when such distributions will be made. The order also required that transfer agency fees received from the Funds since December 1, 2004 less certain expenses be placed in escrow and provides that a portion of such fees might be subsequently distributed in accordance with the terms of the order. On April 3, 2006, an aggregate amount of approximately $9 million held in escrow was distributed to the affected Funds.

The order required SBFM to recommend a new transfer agent contract to the Fund boards within 180 days of the entry of the order; if a Citigroup affiliate submitted a proposal to serve as transfer agent or sub-transfer agent, SBFM and CGMI would have been required, at their expense, to engage an independent monitor to oversee a competitive bidding process. On November 21, 2005, and within the specified timeframe, the

Company’s Board selected a new transfer agent for the Fund. No Citigroup affiliate submitted a proposal to serve as transfer agent. Under the order, SBFM also must comply with an amended version of a vendor policy that Citigroup instituted in August 2004.

Although there can be no assurance, SBFM does not believe that this matter will have a material adverse effect on the Funds.

On December 1, 2005, Citigroup completed the sale of substantially all of its global asset management business, including SBFM, to Legg Mason.

Additional Developments.    The funds have received information concerning SBFM as follows:

On September 16, 2005, the staff of the SEC informed SBFM and SBAM that the staff is considering recommending that the SEC institute administrative proceedings against SBFM and SBAM for alleged violations of Section 19(a) and 34(b) of the 1940 Act (and related Rule 19a-1). The notification is a result of an industry wide inspection by the SEC and is based upon alleged deficiencies in disclosures regarding dividends and distributions paid to shareholders of certain funds. In connection with the contemplated proceedings, the staff may seek a cease and desist order and/or monetary damages from SBFM.

Although there can be no assurance, SBFM believes that there matters are not likely to have a material adverse effect on the funds or its ability to perform investment management services relating to the funds.

*    *    *    *    *

Beginning in August 2005, five class action lawsuits alleging violations of federal securities laws and state law were filed against CGMI and SBFM (collectively, the “Defendants”) based on the May 31, 2005 settlement order issued against the Defendants by the SEC described above. The complaints seek injunctive relief and compensatory and punitive damages, removal of SBFM as the investment manager for the Smith Barney family of funds, rescission of the Funds’ management and other contracts with SBFM, recovery of all fees paid to SBFM pursuant to such contracts, and an award of attorneys’ fees and litigation expenses. On October 5, 2005, a motion to consolidate the five actions and any subsequently-filed, related action was filed. That motion contemplates that a consolidated amended complaint alleging substantially similar causes of action will be filed in the future.

As of the date of this Statement of Additional Information, SBFM believes that resolution of the pending lawsuit will not have a material effect on the financial position or results of operations of the Funds or the ability of SBFM and its affiliates to continue to render services to the Funds under their respective contracts.

FINANCIAL STATEMENTS

The funds’ financial information is incorporated by reference to the funds’ Annual Reports to Shareholders for the fiscal year ended March 31, 2006 which were filed with the SEC on June 9, 2006, accession numbers, 0000930413-06-004477, 0001133228-06-000351, 0001193125-06-127401, 0001193125-06-127370, 0001193125-06-127364, 0001193125-06-127360, 0001133228-06-000350 and 0000930413-06-004456.

OTHER INFORMATION

The fund’s Board has approved a number of initiatives designed to streamline and restructure the fund complex, and has authorized seeking shareholder approval for those initiatives where shareholder approval is required. As a result, fund shareholders will be asked to elect a new Board, approve matters that will result in the fund being grouped for organizational and governance purposes with other funds in the fund complex that are predominantly fixed income funds, and adopt a single form of organization as a Maryland business trust, with all funds operating under uniform charter documents. Fund shareholders also will be asked to approve investment matters, including standardized fundamental investment policies. Proxy materials describing these matters are expected to be mailed later in 2006. If shareholder approval is obtained, these matters generally are expected to be effectuated during the first quarter of 2007.

SHARE CLASS STANDARDIZATION

The fund’s Board has approved certain share class modifications to, among other things, standardize the pricing and features of all equity and fixed income funds in the fund complex. As a result, a fund’s front-end sales load and/or contingent deferred sales charge amount and/or schedule may increase in some cases or may decrease in other cases. The modifications are expected to be implemented during the fourth quarter of 2006. The fund’s Prospectus will be further supplemented prior to their implementation.

We understand that many investors prefer an active role in allocating the mix of Funds in their portfolio, while others want the asset allocation decisions to be made by experienced managers.

That’s why we offer three “styles” of fund management that can be tailored to suit each investor’s unique financial goals.

Classic Series—portfolio manager driven funds

The Classic Series lets investors participate in mutual funds whose investment decisions are determined by experienced portfolio managers, based on each fund’s investment objectives and guidelines. Classic Series funds invest across asset classes and sectors, utilizing a range of strategies in order to achieve their objectives.

Research Series—driven by exhaustive fundamental securities analysis

Built on a foundation of substantial buy-side research under the direction of our Western Asset colleagues, the Research funds focus on well-defined industries, sectors and trends.

Style Pure Series—a solution to funds that stray

The Style Pure Series funds are the building blocks of asset allocation. Other than maintaining minimal cash or under extraordinary conditions, Style Pure Series funds stay fully invested within their asset class and investment style, enabling you to make asset allocation decisions in conjunction with your financial professional.

APPENDIX A

Ratings of Municipal Bonds, Notes and Commercial Paper

Moody’s Investors Service, Inc. (“Moody’s”):

Aaa—Bonds that are rated Aaa are judged to be of the best quality. They carry the smallest degree of investment risk and are generally referred to as “gilt edge.” Interest payments are protected by a large or by an exceptionally stable margin and principal is secure. While the various protective elements are likely to change, such changes as can be visualized are most unlikely to impair the fundamentally strong position of such issues.

Aa—Bonds that are rated Aa are judged to be of high quality by all standards. Together with the Aaa group, they comprise what are generally known as high-grade bonds. They are rated lower than the best bonds because margins of protection may not be as large as in Aaa securities or fluctuation of protective elements may be of greater amplitude or there may be other elements present which make the long-term risks appear somewhat larger than in Aaa securities.

A—Bonds that are rated A possess many favorable investment attributes and are to be considered as upper-medium-grade obligations. Factors giving security to principal and interest are considered adequate but elements may be present which suggest a susceptibility to impairment some time in the future.

Baa—Bonds that are rated Baa are considered medium-grade obligations; i.e., they are neither highly protected nor poorly secured. Interest payments and principal security appear adequate for the present but certain protective elements may be lacking or may be characteristically unreliable over any great length of time. Such bonds lack outstanding investment characteristics and in fact have speculative characteristics as well.

Standard & Poor’s Division of The McGraw-Hill Companies, Inc. (“S&P”)

AAA—Debt rated AAA has the highest rating assigned by S&P. Capacity to pay interest and repay principal is extremely strong.

AA—Debt rated AA has a very strong capacity to pay interest and repay principal and differs from the higher-rated issues only in small degree.

A—Debt rated A has a strong capacity to pay interest and repay principal although it is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than debt in higher-rated categories.

BBB—Debt rated BBB is regarded as having adequate capacity to pay interest and repay principal. Whereas it normally exhibits adequate protection parameters, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity to pay interest and repay principal for debt in this category than in higher-rated categories.

Fitch Inc.:

AAA—Bonds rated AAA by Fitch have the lowest expectation of credit risk. The obligor has an exceptionally strong capacity for timely payment of financial commitments, which is highly unlikely to be adversely affected by foreseeable events.

AA—Bonds rated AA by Fitch have a very low expectation of credit risk. They indicate very strong capacity for timely payment of financial commitments. This capacity is not significantly vulnerable to foreseeable events.

A—Bonds rated A by Fitch are considered to have a low expectation of credit risk. The capacity for timely payment of financial commitments is considered to be strong, but may be more vulnerable to changes in economic conditions and circumstances than bonds with higher ratings.

BBB—Bonds rated BBB by Fitch currently have a low expectation of credit risk. The capacity for timely payment of financial commitments is considered to be adequate. Adverse changes in economic conditions and circumstances, however, are more likely to impair this capacity. This is the lowest investment grade category assigned by Fitch.

Plus and minus signs are used by Fitch to indicate the relative position of a credit within a rating category. Plus and minus signs, however, are not used in the AAA category.

Description of State and Local Government Note Ratings

Notes are assigned distinct rating symbols in recognition of the differences between short-term and long-term credit risk. Factors affecting the liquidity of the borrower and short-term cyclical elements are critical in short-term ratings, while other factors of major importance in bond risk—long-term secular trends for example—may be less important over the short run.

Moody’s:

Moody’s ratings for state and municipal notes and other short-term loans are designated Moody’s Investment Grade (“MIG”). A short-term rating may also be assigned on an issue having a demand feature, a variable-rate demand obligation. Such ratings will be designated as “VMIG.” Short-term ratings on issues with demand features are differentiated by the use of the VMIG symbol to reflect such characteristics as payment upon periodic demand rather than fixed maturity dates and payment relying on external liquidity. Additionally, investors should be alert to the fact that the source of payment may be limited to the external liquidity with no or limited legal recourse to the issuer in the event the demand is not met. Symbols used are as follows:

MIG/VMIG 1—Loans bearing this designation are of the best quality, enjoying strong protection from established cash flows of funds, superior liquidity support or demonstrated broad-based access to the market for refinancing.

MIG 2/VMIG 2—Loans bearing this designation are of high quality, with margins of protection ample although not so large as in the preceding group.

S&P:

SP-1—Very strong or strong capacity to pay principal interest. Those issues determined to possess overwhelming safety characteristics will be given a plus (+) designation.

SP-2—Satisfactory capacity to pay principal and interest.

Fitch Inc.:

Fitch’s short-term ratings apply to debt obligations that are payable on demand or have original maturities of generally up to three years, including commercial paper, certificates of deposit, medium-term notes, and municipal and investment notes.

The short-term rating places greater emphasis than a long-term rating on the existence of liquidity necessary to meet financial commitments in a timely manner.

Fitch’s short-term ratings are as follows:

F1+—Issues assigned this rating are regarded as having the strongest capacity for timely payment of financial commitments. The “+” denotes an exceptionally strong credit feature.

F1—Issues assigned this rating are regarded as having the strongest capacity for timely payment of financial commitments.

F2—Issues assigned this rating have a satisfactory capacity for timely payment of financial commitments, but the margin of safety is not as great as in the case of the higher ratings.

F3—The capacity for the timely payment of financial commitments is adequate; however, near-term adverse changes could result in a reduction to non-investment grade.

DESCRIPTION OF HIGHEST COMMERCIAL PAPER RATINGS

Moody’s:

Prime-1—Issuers (or related supporting institutions) rated Prime-1 have a superior capacity for repayment of short-term promissory obligations. Prime-1 repayment capacity will normally be evidenced by the following characteristics: leading market positions in well-established industries; high rates of return on funds employed; conservative capitalization structures with moderate reliance on debt and ample asset protection; broad margins in earnings coverage of fixed financial charges and high internal cash generation; and well-established access to a range of financial markets and assured sources of alternate liquidity.

S&P:

A-1—This designation indicates that the degree of safety regarding timely payment is either overwhelming or very strong. Those issues determined to possess overwhelming safety characteristics are denoted with a plus (+) sign designation.

APPENDIX B

ADDITIONAL INFORMATION CONCERNING

CALIFORNIA MUNICIPAL OBLIGATIONS

The following information is a summary of special factors affecting investments in California municipal obligations. The sources of payment for such obligations and the marketability thereof may be affected by financial or other difficulties experienced by the State of California (“California” or the “State”) and certain of its municipalities and public authorities. This information does not purport to be a complete description and is based primarily on information from official statements relating to offerings of California issuers and other reports publicly issued by the State or certain of its agencies. Any estimates of future results and other projections are statements of opinion based on available information at the time made and are subject to risks and uncertainties which may cause actual results to differ materially. The funds have not independently verified, and are not responsible for, the accuracy or timeliness of this information. Such information is included herein without the express authority of any California issuer.

ECONOMY GENERALLY

California’s economy, the largest among the 50 states and one of the largest in the world, has major components in high technology, trade, entertainment, agriculture, manufacturing, tourism, construction and services. In early 2001, California’s economy slipped into a recession, which was concentrated in the State’s high-tech sector and, geographically, in the San Francisco Bay Area. The economy has since recovered with 597,400 jobs gained between July 2003 and March 2006 compared with 367,600 jobs lost between January 2001 and July 2003.

The State’s July 1, 2005 population of about 37 million represented over 12 percent of the total United States population. California is by far the most populous state in the nation, almost two-thirds larger than the second-ranked state according to the 2000 U.S. Census. California has grown about twice as rapidly as the national population during the last half of the 20th century, averaging about 26% growth for each decade between 1950 and 2000. Although California’s growth slowed during the 1990s, and is not expected to match the levels of the earlier decades before 1990, it is still expected to be in the range of 1 to 1.5% annually through at least the end of this decade. Population growth is expected to be about equally due to natural increase (excess of births over deaths) and net migration into the state.

Population growth in the next five years is expected to be the largest in the over age 65 category, with above statewide average growth in the working age and college age categories. School age and preschool categories will have lower than statewide average growth, reflecting lower births in the state during the 1990s when the current and near future school age population was born.

California’s population is perhaps the most diverse in the nation. As of the 2000 Census, no single ethnic group constituted a majority of the population. It is estimated that within the next 10-15 years, the Latino population will be the largest ethnic group in the state.

California’s population is concentrated in metropolitan areas. As of the April 1, 2000 census, 97 percent resided in the 25 Metropolitan Statistical Areas in the State. As of July 1, 2004, the 5-county Los Angeles area accounted for 49 percent of the State’s population, with over 17.0 million residents, and the 11-county San Francisco Bay Area represented 20 percent, with a population of over 7.0 million.

In the May Revision of the 2006-07 Governor’s Budget (the “May Revision”), the Department of Finance projected that in calendar years 2006 and 2007, the California and national economies will decelerate slightly in calendar years 2006 and 2007 largely because of slowing residential construction and real estate markets and rising interest rates but continue to grow at rates close to long-run average growth.

Both the California economy and the national economy improved in 2005 and the first quarter of 2006. National economic output grew by 3.5 percent in 2005-a solid gain coming on top of an even better 4.2 percent increase in 2004. Output increased at an annualized rate of 4.8 percent in the first quarter of 2006. This high rate of growth, however, represented a rebound from fourth quarter output that was depressed by the effects of the hurricanes that occurred in the Fall of 2005. A turnaround in consumer spending on motor vehicles and parts and a snapback in business investment in equipment and software were instrumental in the rebound. Nonfarm payroll employment grew by 1.5 percent in the nation in 2005, up from 1.1 percent in 2004. Nonfarm payroll employment in the first quarter of 2006 was 1.5 percent higher than a year earlier. The national unemployment rate was 4.7 percent in March 2006, down from 5.1 percent in March 2005.

California total personal income grew by 6.3 percent in 2005, down somewhat from 6.6 percent growth in 2004, but slightly better than the average gain in personal income from 1984 to 2004. Wage and salary income grew by 6.5 percent in 2005, stronger than the 6 percent gain in 2004. Statewide taxable sales were 6.4 percent higher in the first half of 2005 than in the first half of 2004; a year earlier; taxable sales were up by 9.1 percent. Made-in-California merchandise exports increased by 6.2 percent in 2005, after growing by 17 percent in 2004. These exports were up by 7.3 percent in the first quarter of 2006. Nonfarm payroll employment grew by 1.8 percent in 2005, after growing by 1 percent in 2004. Nonfarm payroll employment in the first quarter of 2006 was 1.9 percent higher than a year earlier. The state unemployment rate was 4.8 percent in March 2006, down from 5.5 percent in March 2005.

The number of residential units permitted in the state fell by 2.2 percent in 2005 and were 7.8 percent lower in the first quarter of 2006 than a year earlier. The valuation of nonresidential building permits rose, however, by 16 percent in 2005 and 36 percent in the first quarter of 2006.

Home sales fell by 2.9 percent in the date in 2005 and were 12 percent lower in the first quarter of 2006 than a year earlier. New home sales increased in 2005, but sales of existing houses and condominiums fell. The median price of new homes sold was $471,500 in December 2005. The median price of existing homes sold was $477,500.

The May Revision of the 2006-07 Governor’s Budget projects national output growth will slow somewhat in 2006 and again in 2007. California personal income growth is expected to slow slightly in 2006 and more so in 2007. National housing starts and California housing permits are projected to fall in both years.

CONSTITUTIONAL LIMITS ON SPENDING AND TAXES

State Appropriations Limit

The State is subject to an annual appropriations limit imposed by Article XIII B of the State Constitution (the “Appropriations Limit”). The Appropriations Limit does not restrict appropriations to pay debt service on voter-authorized bonds.

Article XIII B prohibits the State from spending “appropriations subject to limitation” in excess of the Appropriations Limit. “Appropriations subject to limitation,” with respect to the State, are authorizations to spend “proceeds of taxes,” which consist of tax revenues, and certain other funds, including proceeds from regulatory licenses, user charges or other fees to the extent that such proceeds exceed “the cost reasonably borne by that entity in providing the regulation, product or service,” but “proceeds of taxes” exclude most State subventions to local governments, tax refunds and some benefit payments such as unemployment insurance. No limit is imposed on appropriations of funds which are not “proceeds of taxes,” such as reasonable user charges or fees and certain other non-tax funds.

There are various types of appropriations excluded from the Appropriations Limit. For example, debt service costs of bonds existing or authorized by January 1, 1979, or subsequently authorized by the voters, appropriations required to comply with mandates of courts or the federal government, appropriations for qualified capital outlay projects, appropriations for tax refunds, appropriations of revenues derived from any increase in gasoline taxes and motor vehicle weight fees above January 1, 1990 levels, and appropriation of certain special taxes imposed by initiative (e.g., cigarette and tobacco taxes) are all excluded. The Appropriations Limit may also be exceeded in cases of emergency.

The Appropriations Limit in each year is based on the Appropriations Limit for the prior year, adjusted annually for changes in State per capita personal income and changes in population, and adjusted, when applicable, for any transfer of financial responsibility of providing services to or from another unit of government or any transfer of the financial source for the provisions of services from tax proceeds to non-tax proceeds. The measurement of change in population is a blended average of statewide overall population growth, and change in attendance at local school and community college (“K-14”) districts. The Appropriations Limit is tested over consecutive two-year periods. Any excess of the aggregate “proceeds of taxes” received over such two-year period above the combined Appropriations Limits for those two years, is divided equally between transfers to K-14 districts and refunds to taxpayers.

The Legislature has enacted legislation to implement Article XIII B which defines certain terms used in Article XIII B and sets forth the methods for determining the Appropriations Limit. California Government Code Section 7912 requires an estimate of the Appropriations Limit to be included in the Governor’s Budget, and thereafter to be subject to the budget process and established in the Budget Act.

As of the release of the May Revision of the 2006-07 Governor’s Budget, the Department of Finance projects the Appropriations Limit to be $72.303 billion in fiscal year 2006-07. The Appropriations Subject to the Limit and the Amount (Over)/Under Limit in fiscal years 2005-06 and 2006-07 will not be available until the final 2006 Budget Act is signed.

Proposition 98

On November 8, 1988, the voters of the State approved Proposition 98, a combined initiative constitutional amendment and statute called the “Classroom Instructional Improvement and Accountability Act.” Proposition 98 changed State funding of public education below the university level and the operation of the State Appropriations Limit, primarily by guaranteeing K-14 education a minimum level of funding. Proposition 98 (as modified by Proposition 111, enacted on June 5, 1990) guarantees K-14 education the greater of: (a) in general, a fixed percentage of General Fund revenues (“Test 1”), (b) the amount appropriated to K- 14 education in the prior year, adjusted for changes in State per capita personal income and enrollment (“Test 2”), or (c) a third test, which replaces Test 1 and Test 2 in any year that the percentage growth in per capita General Fund revenues from the prior year plus one half of one percent is less than the percentage growth in State per capita personal income (“Test 3”).

Legislation adopted prior to the end of the 1988-89 fiscal year implementing Proposition 98 determined the K-14 education’ funding guarantee under Test 1 to be 40.7 percent of General Fund tax revenues, based on 1986-87 appropriations. However, this percentage has since been adjusted to approximately 41.0 percent of 1986-87 appropriations to account for subsequent changes in the allocation of local property taxes, since these changes altered the share of General Fund revenues received by schools. The Proposition 98 guarantee has typically been calculated under Test 2. Under Test 3, however, schools receive the amount appropriated in the prior year adjusted for changes in enrollment and per capita General Fund revenues, plus 0.5 percent. If Test 3 is used in any year, the difference between Test 3 and Test 2 becomes a “credit” (called the “maintenance factor”) to schools and is paid to them in future years when per capita General Fund revenue growth exceeds per capita personal income growth.

The Proposition 98 guarantee is funded from two sources: local property taxes and the General Fund. Any amount not funded by local property taxes is funded by the General Fund. Thus, local property tax collections represent an offset to General Fund costs in a Test 2 or Test 3 year.

Proposition 98 also contains provisions for the transfer of certain State tax revenues in excess of the Article XIII B limit to K-14 education in Test 1 years when additional moneys are available. No such transfers are anticipated during fiscal year 2006-07.

The proposed 2006-07 May Revision to the Governor’s Budget reflects General Fund Proposition 98 expenditures in fiscal years 2004-05 through 2006-07. The 2006-07 May Revision includes no decreases for declining growth (-0.26 percent) and provides full funding for the January 2007 federal Supplemental Security Income Cost-of-Living Adjustments (“COLA”) (5.92 percent) adjustments in 2006-07, and also reflects the deferral of Proposition 98 expenditures of $1.283 billion from fiscal year 2004-05 to 2005-06, $1.303 billion from fiscal year 2005-06 to 2006-07, and $1.303 billion from fiscal years 2006-07 to 2007-08.

Proposition 98 permits the Legislature, by a two-thirds vote of both houses (on a bill separate from the Budget Act), and with the Governor’s concurrence, to suspend the K-14 education’s minimum funding guarantee for a one-year period. The amount of the suspension is added to the maintenance factor, the repayment of which occurs according to a specified State Constitutional formula, and eventually restores Proposition 98 funding to the level that would have been required in the absence of such a suspension. Therefore, suspending the minimum funding guarantee provides ongoing General Fund savings over multiple fiscal years until the maintenance factor is fully repaid.

Legislation related to the 2004 Budget Act suspended the Proposition 98 minimum guarantee. At the time the 2004 Budget Act was enacted, this suspension was estimated to be $2.004 billion. This suspended amount was added to the existing maintenance factor and is scheduled for full payment in 2005-06. However, subsequent growth in General Fund revenue has increased the estimated 2004-05 Proposition 98 guarantee calculation by an additional $1.6 billion. This additional funding, along with approximately $1.3 billion in 2005-06 were the subject of a lawsuit which has recently been settled. The terms agreed upon consist of retiring this approximately $2.9 billion obligation beginning in 2007-08 with a $300 million payment and then in annual payments of $450 million beginning in 2008-09 until the full amount is paid. After estimated and proposed payments in 2005-06 and 2006-07, the total estimated maintenance factor balance will be $71 million at the end of fiscal year 2006-07. This maintenance factor balance is required to be restored to the Proposition 98 budget over future years as explained above.

Proposition 98 appropriations for fiscal years 1995-96, 1996-97, 2002-03, and 2003-04 are cumulatively estimated to be $1.4 billion below the amounts required by Proposition 98 for those years because of changes in various Proposition 98 factors applicable to those years. Chapter 216, Statutes of 2004, annually appropriates $150 million per year beginning in fiscal year 2006-07, to repay these prior year Proposition 98 obligations. However, Chapter 491, Statutes of 2005, appropriated $16.8 million toward these settle-up obligations during the 2005-06 fiscal year, and explicitly reduced the first Chapter 216 settle-up appropriation, from $150 million to $133.2 million for 2006-07. The 2006-07 May Revision includes this appropriation along with a $150 million prepayment of the 2007-08 allocation.

STATE INDEBTEDNESS AND OTHER OBLIGATIONS

General

The State Treasurer is responsible for the sale of debt obligations of the State and its various authorities and agencies. The State has always paid the principal of and interest on its general obligation bonds, general obligation commercial paper notes, lease-purchase obligations and short-term obligations, including revenue anticipation notes and revenue anticipation warrants, when due.

Capital Facilities Financing

General Obligation Bonds

The State Constitution prohibits the creation of general obligation indebtedness of the State unless a bond measure is approved by a majority of the electorate voting at a general election or a direct primary. General obligation bond acts provide that debt service on general obligation bonds shall be appropriated annually from the General Fund and all debt service on general obligation bonds is paid from the General Fund. Under the State Constitution, debt service on general obligation bonds is the second charge to the General Fund after the application of moneys in the General Fund to the support of the public school system and public institutions of higher education. Certain general obligation bond programs receive revenues from sources other than the sale of bonds or the investment of bond proceeds.

As of May 1, 2006, the State had outstanding $48,439,432,000 aggregate principal amount of long-term general obligation bonds, of which $36,537,497,000 were payable primarily from the State’s General Fund, and $11,901,935,000 were payable from other revenue sources. As of May 1, 2006, there were unused voter authorizations for the future issuance of $31,737,291,000 of long-term general obligation bonds. This latter figure consists of $17,203,251,000 of general obligation bonds which are authorized by State finance committees to be issued initially as commercial paper notes, described below, and $14,534,040,000 of other authorized but unissued general obligation bonds. Of this unissued amount, $4,399,185,000 is for bonds payable from other revenue sources (of which $115,570,000 is authorized for commercial paper notes).

General obligation bond law permits the State to issue as variable rate indebtedness up to 20 percent of the aggregate amount of long-term general obligation bonds outstanding. The State had outstanding $7,344,565,000 variable rate general obligation bonds (which includes the economic recovery bonds), representing about 15.1 percent of the State’s total outstanding general obligation bonds as of May 1, 2006.

Proposed General Obligation Bond Measures

The Legislature has approved approximately $600 million of new bond authorization, for library construction, which will appear on the June 2006 primary election ballot. In response to the Governor’s proposal for a $220 billion infrastructure investment plan, which would have used $68 billion in new general obligation bonds, the Legislature approved four bond measures, totaling approximately $37.3 billion, to appear on the November 2006 general election ballot. These four measures are for the following programs:

•	$4,090,000,000 for flood control and prevention, levee repair and similar costs

•	$10,416,000,000 for K-12 school modernization and construction ($7.3 billion), and higher education facilities ($3.1 billion)

•	$19,925,000,000 for transportation improvements, air quality and port security

•	$2,850,000,000 for housing and related programs

A $9.95 billion bond measure for high speed rail projects had previously been placed on the November 2006 general election ballot but legislation is in the process of being enacted to defer this measure until the 2008 general election. Additional bond proposals may also be added to the 2006 general election ballot. An initiative measure including approximately $5.4 billion of bonds for water quality, flood control, parks and similar facilities has been submitted to the Secretary of State for verification of signatures; if certified this will also appear on the November 2006 ballot.

Commercial Paper Program

Pursuant to legislation enacted in 1995, voter-approved general obligation indebtedness may be issued either as long-term bonds or, for some but not all bond issues, as commercial paper notes. Commercial paper notes may be renewed or may be refunded by the issuance of long-term bonds. The State issues long-term general obligation bonds from time to time to retire its general obligation commercial paper notes. Commercial paper notes are deemed outstanding upon authorization by the respective finance committees, whether or not such notes are actually issued. Pursuant to the terms of the bank credit agreement presently in effect, the general obligation commercial paper program may have up to $1.5 billion in aggregate principal and interest commitments at any time. This amount may be increased or decreased in the future. As of May 1, 2006, the finance committees had authorized the issuance of up to $17,203,251,000 of commercial paper notes and, as of that date, $430,550,000 aggregate principal amount of general obligation commercial paper notes were issued.

Lease-Purchase Obligations

In addition to general obligation bonds, the State builds and acquires capital facilities through the use of lease-purchase borrowing. Under these arrangements, the State Public Works Board, another State or local agency or a joint powers authority issues bonds to pay for the construction of facilities such as office buildings, university buildings or correctional institutions. These facilities are leased to a State agency or the University of California under a long-term lease that provides the source of payment of the debt service on the lease-purchase bonds. In some cases, there is not a separate bond issue, but a trustee directly creates certificates of participation in the State’s lease obligation, which are then marketed to investors. Under applicable court decisions, such lease arrangements do not constitute the creation of “indebtedness” within the meaning of the State Constitutional provisions that require voter approval. “Lease-purchase obligation” or “lease-purchase financing” means principally bonds or certificates of participation for capital facilities where the rental payments providing the security are a direct or indirect charge against the General Fund and also includes revenue bonds for a State energy efficiency program secured by payments made by various State agencies under energy service contracts. Certain of the lease-purchase financings are supported by special funds rather than the General Fund. The State had $7,839,195,075 General Fund-supported lease-purchase obligations outstanding as of May 1, 2006. The State Public Works Board, which is authorized to sell lease revenue bonds, had $2,853,063,709 authorized and unissued as of May 1, 2006. In addition, as of that date, certain joint powers authorities were authorized to issue approximately $81,000,000 of revenue bonds to be secured by State leases.

Non-Recourse Debt

Certain State agencies and authorities issue revenue obligations for which the General Fund has no liability. Revenue bonds represent obligations payable from State revenue-producing enterprises and projects, which are not payable from the General Fund, and conduit obligations payable only from revenues paid by private users of facilities financed by the revenue bonds. The enterprises and projects include transportation projects, various public works projects, public and private educational facilities (including the California State University and University of California systems), housing, health facilities and pollution control facilities. State agencies and authorities had $49,761,867,260 aggregate principal amount of revenue bonds and notes which are non–recourse to the General Fund outstanding as of December 31, 2005.

Pension Obligation Bonds

Pursuant to the California Pension Restructuring Bond Act of 2004, Government Code Section 16940, et seq. (the “Restructuring Bond Act”), the State proposes to issue $560 million of pension obligation bonds, yielding a projected net benefit to the General Fund of $525 million, to make future contributions to the California Public Employees’ Retirement System (“CalPERS”). The payment of the debt service on the pension obligation bonds will be payable from the General Fund. As with previous proposed pension bond issuances (as described below), the proposed pension obligation bonds is the subject of a validation action brought by the Pension Obligation Bond Committee for and on behalf of the State.

Pursuant to the Restructuring Bond Act, the Committee authorized the issuance of bonds to pay a portion of the State’s pension obligation for fiscal year 2004-05 or a subsequent fiscal year. The Committee initiated a validation action seeking court determination that the bonds would not be in violation of the Constitutional debt limit because the proceeds of the bonds would be used to pay the State’s employer contribution obligation to CalPERS, which is an “obligation imposed by law.” The validation action was challenged in the court by the Pacific Legal Foundation, and this legal challenge prevented the issuance of the pension obligation bonds in time to pay the pension contribution during fiscal year 2004-05. After a trial in the Sacramento County Superior

Court, the judge ruled on November 15, 2005 that the bonds were not valid. The Committee has filed a notice of appeal. The Administration has not included any pension obligation bonds in its proposed 2006-07 Budget, but if the litigation is successful, such bonds can be issued in the future.

Economic Recovery Bonds

The California Economic Recovery Bond Act (“Proposition 57”) was approved by the voters at the statewide primary election on March 2, 2004. Proposition 57 authorizes the issuance of up to $15 billion in economic recovery bonds to finance the negative General Fund reserve balance as of June 30, 2004, and other General Fund obligations undertaken prior to June 30, 2004. Repayment of the economic recovery bonds is secured by a pledge of revenues from a one-quarter cent increase in the State’s sales and use tax starting July 1, 2004. In addition, as voter-approved general obligation bonds, the economic recovery bonds are secured by the State’s full faith and credit. However, moneys in the General Fund will only be used in the event the dedicated sales and use tax revenue is insufficient to repay the bonds.

The State has issued $10.896 billion principal amount of economic recovery bonds, resulting in the deposit of net proceeds to the General Fund of approximately $11.254 billion during the 2003-04 fiscal year (of which, for budgetary purposes, approximately $9.242 billion was applied to the 2002-03 fiscal year and approximately $2.012 billion was applied to offset fiscal year 2004-05 General Fund expenditures). The State may issue the remainder of authorized economic recovery bonds at any time in the future, but the May Revision to the 2006-07 Governor’s Budget assumes no economic recovery bonds will be issued in fiscal year 2005-06 or 2006-07.

Three different sources of funds are required to be applied to the early retirement (generally by purchase or redemption) of economic recovery bonds: (i) all proceeds from this quarter cent sales tax in excess of the amounts needed, on a semi-annual basis, to pay debt service and other required costs of the bonds, (ii) all proceeds from the sale of surplus state property, and (iii) fifty percent of each annual deposit, up to $5 billion in the aggregate, of future deposits in the reserve fund created by the California Balanced Budget Act. Funds from sources (i) and (ii) above were used for early retirement of approximately $369 million of bonds during the fourth quarter of 2005. An additional $254 million of bonds were retired using excess sales tax proceeds in early 2006. The May Revision assumes $472 million will be transferred from the reserve created under Proposition 58 in September 2006, pursuant to the California Balanced Budget Act. These moneys will be used to retire bonds prior to December 31, 2006.

The 2006-07 May Revision also proposes to use an additional $1 billion to pre-pay in principal on the Economic Recovery Bonds. The 2006-07 May Revision projects that the Economic Recovery Bonds would be fully repaid in 2008, one year earlier than the forecast in January, if this proposal is implemented.

Tobacco Settlement Revenue Bonds

In 1998 the State signed a settlement agreement (the “Master Settlement Agreement” or “MSA”) with the four major cigarette manufacturers. Under the MSA, the cigarette manufacturers agreed to make payments to the State in perpetuity, which payments amount to approximately $25 billion (subject to adjustments) over the first 25 years. Under a separate Memorandum of Understanding, half of the payments made by the cigarette manufacturers will be paid to the State and half to local governments (all counties and the cities of San Diego, Los Angeles, San Francisco and San Jose). The specific amount to be received by the State and local governments is subject to adjustment. Details in the MSA allow reduction of the manufacturers’ payments for decreases in cigarette shipment volumes by the settling manufacturers, payments owed to certain “Previously Settled States” and certain types of offsets for disputed payments, among other things. However, settlement payments are adjusted upward each year by at least 3 percent for inflation, compounded annually.

Chapter 414, Statutes of 2002, enacted Government Code Sections 63049 to 63049.5 (the “Tobacco Securitization Law”), which authorized the establishment of a special purpose trust to purchase those assets. The bill also authorized that entity to issue revenue bonds secured by the tobacco settlement revenues received beginning in the 2003-04 fiscal year. An initial sale of 56.57 percent of the State’s tobacco settlement revenues producing $2.485 billion in proceeds was completed in January 2003 (“Series 2003A”).

A second sale of the remaining 43.43 percent of the State’s tobacco settlement revenues, which produced $2.264 billion in proceeds, was completed in September 2003 (Series 2003B). Chapter 225, Statutes of 2003, amended the Tobacco Securitization Law to require the Governor to request an appropriation in the annual Budget Act to pay debt service and other related costs of the tobacco settlement revenue bonds secured by the second (and only the second) sale of tobacco settlement revenues when such tobacco settlement revenues are insufficient therefor. The Legislature is not obligated to make any such requested appropriation.

In August, 2005, the Series 2003B Bonds were refinanced, retaining substantially all of the covenants of the original issue, including the covenant regarding the request for a General Fund appropriation in the event tobacco revenues fall short. In return for providing this covenant, the State was paid a credit enhancement fee of $525 million as part of the refinancing.

In early 2006, participating tobacco manufacturers (“PMs”) to the Master Settlement Agreement, asserted that they had lost market share in 2003 to the non-participating manufacturers (“NPMs”). After analysis by a verification agent, that assertion was confirmed. As such, the participating manufacturers are authorized to withhold up to three times the amount of lost market share until such time as it is proven that the various states diligently enforced their model statutes that govern the NPMs. As a result, the amount of tobacco revenues received by the state was reduced in 2006 by $50.9 million. Nevertheless, the amount of tobacco revenues received were still in excess of the required debt service payments. Therefore, it is anticipated that the need to invoke the provisions included in the state’s budget for Series 2005A is unlikely and that there will be no impact to the General Fund for the 2006-07 fiscal year. Furthermore, the Series 2005A Bonds have a reserve fund equal to one year’s debt service payments, which would be used before General Fund moneys. A similar filing has been made by the PMs for the 2004 fiscal year but it is anticipated that, likewise, there will be no impact to the General Fund. The State Attorney General has filed suit against the PMs to compel them to pay the withheld amounts on the grounds that the state has been enforcing the statutes.

Tobacco settlement revenue bonds are neither general nor legal obligations of the State or any of its political subdivisions and neither the faith and credit nor the taxing power nor any other assets or revenues of the State or of any political subdivision is or shall be pledged to the payment of any such bonds.

Cash Flow Borrowings

As part of its cash management program, the State has regularly issued short-term obligations to meet cash flow needs. The State has issued revenue anticipation notes (“Notes” or “RANs”) in 19 of the last 20 fiscal years to partially fund timing differences between receipts and disbursements, as the majority of General Fund revenues are received in the last part of the fiscal year. By law, RANs must mature prior to the end of the fiscal year of issuance. If additional external cash flow borrowings are required, the State has issued revenue anticipation warrants (“RAWs”), which can mature in a subsequent fiscal year. RANs and RAWs are both payable from any “Unapplied Money” in the General Fund of the State on their maturity date, subject to the prior application of such money in the General Fund to pay Priority Payments. “Priority Payments” are payments as and when due to: (i) support the public school system and public institutions of higher education (as provided in Section 8 of Article XVI of the Constitution of the State), (ii) pay principal of and interest on general obligation bonds and general obligation commercial paper notes of the State, (iii) provide reimbursement from the General Fund to any special fund or account to the extent such reimbursement is legally required to be made to repay borrowings therefrom pursuant to California Government Code Sections 16310 or 16418; and (iv) pay State employees’ wages and benefits, State payments to pension and other State employee benefit trust funds, State Medi-Cal claims, and any amounts determined by a court of competent jurisdiction to be required to be paid with State warrants that can be cashed immediately.

SOURCES OF TAX REVENUE

The following is a summary of the State’s major revenue sources. The May Revision to the 2006-07 Governor’s Budget estimates that General Fund tax revenues will increase by 12.5 percent in fiscal year 2005-06 and by 2.4 percent in fiscal year 2006-07.

Personal Income Tax

The California personal income tax, which accounts for a significant portion of General Fund tax revenues, is closely modeled after the federal income tax law. It is imposed on net taxable income (gross income less exclusions and deductions), with rates ranging from 1.0 percent to 9.3 percent. The personal income tax is adjusted annually by the change in the consumer price index to prevent taxpayers from being pushed into higher tax brackets without a real increase in income. Personal, dependent and other credits are allowed against the gross tax liability. In addition, taxpayers may be subject to an alternative minimum tax (“AMT”), which is much like the federal AMT. The personal income tax structure is considered to be highly progressive. For example, the Franchise Tax Board indicates that the top 1 percent of taxpayers paid 42.7 percent of the total personal income tax in tax year 2004.

Proposition 63, approved by the voters in the November 2004 election, imposes a 1 percent surcharge on taxpayers with taxable income over $1 million, beginning with the 2005 tax year. The proceeds of the tax surcharge are required to be used to expand county mental health programs.

Taxes on capital gains realizations and stock options, which are largely linked to stock market performance, can add a significant dimension of volatility to personal income tax receipts. Capital gains and stock option tax receipts have accounted for as much as 24.7 percent and as little as 7.3 percent of General Fund revenues in the last ten years. The 2006-07 May Revision estimates that capital gains and stock option tax receipts will account for 13.2 percent of General Fund revenues in 2005-06 and 13.6 percent of General Fund revenue in 2006-07.

Sales Tax

The sales tax is imposed upon retailers for the privilege of selling tangible personal property in California. Most retail sales and leases are subject to the tax. However, exemptions have been provided for certain essentials such as food for home consumption, prescription drugs, gas delivered through mains and electricity. Other exemptions provide relief for a variety of sales ranging from custom computer software to aircraft.

As of January 1, 2006, the breakdown of the base state and local sales tax rate of 7.25 percent is as follows:

•	5 percent imposed as a state General Fund tax;

•	0.5 percent dedicated to local governments for health and welfare program realignment (Local Revenue Fund);

•	0.5 percent dedicated to local governments for public safety services (Local Public Safety Fund);

•	1 percent local tax imposed under the Uniform Local Sales and Use Tax Law, with 0.25 percent dedicated to county transportation purposes and 0.75 percent for city and county general-purpose use; and

•	0.25 percent deposited into the Fiscal Recovery Fund to repay the state’s economic recovery bonds (the “Special Sales Tax”).

Existing law provides that 0.25 percent of the basic 5 percent state tax rate may be suspended in any calendar year upon certification by the Director of Finance by November 1 in any year in which both of the following occur: (1) the General Fund reserve (excluding the revenues derived from the 0.25 percent sales and use tax rate) is expected to exceed 3 percent of revenues in that fiscal year (excluding the revenues derived from the 0.25 percent sales and use tax rate) and (2) actual revenues for the period May 1 through September 30 equal or exceed the May Revision forecast. The 0.25 percent rate will be reinstated the following year if the Director of Finance subsequently determines conditions (1) or (2) above are not met for that fiscal year. The Department of Finance estimates that the reserve level will be insufficient to trigger a reduction for calendar year 2007.

Existing law provides that the Special Sales Tax will be collected until the first day of the calendar quarter at least 90 days after the Director of Finance certifies that all economic recovery bonds and related obligations have been paid or retired or provision for their repayment has been made or enough sales taxes have been collected to pay all economic recovery bonds and related obligations to final maturity. At such time the Special Sales Tax will terminate and the city and county portion of taxes under the Uniform Local Sales and Use Tax will be automatically increased by 0.25 percent.

Senate Constitutional Amendment No. 4, approved by the voters as Proposition 1A in the November 2004 election, amended the state Constitution to, among other things, reduce the Legislature’s authority over local government revenue sources by restricting the state from lowering the local sales tax rate or changing the allocation of local sales tax revenues without meeting certain conditions.

Corporation Tax

Corporation tax revenues are derived from the following taxes:

1. The franchise tax and the corporate income tax are levied at an 8.84 percent rate on profits. The former is imposed on corporations for the privilege of doing business in California, while the latter is imposed on corporations that derive income from California sources but are not sufficiently present to be classified as doing business in the state.

2. Banks and other financial corporations are subject to the franchise tax plus an additional tax at the rate of 2 percent on their net income. This additional tax is in lieu of personal property taxes and business license taxes.

3. The AMT is similar to that in federal law. In general, the AMT is based on a higher level of net income computed by adding back certain tax preferences. This tax is imposed at a rate of 6.65 percent.

4. A minimum franchise tax of up to $800 is imposed on corporations subject to the franchise tax but not on those subject to the corporate income tax. New corporations are exempted from the minimum franchise tax for the first two years of incorporation.

5. Sub-Chapter S corporations are taxed at 1.5 percent of profits.

6. Fees paid by Limited Liability Companies, which account for 2.6 percent of revenues and are considered “corporation taxes.” The constitutionality of these fees is currently being challenged in two separate state courts.

On February 23, 2004, the U.S. Supreme Court denied the Franchise Tax Board’s appeal requesting review of the decision in Farmer Brothers Company v. Franchise Tax Board, a tax refund case which involved the deductibility of corporate dividends. Potential revenue losses are estimated to total $400 million over several fiscal years through 2007-08 (some revenue gains are expected in fiscal years after that). These revenue losses are included in state budget projections for fiscal years 2005-06 and 2006-07.

Insurance Tax

The majority of insurance written in California is subject to a 2.35 percent gross premium tax. For insurers, this premium tax takes the place of all other state and local taxes except those on real property and motor vehicles. Exceptions to the 2.35 percent rate are certain pension and profit-sharing plans which are taxed at the lesser rate of 0.5 percent, surplus lines and nonadmitted insurance at 3 percent and ocean marine insurers at 5 percent of underwriting profits.

Estate Tax; Other Taxes

The California estate tax is based on the state death tax credit allowed against the federal estate tax. The California estate tax is designed to pick up the maximum credit allowed against the federal estate tax return. The federal Economic Growth and Tax Relief Reconciliation Act of 2001 (the “Economic Growth and Tax Relief Reconciliation Act”) phases out the federal estate tax by 2010. As a consequence, the Economic Growth and Tax Relief Reconciliation Act resulted in the reduction of the state estate tax revenues by 25 percent in calendar year 2002, 50 percent in calendar year 2003, and 75 percent in calendar year 2004, and the elimination of the state estate tax beginning in calendar year 2005. The provisions of this federal act sunset after 2010. At that time, the federal estate tax will be reinstated along with the state’s estate tax, unless future federal legislation is enacted to make the provisions permanent.

Other General Fund major taxes and licenses include: Inheritance and Gift Taxes; Cigarette Taxes; Alcoholic Beverage Taxes; Horse Racing License Fees and Trailer Coach License Fees.

Special Fund Revenues

The California Constitution and statutes specify the uses of certain revenue. Such receipts are accounted for in various special funds. In general, special fund revenues comprise three categories of income:

•	Receipts from tax levies which are allocated to specified functions, such as motor vehicle taxes and fees and certain taxes on tobacco products.

•	Charges for special services to specific functions, including such items as business and professional license fees.

•	Rental royalties and other receipts designated for particular purposes (e.g., oil and gas royalties).

Motor vehicle related taxes and fees accounted for about 37 percent of all special fund revenues in fiscal year 2004-05. Principal sources of this income are motor vehicle fuel taxes, registration and weight fees and vehicle license fees. During fiscal year 2004-05, $8.2 billion was derived from the ownership or operation of motor vehicles. About $3.3 billion of this revenue was returned to local governments. The remainder was available for various state programs related to transportation and services to vehicle owners.

Taxes on Tobacco Products

As a result of Proposition 99, approved by the voters in 1988, and Proposition 10, approved by the voters in 1998, the state imposes an excise tax on cigarettes of 87 cents per pack and the equivalent rates on other tobacco products. Tobacco product excise tax revenues are earmarked as follows:

1. Fifty cents of the per-pack tax on cigarettes and the equivalent rate levied on non-cigarette tobacco products are deposited in the California Children and Families First Trust Fund and are allocated primarily for early childhood development programs.

2. Twenty-five cents of the per-pack tax on cigarettes and the equivalent rates levied on non-cigarette tobacco products are allocated to the Cigarette and Tobacco Products Surtax Fund. These funds are appropriated for anti-tobacco education and research, indigent health services, and environmental and recreation programs.

3. Ten cents of the per-pack tax is allocated to the state’s General Fund.

4. The remaining two cents of the per-pack tax is deposited into the Breast Cancer Fund.

Local Governments

The primary units of local government in California are the counties, which range in population from 1,200 in Alpine County to approximately 10 million in Los Angeles County. Counties are responsible for the provision of many basic services, including indigent health care, welfare, jails, and public safety in unincorporated areas. There are also 478 incorporated cities in California and thousands of special districts formed for education, utilities, and other services. The fiscal condition of local governments has been constrained since Proposition 13, which added Article XIII A to the State Constitution (“Proposition 13”), was approved by California voters in 1978. Proposition 13 reduced and limited the future growth of property taxes and limited the ability of local governments to impose “special taxes” (those devoted to a specific purpose) without two-thirds voter approval. Proposition 218, another initiative constitutional amendment enacted in 1996, further limited the ability of local governments to raise taxes, fees, and other exactions. Counties, in particular, have had fewer options to raise revenues than many other local government entities, while they have been required to maintain many services.

In the aftermath of Proposition 13, the state provided aid to local governments from the General Fund to make up some of the loss of property tax moneys, including assuming principal responsibility for funding K-12 schools and community colleges. During the recession of the early 1990s, the Legislature eliminated most of the remaining components of post-Proposition 13 aid to local government entities other than K-12 schools and community colleges by requiring cities and counties to transfer some of their property tax revenues to school districts. However, the Legislature also provided additional funding sources, such as sales taxes, and reduced certain mandates for local services funded by cities and counties.

The 2004 Budget Act, related legislation and the enactment of Senate Constitutional Amendment No. 4 (described below) dramatically changed the state-local fiscal relationship. These constitutional and statutory changes implemented an agreement negotiated between the Governor and local government officials (the “state-local agreement”) in connection with the 2004 Budget Act. One change relates to the reduction of the vehicle license fee (“VLF”) rate from 2 percent to 0.65 percent of the market value of the vehicle. In order to protect local governments, which have previously received all VLF revenues, the reduction in VLF revenue to cities and counties from this rate change was replaced by an increase in the amount of property tax they receive.

As part of the state-local agreement, Senate Constitutional Amendment No. 4 was enacted by the Legislature and subsequently approved by the voters as Proposition 1A (“Proposition 1A”) at the November 2004 election. Proposition 1A amended the State Constitution to, among other things, reduce the Legislature’s authority over local government revenue sources by placing restrictions on the state’s access to local governments’ property, sales, and vehicle license fee revenues as of November 3, 2004. Beginning with fiscal year 2008-09, the state will be able to borrow up to 8 percent of local property tax revenues, but only if the Governor proclaims such action is necessary due to a severe state fiscal hardship, two-thirds of both houses of the Legislature approves the borrowing and the amount borrowed is required to be paid back within three years. The state also will not be able to borrow from local property tax revenues for more than two fiscal years within a period of 10 fiscal years, and only if previous borrowings have been repaid. In addition, the state cannot reduce the local sales tax rate or restrict the authority of the local governments to impose or change the distribution of the statewide local sales tax. Proposition 1A also prohibits the state from mandating activities on cities, counties or special districts without providing for the funding needed to comply with the mandates. Beginning in fiscal year 2005-06, if the state does not provide funding for the activity that has been determined to be mandated, the requirement on cities, counties or special districts to abide by the mandate would be suspended. In addition, Proposition 1A expanded the definition of what constitutes a mandate to encompass state action that transfers to cities, counties and special districts financial responsibility for a required program for which the state previously had partial or complete responsibility. The state mandate provisions of Proposition 1A do not apply to schools or community colleges or to mandates relating to employee rights.

Vehicle License Fee

Prior to enactment of the 2004 Budget Act, vehicle license fees were assessed in the amount of two percent of a vehicle’s depreciated market value for the privilege of operating a vehicle on California’s public highways.

A program to offset (or reduce) a portion of the VLF paid by vehicle owners was established by Chapter 322, Statutes of 1998. Beginning January 1, 1999, a permanent offset of 25 percent of the VLF paid by vehicle owners became operative. Various pieces of legislation increased the amount of the offset in subsequent years to the existing statutory level of 67.5 percent of two percent (resulting in an effective rate of 0.65 percent). This level of offset provided tax relief of $4.3 billion in fiscal year 2003-04.

In connection with the offset of the VLF, the Legislature authorized appropriations from the state General Fund to “backfill” the offset so that local governments, which receive all of the vehicle license fee revenues, would not experience any loss of revenues. The legislation that established the VLF offset program also provided that if there were insufficient General Fund moneys to fully “backfill” the VLF offset, the percentage offset would be reduced proportionately (i.e., the license fee payable by drivers would be increased) to assure that local governments would not be disadvantaged. In June 2003, the Director of Finance under the Davis Administration ordered the suspension of VLF offsets due to a determination that insufficient General Fund moneys would be available for this purpose, and, beginning in October 2003, VLF paid by vehicle owners were restored to the 1998 level. However, the offset suspension was rescinded by Governor Schwarzenegger on November 17, 2003, and offset payments to local governments resumed. Local governments received “backfill” payments totaling $3.80 billion in fiscal year 2002-03 and $3.1 billion in fiscal year 2003-04. In addition, the state-local agreement also provided for the repayment by August 2006 of the approximately $1.2 billion that was not received by local governments from July to October of 2003, which is the time period between the suspension of the offsets and the implementation of higher fees.

Beginning in fiscal year 2004-05, the state-local agreement permanently reduced the VLF rate to 0.65 percent, and eliminated the General Fund offset program. The State Constitution, amended by the voter approval of Proposition 1A in the November 2004 election, codifies the obligation of the state to provide replacement revenues to local governments for revenues lost as a result of the decrease in VLF rate below the current level of 0.65 percent of the market value of the vehicle.

The 2005 Budget Act provided for the early repayment, in fiscal year 2005-06, of the whole $1.2 billion in VLF backfill payments owed to local governments. This payment took place in August 2005.

Trial Courts

Prior to legislation enacted in 1997, local governments provided the majority of funding for the State’s trial court system. The legislation consolidated the trial court funding at the State level in order to streamline the operation of the courts, provide a dedicated revenue source, and relieve fiscal pressure on the counties. The State’s trial court system will receive approximately $2.4 billion and $2.6 billion in State resources in fiscal years 2005-06 and 2006-07, respectively, and $475 million in resources from the counties in each fiscal year.

Welfare System

The entire statewide welfare system was changed in response to the change in federal welfare law enacted in 1996. Under California Work Opportunity and Responsibility to Kids (“CalWORKs”) program, counties are given flexibility to develop their own plans, consistent with State law, to implement the program and to administer many of its elements. Counties are still required to provide “general assistance” aid to certain persons who cannot obtain welfare from other programs.

Caseload under CalWORKs is projected to decrease by a modest amount in 2006-07. The revised CalWORKs caseload projections are 478,100 cases in fiscal year 2005-06 and 475,100 cases in fiscal year 2006-07. This still represents a major decline in caseload from the rapid growth of the early 1990s, when caseload peaked at 921,000 cases in fiscal year 1994-95. Since CalWORKs’ inception in January 1998, caseload has declined by nearly 34 percent, and the number of working recipients has increased from less than 20 percent in 1996 to nearly 40 percent in 2004.

The 2006-07 May Revision includes total CalWORKs-related expenditures of $6.8 billion for fiscal year 2006-07, compared to $6.7 billion for fiscal year 2005-06. Both years include an augmentation of $191.9 million for employment services to enable recipients to move off of aid and into sustainable employment. The May Revision includes a reserve of $325.7 million in 2006-07, which is available for unanticipated needs in any program for which the Temporary Assistance for Needy Families entitlement program (“TANF”) Block Grant funds are appropriated, including CalWORKs benefits, employment services, county administration, and child care costs. The reserve includes $40 million to fund incentive payments to counties in 2007-08 for improved program outcomes under the Pay for Performance program, and $114.6 million to fund future program improvements to CalWORKs to address increased work participation requirements under federal TANF Reauthorization legislation.

Medi-Cal, California’s Medicaid program, is a health care entitlement program for low-income individuals and families who receive public assistance or otherwise lack health care coverage. Medi-Cal serves just over one in six Californians. Federal law requires Medi-Cal to provide a set of basic services such as doctor visits, laboratory tests, x-rays, hospital inpatient and outpatient care, and skilled nursing care. Also, federal matching funds are available if states choose to provide any of numerous optional benefits. The federal government pays for half of the cost of providing most Medi-Cal services in California, including optional benefits. A wide range of public and private providers and facilities delivers these services. Providers are reimbursed by the traditional fee-for-service method or by payments from managed care plans. Approximately 3.3 million Medi-Cal beneficiaries (almost half of the people receiving Medi-Cal benefits and services) are currently enrolled in managed care plans.

In 2005-06, Medi-Cal expenditures are estimated to be $33.3 billion ($12.8 billion from the General Fund), a General Fund increase of 9.6 percent above 2004-05 expenditures. For 2006-07, the May Revision includes $35.0 billion ($13.8 billion from the General Fund), which reflects an increase of $1.7 billion ($1 billion from the General Fund) above the revised 2005-06 budget. These increases are due primarily to increases in caseload, utilization, and costs for services.

On February 8, 2006, President Bush signed the Deficit Reduction Act of 2005, which makes several changes to the federal Medicaid program that are expected to impact Medi-Cal. The most significant change will require, beginning October 2009, states’ managed care quality improvement fees to be assessed on all managed care plans, not just on those serving Medicaid beneficiaries. Without conforming statutory changes, the state would lose approximately $250 million in annual federal revenues beginning in 2009-10 due to non-compliance because current California law permits the state to only collect managed care quality improvement fees on managed care plans serving Medi-Cal beneficiaries. In addition, the federal Deficit Reduction Act of 2005 requires, as a condition of receiving federal funds, that the Medi-Cal program verify the citizenship of those individuals who declare that they are citizens of the United States. Under this new provision, these individuals are required to show proof of identity and citizenship at the time of application and upon redetermination. This provision does not apply to or otherwise affect people who are applying for Medi-Cal as immigrants. The Administration has proposed trailer bill language to implement this change. If a change to state statute is not adopted, the state could lose billions of dollars in federal participation.

The federal Supplemental Security Income (“SSI”) program provides a monthly cash benefit to eligible seniors and persons with disabilities who meet the program’s income and resource requirements. In California, the SSI payment is augmented with a State Supplementary Payment (“SSP”) grant. The 2006-07 May Revision proposes $3.6 billion from the General Fund for the SSI/SSP Program. This represents a 2.5 percent increase from the revised 2005-06 funding level. The average monthly caseload in this program is estimated to be 1.2 million recipients in 2006-07, a 2.4 percent increase over the 2005-06 projected level.

Current law suspends the pass-through provision of COLA until April 2007, resulting in General Fund savings of $42.3 million. This means that rather than the grant levels increasing, the SSP portion of the grant is reduced by the same amount as the increased federal SSI portion resulting from this federal COLA.

Pension Trusts

The three principal retirement systems in which the State participates are CalPERS, the California State Teachers’ Retirement System (“CalSTRS”) and the University of California Retirement System (“UCRS”). The assets and liabilities of the funds administered by these systems as well as certain other retirement funds administered by the State, are included in the financial statements of the State as fiduciary funds.

CalPERS

CalPERS administers the Public Employment Retirement Fund (“PERF”), which is a multiple-employer defined benefit plan. In addition to the State, employer participants, as of June 30, 2005, included 1,059 school districts and 1,523 other public agencies. As of the same date, PERF had 1,016,982 active and inactive program members and 431,901 benefit recipients. The payroll for State employees covered by PERF for fiscal year 2003-04 was approximately $12.7 billion.

Employees, except those participating in the non-contributory, second tier plan (and who receive generally lower benefits) contribute to PERF based upon required contribution rates. Approximately 6.5 percent of the employees participate in the second tier plan. As part of a memorandum of understanding with the employee unions, the State agreed to suspend employee contributions for miscellaneous and industrial employees for fiscal years 2002-03 and 2003-04. The impact on the unfunded liability from suspending the employee contribution for two years was $354.5 million. These contributions will be repaid over the next thirty years through contributions toward the unfunded liability.

Contributions to PERF are determined annually on an actuarial basis. Payments into PERF are made from the employer contributions, including the State, and employee contributions. State contributions are made from the General Fund, Special Funds, and Non-Governmental Cost Funds.

The increased contributions starting in fiscal year 2001-02 are due to several factors, including poor investment returns in the early 2000’s. and benefit enhancements enacted in 1999.

Each employer (including the State) contributes an amount equal to the sum of the normal cost and amortization of the unfunded actuarial accrued liability, if any. Actuarial valuations of the PERF are performed as of June 30 of each year. The most recent valuation, as of June 30, 2005, showed an actuarial accrued unfunded liability allocable to State employees of $14.8 billion. The actuarial valuation for PERF was based upon an assumed 7.75 percent investment return. The average net rate of return experienced by PERF over the past fifteen years, ten years and five years (in each case through fiscal year 2004-05) has been 9.6 percent, 9.3 percent, and 3.9 percent, respectively.

On April 19, 2005, the Board of Directors of CalPERS adopted a new policy for calculating the actuarial value of assets, spreading market value asset gains and losses over 15 years (rather than 3 years, as had been the practice) and changing the corridor limits for the actuarial value of assets from 90 percent-110 percent of market value to 80 percent-120 percent of market value. In addition, CalPERS will calculate the annual contribution amount with regard to gains and losses as a rolling 30 year amortization of all remaining unamortized gains or losses as opposed to the current 10 percent of such gains and losses. These changes are anticipated to reduce employer rate volatility by 50 percent.

CalSTRS

CalSTRS administers the Teacher’s Retirement Fund, which is an employee benefit trust fund created to administer the State Teachers’ Retirement Plan (“STRP”). STRP is a cost-sharing, multi employer, defined benefit pension plan that provides retirement, disability and survivor benefits for teachers and certain other employees of the California public school system. The STRP is comprised of three programs: the Defined

Benefit Program (“DB Program”), the Defined Benefit Supplement Program (“DBS”), and the Cash Balance Benefit Program. Within the DB Program there is also a Supplemental Benefits Maintenance Account (“SBMA”) which provides purchasing power protection for retired members. As of June 30, 2005, the DB Program had approximately 1,200 contributing employers, approximately 574,676 active and inactive program members and 201,241 benefit recipients.

The State’s General Fund contributions to the DB Program and the SBMA are established by statute. The contribution rate to the DB Program is currently 2.017 percent of teacher payroll for the fiscal year ending in the immediately preceding calendar year. This percentage resulted in a $472 million contribution for fiscal year 2004-05. The contribution rate to the SBMA is currently 2.5 percent of teacher payroll for the fiscal year ending in the immediately preceding calendar year. This percentage resulted in a $585 million contribution for fiscal year 2004-05. In 2004, CalSTRS actuaries determined that there was an unfunded liability associated with the 1990 benefit structure and, as a result, the State was required to pay an additional 0.524 percent ($92 million from the General Fund) in fiscal year 2004-05 and one quarterly payment of $31 million in fiscal year 2005-06 to the DB Program. The 2004 valuation of CalSTRS found the 1990 benefit structure to be fully funded and the State was not required to make this additional contribution in fiscal year 2005-06. In early 2006, an error in the calculation of teacher’s salaries was discovered in CalSTRS’ accounting system. As a result, it was determined that the unfunded liability associated with the 1990 benefit structure never existed. After discovering the accounting error, CalSTRS also determined that the state had overpaid the DB Program and the SBMA in fiscal year 2002-03 and underpaid these accounts in fiscal years 2003-04 through 2005-06, resulting in a net underpayment of $3.1 million. Overall, the accounting error resulted in the state making excess contributions to CalSTRS in the amount of $119.5 million. For the 2006-07 May Revision, this amount is to be recognized as a prepayment of the amounts owing from the state to the Teachers’ Retirement Fund in 2006-07; which will correspondingly reduce the remaining amount to be transferred in 2006-07 from the General Fund. Finally, an actuarial analysis performed in 2005 at the direction of the Department of Finance concluded that the currently required state contributions to the SBMA are more than sufficient to maintain purchasing power at 80 percent.

Each employer contributes 8.25 percent of payroll, while employees contribute 6 percent of pay. The most recent actuarial valuation, performed as of June 30, 2005 showed an actuarial accrued unfunded liability of $20.3 billion. The significant reduction in the unfunded liability of almost $3 billion since the prior year was largely due to the discovery of the error in CalSTRS’ accounting system.

The actuarial valuation of the DB Program is based upon an assumed 8 percent investment return. The average net rate of return experienced by the DB Program over the past fifteen years, ten years and five years (in each case through fiscal year 2003-04) was 9.7 percent, 9.2 percent and 3.6 percent, respectively.

UC Regents

The University of California Retirement System consists of: (i) a retirement plan, which is a single employer defined benefit plan funded with university and employee contributions (“UCRP”); (ii) a voluntary early retirement incentive program, which is a defined benefit plan for employees who take early retirement (“PERS-VERIP”); and (iii) three defined contributions plans. As of June 30, 2005, plan membership totaled 215,016, comprised of 124,642 active members, 47,123 inactive members (includes terminated nonvested employees who are eligible for a refund, and 43,251 retirees and beneficiaries receiving benefits.

The State does not make any contributions to the University of California Retirement System. As of June 30, 2005, employee and employer contributions were not required to UCRP and PERS-VERIP, due to the fully funded status of each plan.

Post Retirement Benefits

The State also provides post-employment health care and dental benefits to its employees, and recognizes these costs on a “pay-as-you-go” basis. The cost of these benefits in fiscal year 2006-07 is estimated at slightly over $1 billion, in comparison to an estimated $895 million in fiscal year 2005-06 and $801 million for fiscal year 2004-05. As of June 30, 2005, approximately 124,695 retirees were enrolled to receive health benefits and 101,655 to receive dental benefits. The employer contribution for health premiums maintains the average 100/90 percent contribution formula established in the Government Code. Under this formula, the State averages the premiums of the four largest health benefit plans in order to calculate the maximum amount the state will contribute toward the retiree’s health benefits. The State also contributes 90 percent of this average for the health benefits of each of the retiree’s dependents. Employees vest for this benefit after serving ten years with the State. With ten years of service credit, employees are entitled to 50 percent of the state’s full contribution. This rate increases by 5 percent per year and with 20 years of service, the employee is entitled to the full 100/90 formula.

On June 21, 2004, GASB released its Governmental Accounting Standard Board Statement No. 45, Accounting and Financial Reporting by Employers for Postemployment Benefits Other Than Pensions (“Statement No. 45”). Statement No. 45 establishes standards for the measurement, recognition and display of post-employment healthcare as well as other forms of post-employment benefits, such as life insurance, when provided separately from pension plan expenditures and related liabilities in the financial reports of state and local governments. Under Statement No. 45, governments will be required to: (i) measure the cost of benefits, and recognize other post-employment benefits expense, on the accrual basis of accounting in periods that approximate employees’ years of service; (ii) provide information about the actuarial liabilities for promised benefits associated with past services and whether, or to what extent, the future costs of those benefits have been funded; and provide information useful in assessing potential demands on the employer’s future cash flows. Statement 45 reporting requirements are effective for the State in the fiscal year beginning July 1, 2007. The state plans to include the actuarial computation of its liability for post-employment health care benefits in the 2007-08 financial statements.

The 2006-07 Governor’s Budget proposes that the State Controller’s Office will contract with a private actuarial firm to calculate the state’s liability for these benefits. Such report, when made, may negatively affect the state’s financial reports and impact its credit ratings if the state does not adequately manage the long-term costs for other post employment benefits. In February of 2006, the Legislative Analyst’s Office released a report suggesting that the unfunded liability for these benefits could be tens of billions of dollars, and that the cost to fully amortize the unfunded liability could be several billion dollars annually. The costs suggested by the Legislative Analyst’s Office are not based on any actuarial projections reflecting data for California, and may or may not be consistent with the results of the proposed actuarial valuation.

PRIOR FISCAL YEARS’ FINANCIAL RESULTS

The California economy grew strongly between 1994 and 2000, generally outpacing the nation, and as a result, for the five fiscal years from 1995-96 to 1999-00, the General Fund tax revenues exceeded the estimates made at the time the budgets were enacted. These additional funds were largely directed to school spending as mandated by Proposition 98, to make up shortfalls from reduced federal health and welfare aid and to fund new ongoing program initiatives, including education spending above Proposition 98 minimums, tax reductions, aid to local governments and infrastructure expenditures. The State ended the 2000-2001 fiscal year with a budget reserve of $5.39 billion.

However, during fiscal year 2001-02, the State experienced an unprecedented drop in revenues compared to the prior year. The three largest tax sources generated only $59.7 billion, a drop of over $13 billion from fiscal year 2000-01, the vast bulk of which was attributable to reduced personal income taxes from stock option and capital gains activity. During the three fiscal years between 2001-02 and 2003-04, the state encountered severe budgetary difficulties because of reduced revenues and failure to make equivalent reductions in expenditures, resulting in successive budget deficits. The budgets for these years included substantial reliance on one-time measures, internal borrowing, and external borrowing. The state also faced a cash flow crisis during this period which was relieved by the issuance of Revenue Anticipation Warrants in June 2002 and June 2003 and Economic Recovery Bonds in the spring of 2004.

2002 Budget Act

The 2002-03 Governor’s Budget, released on January 10, 2002 (the “2002-03 Governor’s Budget”) projected a combined budget gap for fiscal years 2001-02 and 2002-03 of approximately $12.5 billion due, in part, to a decline in General Fund revenues attributable to the national economic recession combined with the stock market decline. Personal income tax receipts, which include stock option and capital gains realizations, continued to be affected by the slowing economy and stock market decline. By the time the 2002 Budget Act was signed by Governor Davis on September 5, 2002, the 2002 Budget Act projected a $23.6 billion gap between expenditures and resources. The spending gap was addressed through a combination of program reductions, inter-fund borrowings, fund shifts, payment deferrals, accelerations and transfers, debt service restructuring savings and modest tax changes.

Within a few months after the 2002 Budget Act was adopted, it became evident that revenue projections incorporated in the 2002 Budget Act were substantially overstated and that certain program cost savings included in the 2002 Budget Act would not be realized.

Despite mid-year budget adjustment legislation, totaling about $10.4 billion in spending reductions, deferrals and funding transfers (including a $1.1 billion deferral of K-12 education funding into the 2003-04 fiscal year), the State’s fiscal condition continued to deteriorate. The State ended fiscal year 2002-03 with a $7.5 billion negative fund balance.

2003 Budget Act

The 2003-04 Governor’s Budget, released on January 10, 2003 (the “2003-04 Governor’s Budget”), projected a significant downward revision in State revenues. The 2003-04 Governor’s Budget projected revenues from the three largest tax sources to be about $61.7 billion in fiscal year 2002-03, more than $6 billion lower than projected in the 2002 Budget Act. The 2003-04 Governor’s Budget projected total revenues and transfers of $73.1 billion and $69.2 billion in fiscal years 2002-03 and 2003-04 respectively. The 2003-04 Governor’s Budget projected a $34.6 billion cumulative budget shortfall through June 30, 2004.

By the time of the Governor’s May Revision, the cumulative budget shortfall estimates for fiscal years 2002-03 and 2003-04 had increased from $34.6 billion to $38.2 billion (in part due to the delay of the issuance of $2 billion tobacco securitization bonds).

The 2003 Budget Act was adopted by the Legislature on July 29, 2003, along with a number of implementing measures, and signed by Governor Davis on August 2, 2003. Under the 2003 Budget Act, General Fund revenues were projected to increase 3.3 percent, from $70.9 billion in fiscal year 2002-03 to $73.3 billion in fiscal year 2003-04.

The June 30, 2004 reserve was projected in the 2003 Budget Act to be just over $2 billion. This projection reflected the elimination of the $10.675 billion accumulated deficit through June 30, 2003 (as estimated in the 2003 Budget Act), through the issuance of long-term deficit recovery bonds (later approved as economic recovery bonds). The projection also assumed other external borrowings (including $929 million in pension bonds, which were not issued, and $2.3 billion in tobacco bonds, which were issued), as well the continued use of Proposition 98 and other payment deferrals, inter-fund borrowings, fund shifts, accelerations and transfers to address the deficit.

The State ended fiscal year 2003-04 with a reserve of $1.7 billion.

2004 Budget Act

The 2004 Budget Act was adopted by the Legislature on July 29, 2004, along with a number of implementing measures, and signed by the Governor on July 31, 2004. This was the first budget signed by

Governor Schwarzenegger following his election to office after a recall of Governor Davis in November 2003. In approving the budget, the Governor vetoed $116 million in appropriations (including $80 million in General Fund appropriations). The 2004 Budget Act largely reflected the proposals contained in the May Revision of the 2004-05 Governor’s Budget, including the application for budgetary purposes of $2 billion of proceeds of the economic recovery bonds issued in fiscal year 2003-04.

Under the 2004 Budget Act, General Fund revenues were projected to increase 3.6 percent, from $74.6 billion in fiscal year 2003-04 (which included approximately $2.3 billion in additional tobacco securitization bond proceeds) to $77.3 billion in fiscal year 2004-05. The revenue projections assumed a continuing rebound in California’s economy as reflected in several key indicators. Excluding the impact of the economic recovery bonds, General Fund expenditures were estimated to increase by 6.7 percent, from $75.6 billion in fiscal year 2003-04 to $80.7 billion in fiscal year 2004-05. The June 30, 2005 reserve was projected to be $768 million, compared to an estimated June 30, 2004 reserve of $2.198 billion.

In summary, the 2004 Budget Act addressed a projected $13.9 billion budget shortfall through expenditure cuts ($4.0 billion or 28.7 percent), cost avoidance ($4.4 billion or 31.7 percent), fund shifts ($1.6 billion or 11.2 percent), loans or borrowing ($2.1 billion or 15.4 percent), and transfers and other revenue ($1.8 billion or 13.0 percent).

The 2004 Budget Act contained the following major components:

1.  Rebasing Proposition 98 Minimum Funding Guarantee—The level of Proposition 98 appropriations was reset at a level approximately $2 billion less than would otherwise be required for fiscal year 2004-05 pursuant to legislation relating to the 2004 Budget Act.

2.  Higher Education—A new fee policy for higher education was implemented whereby future undergraduate and graduate level fee increases are tied to increases in per-capita personal income, with flexibility to increase fees by not more than an average of 10 percent a year over the next three years. Under the fee policy, graduate fees may increase at rates in excess of undergraduate fees until a 50 percent differential is achieved. In fiscal year 2004-05, fees were increased 14 percent for undergraduates and 20 percent for graduate students (25 percent for CSU graduate students majoring in non-teacher preparation programs). The new long-term policy is designed to ensure that public university students are protected from future dramatic fee increases as a consequence of declines in General Fund resources. The 2004 Budget Act included $750 million in various spending reductions for higher education from otherwise mandated levels.

3.  Health and Human Services—While the Administration proposed major reforms of the Medi-Cal program, any such reforms were expected to take at least one year to implement. As a result, the 2004 Budget Act did not include any savings attributed to Medi-Cal redesign. Other strategies independent of the Medi-Cal redesign were included in the 2004 Budget Act, such as the implementation of Medi-Cal rate increases for County Organized Health Systems and Pharmacy Reimbursement Realignment. In addition, increased work incentives under the CalWORKs program were proposed. The budget included $992 million in reductions in various social service programs from otherwise mandated levels. Based on updated projections of caseload and cost-per-case, these savings are now estimated to be $1 billion in fiscal year 2004-05.

4.  Pension Reform—The 2004 Budget Act eliminated State contributions to CalPERS on behalf of new State employees for the first two years of employment. In addition, the 2004 Budget Act assumed the issuance of $929 million pension obligation bonds to cover a portion of the State’s required contributions to CalPERS in fiscal year 2004-05. The pension bonds were not issued in fiscal year 2004-05 due to litigation delays.

5.  Substantially Reduced External Borrowings—As stated above, the 2004 Budget Act assumed the issuance of $929 million in pension obligation bonds to pay a portion of the pension obligations in fiscal year 2004-05. In addition, approximately $2 billion of economic recovery bond proceeds, which were deposited in the

Deficit Recovery Fund, were used to offset fiscal year 2004-05 General Fund expenditures. In contrast, in fiscal year 2003-04, aggregate borrowings to address current expenses and accumulated deficits are estimated at $11.5 billion, including $2.3 billion of tobacco securitization proceeds and $9.2 billion of economic recovery proceeds (representing approximately $11.254 billion of total bond proceeds, less $2.012 billion deposited into the Deficit Recovery Fund for application in fiscal year 2004-05).

6.  Tax Relief—The 2004 Budget Act reflects the elimination of the VLF offset program beginning in fiscal year 2004-05.

7.  Indian Gaming—The 2004 Budget Act included $300 million in revenues as a result of the renegotiation of tribal gaming compacts and the negotiation of new compacts with tribes that wish to expand gaming activities. As described below, the State now assumes the receipt of only $19 million in such revenues in fiscal year 2004-05. The 2004 Budget Act authorized the State to sell an additional revenue stream received from payments made by certain Indian tribes to secure up to $1.5 billion of securities, the proceeds of which will be used by the State to repay prior transportation loans. As described below, pending litigation relating to the Indian gaming compacts has delayed the issuance of these securities.

8.  Other Revenue Enhancements and Expenditure Reductions—The 2004 Budget Act also included: (i) $1.206 billion in savings for the suspension of the Transportation Investment Fund (Proposition 42) transfer; (ii) $450 million in savings from deposits of punitive damages awards used to offset General Fund costs in fiscal year 2004-05; (iii) $206 million for spending reductions that would result from changes in the correctional system; and (iv) $150 million of additional savings pursuant to Control Section 4.10 of the 2004 Budget Act (which gives the Department of Finance the authority to reduce appropriations in certain circumstances). Current budget projections for fiscal year 2004-05 assume no savings from punitive damages.

Fiscal Year 2004-05 Revised Estimates

The 2005-06 May Revision, released on May 13, 2005, projected that the State would end fiscal year 2004-05 with a reserve of $6.073 billion, up approximately $5.305 billion from estimates made at the time of the 2004 Budget Act. Under the 2005-06 Budget Act, General Fund revenues and transfers for fiscal year 2004-05 were projected at $79.9 billion, an increase of $2.6 billion compared with 2004 Budget Act estimates. These revenue and transfer projections include the following significant adjustments since the 2004 Budget Act:

•	$3.779 billion increase in major tax revenues due to the improved economic forecast;

•	$281 million loss in revenues due to delays in renegotiations of tribal gaming compacts;

•	$577 million loss in revenues due to pending litigation contesting the issuance of pension obligation bonds; and

•	$3.457 billion gain to beginning balance for amnesty related payments, which is offset by a $1.364 billion loss in revenues related to refunds/accelerations related to amnesty revenues, as described below.

Chapter 226, Statutes of 2004, created a personal income tax, corporate tax, and sales and use tax amnesty program for 2002 and prior years. Penalties were waived for taxpayers who applied for the amnesty during the amnesty period of February 1, 2005 to March 31, 2005. The effect of amnesty on the accounting for General Fund revenues has been distortive since payments for years before the current year are accounted for as a “prior year adjustment” for the current year rather than being carried back to those earlier years. Additionally, since some payments were made in advance of future year payments the revenue estimates in the current year, the budget year, and beyond will be lower even though the payments received are accounted for as “prior year adjustments” to the current year. Moreover, much of the money that came in during the amnesty period was in the form of “protective payments,” amounts submitted to avoid the extra penalty, but that would have otherwise been submitted in future years, or that will prove not to have been due at all, as some taxpayers will win their disputes. These refunds must be accounted for in future years.

For budgetary purposes, revenues from the amnesty program resulted in a carry-over adjustment increasing the beginning General Fund balance for fiscal year 2004-05 by $3.8 billion. This carry over adjustment will be reduced by $1.5 billion in fiscal year 2004-05, $1.1 billion in fiscal year 2005-06 and $0.9 billion in fiscal year 2006-07, to account for refunds and the recognition of income. The 2005-06 Budget Act estimates a net multi-year General Fund revenue gain from the amnesty program at $380 million, which represents a $180 million increase from the $200 million gain assumed at the time of the 2005-06 Governor’s Budget. These amounts constitute one-time revenues that the 2005 Budget Act proposes to use for one-time purposes.

Under the 2005 Budget Act, General Fund expenditures for fiscal year 2004-05 are projected at $81.7 billion, an increase of $1.0 billion compared with 2004 Budget Act estimates. These expenditure projections include the following significant increases (some of which is offset by reductions not reflected here) since the 2004 Budget Act:

•	$258 million in additional Proposition 98 expenditures;

•	$450 million in additional expenditures due to the elimination of the assumption that punitive damages award revenues in this amount would be available for deposit into the General Fund;

•	$150 million in additional expenditures due to the elimination of the assumption that California Performance Review reorganization savings would be realized in this amount;

•	$352 million in additional expenditures due to pending litigation contesting the issuance of pension obligation bonds (This expenditure reduction assumption is now shifted to fiscal year 2005-06, assuming the issuance of pension obligation bonds);

•	$157 million in additional expenditures due to enrollment and population growth;

•	$101 million in additional expenditures for nursing facilities; and

•	$88 million in additional expenditures for increased trial courts costs.

As of the 2006-07 Governor’s Budget, the 2004-05 fiscal year ended with a budgetary reserve of $9,112.3 million, an increase of $2,255.3 million from the estimate as of the 2005 Budget Act. Most of this increase is attributed to stronger receipts in Personal Income Tax ($706 million), Corporation Tax ($996 million), and Sales and Use Tax ($526 million), which were attributed to the 2004-05 fiscal year.

CURRENT STATE BUDGET

Background

The discussion below of the fiscal year 2005-06 budget and the fiscal year 2006-07 budget is based on estimates and projections of revenues and expenditures for the 2005-06 and 2006-07 fiscal years and must not be construed as statement of fact. These estimates and projections are based upon various assumptions, which may be affected by numerous factors, including future economic conditions in the State and the nation, and there can be no assurance that the estimates will be achieved.

2005 Budget Act

The 2005 Budget Act was adopted by the Legislature on July 7, 2005, along with a number of implementing measures, and signed by the Governor on July 11, 2005. In approving the budget, the Governor vetoed $190 million in appropriations (including $115 million in General Fund appropriations).

Under the 2005 Budget Act, General Fund revenues and transfers were projected to increase 5.7 percent, from $79.9 billion in fiscal year 2004-05 to $84.5 billion in fiscal year 2005-06. The revenue projections assumed continued but moderating growth in California’s economy as reflected in several key indicators. The

2005 Budget Act contained General Fund appropriations of $90.0 billion, compared to $81.7 billion in 2004-05. The difference between revenues and expenditures in fiscal year 2005-06 was funded by using a part of the $7.5 billion fund balance at June 30, 2005. The June 30, 2006 reserve was projected to be $1.302 billion, compared to an estimated June 30, 2005 reserve of $6.857 billion. About $900 million of this reserve was to be set aside for payment in fiscal year 2006-07 of tax refunds and other adjustments related to the tax amnesty program implemented in early 2005.

The 2005 Budget Act also included special fund expenditures of $23.3 billion and bond fund expenditures of $4.0 billion. The state issued $3.0 billion of Revenue Anticipation Notes (RANs) to meet the state’s short-term cash flow needs for fiscal year 2005-06.

The 2005 Budget Act was substantially similar to the 2005-06 May Revision proposals. It contained the following major components:

1.  Proposition 98—General Fund expenditures were proposed to increase by $2.582 billion, or 7.6 percent, to $36.6 billion. This reflected increases in the Proposition 98 guaranteed funding level resulting from increases in General Fund revenues in fiscal year 2005-06, adjusted for changes in local revenues. The Budget Act fully funded enrollment growth and a 4.23 percent cost of living increase. Per pupil spending under Proposition 98 was projected to be $7,402, compared to $7,023 in the previous year. The Budget reflected savings of $3.8 billion in 2004-05, which would be restored to the Proposition 98 budget in future years as General Fund revenue growth exceeds personal income growth.

2.  Higher Education—The 2005 Budget Act marked the first year of funding for the Higher Education Compact under this Administration. The Compact was signed in spring 2004 with both UC and CSU to provide funding stability for enrollment growth and basic support over the next six fiscal years. The 2005 Budget Act provided for total Higher Education funding of $17.8 billion from all revenue sources, including $10.2 billion General Fund. General Fund support for both the UC and CSU was increased by $134 million (about 5 percent) compared to 2004-05. The Budget Act assumed fee increases for undergraduate and graduate students, consistent with the Compact, which were approved by the UC and CSU governing boards.

3.  Health and Human Services—The 2005 Budget Act increased General Fund expenditures by $2.1 billion, or 8.5 percent, to $27.1 billion for Health and Human Services programs. This increase consisted of higher Medi-Cal expenditures of $1.3 billion, Department of Developmental Services expenditures of $152 million, Department of Mental Health expenditures of $306 million, and Department of Social Services expenditures of $55 million, among other things. The Budget reflected the suspension of the July 2005 and July 2006 CalWORKs grant cost-of-living-adjustments (COLAs), yielding General Fund savings of $136 million in 2005-06 and $139 million in 2006-07. The Budget further assumed the January 2006 and January 2007 COLAs for SSI/SSP recipients would be suspended for estimated General Fund savings of $132 million in 2005-06, $407.5 million in 2006-07, and $281 million in 2007-08. The Budget also included federal fiscal relief of $223 million due to progress in implementing a single, statewide automated child support system.

4.  Retirement and Employee Compensation—The 2005 Budget Act provided for full funding of the state’s statutory obligations to the State Teachers’ Retirement System (“STRS”). The 2005-06 May Revision had proposed to eliminate the state’s statutory contribution to the STRS Defined Benefit Program, estimated at $499.7 million for 2005-06. The Budget also reflected an augmentation of $355 million for salary increases and dental and vision premium increases for certain bargaining units.

5.  Vehicle License Fee Gap Loan Repayment—The 2005 Budget Act fully repaid the $1.2 billion that local governments lost between July and October of 2003, when the Vehicle License Fee offset program was temporarily suspended. The 2005-06 May Revision proposed a $593 million repayment. The state was not required to repay the gap loan until August of 2006. This payment was made in July 2005.

6.  Transportation Funding—The Proposition 42 transfer was fully funded at an estimated $1.3 billion. The 2005 Budget Act included a proposal, originally contained in the 2004-05 budget, to provide about $1 billion for transportation programs from the sale of future receipts of gaming revenues from new compacts with several Indian tribes. The sale, and a related bond issue, are waiting for resolution of litigation concerning these compacts. In total, these two funding sources would provide additional resources for the following programs: $808 million for the Traffic Congestion Relief Fund, $719 million for the State Transportation Improvement Program, and $402 million for transit. In addition, $384 million from Proposition 42 and Indian Gaming would go towards the $1.52 billion in funding for local streets and roads.

7.  Financial Instruments—The 2005 Budget Act reflected the state’s issuance of pension obligation bonds to fund approximately $525 million of the state’s 2005-06 retirement obligation to the California Public Employees’ Retirement System. The General Fund would be responsible for all future bond redemption costs. The state would make interest-only payments of approximately $33.6 million from 2006-07 through 2010-11 and $56.5 million in each fiscal year from 2011-12 through 2026-27. An adverse court ruling and the time required for an appeal makes it unlikely these bonds can be issued as planned. The Budget further reflected the results of the refinancing of a portion of the Golden State Tobacco Securitization Bonds. In exchange for its continued backing of these bonds, the General Fund received $525 million in August, 2005.

The original 2005-06 Governor’s Budget had included a proposal to issue $464 million of judgment bonds to finance the pending settlement of the Paterno lawsuit, but subsequent developments led to the removal of this proposal from the budget. The State has settled three related lawsuits through stipulated judgments. The largest settlement, in the amount of $428 million, provided for the State to make annual payments of $42.8 million per year, plus interest, for ten years; the payments are subject to annual appropriation by the Legislature. The first year’s payment, as well as $36 million to fully discharge the other two stipulated judgments, is included in the 2005 Budget Act.

8.  Taxes—The Budget Act contained no new taxes.

Fiscal Year 2005-06 revised estimates in 2006-07 Governor’s Budget (as updated by the May Revision)

The 2006-07 May Revision revised various revenue and expenditure estimates for 2005-06. The 2006-07 May Revision projects that the state will end fiscal year 2005-06 with a budgetary reserve of $8.8 billion, up $7.5 billion from estimates made at the time of the 2005 Budget Act. In addition to the 2005-06 changes in revenues and expenditures outlined below, this change in budgetary reserve is a result of $2.3 billion higher revenues in 2004-05. Under the 2006-07 May Revision, General Fund revenues and transfers for 2005-06 are projected at $92.4 billion, an increase of $7.9 billion compared with 2005 Budget Act estimates. This includes the following significant adjustments since the 2005 Budget Act:

•	$7.897 billion increase in major tax revenues due to the improved economic forecast;

•	$245 million increase due to higher State Lands Royalties and Unclaimed Property revenues;

•	$252 million loss in revenues due to not issuing pension obligation bonds as a result of pending litigation contesting their issuance.

Under the 2006-07 May Revision, General Fund expenditures for fiscal year 2005-06 are projected at $92.6 billion, an increase of $2.6 billion compared with 2005 Budget Act estimates. This includes the following significant changes since the 2005 Budget Act:

•	$1.738 billion increase in Proposition 98 expenditures;

•	$500 million for levee evaluation and flood control system improvements;

•	$273 million loss of expenditure savings due to not issuing pension obligation bonds as a result of pending litigation contesting their issuance;

•	$137 million in additional expenditures for employee compensation;

•	$153 million decrease in the Medi-Cal program;

On February 24, 2006, the Governor proclaimed a State of Emergency based on a finding that conditions of extreme peril to the safety of persons and property exist within the Sacramento-San Joaquin Flood Control System. On March 6, 2006, under Executive Order S-01-06, the Governor directed the Department of Water Resources (“DWR”) to develop a plan to complete the repair of 24 critical erosion sites within the system during the current calendar year. DWR reviewed these sites, as well as five additional sites it has determined need immediate attention. Plans have been prepared, and DWR is proceeding to have all 29 sites repaired by December 2006. As part of these efforts, the Administration has obtained federal agreement to expedite federal permit approvals for the work. Additionally, the federal government has agreed to give the state credit for the federal share of costs that it is covering in order to expedite this work. The credit is to come in the form of a reduced state cost share for future flood control projects. Total cost for repairing the 29 critical sites is estimated to be $150 million. Funding is to come from a $500 million appropriation for flood protection contained in a recently enacted bill, AB 142 (Chapter 34, Statutes of 2006).

Proposed Fiscal Year 2006-07 Budget (as updated by the May Revision)

The 2006-07 May Revision, released on May 12, 2006, estimates that the gross operating deficit for 2006-07 will be $7.1 billion. However, the Budget is balanced by using a large part of the 2005-06 ending fund balance. After taking into consideration the adjustments of $3.0 billion for the repayment or prepayment of prior obligations, including $1,472 million to prepay the Economic Recovery Bonds, the effective operating deficit for 2006-07 is $2.5 billion.

The 2006-07 May Revision projects to end fiscal year 2006-07 with a $2.2 billion total reserve, including $472 million in the newly created Budget Stabilization Account pursuant to Proposition 58 (2004). General Fund revenues and transfers for fiscal year 2006-07 are projected at $93.9 billion, an increase of $1.4 billion compared with revised estimates for fiscal year 2005-06. The 2006-07 May Revision, among other assumptions, reflects an increase in 2006-07 major revenues of $2.7 billion, or 2.9 percent, due to continued economic growth and the suspension of the tax credit for teachers for the 2006 tax year, which resulted in a revenue gain of $255 million in 2006-07.

General Fund expenditures for fiscal year 2006-07 are projected at $101.0 billion, an increase of $8.1 billion, or 9.1%, compared with revised estimates for 2005-06. This reflects 2006-07 expenditures of $56.2 billion for mandated programs or costs, $41.2 billion for Propositions 98, $2.7 billion for prepayments and repayments, and $0.8 billion for policy choices.

The 2006-07 Governor’s Budget (as updated by the May Revision) has the following major General Fund components:

1.  Repayments and prepayments of prior obligations—The 2006-07 May Revision proposes $3.199 billion of repayments and/or prepayments of prior obligations as follows: (1) $1 billion to prepay Economic Recovery Bonds above the amount required by Proposition 58; (2) $920 million for advance payment of a portion of the 2004-05 Proposition 42 loan due in 2007-08; (3) $472 million for early retirement of the Economic Recovery Bonds under Proposition 58; (4) $170 million to repay/prepay non-Proposition 98 mandates; (5) $347 million to repay loans from special funds; (6) $150 million to prepay Proposition 98 Settle-Up (reflected in prior year and does not affect 2006-07 operating deficit); (7) $100 million to prepay flood control subventions; and (8) $40 million to prepay General Obligation Bonds debt.

2.  Reduction of the operating deficit—The 2006-07 May Revision projects that the 2006-07 gross operating deficit will be $7.1 billion. After adjusting for repayments or prepayments of prior obligations of $3 billion, as described above, and one-time investments of $1.6 billion, the effective operating deficit is estimated at $2.5 billion. At the time the current Administration took office in November 2003, the operating deficit for 2006-07 was projected to be $16.6 billion. After nearly two years of corrective actions, when the 2005 Budget Act was enacted in July 2005, the projection for the 2006-07 operating deficit was revised to $7.5 billion.

3.  Proposition 98—Proposition 98 General Fund expenditures are proposed at $41.2 billion, which is an increase of $2.9 billion, or 7.6 percent, compared to the revised 2005-06 estimate. When property taxes are taken into account, the total Proposition 98 guarantee is $55.1 billion, which is an increase of $3.1 billion, or 5.9 percent. The May Revision continues to propose to spend at the level the Proposition 98 guarantee would be in 2006-07 assuming that the 2004-05 suspension had only been $2 billion. It also continues to include $426 million above this level to implement Proposition 49.

4.  K-12 Education—The 2006-07 May Revision proposes $67.1 billion in spending from all funds on K-12 education, an increase of $3 billion from the revised 2005-06 estimate. General Fund expenditures are proposed at $40.5 billion (includes funds provided for prior year settle-up obligations), an increase of $2.8 billion, or 7.3 percent. Total per-pupil expenditures from all fund sources are projected to be $11,268, an increase of $519, or 4.8 percent.

5.  Higher Education—The 2006-07 May Revision proposes General Fund expenditures at $11.3 billion, an increase of $883 million, or 8.5 percent. The 2006-07 May Revision marks the second year of funding for the Higher Education Compact. The Compact was signed in Spring 2004 with both UC and CSU to provide funding stability and preserve educational quality over the following six fiscal years in exchange for improved accountability in a variety of key student performance measures. The 2006-07 Governor’s Budget proposes additional funding of $75 million for UC and $54.4 million for CSU so that student fees in 2006-07 will remain at current 2005-06 levels.

6.  Health and Human Services—The 2006-07 May Revision proposes $29.1 billion General Fund to be spent on Health and Human Services programs, which is an increase of $2.3 billion, or 8.5 percent, from the revised 2005-06 estimate. This increase is primarily due to caseload, population, and other workload increases as well as a one-time investment of $400 million on health care surge capacity needs.

7.  Transportation Funding—The 2006-07 Governor’s Budget includes $1.4 billion to fully fund Proposition 42 in 2006-07 and $920 million for advance payment of a portion of the 2004-05 Proposition 42 loan due in 2007-08 (including interest). Approximately $364 million, plus interest remains to be paid in 2007-08. The 2005 Budget Act assumed repayment of a portion of outstanding transportation loans with $1 billion in bond proceeds derived from certain Indian gaming revenues to specified transportation programs. This transportation funding package would have provided $465 million to the State Highway Account, $290 million to the Traffic Congestion Relief Program, $122 million to the Public Transportation Account, and $122 million to cities and counties. There have been several lawsuits that have prevented the bonds from being sold to date, and the 2006-07 May Revision proposes instead to repay $151 million of these loans to the State Highway Account in 2005-06 using cash already received from tribal gaming compacts. Bond proceeds in the amount of $849 million are now budgeted in 2006-07, which would provide $314 million to the State Highway Account, and would provide the same level of funding to the Traffic Congestion Relief Program, Public Transportation Account, and cities and counties as was originally proposed.

8.  Budget Stabilization Account—The 2006-07 Governor’s Budget fully funds the transfer of an estimated $943 million to the Budget Stabilization Account (“BSA”), pursuant to Proposition 58. Half of this amount, or $472 million, will remain in the BSA as a reserve. The other half will be further transferred for the purpose of early retirement of Economic Recovery Bonds.

Strategic Growth Plan

In January 2006, the governor proposed a comprehensive Strategic Growth Plan to build the critical infrastructure that is the foundation of the state’s economy. In May 2006, the Legislature approved a $115.8 billion Strategic Growth Plan package, which includes $37.3 billion new general obligation bonds to be placed on the November 2006 Ballot, $50.1 billion n existing funding, and $28.4 billion in new leveraged funding sources. The package consists of the following components:

1.  Education—$10.4 billion in new general obligation bonds for K-12 and higher Education facilities. In addition, local school districts will provide $4.0 billion as their match for the new funds, and $3.6 billion in remaining, previously authorized general obligation bonds will be fully apportioned to help the needs of local districts.

2.  Transportation—$19.9 billion in new general obligation bonds for transportation and air quality projects. Exiting sources for transportation projects including $26.4 billion in state and federal fuel taxes that are being used for capital purposes. Additionally, $526 million is expected to be available from tribal gaming revenues and bonds and $8.6 billion from Proposition 42. The additional funding made available due to reauthorization of federal transit and highway funding law is estimated to make $10 billion available over the next 10 years. Savings in the CalTrans support budget are expected to general $375 million over the next decade. New funding sources for transportation projects include $9 billion from the portion of revenues from new and renewed local sales tax measures that historically has been used for projects on the state system. Additionally, $3.1 billion in Grant Anticipation Revenue Vehicle bonding against future federal revenues is available. Lastly, initial estimates are that private funding may provide as much as $8 billion.

3.  Flood Protection—$44.1 billion in new general obligation bonds for levee repair and flood control projects. In addition, between new local matching funds and contributions from the federal government, over $3.5 billion of other funds will be invested into the various projects. Finally, the $500 million General Fund in AB 142 (Chapter 34, Statutes of 2006), will be used for the repair and improvement of critical levees.

4.  Housing—$2.9 billion in new general obligation bonds for housing construction and assistance, including homeownership programs, affordable rental housing construction, farm worker housing and housing for the homeless and foster care youth.

LAO Assessments of the 2006-07 Governor’s Budget and May Revision

February Report—On February 22, 2006, the Legislative Analyst’s Office (“LAO”) released its annual report “The 2006-07 Budget: Perspectives and Issues.” It contained the following summary discussion of the 2006-07 Governor’s Budget:

“We believe that the recent strength in personal income tax and corporation tax receipts is indicative of the fact that 2005 tax liabilities, once tabulated, will prove to be even higher in 2005 than assumed in the Governor’s budget.... Accordingly, we are projecting that revenues will exceed the budget forecast by $1.3 billion in the current year [2005-06] and $1 billion in 2006-07, or $2.3 billion for the two years combined.”

“On the expenditure side, we estimate that General Fund expenditures under the Governor’s budget proposal would exceed the administration’s estimate by a two-year amount of about $340 million. This is the net effect of higher costs associated with Proposition 98, local mandates and state operations, partly offset by lower spending for Medi-Cal.”

“The 2006-07 fiscal year would end with a meaningful reserve [LAO estimated $2.561 billion compared to $613 million in 2006-07 Governor’s Budget], but only because the operating deficit of about $5 billion is more than covered by the $7.6 billion in carry-in reserve funds.... [T]he operating shortfalls [annual revenues minus expenditures] would continue under the budget proposal, reaching nearly $4 billion in 2007-08 and nearly $5 billion in 2008-09.”

“Although our fiscal projections reflect our assessment of the most likely fiscal outcomes for the state, it is important to understand that there are several very significant budgetary risks and pressures that lurk beneath our forecasts.... [which] could add several billions of dollars to the operating shortfalls during the next several years, were they to materialize. They include: [(1) a steeper economic slowdown due to higher energy costs, a steeper real estate decline or other factors, (2) unfavorable outcome of one or more major lawsuits, and (3) added state costs from the recent federal Deficit Reduction Act.]”

The LAO makes the following statements, in part, as its “Bottom Line”:

“California has benefited greatly from an over $11 billion three-year revenue increase since the 2005-06 budget was enacted; yet, the Governor’s budget plan would still leave the state with major structural budget shortfalls and a large amount of other financial obligations outstanding.... Capitalizing on the opportunity presented by these added revenues is particularly important at this time, given the inherent uncertainties about how long the strong revenue performance the state has been experiencing will last. Accordingly, we recommend that the Legislature reduce the amount of ongoing spending increases proposed in this budget, and either hold more of the unexpected revenues that this frees up in reserves or use them to pay down more of the still-formidable budgetary debt the state owes.”

May Report—On May 15, 2006, the LAO issued a report titled “Overview of the 2006-07 May Revision.” It stated in part:

“The updated proposal has a number off positive features, including its reliance on cautious revenue assumptions and its emphasis on debt prepayments, one-time spending and the build up of the reserve. Even with these positive features, however, the state will continue to face structural budget shortfalls in the subsequent years, at a time in which it will be facing a number of risks and budgetary pressures.”

“The May Revision’s economic and revenue forecasts are generally reasonable in view of recent developments and uncertainties about how much of the extraordinary growth in final payments in April is due to one-time versus ongoing factors. We believe that there is upside revenue potential in 2006-07, mainly related to continued strong growth in business earnings thus far in 2006. However, given the uncertainties facing the economy over the nest year related to oil prices and real estate, as well as the lack of information about the one-time versus ongoing nature of the April final payments, the cautious approach taken by the Administration is prudent.”

“The [state’s] revenue outlook has improved another $7.5 billion since the Governor’s January estimate…yet the May Revision plan would still leave the state with significant out-year budget shortfalls…[T]he state would face operating shortfalls of roughly $3.5 billion n both 2007-08 and 2008-09, before dropping to around $1 billion in 2009-10 (as deficit financing bond debt service payments drop off). The update estimates are subject to the same risks and pressures as our February projections, in that they assume continued economic and revenue growth, and do not include potential added costs associated with lawsuits and other factors.”

Publications from the LAO can be read in full by accessing the LAO’s website (www.lao.ca.gov) or by contacting the LAO at (916) 445-4656.

LITIGATION

The State is a party to numerous legal proceedings. The following are the most significant pending proceedings, as reported by the Office of the Attorney General.

Challenge Seeking Payment to Teachers’ Retirement Board

In May 2003, the Legislature enacted legislation (Chapter 6, Statutes of 2003-04, First Extraordinary Session, Senate Bill No. 20, “SBX1 20”) that deferred the payment of $500 million to CalSTRS’s Supplemental Benefit Maintenance Account (“SBMA”). SBX1 20 also establishes an appropriation of an amount not to exceed $500 million, adjusted by the actual rate of return to funds in the SBMA, in 2006 and every four years thereafter, for the purpose of funding the SBMA. The actual amount of such appropriation, if any, will be determined following a report by the CalSTRS managing board that the funds in the SBMA will be insufficient in any fiscal year before July 1, 2036, to provide certain payments to CalSTRS members, and the certification of the amount of any such appropriation by the State’s Director of Finance. On October 14, 2003, the CalSTRS board and certain CalSTRS members filed a complaint in the Sacramento County Superior Court as Teachers’ Retirement Board, as Manager of the California State Teachers’ Retirement System, et al. v. Tom Campbell, Director of California Department of Finance, and Steve Westly, California State Controller (Case No. 03CS01503). This lawsuit seeks, primarily, a writ of mandate compelling the State Controller to transfer funds from the State’s General Fund to the SBMA in an amount equal to the continuing appropriation, as it existed prior to the enactment of SBX1 20 ($500 million plus interest). It also seeks injunctive and declaratory relief to the same effect. On May 4, 2005, the Superior Court granted Plaintiffs’ motion for summary adjudication. The court declared SBX1 20 unconstitutionally impairs CalSTRS members’ vested contractual rights. The court further ordered the issuance of a peremptory writ of mandate commanding the State Controller to transfer $500 million from the General Fund to the SBMA. The judgment will include an award of interest in an as yet unknown amount at the rate of 7 percent (7%) per annum both pre- and post judgment. However, because the Legislature has not appropriated funds to pay such interest, the Superior Court cannot, and did not, compel the payment of any pre- or post judgment interest. The State has appealed the decision, and plaintiffs and the intervening California Retired Teachers’ Association have filed cross-appeals.

Action Seeking Modification of Retirement Formula for State Employees

A recently filed case entitled Joseph Myers et al v. CalPERS et al. (Alameda Superior Court, Case No. RG06-262495) alleges that Government Code section 21354.1 violates the age discrimination provisions of the Fair Employment and Housing Act. The lawsuit, plead as a class action on behalf of state employees over age 55 who will retire after January 1, 2001, asserts that the statute “discriminates” against older workers because the change in the retirement formulas it implemented gives them a smaller percentage increase in benefits than it provided to younger workers. The complaint seeks injunctive relief and retroactive retirement benefits of an unspecified nature. It is unclear from the complaint what retroactive retirement benefits are being sought, or whether they would be offset by reductions in benefits to younger workers, and thus it is impossible at this time to quantify the magnitude of the fiscal impact; however, it may be in excess of $250 million.

Tax Refund Cases

Six pending cases challenge the Franchise Tax Board’s treatment of proceeds from the investment of cash in short-term financial instruments, and the resulting impact on the apportionment of corporate income to the corporation’s California tax obligation. The State has advanced two separate theories to sustain its tax assessments. In General Motors Corp. v. Franchise Tax Board, the California Supreme Court has granted General Motors’ petition for review of the appellate court’s affirmation of a ruling in favor of the Franchise Tax Board (General Motors Corp. v. Franchise Tax Board, Case No. S 127086) on one of the theories, and in Microsoft Corporation v. Franchise Tax Board it granted review of the appellate court’s reversal of a ruling in favor of Microsoft on the same issue but on the other theory (Microsoft Corporation v. Franchise Tax Board (Case No. S133343). The State’s tax assessments have been sustained in both of these cases but on different grounds. Oral arguments in both cases took place on June 2, 2006. On February 25, 2005, the Court of Appeal, First Appellate District issued an unpublished opinion in The Limited Stores, Inc. and Affiliates v. Franchise Tax Board (Case No. A102915) upholding the judgment entered in favor of the Franchise Tax Board. On June 8, 2005, the California Supreme Court granted review in this case and directed that it be held pending decisions in

Microsoft and General Motors. In Toys “R” Us, Inc. v. Franchise Tax Board the Court of Appeal, Third Appellate District (Case No. C045386) sustained the trial court’s ruling in favor of the Franchise Tax Board in a decision similar to that in Microsoft. That decision, however, rejected the rationale adopted by the Court of Appeal in General Motors. A Petition for Review has been filed with the California Supreme Court. Montgomery Ward LLC v. Franchise Tax Board is pending in the San Diego Superior Court (Case No. 802767), and Colgate-Palmolive v. Franchise Tax Board is pending in the Sacramento County Superior Court (Case No. 03AS00707); the Colgate matter has been stayed, pending the Supreme Court’s decision in General Motors. Other taxpayers have raised this same issue in administrative actions. A final decision in favor of any of these plaintiffs could result in tax refunds to similarly situated taxpayers in an amount exceeding $600 million, with a potential future annual revenue loss of $85 million. The State is vigorously litigating this issue.

Also in General Motors Corp v. Franchise Tax Board (discussed above, Case No. S127086), the California Supreme Court granted the taxpayer’s petition for review to determine whether the Franchise Tax Board’s practice of allowing tax credits on an entity basis rather than to a unitary business is correct. Oral argument before the California Supreme Court took place on June 2, 2006. A decision in favor of the taxpayer could result in the refund of taxes in excess of $300 million for prior years and an ongoing reduction in tax revenues of approximately $80 million.

Two pending cases challenge the Franchise Tax Board’s LLC fees imposed by Revenue and Taxation Code section 17942. In Northwest Energetic Services, LLC v. Franchise Tax Board (San Francisco Superior CGC-05-437721) plaintiff seeks a refund of fees, interest and penalties paid for 1997-2001, and in Ventas Finance I, LLC v. Franchise Tax Board (San Francisco Superior Court 05-440001), plaintiff seeks a refund for 2001-2003. In both cases the plaintiffs allege that section 17942 is unconstitutional on its face and as applied because it discriminates against interstate commerce and violates the Due Process and Equalization clauses. In the alternative, the plaintiffs also allege that the Franchise Tax Board misinterprets section 17942 and that section 17942 is an improper exercise of the state’s police powers. A final decision in favor of these plaintiffs applied to all taxpayers similarly situated could result in loss of annual revenue in excess of $250 million and potential refunds exceeding $1 billion. In the Northwest case, the trial court has entered a judgment in favor of the plaintiffs for approximately $27,500 plus interest. No decision has been made as to whether the Franchise Tax Board will appeal.

In General Electric Company & Subsidiaries v. Franchise Tax Board (San Francisco Superior Court, CGC 06-449157), plaintiffs allege the tax amnesty program’s amnesty penalty is unconstitutional. Chapter 226, Statutes of 2004 (SB 1100) created an amnesty program for taxable years beginning before January 1, 2003. Under the program, taxpayers that had not paid or had underpaid an eligible tax could agree to pay the tax and waive their rights to claim refunds thereof. In exchange, certain penalties and fees associated with the unpaid taxes would be waived and no criminal actions would be brought for the taxable years for which amnesty was allowed. SB 1100 also imposed a new penalty equal to 50 percent of accrued interest through the amnesty period (February 1, 2005, to March 31, 2005) on unpaid tax liabilities for taxable years for which amnesty could have been requested. General Electric seeks a declaration that the amnesty penalty should not apply to tax liabilities that become final after the amnesty period and that are paid within the statutory payment period, or alternatively, that the amnesty penalty is unconstitutional because it violates due process. The fiscal impact of this case is unknown at this time and is dependent on the court’s ruling, but is estimated to be in excess of $300 million.

Environmental Matters

In a federal Environmental Protection Agency (“U.S. EPA”) administrative abatement action entitled In the Matter of: Leviathan Mine, Alpine County, California, Regional Water Quality Control Board, Lahontan Region, State of California (U.S. EPA Region IX CERCLA Docket No. 00-16(a)), the State, as owner of the Leviathan Mine, is a party through the Lahontan Regional Water Quality Control Board (“Board”). Also a party is ARCO, the successor in interest to the mining company that caused certain pollution of the mine site. The Leviathan Mine site is listed on the U.S. EPA “Superfund” List, and both remediation costs and costs for Natural Resource

Damages may be imposed on the State. The alleged bases for the State’s liability are the State’s ownership of the mine site and the terms of a 1983 settlement agreement with ARCO. The Board has undertaken certain remedial action at the mine site, but the U.S. EPA’s decision on the interim and final remedies is pending. ARCO has filed several state law claims against the State with the California Victim Compensation and Government Claims Board (an administrative agency with which certain claims must be filed as a prerequisite to litigation seeking damages against the State which was formerly named the Board of Control, the “Government Claims Board”). Litigation on these claims has been tolled by agreement among the parties until October 1, 2006. It is possible these matters could result in a potential loss to the State in excess of $400 million.

In Carla Clark, et. al. v. City of Santa Rosa, et. al (Sonoma County Superior Court, Case No. SCV-227896), 32 plaintiffs who own property or live in Santa Rosa brought a toxic tort case alleging that water wells supplying water to their homes were contaminated by carcinogenic chemicals. The State is sued under a mandatory duty theory premised on an alleged violation of Proposition 65 (The Safe Drinking Water and Toxic Enforcement Act of 1986). Plaintiffs claim property damage, a variety of physical and psychological maladies including birth defects, medical monitoring costs and damages for fear of cancer. Plaintiffs claim damages exceeding $400 million.

Energy-Related Matters

In People v. ACN Energy, Inc., et al. (Sacramento County Superior Court, Case No. 01AS05497), the court is considering whether and to what extent compensation is due to market participants which have claimed compensation as a result of the Governor’s issuance of executive orders, under the California Emergency Service Act, “commandeering” power purchase arrangements held by Pacific Gas & Electric Company (“PG&E”) and Southern California Edison (“SCE”), referred to as “block forward contracts.” The California Power Exchange, PG&E and other market participants have filed actions for inverse condemnation, recovery under the Emergency Services Act and other causes of action, which are pending in Sacramento County Superior Court, Judicial Council Coordination Proceeding No. 4203. In an administrative proceeding before the Government Claims Board (which was dismissed on procedural grounds), the California Power Exchange stated claims for “commandeering” the block forward contracts in the amount of approximately $1 billion. The state contends it is not liable for damages as a result of these orders, nor for compensation for inverse condemnation, and that any damages are offset by payments made by the Department of Water Resources for electricity received under the “commandeered” block forward contracts.

Escheated Property Claims

In three pending cases, plaintiffs claim that the State Controller has an obligation to pay interest on private property that has escheated to the State, and that failure to do so constitutes an unconstitutional taking of private property: Morris v. Westly (Los Angeles County Superior Court, Case No. BC310200); Trust Realty Partners v. Westly (Sacramento County Superior Court, Case No. 04AS02522); and Coppoletta v. Westley (Sacramento County Superior Court (Case No. CGC-05439933). Morris lawsuit challenges whether the State’s custodial use of escheated funds entitles the claimant to constructive interest and/or actual interest that was earned while the property is in the state’s custody. The Morris case seeks a class action determination, and identifies a purported class that could be interpreted to include all persons or entities whose property has been taken into custody by the State. On behalf of the articulated class, the plaintiff in Morris seeks a declaration that failure to pay interest is an unconstitutional taking and, among other things, an injunction restraining the State Controller from pursuing the practices complained of in the complaint. The trial court in Morris has granted the Controller’s motion for summary judgment; and ordered judgment be entered in favor of the State. An appeal by plaintiff is likely. The Trust Realty Partners lawsuit focuses on the state’s elimination of interest payments on unclaimed property claims (Code of Civil Procedure Section 1540, subdivision (c), as amended effective August 11, 2003, “CCP 1540”). The Trust Realty Partners case is not styled as class action suit, but in addition to seeking general and special damages in a sum according to proof at trial, the case seeks a common fund recovery and an injunction restraining the State Controller from engaging in the acts alleged in the complaint. In May 2006, the trail court granted an interim order on a motion for summary adjudication ordering the state to pay interest on certain pending claims made before the amendment to CCP 1540. The Controller intends to challenge this order. The Coppoletta case raises issues analogous to those in Morris and also asks that the unclaimed property law be construed as creating a trust for the benefit of the true owner. In May 2006, the San Francisco Superior Court entered an order granting the State’s motion for summary judgment in Coppoletta. This case is over unless plaintiffs file an appeal. On May 10, 2006, the Coppoletta plaintiffs filed Coppoletta v. Westly (Case No. C 06 3135 WHA) in the United States District Court for the Eastern District of California. The claims in the newly filed federal case are identical to those in the State court case as to which judgment has been granted. It is the State’s position that the claims in the federal case are barred. If the Morris case ultimately prevails as a class action, or the injunctions prayed for in the Trust Realty Partners cases are issued and upheld, or if the issues raised in any of these cases require the State Controller to pay interest on escheated property or to manage unclaimed property as a trust for the benefit of the true owners, as the plaintiffs allege is required by law, costs to the State could be in excess of $500 million.

Actions Seeking Damages for Alleged Violations of Privacy Rights

In Gail Marie Harrington-Wisely, et al. v. State of California, et al. (Los Angeles County Superior Court, Case No. BC 227373), a proposed class action, plaintiffs seek damages for alleged violations of prison visitors’ rights resulting from the Department of Corrections and Rehabilitation’s use of a body imaging machine to search visitors entering state prisons for contraband. This matter has been certified as a class action. The superior court granted final judgment in favor of the state. Plaintiffs filed a notice of appeal on May 26, 2006. If a court were to revive the damages claims and award damages pursuant to the California Civil Code for every use of the body-imaging machine, damages could be as high as $3 billion.

A pending case involves due process constitutional challenges to an individual being placed on the state’s child abuse central index prior to the conclusion of a noticed hearing: Gomez v. Saenz, et. al. (Los Angeles County Superior Court, Case No. BC 284896). In another case, the California appellate court held that before a person is placed on the child abuse central index, that person is entitled to a hearing. However, the appellate court did not decide the issue of what type of hearing would be sufficient. That issue is the subject of the current activity at the trial court in Gomez. Depending on the type and scope of the hearing that the trial court might order, and the number of individuals currently on the index that might be entitled to a hearing prior to remaining on the index, the costs to the State related to conducting these hearings could be in excess of $500 million.

The plaintiff in Gilbert P. Hyatt v. FTB (State of Nevada, Clark County District Court, A382999) was subject to an audit by the Franchise Tax Board involving a claimed change of residence from California to Nevada. Plaintiff filed a tort action in the State of Nevada alleging a number of separate torts involving privacy rights and interference with his business relationships arising from the Franchise Tax Board’s audit. A Nevada jury trial is currently scheduled to commence in August 2006. Plaintiff will probably seek damages exceeding $500 million. The state is vigorously contesting this action.

Action Seeking a Cost of Living Adjustment for CalWORKs Recipients

The case of Juana Raquel Guillen, et al. v. Schwarzenegger, et al. is currently pending before the Court of Appeal (First Appellate District, Division 3; Case No, A106873). The trial court decision on appeal in this case determined that Governor Schwarzenegger’s executive order in November 2003, which reduced the Vehicle License Fee charged to vehicle owners and increased the corresponding Vehicle License Fee offset to local governments, acted as an “increase in tax relief’, which, by statute, triggers an upward cost of living adjustment for recipients of CalWORKs program benefits. The petitioners seek a cost of living adjustment, beginning with fiscal year 2003-04. The estimated cost of the State of a final, unappealable determination consistent with the determination of the trial court, is now estimated to be approximately $350 million.

Actions Seeking Program Modifications

In the following cases, plaintiffs seek court orders or judgments that would require the State to modify existing programs and, except as specified, do not seek monetary damages. Nevertheless, a judgment against the State in any one of these cases could require changes in the challenged program that could result in increased programmatic costs to the State in a future fiscal year in excess of $250 million. Alternatively, in some circumstances, it may be possible that a judgment against the State could be addressed by legislative changes to the program that would cost less.

The matter of Conlan v. Bonta (First Appellate District, Case No. A106278) followed a prior appellate court decision determining that the State’s Medi-Cal program violates federal law because the program fails to promptly reimburse medical payments made by patients within the 90-day window prior to submitting an application for Medi-Cal benefits. The State’s Medi-Cal program relies on Medi-Cal providers to reimburse beneficiaries for out-of-pocket expenses paid during this retroactive “reimbursement window” period. On remand following this appellate decision, the trial court ordered the Department of Health Services to develop a compliance plan to implement the appellate decision. Since that time the matter has gone back and forth to the appellate court for further direction. The Department of Health Services is continuing to take steps to implement the appellate court’s decisions. Following a further hearing, the court ordered the State to expand the scope of costs for which the State must make reimbursements to include out-of-pocket monies actually paid by a beneficiary to Medi-Cal providers for erroneously collected costs on covered services (at Medi-Cal rates) incurred after issuance of a beneficiary’s Medi-Cal card. While the impact of the cost of complying with the trial court’s plan for reimbursement is unknown, certain estimates of the costs of the administrative due process procedures required by the court, when combined with the cost of reimbursements that the Department of Health Services now believes may not be eligible for federal off-set, and the costs of reimbursing out-of-pocket fees erroneously collected by Medi-Cal providers, may be in excess of $250 million.

The following case seeks reforms to State programs for the treatment of institutionalized disabled persons. Some rough estimates suggest the financial impact of a judgment against the State defendants in any of these cases could be as high as $1 billion per year in programmatic costs going forward. The State is vigorously defending this action.

In Capitol People First v. Department of Developmental Services (Alameda County Superior Court, Case No. 2002-038715) a consortium of state and national law firms and public-interest groups brought suit against the Department of Finance, California Department of Developmental Services and California Department of Health Services, alleging violations of the Lanterman Act, the ADA, and section 504 of the Rehabilitation Act by defendants needlessly isolating thousands of people with developmental disabilities in large facilities. The case seeks sweeping reforms, including requiring the State to offer a full range of community-based services.

Actions Seeking Medi-Cal Reimbursements

Two cases, each entitled California Association of Health Facilities (“CAHF’) v. Department of Health Services (“DHS’) have been consolidated in the First District Court of Appeal (Case Nos. 03-425819 and 02-415443). CAHF, which represents approximately 1400 skilled-nursing and intermediate-care facilities, filed two separate cases alleging that the Medi-Cal reimbursement rates paid by DHS to providers for, respectively, the 2001-2002 and 2002-2003 rate years were too low. The superior court sustained DHS’s demurrers in both cases and entered judgment for DHS. CAHF’S appeal has been fully briefed and the parties are awaiting notification of a date for oral argument. A final decision adverse to DHS in both of the consolidated cases could result in reimbursement costs exceeding $250 million.

Actions to Increase Amount of State Aid for Foster or Adopted Developmentally Disabled Dependent Children

Ten pending class action lawsuits challenge the amount of aid provided by the state for the care of dependent children (either in foster care or adopted) who have also been determined to be developmentally disabled by a regional center. These cases have been coordinated Butler v. Department of Social Services, (Los Angeles Superior Court, Case No. BC329695). Specifically, plaintiffs assert that they were entitled to, but did not receive, the Alternative Residential Model (ARM) rate (also known as dual agency rate) but have instead been receiving the standard AFDC-FC (foster care) rate and/or the AAP (adoption assistance program) rate. A final decision in favor of these plaintiffs could exceed $450 million. The state is vigorously litigating this issue.

In a statewide class action against Department of Health Services, Department of Social Services and Los Angeles (Katie A., et al. v. Bonta, et al., U.S. District Court, Case No. CV 02-05662 AHM (SHx) plaintiffs seek to expand Medicaid-covered services under the Early and Periodic Screening, Diagnosis and Treatment program for mentally disordered children in foster care to include what plaintiffs call “wraparound services,” therapeutic foster care,” and “comprehensive case management services in a home-like setting.” Plaintiffs allege that the ADA, the Medicaid Act, the Rehabilitation Act, substantive due process, and Government Code section 11135 require these services. Recently, the federal district court issued a preliminary injunction against the State defendants and ordered the State defendants to provide “wraparound services” and “therapeutic foster care” to class members within 120 days. Further, the court ordered the State defendants and plaintiffs to meet and confer both to develop a plan to implement the preliminary injunction and to come to consensus on whether the court should appoint a special master. At this time, it is unknown what financial impact such an unprecedented decision would have on the State’s General Fund.

Local Government Mandate Claims and Actions

In a test claim filed by the County of San Bernardino, now pending before the Commission on State Mandates (the “Commission”) (Medically Indigent Adults, 01-TC-26 County of San Bernardino, Claimant, Statutes 1982, Chapters 328 and 1594), the Commission is being asked to determine the costs incurred by the county to provide state-mandated care of medically indigent adults (“MIAs”). The amount demanded in the claim for un-reimbursed costs for fiscal year 2000-2001 is just over $9.2 million. The County of San Bernardino’s test claim poses a potential for a negative impact on the General Fund in the amount of the un-reimbursed costs for all similarly situated county claimants for a period of years, as determined by the Commission. Certain estimates of the annual cost of the services rendered by all counties to MIAs exceed $4 billion. How much of that will be determined to be “un-reimbursed” to the counties by the State is unknown. In recent years, the counties have received approximately $1 billion annually in vehicle license fee revenue and $410 million annually in sales tax revenue to fund various public health programs, which include the programs that provide services to MIAs. The state law that authorized the transfer of the vehicle license fee portion of this revenue to the counties and the authority to transfer the revenue to the counties were automatically repealed as a result of a provision of State law, which was triggered as a result of a final decision (County of San Diego v. Commission on State Mandates, et al. (1997) 15 Cal. App. 4th 68; petition for review denied by the California Supreme Court) that awarded the County of San Diego un-reimbursed costs for medical services rendered to MIAs. Various regulatory and statutory steps have been and are being taken to address this reduction in revenues.

Two lawsuits are pending that assert that the State’s practice in recent years of appropriating $1,000 for certain state-mandated programs, to be divided among all 58 counties, and deferring repayment of the balance, violates the State Constitution. These lawsuits were consolidated in San Diego County Superior Court (County of San Diego v. State of California, et al. (Case No. GIC 825109) and County of Orange v. State of California, et al. (Case No. GIC 827845)). These plaintiff counties are seeking full payment for the un-reimbursed costs of implementing a variety of programs over the last ten years. The County of San Diego has alleged un-reimbursed costs in excess of $40 million through fiscal year 2003-04 for a variety of programs. The County of Orange has alleged in excess of $116 million for un-reimbursed state-mandated costs. The effects of a final determination by an appellate court that the State is required to reimburse the counties now in an amount equal to the previously unreimbursed state mandated costs, if applied to each of California’s 58 counties, could result in costs in excess of $1.5 billion for existing un-reimbursed mandates.

Following a trial, the court’s Statement of Decision finds that the counties are entitled to a declaratory judgment regarding the amounts owed, and a writ of mandate commanding the state to comply with Government Code section 17617 by making equal annual payments to the counties over the 15-year term currently prescribed by statute, or a shorter period should the statute be amended. Final judgment has not yet been entered. An appeal will likely follow.

Actions Seeking to Enjoin Implementation of or Cause Amendment to Certain Tribal Gaming Compacts

In June 2004, the State entered into amendments to tribal gaming compacts between the State and five Indian Tribes (the “Amended Compacts”). Those Amended Compacts are being challenged as described below. An unfavorable decision to the State in either of the cases described below (or in any future litigation relating to the Amended Compacts) could eliminate future receipts of gaming revenues anticipated to result from the Amended Compacts, and could delay or impair the State’s ability to sell a portion of the revenue stream anticipated to be generated by these Amended Compacts. The State anticipates using the proceeds of that sale to repay existing internal borrowings of transportation funds.

In Rincon Band of Luiseno Mission Indians of the Rincon Reservation v. Schwarzenegger, et al. (U.S. District Court, Case No. 04 CV 1151 W (WMc)) the plaintiff (the “Rincon Band”), a federally recognized Indian Tribe, alleges, in primary part, that a compact entered into between the Rincon Band and the State in 1999, is part of a statewide regulatory framework that limits gaming devices and licenses on non-Indian lands for the stated goal of promoting tribal economic development. The plaintiff further alleges that the Amended Compacts would materially alter these protections, and as such, would constitute an unconstitutional impairment of the Rincon Band’s 1999 compact. The complaint filed by the Rincon Band seeks, among other things, an injunction against the implementation of the Amended Compacts. It also raises other breach of compact claims. The District Court denied plaintiff’s motion for injunctive relief, and dismissed the complaint on a procedural basis as to the impairment claims and on lack of jurisdiction as to the breach of compact claims. The District Court granted Plaintiffs request for re-consideration in part, but dismissed all but four claims that the state failed to negotiate a compact amendment with the Rincon Band in good faith. The injunctive relief denied by the court remains subject to appeal. The State filed a motion for certification and entry of a separate judgment with respect to the four claims that the District Court ordered dismissed including the impairment of compact claims. The District Court granted the State’s motion and entered final judgment from which Rincon filed notice of appeal (U.S. Court of Appeals, Ninth Circuit, Case No. 06-055259).

California Commerce Casino, Inc., et al. v. Schwarzenegger, et al. (Los Angeles Superior Court, Case No. BS097163) is an action brought by the owner of a card room and an individual plaintiff and petitioner, challenging the Legislature’s ratification of the Amended Compacts, which was done through urgency legislation (Statutes 2004, Chapter 91; “Chapter 91”). Plaintiffs and petitioners allege that Chapter 91 violates a provision of the California Constitution, which bars the grant of vested rights or franchises in an urgency measure, and allege a variety of special privileges and vested rights and interests purportedly created by Chapter 91. The complaint also alleges that Chapter 91 violates provisions of the California Constitution which prohibit certain borrowings to fund a year-end state budget deficit; and constitutes an unconstitutional attempt to contract away the State’s police power. Plaintiffs and petitioners seek an injunction restraining the implementation of Chapter 91; a decision prohibiting the implementation of Chapter 91; and a declaration that Chapter 91 is unconstitutional. Defendant’s filed a demurrer to the complaint, which was granted, without leave to amend, on October 25, 2005. In granting the demurrer, the court found that: (1) all nine claims were barred by the 60 day statute of limitations in Chapter 91 and (2) the plaintiffs failed and, because of sovereign immunity, were not able to name the five affected tribes as necessary and indispensable parties. The court dismissed the case with prejudice; and plaintiffs have appealed this decision. Briefing is underway. (Court of Appeal, Second Appellate District, Case No. B 188220).

Hollywood Park Land Co., et al. v. Golden State Transportation, et al. (Sacramento Superior Court, Case No. 06AS00166) is a reverse validation action brought by various horse racetrack interests, challenging validity of the proposed issuance of tribal gaming bonds. The plaintiffs legal theories and complaint are virtually identical to the legal theories and complaint in California Commerce Casino, Inc., et al. v. Schwarzenegger, et al. described in the paragraph above, (“Commerce Casino”) . Specifically, this case claims that the bonds and bond documents would (1) result in unconstitutional contracting away of the State’s police power to regulate gaming; and (2) trigger an unconstitutional grant of a franchise, special privilege and/or vested right contained in Compacts. In addition, plaintiffs allege Chapter 91, and the use of bond proceeds as described therein, would violate Proposition 58. Plaintiffs have sought injunctive relief. The Commerce Casino plaintiffs filed a notice of appearance in this case contesting the validity of the bonds and bond documents. In addition, the Gabrielino-Tongva Tribe and a tribal councilman, filed a notice of appearance and written response contesting the validity of the bonds and the bond contracts. Additionally, they seek to have the tribal-state exclusivity provisions of the Amended Compacts declared invalid and void and a declaration that CCP Section 1811 is unconstitutional as violating the due process rights of the tribe and its members.

A recently filed case entitled San Pasqual Bank of Mission Indians v. State of California, et al. (U.S. District Court, Case No. 06 CV 0988) asserts that the slot machine licenses that the five Indian Tribes to the Amended Compacts (the “Five Tribes”) were required to keep in operation as a condition of being allowed access to additional slot machines are available for issuance through the license draw process provided for in the 1999 compacts. The complaint seeks declaratory relief and an order requiring the licenses of the Five Tribes be redistributed or made available to other tribes. Should relief be granted, and the State be ordered to redistribute the licenses, the authority of the Five Tribes to continue to operate the slot machines currently covered by those licenses would be rendered uncertain under the Amended Compacts, which do not contemplate the Five Tribes losing their licenses to operate those machines. The loss of these licenses would thus present questions about the monetary obligations of the Five Tribes that would presumably be required to be addressed by amendment of the Amended Compacts.

Matter Seeking Validation of Pension Obligation Bonds

The Legislature enacted the California Pension Restructuring Bond Act of 2004 (Government Code sections 16940 et seq.), which authorized the Pension Obligation Bond Committee (the “Committee”) to issue bonds to fund all or a portion of the State’s pension obligation in any two fiscal years. Pursuant to that authorization, the Committee authorized the issuance of bonds in an amount not to exceed $960 million to pay a portion of the State’s pension obligation for fiscal year 2004-05. The Committee also resolved to seek court validation of the bonds and the indenture pertaining to the bonds pursuant to a validation process established by Code of Civil Procedure sections 860 et seq. The Committee filed Pension Obligation Bond Committee v. All Persons Interested in the Matter of the Validity of the State of California’s Pension Obligation, etc. (Sacramento County Superior Court, Case No. 04AS04303). The trial court found that the bonds were not valid under the State’s debt limit. The Committee has appealed and briefing is underway (Court of Appeal, Third Appellate District, Case No. C051749). The State is not expected to be able to issue pension obligation bonds until this matter is finally resolved.

Prison Healthcare Reform

Plata v. Schwarzenegger (U.S. District Court case no. C-01-1351 THE) is a class action regarding all prison medical care in the State. Plaintiffs alleged that the State was not providing constitutionally adequate medical care as required by the Eighth Amendment to the U.S. Constitution. The case was settled in 2002, but the federal court retained jurisdiction to enforce the terms of a stipulated judgment. The judgment set up a team of experts to evaluate the adequacy of the medical care delivery system and propose solutions to fulfill the State’s obligations to plaintiffs under the Eighth Amendment to the U.S. Constitution. On June 30, 2005, the district court ruled from the bench that he would appoint a receiver to run and operate the approximately $750 million adult health care delivery system (excluding mental health and dental care) of the California Department of Corrections and Rehabilitation, affecting approximately 32 prisons throughout the State (excluding Pelican Bay State Prison). On October 3, 2005, the district court issued two orders: (1) Findings of Fact and Conclusions of Law Re: Appointment of Receiver; and (2) Order Appointing Court Expert to “assist the Court in identifying discrete, urgently needed, remedial measures,” including providing clinical staff at those institutions with the greatest immediate need, pending the appointment of a receiver. The Court-appointed correctional expert issued a report to the Court, which the Court adopted, regarding interim measures pending the appointment of the receiver; including salary increases and recruitment and retention differentials to address immediate needs. The Court appointed a receiver in February 2006, began his official duties in mid-April 2006. One of the receiver’s first tasks is to focus on improving the health care system at San Quentin State Prison. On a system-wide level, the receiver contracted with a Texas firm to audit the State’s pharmacy system, including drug pricing regarding interim measures pending the appointment of the receiver. At this time, it is unknown what financial impact such an unprecedented decision would have on the State’s General Fund.

Action Seeking Recalculation of Proposition 98 Minimum Funding Guarantee

On August 8, 2005, a lawsuit titled California Teachers Association et al v. Arnold Schwarzenegger et al. (Sacramento County Superior Court, Case No. 05CSO1165) was filed. Plaintiffs—California Teachers Association, California Superintendent of Public Instruction Jack O’Connell, and various other individuals—allege that the California Constitution’s minimum school requirement was not met in fiscal years 2004-05 and 2005-06. Plaintiffs allege an underfunding of approximately $3.1 billion for the two fiscal years. Plaintiffs seek a writ of mandate requiring the state to recalculate the minimum-funding guarantee in compliance with Article XVI, Section 8 of the California Constitution and declaratory relief finding that the State failed to appropriate sufficient funds to comply with the minimum funding requirement On May 10, 2006, counsel for all parties executed a settlement agreement. On May 15, 2006 the court issued an order staying the action pending implementation of the agreement by the passage of implementing legislation by the Legislature.

The settlement calls for the payment of the outstanding balance of the minimum funding obligation to school districts and community college districts, approximately $3 billion, as follows: $300 million in fiscal year 2007-2008, and $450 million in fiscal year 2008-2009 and each year thereafter, until the entire minimum funding obligation has been paid. The final payment is expected to occur in approximately 2013-2014.

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RATING AGENCIES’ ACTIONS

As of July 2006 Fitch, Standard & Poor’s and Moody’s rated the State’s general obligation, respectively, A+, A+ and A1. Each such rating reflects only the views of the respective rating agency, and an explanation of the significance of such rating may be obtained from such rating agency. There is no assurance that such ratings will continue for any given period of time or that they will not be revised again or withdrawn entirely by a rating agency if, in the judgment of such rating agency, circumstances so warrant. Additional revisions or withdrawals of ratings could have adverse effects on the market price of the State’s general obligation bonds.

ADDITIONAL CONSIDERATIONS

California municipal obligations may also include obligations of the governments of Puerto Rico and other U.S. territories and their political subdivisions to the extent that these obligations are exempt from California state personal income taxes. Accordingly, the funds’ investments in such securities may be adversely affected by local political and economic conditions and developments within Puerto Rico and certain other U.S. territories affecting the issuers of such obligations.

APPENDIX C

ADDITIONAL INFORMATION CONCERNING

FLORIDA MUNICIPAL OBLIGATIONS

The following information is a summary of special factors affecting investments in Florida municipal obligations. The sources of payment for such obligations and the marketability thereof may be affected by financial or other difficulties experienced by the State of Florida (“Florida” or the “State”) and certain of its municipalities and public authorities. This information does not purport to be a complete description and is based primarily on information from official statements relating to offerings of Florida issuers and other reports publicly issued by the State or certain of its agencies. Any estimates of future results and other projections are statements of opinion based on available information at the time made and are subject to risks and uncertainties which may cause actual results to differ materially. The funds have not independently verified, and are not responsible for, the accuracy or timeliness of this information. Such information is included herein without the express authority of any Florida issuer.

DEMOGRAPHIC & ECONOMIC INFORMATION

During the latter half of the twentieth century, the State’s population increased dramatically, and growth in the gross state product outpaced both the Southeast and the nation. During the same period, the manufacturing base of the State’s economy declined and the service and trade bases increased. The 1990’s saw Florida become a leader in high-tech industrial employment, and international trade increased.

Population

Florida ranks as the fourth most populous state, with a population of 17,913 million as of April 1, 2005. From 1993 to 2003, the U.S. population increased about 1% annually, while Florida’s population averaged a 2.2% annual increase, due primarily to net in-migration. During that period, 12% of the State’s population growth was due to the excess of births over deaths, and 88% to net in-migration.

•	Approximately 39% of in-migration between 2000 and 2003 was from foreign countries, with the rest from other states.

•	While the 1990’s saw the State’s population grow by 23.5%, the elderly population (aged 65 or older) increased by 19.2% and constituted 17.6% of the State’s total population on April 1, 2000, and is projected to be 21.4% of the State’s population in 2020.

•	The working age population (18-64) grew by approximately 23.8% from 1990-2000, representing 59.6% of the total population in 2000. Growth in this age group is projected at 24.9% between 2000 and 2010, to become 60.5% of total population by 2010 and 57.8% by 2020.

Income

Historically, Florida’s total personal income has grown at rates similar to those of the U.S. and the other southeastern states. From 1996 to 2005, Florida’s total nominal personal income grew by 68% and per capita income expanded approximately 40%. For the nation, total and per capita personal income increased by 57% and 43%, respectively.

Because Florida has an older and proportionately larger retirement population than most states, property income (dividends, interest, and rent) and transfer payments (social security, retirement, disability, unemployment insurance, workers’ compensation and veterans benefits) are major sources of income.

Employment

Between 1990 and 2000, Florida’s working age population (age 18-64) increased by approximately 20.1% and the number of employed persons in Florida increased approximately 20.2%. The services sector of the

State’s economy continues to grow. In 2004, services constituted 47.8% of the State’s total non-farm jobs, compared to 43.2% five years earlier. The total number of non-farm jobs increased 6%, while jobs in services increased 10.5% over the same period.

There are approximately 400,000 employees of the State, counties, school boards, municipalities and special taxing districts in collective bargaining units under the jurisdiction of the Public Employees Relations Commission (PERC). PERC also monitors the State’s career service system, under which more than 100,000 State employees have civil service privileges. Public employees are prohibited from striking, and the failure by the legislature to appropriate monies sufficient to fund a collective bargaining agreement does not constitute an unfair labor practice.

•	During the 1990’s, Florida became a leader in high-tech industrial employment, ranking first in the southeast and fifth in the nation by 1999, with the number of high-tech jobs increasing nearly 36% over that decade.

•	The primary areas of the State’s high-tech employment are communications and engineering services, computer-related services, information services and manufacturing of communications equipment and defense electronics and photonics.

•	High-tech products accounted for approximately one-third of Florida’s export sales in 2004.

•	From 1995 to 1997, Florida’s unemployment rate was generally below that of the U.S.

•	In 1998, Florida’s unemployment rate was again very slightly above that of the U.S.

•	From 1999 to 2005, Florida’s unemployment rate once again fell below the U.S. unemployment rate.

Gross State Product

Gross State Product (“GSP”) represents the value of goods and services produced by a state, and serves as a broad measure of a state’s economy. The State’s GSP for 2004 was $549 billion (in chained 2000 dollars). During the ten year period from 1995 to 2004, total GSP increased 48.4%. Private industry accounted for 88.9% of the State’s 2004 GSP. Services constituted the largest sector of that year’s GSP, with health services and professional and technical services contributing the most within the industry (24.9% and 21.7%, respectively). Real estate was the largest single industry, accounting for 15.1% of the 2004 GSP.

Tourism

Tourism is not treated as a separate industry sector, but remains an important aspect of the Florida economy. Its financial impact is reflected in a broad range of market sectors, such as transportation, communications, retail trade and services, and in State tax revenues generated by business activities which cater to visitors, such as hotels, restaurants, admissions and gift shops. According to Visit Florida, the direct support organization for the Florida Commission on Tourism, approximately 85.8 million people visited the State in 2005, a 7.6% increase over 2004. Leisure and hospitality services accounted for 11.4% of the State’s non-farm employment in 2004.

Transportation

Transportation of goods and passengers is facilitated by Florida’s integrated transportation system. The State has approximately 120,000 miles of roads, 13 freight railroads with 2,887 miles of track, and AMTRAK passenger train service. There are 23 fixed route transit systems. There are 828 aviation facilities, of which 131 are available for public use; 20 provide scheduled commercial service and 13 provide international service. According to Federal Aviation Administration figures, in 2004, nine Florida airports were among the top 100 based on passengers emplanements and seven were among the top 100 based on cargo weight. In that year, Orlando International Airport ranked fourteenth in the U.S. and twenty-fourth worldwide in passenger traffic, while Miami International Airport ranked fourth in the U.S. and tenth worldwide in cargo volume, according to the Airports Council International. Florida also has 14 deep water ports, 9 major shallow water ports, and 4 significant river ports, many of which are interconnected by the State’s inland waterway system.

Agriculture, Forestry and Fishing

In 2004, agriculture, forestry and fishing constituted only about 0.8% of GSP. In 2004 Florida’s agricultural cash receipts were tenth in the nation for all commodities and fifth for all crops, with the State ranking first in oranges, second in greenhouses, tomatoes and strawberries, seventh in tobacco and ninth in potatoes.

Construction

Construction activity, which constituted approximately 5.3% of Florida’s 2004 GSP, is another factor to consider in analyzing the State’s economy. There were approximately 150,000 single and multi-family housing starts in 2004 and approximately 279,800 housing starts in 2005.

International Trade

Florida’s location lends itself to international trade and travel. The State’s international merchandise trade (imports and exports) totaled $81.4 billion in 2004. The State’s merchandise exports increased by 15.7% in 2004, and imports increased by 8.5%. During the same period, the nation’s goods exports increased by 13.2% and imports increased by 16.8% according to the U.S. Census Bureau. The State’s top five exports for 2004 were industrial and electrical machinery, vehicles, optical and medical instruments, fertilizer, aircraft and spacecraft. The top imports were vehicles, apparel, mineral fuel, electrical machinery and industrial machinery. Florida’s top trading partners for 2004 were Brazil, Japan, Germany, Dominican Republic, and Venezuela.

STATE DEBT

As a general rule, bonds of the State or its agencies are issued by the Division of Bond Finance pursuant to the State Bond Act, ss. 215.57-.83, Florida Statutes. During the 2001 Session the Florida Legislature formalized in statute an annual Debt Affordability Study to be used as a tool for measuring, monitoring and managing the State’s debt. The State debt fiscal responsibility policy, s. 215.98, Florida Statutes, establishes debt service to revenues as the benchmark debt ratio to estimate future debt capacity, using a target ratio of 6% and a cap of 7%. The estimated future debt capacity is intended to provide legislative policy makers with information to measure the financial impact of new financing programs and to assist them in formulating capital spending plans.

The study first looks at total State debt outstanding, separating the debt into net tax-supported debt and self supporting debt. Net tax-supported debt is repaid by the State from a specified tax revenue source or general appropriation of the State. Self supporting debt is reasonably expected to be repaid from project revenue or loan repayments. Some but not all of State debt is additionally secured by the full faith and credit of the State.

As of June 30, 2005, Florida had outstanding approximately $14,455.3 million in principal of net tax-supported debt and $5,006.3 million in self supported debt for a total state debt of $22,461.6 million.

State Full Faith and Credit Debt

Article VII, Section 11 (a) of the Florida Constitution authorizes the issuance of bonds pledging the full faith and credit of the State to finance or refinance State capital outlay projects upon approval by vote of the electors, provided that the outstanding principal amount may not exceed 50% of total State tax revenues for the two preceding fiscal years. There are currently no bonds outstanding under this authorization.

All of Florida’s full faith and credit debt which is currently outstanding has been issued under separate constitutional authority which also authorizes the pledge of a dedicated tax or other revenue source as well. Such debt includes bonds for pollution control and abatement and solid waste disposal (operating revenues, assessments); right-of-way acquisition and bridge construction (motor fuel or special fuel taxes); public education capital outlay (gross receipts taxes); roads within a county (second gas tax); and school districts or community colleges (motor vehicle license revenues). Although these bonds are not subject to the above-referenced debt limitation, each program has debt service coverage tests which must be met prior to issuance.

State Revenue Bonds

The Florida Constitution authorizes the issuance of bonds to finance or refinance State capital outlay projects, which are payable from funds derived directly from sources other than State tax revenues.

Bonds outstanding under this authorization include financings for the State University System, individual universities, public schools, State owned office facilities, toll roads and other transportation projects. The Constitution specifically authorizes the issuance of bonds to fund student loans; to finance housing; and to refund outstanding bonds at a lower net interest cost. The Constitution was amended in 1998 to expressly permit the issuance of bonds pledging a dedicated State tax source for the purposes of conservation, outdoor recreation, water resource development, restoration of natural systems, or historic preservation.

The state may also issue bonds that are payable from documentary stamp taxes deposited in the Land Acquisition Trust fund for conservation and recreation purposes, including Everglades restoration.

Other Obligations

Although most debt of the State or its agencies is issued through the Division of Bond Finance, there are other entities which issue bonds or incur other long term obligations which are secured by State revenues. These include the Florida Housing Finance Corporation, the Florida Ports Financing Commission, the Correctional Privatization Commission, the Department of Corrections, the Department of Juvenile Justice, the Department of Children and Families, the Florida Hurricane Catastrophe Fund Finance Corporation, the Inland Protection Financing Corporation and the Investment Fraud Restoration Financing Corporation. The Florida Legislature has also dedicated 2.59% of cigarette tax collections to the H. Lee Moffitt Cancer Center and Research Institute, for 10 years, which are pledged to secure bonds issued by the City of Tampa. The City of Tallahassee issued bonds to finance relocation of the developmental research school of Florida State University. The bonds are payable from lease revenues appropriated to the University each year. The State’s Chief Financial Officer has a consolidated equipment financing program for State agencies and a lease purchase financing for replacement of the State’s accounting and cash management systems, which are subject to annual appropriation.

The Florida Water Pollution Control Financing Corporation was created to finance projects through the State’s Department of Environmental Protection which are authorized under the federal Clean Water Act. The corporation is authorized to issue bonds secured through the repayment of loans to local government entities. The principal amount of such bonds which may be issued shall not exceed $300 million in any Fiscal Year.

RECENT STATE FINANCIAL DEVELOPMENTS

The State’s budget is required to be kept in balance from current revenues each State fiscal year, with the final budget subject to adjustment during the fiscal year if necessary to ensure that no shortfall occurs.

Fiscal Year 2005

In 2004, Florida was hit by four hurricanes. The total governmental cost of recovery and relief efforts was estimated to be $4.3 billion, with the State’s non-reimbursable share estimated at $387.7 million. The State’s strong revenue collections and reserves were adequate to absorb its portion of recovery costs not covered by the Federal Emergency Management Agency.

For Fiscal Year 2004-05, general revenue collections were $24,969.4 million, or $3.1 billion above actual collections for the prior year. Increased sales tax collections reflected the State’s continued economic growth and strong tourism-related collections, as well as spending on repair and replacement of property destroyed by hurricanes. Activity in the real estate market accounted for increased documentary and intangibles taxes.

General Revenue Fund appropriations originally enacted by the Legislature totaled approximately $24,050 million. Thereafter, the State’s budget was amended to fund hurricane disaster relief, juvenile justice, universal prekindergarten and the State’s Medicaid deficit. As a result, General Revenue Fund appropriations for Fiscal Year 2004-05 totaled approximately $24,439.8 million. Appropriations were funded from General Revenue Funds totaling $28,010.4 million, consisting of the $24,969.4 million in revenue collections; trust fund and other transfers of $465.3 million; $76.1 million in reversions, cancellation of warrants and other adjustments; $30.7 million in repayment of hurricane disaster relief loans; and $2,457.2 million on hand in the Working Capital Fund. The year-end Working Capital Fund balance was $3,570.6 million, and the required balance in the Budget Stabilization Fund was $999.2 million, bringing total reserves to $4,569.8 million or 18.6% of General Revenue Fund appropriations.

Fiscal Year 2006

As of July 1, 2005, general revenues which are not needed to fund appropriations are maintained in the General Revenue Fund as “unallocated general revenues” rather than being transferred into a separate Working Capital Fund.

The Consensus General Revenue Estimating Conference met most recently on April 12, 2006. General revenue collections for Fiscal Year 2005-06 are now estimated at $26,833.3 million, a 1.6% increase over the November, 2005 official estimate of $26,405.7 million, and $1,863.9 million (7.5%) over actual collections for the prior year. General revenue collections through March, 2006, the first nine months of the current fiscal year, totaled $19,377.5 million, or $484.5 million over the November estimates and $1,907.3 million (10.9%) over actual collections for the same period in the prior year. In addition to collections, projected general revenues available for Fiscal Year 2005-06 consist of the $3,570.6 million unallocated general revenues, $72.7 million from hurricane disaster loan repayments, and $268.4 million from other miscellaneous adjustments such as trust fund transfers, unused appropriations, reversions, cancellation of warrants and the like, for a projected total of $30,745 million.

General Revenue Fund appropriations for Fiscal Year 2005-06 total approximately $26,877.5 million, including an additional deposit to the Budget Stabilization Fund of $92 million, $264.8 million in hurricane disaster bridge loans, and appropriations made in special legislative session. A portion of the unallocated general revenues will be combined with general revenue collections to fund the Fiscal Year 2005-06 budget. The year-end balance of unallocated general revenues is projected to be $3,867.5 million, and the required balance in the Budget Stabilization Fund at year end is $1,091.2 million, bringing total expected reserves to $4,958.7 million, or 18.4% of General Revenue Fund appropriations. The State’s reserves are adequate to fund its share of the costs associated with the 2005 hurricane season. Actual year-end balances will be affected by the accuracy of official estimates, budget amendments and actual revenue collections during Fiscal Year 2005-06.

STATE FINANCIAL OPERATIONS

Florida law requires that financial operations of the State be maintained through the General Revenue Fund, trust funds, and the Budget Stabilization Fund administered by the Chief Financial Officer. The majority of State tax revenues are deposited in the General Revenue Fund. Trust funds consist of monies which under law or trust agreement are segregated for a specified purpose. State monies are disbursed by the Chief Financial Officer upon warrants or other orders pursuant to appropriations acts. The Governor and Chief Financial Officer are responsible for insuring that sufficient revenues are collected to meet appropriations and that no deficits occur in State funds.

The State Constitution mandates the creation and maintenance of a Budget Stabilization Fund, in an amount not less than 5% nor more than 10% of the last complete fiscal year’s net revenue collections for the General Revenue Fund. Monies in the Budget Stabilization Fund may be transferred to the General Revenue Fund to offset a deficit therein or to provide emergency funding, including payment of up to $38 million with respect to certain uninsured losses to state property. Monies in this fund are constitutionally prohibited from being obligated or otherwise committed for any other purpose. Any withdrawals from the Budget Stabilization Fund must be restored from general revenues in five equal annual installments, unless the legislature establishes a different restoration schedule.

The State budget must be kept in balance from current revenues each State fiscal year (July 1-June 30), and the State may not borrow to fund governmental operations. (See “Budget Shortfalls” below.) Revenues in the General Revenue Fund which exceed amounts needed to fund appropriations or for transfers to the Budget Stabilization Fund are maintained as “unallocated general revenues.”

Budgetary Process

The State’s budgetary process is an integrated, continuous system of planning, evaluation and controls. Individual State agencies prepare and submit appropriation requests to the Office of Planning and Budgeting, Executive Office of the Governor, generally no later than October 15 of the year preceding legislative consideration. The Office of Planning and Budgeting conducts a detailed evaluation of all agency requests, after which it makes budget recommendations to the Governor.

From recommended appropriations and revenue estimates, the Governor submits a recommended budget to the legislature. After passage, the Governor may exercise line item vetoes or veto the entire bill.

Revenue Estimates

State law provides for consensus estimating conferences to develop a variety of official economic and demographic information for use in planning and budgeting. Each conference develops information within its area of expertise by unanimous consent of the conference principals. Once an estimating conference is convened, an official estimate does not exist until a new consensus is reached.

Consensus revenue estimating conferences are generally held twice each year to estimate revenue collections for the next fiscal year based on current tax laws and administrative procedures. General State and national economic scenarios are agreed upon by the conference principals; the revenue estimates are then derived with the assistance of a custom-designed State econometric computer model. Consensus estimating conferences are held in late autumn to establish a forecast for the Governor’s budget recommendations, and in the spring to determine the revenues available for appropriation during the legislative session. Conferences may reconvene at any time if it is felt that prior recommendations are no longer valid. Meetings are also held from time to time to determine fiscal impact of possible tax law changes, and after each legislative session to review changes in tax legislation and to amend official conference recommendations accordingly.

State Revenue Limitation

The rate of growth in State revenues in a given fiscal year is limited to no more than the average annual growth rate in personal income over the previous five years. Revenues have never exceeded the limitation. Revenues collected in excess of the limitation are to be deposited into the Budget Stabilization Fund unless two-thirds of the members of both houses of the legislature vote to raise the limit. The revenue limit is determined by multiplying the average annual growth rate in personal income over the previous five years by the maximum amount of revenue permitted under the cap for the previous year. State revenues include taxes, licenses, fees, and charges for services imposed by the legislature on individuals, businesses, or agencies outside of State government as well as proceeds from the sale of lottery tickets. State revenues subject to the limitation do not include lottery receipts returned as prizes; balances carried forward from prior years; proceeds from the sale of goods (e.g. land, buildings); funds pledged for debt service on State bonds; State funds used to match federal money for Medicaid (partially exempt); balances carried forward from the prior fiscal year; charges imposed on the local governmental level; receipts of the Hurricane Catastrophe Trust Fund; and revenues required to be imposed by amendment to the Constitution after July 1, 1994. The revenue limitation may be adjusted to reflect the transfer of responsibility for funding governmental functions between the State and other levels of government.

Financial Control

After the appropriations bill becomes law, the Office of Planning and Budgeting prepares monthly status reports comparing actual revenue receipts to the estimates on which appropriations were based. This constant cash flow monitoring system enables the Governor and the Chief Financial Officer to insure that revenues collected will be sufficient to meet appropriations.

All balances of General Revenue Fund appropriations for operations in each fiscal year (except appropriations for fixed capital outlay) expire on the last day of such fiscal year. Agencies may certify forward liabilities and encumbrances at June 30, with unused amounts expiring on September 30. Because capital projects are often funded on a multi-year basis, with the full appropriation being made in the first year even though payments are actually made over multiple years, unused appropriations for fixed capital outlay revert on February 1 of the second fiscal year (the third fiscal year if for an educational facility or a construction project of a State University).

Budget Shortfalls

Appropriations are maximum amounts available for expenditure in the current fiscal year and are contingent upon the collection of sufficient revenues. The Governor and the Chief Financial Officer are responsible for ensuring that revenues collected will be sufficient to meet appropriations and that no deficit occurs in any state fund. A determination that a deficit has occurred or will occur can be made by either the Governor or the Chief Financial Officer after consultation with the revenue estimating conference. If the Governor fails to certify a deficit, the Speaker of the House of Representatives and President of the Senate may do so after consultation with the revenue estimating conference. A determination made by the Chief Financial Officer is reported to the Governor, the Speaker of the House and the President of the Senate, and subsequently to the Legislative Budget Commission for further action, if neither the Governor nor the House Speaker and Senate President certifies the existence of a deficit within 10 days after the report by the Chief Financial Officer. Within 30 days after determining that a budget shortfall will occur, the Governor is required to develop a plan of action to eliminate the budget shortfall for the executive branch and the Chief Justice of the Supreme Court is required to develop a plan of action for the judicial branch.

Budget shortfalls of less than 1.5% of the money appropriated from the General Revenue Fund during a fiscal year are resolved by the Governor for the executive branch and by the Chief Justice of the Supreme Court for the judicial branch, with the approval of the Legislative Budget Commission, subject to statutory guidelines and directives contained in the appropriations act. The statutory guidelines include a requirement that all branches of government are generally required to accept a proportional budget reduction. The Governor for the executive branch and the Chief Justice for the judicial branch may reduce appropriation by placing them in mandatory reserve, or withhold appropriations by placing them in budget reserve, in order to prevent deficits or implement legislative directives in the General Appropriations Act.

If the revenue estimating conference projects a shortfall in the General Revenue Fund in excess of 1.5% of the monies appropriated from the General Revenue Fund during a fiscal year, the shortfall must be resolved by the legislature. Any available State funds may be used in eliminating shortfalls in the General Revenue Fund. Additionally, the legislature can also eliminate a shortfall by reducing appropriations.

REVENUES

Major sources of tax revenues to the General Revenue Fund are the sales and use tax, corporate income tax, intangible personal property tax, beverage tax, and estate tax. Unlike many other jurisdiction, the State of Florida does not levy ad valorem taxes on real property or tangible personal property, nor does it impose a personal income tax.

Florida Sales and Use Tax.

The largest single source of tax receipts in Florida is the sales and use tax. It is a uniform tax upon either the sale of tangible personal property at retail or its use irrespective of where it may have been purchased. The sales tax is 6% of the sales price of tangible personal property sold at retail in the State, and the use tax is 6% of the cost price of tangible personal property used or stored for use in this State. In addition, local governments may (by referendum) assess a 0.5% or 1% discretionary sales surtax within their county. The sales tax is also levied on the following: (1) rental of tangible personal property; (2) rental of transient lodging and non-residential real property; (3) admissions to places of amusement, most sports and recreation events; (4) non-residential utilities (at a 7% rate); and (5) restaurant meals.

Exceptions include groceries, medicines, hospital rooms and meals, fuels used to produce electricity, electrical energy used in manufacturing, purchases by certain nonprofit institutions, most professional, insurance, and personal service transactions, apartments used as permanent dwellings, the trade-in value of motor vehicles, and residential utilities. The Legislature has, from time to time, temporarily waived collection of sales taxes on such items as clothing under certain prices, school supplies, and hurricane preparedness items.

Recipients of the sales and use tax, with the exception of the tax on gasoline and special fuels, are credited to either the General Revenue Fund, the Solid Waster management Trust Fund, or counties and cities. legislation was enacted in 2000 which provides that 2.25% of sales tax receipts are to be deposited in the Revenue Sharing Trust Fund for Counties in lieu of intangible personal property which were so distributed under prior law.

For the fiscal year ended June 30, 2005, Florida sales and use tax receipts (exclusive of the tax on gasoline and special fuels) credited to the General Revenue Fund totaled $17,628.9 million, an increase of $1,875.1 million over the fiscal year ended June 30, 2004 collections.

•	For the fiscal year ended June 30, 2005, Florida sales and use tax receipts (exclusive of the tax on gasoline and special fuels) credited to Trust Fund Revenues totaled $59 million, an increase of $4 million over the fiscal year ended June 30, 2004 collections.

•	For the fiscal year ended June 30, 2005, Florida sales and use tax receipts (exclusive of the tax on gasoline and special fuels) credited to local governments and school districts totaled $2,182.4 million, an increase of $124,500 over the fiscal year ended June 30, 2004 collections.

Motor Fuel Tax

The second largest source of State tax receipts is the tax on motor fuels. However, these revenues are almost entirely dedicated trust funds for specific purposes and are not included in the State General Revenue Fund.

Alcoholic Beverage Tax

Florida’s alcoholic beverage tax is an excise tax on beer, wine, and liquor. Two percent of collections are deposited into the Alcoholic Beverage and Tobacco Trust Fund, and the Children and Adolescent Substance Abuse Trust Fund receives 9.8%, while the remainder of revenues are deposited into the General Revenue Fund.

Receipts from the alcoholic beverage tax and liquor license fees that were credited to the General Revenue Fund totaled $575.7 million for the fiscal year ended June 30, 2005, up from $5572.5 million for fiscal year ended June 30, 2004.

Corporate Income Tax

Florida collects a tax upon the net income of corporations, organizations, associations, and other artificial entities for the privilege of conducting business, deriving income, or existing within the State. This tax is levied at a rate 5.5% of net corporate income, less a $5,000 exemption. Net income is defined as that share of adjusted federal income which is apportioned to Florida.

All business income is apportioned by weighted factors of sales (50%), property (25%), and payroll (25%).

Florida adopted an emergency excise tax to recoup taxes lost through reductions in adjusted federal income resulting from the Accelerated Cost Recovery System under federal tax law. As a result of the 1986 Tax Reform Act, this tax has been repealed on assets placed in service after January 1, 1987.

All receipts of the corporate income tax are credited to the General Revenue Fund.

For the fiscal year ended June 30, 2005, corporate income tax totaled $1,729.7 up from $1,344.8 million for fiscal year ended June 30, 2004.

Documentary Stamp Tax

Deeds and other documents relating to realty are taxed upon execution or recording at 70 cents per $100 of consideration. Bonds, certificates of indebtedness, promissory notes, wage assignments, and retail charge accounts are taxed upon issuance or renewal at 35 cents per $100 of face value, or actual value if issued without face value.

At its inception, documentary stamp tax proceeds were credited to the General Revenue Fund. However, over the years a series of statutory amendments have dedicated portions of the proceeds to various trust funds for specific purposes. The largest dedicated payment is to the Land Acquisition Trust fund, which receives 9.5% of collections. The 2005 legislature enacted legislation which dedicated $750 million of documentary tax collections which otherwise would have gone to the General Revenue Fund, for growth management. In addition, a measure was adopted, effective July 1, 2007, which will limit the dollar amount of distributions to certain funds, subject to adjustment, beginning July 1, 2008, if collections exceed the prior year’s receipts.

For the fiscal year ended June 30, 2005, receipts from documentary stamp tax collections that were credited to the General Revenue Fund totaled $1601.2 million, a decrease of $420.2 million from fiscal year ended June 30, 2004.

Intangible Personal Property Tax

The State tax on intangible personal property is levied on two distinct bases. Stocks, bonds, notes, governmental leaseholds, interests in limited partnerships registered with the Securities and Exchange Commission, and other miscellaneous intangible personal property are currently taxed at an annual rate of 1 mill. A nonrecurring 2 mill tax is levied on mortgages and other obligations secured by liens on Florida realty. Obligations issued by the State or local governmental entities in Florida, or by the federal government, are exempt from such taxation. Chapter 2005-270, laws of Florida, reduced the annual tax rate to 0.5 mill, effective January 1, 2006.

The Department of Revenue uses part of the proceeds for administrative costs. Of the remaining tax proceeds, 33.5% is distributed to the County Revenue Sharing Trust Fund and 66.5% is distributed to the General Revenue Fund.

For the fiscal year ended June 30, 2005, receipts from intangible personal property tax collections that were credited to the General Revenue Fund totaled $981.1 million, up from $795 million for fiscal year ended June 30, 2004.

The Florida Legislature has adopted a bill which would abolish the intangible personal property tax effective January 1, 2007. This means that the tax would not be levied on intangible personal property held on or after January 1, 2007, and would not be due on June 30, 2007 or thereafter. It is anticipated that the Governor will sign this bill into law.

Estate Tax

A tax is imposed on decedents’ estates for the privilege of transferring property at death. The State constitution limits the tax on estates of resident decedents to the aggregate amount allowable as a credit against or a deduction from any similar tax levied by the United States or any other state. Thus, the Florida estate tax on resident decedents does not increase the total tax liability of the estate. Reduction or elimination of the federal estate tax would reduce the amount of such taxes collected at the State level. The tax on estates of nonresident decedents is equal to the amount allowable as a credit against federal estate tax for state death taxes paid multiplied by the ratio of the value of the property taxable in Florida over the value of the entire gross estate. Due to changes in federal tax law, Florida’s estate tax is expected to be eliminated in Fiscal Year 2006-07. All receipts of the estate tax are credited to the General Revenue Fund.

For the fiscal year ended June 30, 2005, receipts from this tax were $324.4 million, down from $382.7 million for fiscal year ended June 30, 2004.

Gross Receipts Tax

The gross receipts tax is imposed at a rate of 2.5% of the gross receipts of providers of electricity, natural gas, and telecommunications services. Telecommunications services are subject to a unified Telecommunications Services Tax, a portion of which is collected with the gross receipts tax at revenue-neutral rates.

All gross receipts tax collections are credited to the Public Education Capital Outlay and Debt Service Trust Fund. The potential impact of electric utility deregulation on gross receipts tax collections cannot be determined at this time.

Communications Services Tax

The communications services tax is imposed on retail sales of communications services which originate and terminate in Florida, or originate or terminate in Florida and are billed to a Florida address. Communications services include all forms of telecommunications previously taxed by the gross receipts tax plus cable television and direct-to-home satellite service. The communications services tax replaced certain sales and use taxes and gross receipts taxes, at revenue-neutral rates. Communications services tax receipts are included in sales tax and gross receipts tax collections, as appropriate.

Other State Taxes

To the extent not pre-empted to the federal government, the State levies a one-time excise tax on cigarettes, at rates based on their weight and package quantity, and on other tobacco products at the rate of 25% of the wholesale price. The State also imposes a tax on racing and jai-alai admissions, and on contributions to pari-mutuel pools, or “handle.”

Insurance premiums received by insurers are generally taxed at 1.75% of such receipts, adjusted for return premiums and subject to credits for certain other taxes paid by the insurers.

Tobacco Litigation Settlement

As a result of settling litigation by the State against the tobacco industry in 1997, Florida expects to receive more than $11 billion over 25 years. Payments are subject to adjustment for various factors, including inflation and tobacco product sales volume. Proceeds of the settlement are expected to be used for children’s health care coverage and other health-related services, to reimburse the State for medical expenses, for improvements in State efforts to reduce sales of tobacco products to minors, and to promote production of reduced risk tobacco products.

A portion of the tobacco settlement revenues have been deposited in the Lawton Chiles Endowment Fund to provide a perpetual source of funding for health and human services for children and elders, and for biomedical research activities. As of June 30, 2005, the market value of the endowment was $1,874,023,016.

Lottery

In order to provide additional funding for education, the 1987 Legislature created the Department of the Lottery to operate a State lottery. Revenues generated by the Florida Lottery are used to pay prizes, fund the Educational Enhancement Trust Fund, and pay the administrative costs of operating the lottery. Lottery ticket sales for the fiscal year ended June 30, 2005 provided education with approximately $1,028.7 million.

Actual and Projected General Revenues

The actual general revenue collections for Fiscal Year 2003-04 of $21,823.9 million were $1,823.9 million or 9.2%, more than collections for Fiscal Year 2002-03.

Actual net general revenue collections for Fiscal Year 2004-05 were $24,969.4 million or 14.4% more than collections for Fiscal Year 2003-04. The net general revenue projections adopted at the April 12, 2006 meeting of the Revenue Estimating Conference for Fiscal Years 2005-06 and 2006-07 are $26,833.3 million and $27,249.7 million respectively.

LITIGATION

Due to its size and broad range of activities, the State is involved in numerous routine legal actions. The departments involved believe that the results of such litigation, pending or anticipated, will not materially affect the State of Florida’s financial position.

A. Rendon, et al. v. Florida Department of Highway Safety and Motor Vehicles, etc., et al.

Case No. 3D2-611 Third District Court of Appeal. Various handicapped drivers sued challenging the imposition and collection of a fee for placards for handicapped parking spaces. The trial court granted class certification and held that requiring the payment for a fee for a disabled parking permit under Section 320.0848, Florida Statutes, violates the Americans with Disabilities Act (ADA). The State appealed the decision to the Third District Court of Appeal and the Court reversed the trial court’s decision and remanded with the directions to grant the Department’s cross motion for summary judgment. The Court held that sovereign immunity affords the State an absolute defense to claims for declaratory relief and money damages. 832 So. 2d 141 (3rd DCA 2002) Plaintiffs petitioned the Florida Supreme Court seeking jurisdiction and the Court denied review. 851 So. 2d 729 (2003). The Petitioners then petitioned the U.S. Supreme Court for a writ of certiorari, which was granted. The Court vacated the lower court judgment and remanded the case back to the Florida Third District Court of Appeal for further consideration in light of Tennessee v. Lane, 541 U.S. 509 (2004). 124 S. Ct. 2384 (2004). The Attorney General is representing the Florida Department of Highway Safety and Motor Vehicles. Oral argument was held in the Third District Court of Appeal on January 3, 2005. The Department is awaiting decision after filing its fourth Notice of Supplemental Authorities on August 8, 2005. Estimated potential loss to the State could be in excess of $35 million.

B. Collier v. State of Florida

Case No. 03-02011264, Seventeenth Judicial Circuit, Broward County. This is a challenge to Florida’s former practice of releasing driver’s license information to bulk mailers. Until October 2004, this information was public record. The Plaintiffs contend that Federal law prohibited the disclosure of such information even though State law required its disclosure. The Plaintiffs ask for class certification and class damages. A motion to dismiss was argued in October 2004 and was recently granted for the inverse condemnation, declaratory judgment, and injunctive relief claims. Plaintiff was allowed to file an amended complaint on the privacy claim. On September 19, 2005, the defendant’s motion to dismiss was granted and the Plaintiff’s Amended Compliant was dismissed with Prejudice. Plaintiffs have filed an appeal with the Fourth District Court of Appeal, 4D05-4068. Plaintiffs seek damages in excess of $25 million.

C. Collier v. Dickinson

Case No. 04-21351-Civ-Graham, U.S. District Court, Southern District of Florida, Miami. This is the federal companion to the Collier v. State of Florida case, identified above. The Plaintiffs proceed here under Federal causes of action rather than State law claims. They contend that the Federal Driver Privacy Protection Act overrode State constitutional and statutory law requiring the release of driver information as public record. They seek damages from several State officials and employees involved in managing State driver license information and its release to bulk mailers. On March 30, 2006, the court granted in part a motion to dismiss the second amended complaint, denied all pending motions as moot, and the case was closed. Plaintiff filed a notice of appeal in the United States Court of Appeals on April 27, 2006, case number 06-12614-BB. Plaintiffs seek damages in excess of $25 million.

D. ContractPoint Florida Parks, LLC, v. Florida Department of Environmental Protection

Case No. 03-CA-1005, Second Judicial Circuit, Leon County. This is a suit for breach of contract with the Department that would have allowed the Plaintiffs to build, manage, and receive income from cabins in eight State parks for thirty years. The trial was held the last two weeks of August 2005. The jury found that the Department breached the contract and owed the Plaintiff $628,543 for out-of-pocket expenses, but that the Department was not entitled to $61 million it claimed at trial for lost profits. The Department has informed the plaintiff that it has no appropriation to pay the judgment and that the Department must pursue a claims bill under Section 11.066, Florida Statutes. The court awarded Plaintiff $16,000 in court costs, which the Department has paid.

E. Gulf Services, Inc., and Nature Quest, Inc., v. Florida Department of Environmental Protection

Case No. 2004-CA-2573, Second Judicial Circuit, Leon County. This case, filed in 2004, was originally for breach of contract, wrongful termination, and civil conspiracy against the Department and ten of its employees. In 2005, the Court dismissed the complaint, including the count of civil conspiracy against all ten employees, and the employees seek attorney’s fees and costs as prevailing parties. The Plaintiffs filed an amended complaint for breach of contract against the Department which was 2005 dismissed on January 19, 2006. A second amended complaint was filed on January 30, 2006. In deposition, the plaintiff Nature Quest asserted that its damages are $80 million.

F. Kevin Rabin, Ruth Sinreich, and Michael Roberts v. Florida Department of Revenue

Case No. 02-22977-09, Broward County Circuit Court. The case was initially filed by Citrix Systems, Inc., challenging a notice of proposed tax assessment. Subsequently, an amended complaint was filed in which Rabin, Sinreich, and Roberts joined Citrix as Plaintiffs. Plaintiffs asked that a class be certified and asserted that Florida sales and use taxes are facially unconstitutional when attempting to impose tax liabilities on transactions involving communication of information or on businesses and individuals who are recipients of information as an infringement on free speech. Citrix has voluntarily dismissed its action. The Circuit Court granted the Florida Department of Revenue’s motion to transfer venue to Leon County. The District Court of Appeal affirmed the transfer. 884 So. 2d 983. Plaintiffs have sought discretionary review of this decision in the Florida Supreme Court which was denied on April 13, 2005. The potential loss to the State could be in excess of $25 million. A hearing on the Department’s Renewed Motion to Dismiss Amended Compliant, Motion to Strike and Restated Motion for Sanctions was scheduled for March 20, 2006.

G. General Motors Corporation v. Department of Revenue

Case No. 04-CA-2739, Second Judicial Circuit, Leon County. The issue in this case is whether use tax should be imposed on the tangible personal property used in repairs made under Special Policy Adjustments and Goodwill Policy Adjustments. The total tax, penalty, and interest at stake exceed $30 million.

H. DirecTV, Inc., v. Florida Department of Revenue and Ogborn v. Florida Department of Revenue

Case No. 05-CA-1037, Second Judicial Circuit, Leon County, and Case No. 05-1354, Second Judicial Circuit, Leon County. These related complaints seek to determine whether the difference between the State tax imposed on cable TV and the higher state rate on satellite TV violates the Commerce Clause and the Equal Protection Clause. DirecTV seeks a refund and injunction and Ogborn seeks class certification for customers. The amount of the refund claim exceeds $107 million.

I. SunTrust Bank v. Florida Department of Revenue, Chrysler Financial Co., LLC v. Florida Department of Revenue, Wells Fargo Financial Acceptance Florida, Inc., v. Florida Department of Revenue, Arcadia Financial Ltd. v. Florida Department of Revenue, Wells Fargo Financial America, Inc., v. Florida Department of Revenue, WFS Financial, Inc., v. Florida Department of Revenue

Case Nos. C10-01-3902, C10-01-3929, C10-01-4327, C10-01-3903, 01-CA-1545-16-W, 01-03894 respectively. These banks applied for refunds of sales tax paid on balances due the banks for loans made on repossessed vehicles. The Department denied the refund requests on grounds that Florida’s refund statute for dealer repossessions does not authorize a refund to a financial institution as the assignee of numerous security agreements because they are not dealers. The potential refund exceeds $30 million. On December 6, 2005, the Ninth Judicial Circuit Court issued an order of final summary judgment in favor of the Department against SunTrust. The Department received SunTrust’s notice of appeal on December 28, 2005.

J. American Habilitation Services, Inc., et al. v. Florida Agency for Health Care Administration and Florida Department of Children and Families

Case No. 04-CA-326, Second Judicial Circuit, Leon County. Twenty-eight providers of services for developmentally disabled Medicaid recipients under the Home and Community Based Waiver sought declaratory and injunctive relief concerning unilaterally imposed rate reductions. A settlement agreement was filed on April 3, 2006. and amended on May 9, 2006. The court approved the class action settlement and certified the class on May 21, 2006. Nine plaintiffs requested to opt out or be excluded from the settlement class. The potential exposure of the claim was estimated to be $30 million in Medicaid funds.

K. Kindred Pharmacy Services East, LLC, et al. v. Florida Agency for Health Care Administration

Case No. 04-CA-1291, Second Judicial Circuit, Leon County. Breach of contract and declaratory judgment action brought by eight pharmacies alleging that the Agency did not properly reimburse providers for prescription drugs provided under the Medicaid program. Plaintiffs seek compensatory damages, declaratory relief, and attorney’s fees. The lawsuit was served on June 2, 2004, and the Complaint has been amended twice. The Agency answered the Second Amended Complaint, and both parties are conducting discovery. The estimated exposure of the claim is up to $50 million if an unfavorable outcome is reached. The Agency for Health Care Administration is exploring a potential counterclaim. A final value of the counterclaim has not been computed, but an early estimate indicates it may be as much as $60 million.

L. AT&T Corporation v. Florida Department of Transportation

Case No. 05-CA-3711, Ninth Judicial Circuit Court, Orange County. This is an inverse condemnation suit regarding an easement granted to AT&T Corporation by the Department. The case is set for trial in October 2006. The potential liability to the State is $26 million.

M. Florida Gas Transmission Company v. Florida Department of Transportation

Case No. 05-CA-3032, Ninth Circuit Court, Orange County. This is a suit for breach of contract for alleged failure and refusal to reimburse Florida Gas Transmission Company for the relocation of its natural gas pipelines at the site of the Thomas B. Manual Bridge in Martin County. Discovery is ongoing. Trial is set for June 13, 2006. Plaintiff to designate experts by February 1, 2006. The Department is to designate experts by March 1, 2006. The Plaintiff seeks recovery of $160 million.

N. Modern, Inc. and First Omni Service Corporation v. Florida Department of Transportation, U.S. Fish and Wildlife Services, and St. Johns River Water Management District

Case No. 6:03-CV-718-GAR-KRS, U.S. District Court, Middle District of Florida, Orlando Division. This is a suit for inverse condemnation by flooding. A mediation report hearing was held on April 28, 2006, at which hearing the court determined the parties were at an impasse. The final pre-trial conference is scheduled for July 31, 2006. The Plaintiffs seek damages of $34 million.

O. Smith & Company, Inc., v. Florida Department of Transportation

Case No. H27-CA-2002-938-DM, Fifth Judicial Circuit, Hernando County. This case for breach of contract has been dismissed. However, the Department filed suit on January 21, 2004 for liquidating damages of $1.6 million. (Case No. H27-CA2004-52-DM). Smith & Company, Inc., filed a counterclaim for $50 million raising the same issues as those in the dismissed case. Mediation was held on December 22, 2005, without resolution. The case is now on trial docket for May 2006.

P. Traylor Brothers v. Florida Department of Transportation

Case No. 2-000856, Seventeenth Circuit Court, Broward County. This was a suit for breach of contract for design errors, construction delays and liquidating damages. Mediation was held March 8 - 9, 2005. During mediation, the Department negotiated a settlement of all outstanding claims for $11.5 million.

Q. Sarnoff v. Florida Department of Highway Safety and Motor Vehicles

Plaintiff automobile owners brought action against the Department seeking declaratory judgment that Section 325.214(2), Florida Statutes, was unconstitutional as written and implemented by the Department. Section 325.214(2), Florida Statutes, imposes a $10 fee on emissions inspection automobiles in 7 of Florida’s 67 counties. The Plaintiffs moved for class certification, which was granted by the Circuit Court. The District Court of Appeal reversed the Certification Order. 776 So. 2d 967 (1st DCA 2001). The Supreme Court affirmed the Court’s decision holding. Petitioners should have first sought relief from the Chief Financial Officer pursuant to Section 215. 26, Florida Statutes. 825 So. 2d 351 (2002). The Circuit Court then granted Final Summary Judgment for the Defendants. The Plaintiff appealed to the District Court of Appeal, which affirmed the lower court and later denied the Plaintiffs motion for Clarification and Request for Written Opinion. 894 So. 2d 250 (2005). The State prevailed on all of the issues in the case and the case has been closed.

R. Boccia, et al. v. UB Vehicle Leasing Inc., Florida Department of Revenue, et al., and Penzer, et al. v. Ford Motor Credit Company, Florida Department of Revenue, et al.

Case No. 05-3003 and No. 05-3006, Second Judicial Circuit. Both cases are class action refund cases that involve substantially similar issues. The issues pertain to whether charges by automobile leasing companies for 1) excess mileage; 2) wear and tear; and 3) disposition are properly taxable. This case has recently been transferred from the Eleventh Judicial Circuit upon the Department Revenue’s Motion to Transfer Venue. The size of the potential class is uncertain but the potential loss to the State could be in excess of $25 million.

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RATING AGENCIES’ ACTIONS

As of July 2006, Standard & Poor’s, Moody’s and Fitch rated obligations backed by the full faith and credit of the State of Florida AAA, Aa1 and AA+, respectively. Each such rating reflects only the views of the respective rating agency, and an explanation of the significance of such rating may be obtained from such rating agency. There is no assurance that such ratings will continue for any given period of time or that they will not be revised downward or withdrawn entirely by such rating agency if, in the judgment of such rating agency, circumstances so warrant. Any such downward revisions or withdrawals of ratings could have adverse effects on the market price of the State’s municipal obligations.

ADDITIONAL CONSIDERATIONS

Florida municipal obligations may also include obligations of the governments of Puerto Rico and other U.S. territories and their political subdivisions to the extent that these obligations are exempt from Florida state personal income taxes. Accordingly, the funds’ investments in such securities may be adversely affected by local political and economic conditions and developments within Puerto Rico and certain other U.S. territories affecting the issuers of such obligations.

APPENDIX D

ADDITIONAL INFORMATION CONCERNING

GEORGIA MUNICIPAL OBLIGATIONS

The following information is a summary of special factors affecting investments in Georgia municipal obligations. The sources of payment for such obligations and the marketability thereof may be affected by financial or other difficulties experienced by the State of Georgia (“Georgia” or the “State”) and certain of its municipalities and public authorities. This information does not purport to be a complete description and is based primarily on information from official statements relating to offerings of Georgia issuers and other reports publicly issued by the State or certain of its agencies. Any estimates of future results and other projections are statements of opinion based on available information at the time made and are subject to risks and uncertainties which may cause actual results to differ materially. The funds have not independently verified, and are not responsible for, the accuracy or timeliness of this information. Such information is included herein without the express authority of any Georgia issuer.

APPROPRIATIONS AND DEBT LIMITATIONS

The Constitution of the State of Georgia states that the General Assembly shall not appropriate funds for any given fiscal year which, in aggregate, exceed a sum equal to the amount of unappropriated surplus expected to have accrued in the State Treasury at the beginning of the fiscal year together with an amount not greater than the total treasury receipts from existing revenue sources anticipated to be collected in the fiscal year, less refunds, as estimated in the budget report and amendments thereto.

In addition to the appropriations made by the general appropriations Act and amendments thereto, the General Assembly may make additional appropriations by Acts, which shall be known as Supplementary Appropriations Acts, provided no such supplementary appropriation shall be available unless there is an unappropriated surplus in the State Treasury or the revenue necessary to pay such appropriations shall have been provided by a tax laid for such purpose and collected into the general fund of the State Treasury.

All such appropriations for debt service purposes shall not lapse for any reason and shall continue in effect until the debt for which such appropriations was authorized shall have been incurred, but the General Assembly may repeal any such appropriation at any time prior to the incurring of such debt.

The State may incur public debt of two types for public purposes: (1) general obligation debt and (2) guaranteed revenue debt. General obligation debt may be incurred to acquire, construct, develop, extend, enlarge, or improve land, waters, property, highways, buildings, structures, equipment, or facilities of the State, its agencies, departments, institutions, and certain State authorities; to provide educational facilities for county and independent school systems; to provide public library facilities for county and independent school systems, counties, municipalities, and boards of trustees of public libraries or boards of trustees of public library systems; to make loans to counties, municipal corporations, political subdivisions, local authorities and other local government entities for water or sewerage facilities or systems; and to make loans to local government entities for regional or multijurisdictional solid waste recycling, facilities, or systems. Guaranteed revenue debt may be incurred by guaranteeing the payment of certain revenue obligations issued by an instrumentality of the State to finance certain specified public projects.

The State may incur public debt to supply a temporary deficit in the State Treasury in any fiscal year created by a delay in collecting the taxes of that year. Such debt shall not exceed, in the aggregate, 5% of the total revenue receipts, less refunds, of the State Treasury in the fiscal year immediately preceding the year in which such debt is incurred. The debt incurred shall be repaid on or before the last day of the fiscal year if there is then outstanding unpaid debt from any previous fiscal year which was incurred to supply a temporary deficit in the State Treasury. No such debt has been incurred under this provision since its inception.

SOURCES OF REVENUE

Corporate Income Tax

Georgia’s corporate income tax was initiated in 1929 and for two years was assessed at one third of the federal rate. The rate was changed to 4% in 1931; 5 1/2% in 1937; 7 1/2% in 1949-50 (temporarily); 5 1/2% in 1951; 4% in 1955 with Federal taxes no longer deductible; 5% in 1964; and the present 6%, in effect since 1969.

The corporate income tax has been a major tax source since its inception. A corporate net worth tax is administered in conjunction with the income tax program.

Individual Income Tax

Georgia’s individual income tax was initiated in 1929. For two years it was assessed at one third of the federal rate. A graduated system began in 1931 and was revised in 1937 to essentially today’s graduated scale. Several refinements such as withholding, estimated tax, and new graduated schedules for certain types of filers have been introduced over the years.

The tax, unlike sales and motor fuel, was handicapped at creation and was only allowed to tax affluent incomes. The basic allowance (exemptions and deductions) relieved all but a small percentage of Georgia families from paying State income taxes. With the inflationary rise of income, the basic non-taxable allowances became a smaller percentage of this income so that today 80% of Georgia’s families pay State income taxes.

Liquor, Beer and Wine Taxes

The local option concept prevails in Georgia for licensing and sale of alcoholic beverages. Any city or county that wishes to provide for the licensing of distilled spirits can do so only after holding a public election to determine whether the citizenry is in support of the proposition. If it does not, then the issue must be abandoned for at least two years (one year if it is a “by the drink” vote), at which time another election can be held. If the vote indicates that the citizenry wants to license the sale of spirits in their area, then the sale and manufacture will be permitted provided the manufacturer, wholesaler or retailer obtains an alcoholic beverage license from the State Revenue Department plus all necessary licenses from the city or county where the licensee’s place of business is located.

Motor Fuel Tax

Georgia’s motor fuel tax is the oldest major tax presently in use. Georgia was one of 10 states that adopted this tax source in 1921. Five states had initiated the use of motor fuel taxation in 1919 and 1920. All of the then 48 states began motor fuel taxation by 1929.

Motor fuel tax generates as much State revenue today as the entire State tax system produced in the early 1950s. A rate of 7 cents per gallon was in effect in January 1950. The motor fuel tax rate decreased to 6 cents on July 1, 1951, increased to 6 1/2 cents on July 1, 1955 and increased to its present rate of 7 1/2 cents on June 1, 1971. On July 1, 1979, an additional 3% sales tax was added as a second motor fuel tax. Effective January 2004, the 3% second motor fuel tax was replaced with a 4% prepaid state tax and is collected by the licensed distributor when sales are made to a non-licensed distributor or reseller. In addition, the 4% prepaid state tax rate was converted to a cents per gallon rate based on the average selling price for each fuel type. The prepaid state tax rates are calculated every six months and become effective January 1 and July 1 of each year.

Property Tax

The ad valorem or property tax is the primary source of revenue for local government units in Georgia, including cities, counties, and school districts. In addition, a small amount of property tax revenue goes into the

State Treasury. Although county and city tax officials administer the tax, the State Revenue Commissioner exercises some supervisory authority to assure that the tax is administered uniformly throughout the State and in accordance with the law.

The ad valorem tax is based upon the “value” of the real and personal property that is subject to the tax. The tax rate, or “millage,” in each county is set annually by the Board of County Commissioners or other governing authority of the taxing jurisdiction. A tax rate of “one mill” represents a tax liability of $1 per $1,000 of assessed value. The average county millage rate in 2004 was approximately 27.37 mills; the amount collected for the State in each county is 1/4 of one mill.

The Local Government Services Division prepares values for all properties of public utilities and the flight equipment of airlines. To arrive at the value of operating utility property for each taxing jurisdiction, the fair market value of the utility system, the portion of the system in Georgia, the portion of the system in each jurisdiction, and the average level of assessment in each county is reviewed. The Division also prepares final assessed values for railroad equipment car companies based on the value of the railroad cars, their relative usage in Georgia, and the average level of assessment in each county.

Since 1982, the Georgia Department of Revenue has been responsible for the daily administration of the Unclaimed Property Program for the State of Georgia. Previously, this program began in 1973 when the Georgia General Assembly enacted the 1954 Disposition of Unclaimed Property Act. The program was originally administered by the Department of Banking and Finance. Additionally, the General Assembly adopted the modified version of the 1981 Uniform Act in 1990.

The abandoned property laws provide for the presumption of abandonment for property or funds. The State serves as custodian for unclaimed property and protects the rights of the owners in their absence. Typical property types include unclaimed wages, bank accounts, matured insurance policies, stocks, mutual funds, and various other unclaimed debts due an owner.

In a typical year the Unclaimed Property Program interacts with over 5,000 holders, adds over 100,000 owner properties from annual holder reports to the Unclaimed Property database, and handles over 10,000 claim requests from current and prior Georgia residents. The Unclaimed Property Program receives over $50 million in abandoned property on an annual basis. Funds are held perpetually for owners or their rightful heirs. The Program maintains an interactive web site with current information regarding property and reporting requirements, and provides a regularly updated database which citizens can use to search for property and file a claim request online.

Sales and Use Tax

Georgia’s sales and use tax was initiated in April 1951, at a 3% statewide rate. Georgia was the 30th state to implement this tax source and there are presently 45 states using it. The tax has been one of the largest State revenue sources since its adoption and presently produces one third of the State’s tax revenue. The statewide rate was increased to 4% on April 1, 1989.

In addition to the State tax rate, local sales taxes could make the total sales tax rate five to eight percent of the purchase price or rental charge of tangible personal property sold or rented in Georgia. In Fiscal Year 2005, the Revenue Department distributed the following to local taxing authorities:

•	more than $296 million for the operation of the Metropolitan Atlanta Rapid Transit Authority (MARTA);

•	over $1 billion of the 1% Local Option Sales Tax to counties and municipal governments;

•	more than $944 million for the 1% Special Purpose Tax to county governments;

•	over $101 million for the 1% Homestead Local Option Sales Tax for DeKalb and Rockdale counties;

•	more than $1.3 billion for Education Local Option Sales Tax to county and independent school systems; and

•	over $54.5 million for Other Local Option Sales Tax to Towns county and the City of Atlanta.

Tobacco Taxes

The State taxation of cigars and cigarettes began in 1923. The rate on cigarettes gradually increased to 5 cents per pack by 1955; in 1964 it was raised to 8 cents and in 1971 to 12 cents. Effective July 1, 2003, the State excise tax on a pack of 20 cigarettes was increased to the present 37 cents per pack. Most states have increased cigarette taxes rapidly in recent years, with the median tax rate for all states being 60 cents per pack as of January 2004. Georgia’s cigarette tax rate ranks 38th highest in the nation.

Effective July 1, 2003, a State excise tax was placed on loose and smokeless tobacco, where previously there had been none. The new tax on loose and smokeless tobacco is 10% of the wholesale cost price. Also, on July 1, 2003, the following rate changes occurred. The tax rate on “little cigars,” those weighing not more than 3 pounds per thousand, increased from 2 mills to 2 1/2 mills each and the tax on all other cigars increased from 13% to 23% of the wholesale cost price.

REVENUE HIGHLIGHTS FOR FISCAL YEAR 2005

During Fiscal Year 2005, the Department collected a net unaudited amount of $14,709,912,900, representing an increase of $1,039,274,800 or 7.6% more than was collected in FY 2004. The Department’s revenue collections displayed a positive overall trend in FY 2005 as monthly tax collections exceeded those reported in FY 2004 in ten of twelve months during the year. The revenue collection amount of $14.7B in FY 2005 is the highest one-year collection amount in DOR history.

Increases in tax collections during fiscal year FY 2005 are attributable primarily to a strengthening economy and continued enforcement initiatives. Tax types that led the overall increase were as follows:

•	Individual Income Tax collections, which comprised approximately 50% of fiscal 2005 net tax collections, totaled $7,210M, an increase of $380M or 5.6% over 2004 collections of $6,830M.

•	Sales and Use Tax collections, which comprised approximately 36% of fiscal 2005 collections, totaled $5,315M, an increase of $413M or 8.4% over 2004 collections of $4,902M.

•	Corporate Income Tax collections totaled $724M in fiscal 2005, an increase of $230M or 46.6% over fiscal 2004 collections of $494M.

Other highlights for the past year:

•	On March 8, 2005, Georgia began accepting credit card payments for personal income tax liabilities. Taxpayers are now able to pay any balance due on their state personal income tax return with a credit card. Credit cards are only accepted as payment for current year individual income tax due on Forms 500 and 500EZ. Credit cards can be used to make estimated tax payments for Tax Year 2005 and beyond.

•	In its continuing effort to bring more individuals and businesses into compliance with Georgia law, the Georgia Department of Revenue increased its levying action activities throughout the state. As of June 30, 2005, the Department has collected approximately $150.6 million in delinquent taxes through its various tax compliance initiatives.

•	Georgia, along with 14 other states and the District of Columbia, settled certain tax claims pursuant to the bankruptcy proceedings of WorldCom, Inc. Under a pro rata distribution agreement among the states, Georgia received $39.7 million on a claim of approximately $43 million in taxes (not including interest and penalties).

•	Over the past year multiple natural disasters devastated areas throughout Georgia and other nearby states. Numerous tropical storms and hurricanes have caused enormous devastation of property and life. In an effort to help the victims of these disasters, the DOR offered relief to businesses and individuals through tax extensions, donations, and hands-on assistance from Revenue employees.

•	In a continuing effort to streamline the department along functional lines, the Sales and Use Tax Division was dissolved and its four functions and personnel (processing, error resolution, motor fuel, distribution) were integrated into other parts of the department.

•	The Department of Revenue distributed $419,364,200 in Homestead Taxpayer Relief Grants in FY 2005. This brings the total distribution since the inception of the grant to $2,065,761,300.

•	Georgia taxpayers contributed $947,800 to three state funds using the Donations to Special Funds provision on their 2003 personal income tax return. This represents a 14 percent increase compared to the amount donated during tax year 2002. The donated amounts were $247,900 to the Georgia Fund for Children and Elderly; $349,600 to the Breast Cancer, Prostate Cancer and Ovarian Cancer Research Program Fund; and $350,400 to the Wildlife Conservation Fund.

FISCAL PERFORMANCE

Georgia’s fiscal performance improved in fiscal years 2004 and 2005, and continues to improve in fiscal year to date 2006. General Fund revenues, which had decreased in fiscal years 2002 and 2003, grew in fiscal year 2005 by 8.4%. Tax revenues in fiscal year 2005 grew by 8.6%, an increase over fiscal year 2004’s growth rate of 6.3%. Through April 2006, fiscal year to date 2006 tax revenues have grown by 9.0%.

Importantly, key components of the tax stream that are most closely associated with economic growth are experiencing strong growth. These include the individual income tax, sales and use tax and corporate income tax.

Through April 2006, fiscal year to date, individuals’ income tax revenues have grown by 9.4% in fiscal year 2006 as compared to the same period during fiscal year 2005. Overall growth in individual income tax revenue has been by high growth rates in estimated payments of 19.7% and in final payments and returns of 35.3%. Growth in withholding payments, the largest component of individual income tax, is running at 8.2%, well above growth experienced in fiscal year 2005.

Through April 2006, fiscal year to date 2006 sales and use tax revenue has grown by 8.7%. Sales and use tax growth has been especially strong in several business segments including utilities, home furnishings and equipment and apparel.

Through April 2006, fiscal year to date 2006 corporate income tax revenue has grown by 33.9%. This comes on top of 49.8% growth in this category in fiscal year 2005. Growth in fiscal year 2006 has been bolstered by a large settlement agreement with one taxpayer that resulted in a one-time payment of $39.7 million.

This broad-based growth in tax revenues indicates Georgia’s economic growth remains on-track. Non-farm employment growth has been steady in Georgia. Recent benchmark revisions to non-farm employment data for Georgia that were issued by the U.S. Bureau of Labor Statistics (“BLS”) have significantly increased reported payroll growth for 2005. Based on employment data as originally reported by BLS, employment growth had sagged in fiscal year 2005, but had then accelerated rapidly since June of 2005.

The revised data indicate that employment growth had remained strong throughout fiscal years 2005 and 2006. The revisions also resulted in a very different relationship between Georgia’s employment growth and that of the U.S. Based on the original data, Georgia’s growth fell short of that of the U.S. beginning in September 2004 and lasting through October 2005. In contrast, the revised data showed that Georgia’s employment growth has exceeded that of the U.S. each month since September 2004. The result was that at calendar year end 2005, the revisions to Georgia’s employment data increased non-farm employment by approximately 60,000 jobs, or 1.5%

Personal income is a second key indicator of economic conditions in Georgia. Total personal income, relative to that of the U.S., has been growing strongly. For calendar year 2005, Georgia’s personal income grew by 6.3% compared to 5.6% for the U.S. Georgia’s growth ranked 16th among the U.S. states and the District of Columbia.

While Georgia’s revenue growth accelerated from fiscal year 2004 to fiscal year 2005, the fiscal year 2006 amended budget and fiscal year 2007 budget are based upon forecasts of moderate revenue growth. The fiscal year 2006 amended budget and fiscal year 2007 budget were submitted to the Georgia legislature in January 2006. The amended fiscal year 2006 revenue estimate, which is not subject to change by the legislature, is based upon forecasts of 6.1% growth in revenues from taxes and 5.6% growth in the total General Fund revenues. The revenue estimate for fiscal year 2007 is based upon forecasts of 5% growth in tax revenues and 5.5% growth in total General Fund revenue.

As of September 1, 2005, Georgia suspended collection of its motor fuel excise and prepaid sales taxes for 30 days. The estimated impact of this suspension is to reduce motor fuel taxes by $66.1 million and sales tax revenue by $9.4 million. This suspension terminated on October 1, 2005.

On September 14, 2005, Delta Air Lines, a major employer in the State of Georgia, declared bankruptcy. Delta continues to operate under Chapter 11. Delta’s announced restructuring plans include reductions in capacity, system-wide reductions in employment of 7,000 to 9,000 jobs out of a system total of approximately 52,000 jobs and pay reductions of 7 to 10%. The specific impacts on operations and employment in Georgia was unknown as of June 6, 2006.

Georgia’s Department of Economic Development estimates Delta’s employment levels in Georgia at approximately 20,600 employees, which represents about 0.5% of Georgia’s total non-farm employment.

Two other employers in Georgia have announced restructuring plans that might negatively impact Georgia’s economic growth rate. General Motors has announced its intention to shut-down production at its manufacturing facility in Doraville, Georgia. This is expected to occur sometime in 2008. This plant employs around 3,000 workers, which represents about 0.08% of Georgia’s total non-farm employment.

Ford Motor Company has announced its intention to shut-down production at its Hapeville, Georgia production facility. This plant employs approximately 2,100 employees, which represents about 0.05% of Georgia’s total non-farm employment. The shutdown is expected to occur in the second half of calendar year 2006.

Kia Motor Co. (“Kia”), a South Korean automaker, announced plans to build a new automobile assembly plant in West Point, Troup County, Georgia, which is located off Interstate 85 near the Georgia-Alabama border. Per Kia’s public announcement, construction of the facility was to commence during calendar year 2006 and the plant will employ approximately 2,893 workers. Also, five supplier companies are expected to locate near the facility and are expected to employ approximately 2,600 workers. Kia officials have stated that they anticipate the facility to be completed in 2009. No assurance can be given, however, as to whether or when the Kia facility will be completed, given an ongoing investigation of Kia and its parent company, Hyundai Motor Co., by government officials in South Korea.

Fiscal Policy Initiatives

Under Georgia law, the Governor is the State’s Chief Executive and is also the ex officio Director of the Budget. He is assisted in financial management by an appointed Chief Financial Officer in the Office of the Governor and a Finance Council, whose membership is comprised of the Director of the Office of Planning and Budget, the State Treasurer, the State Auditor, the Commissioner of Revenue, the State Economist, the Director of Financing and Investment Division of the Georgia State Financing and Investment Commission, the State Accounting Officer, the Director of the Office of Treasury and Fiscal Services, and the Chief Financial Officer and Deputy Chief Financial Officer.

In 2003, the Governor created a Commission for a New Georgia (“CNG”), which is a business advisory group established to recommend measures for improving the efficiency and effectiveness of State government. Over the past three years, 18 taskforces, engaging over 300 knowledgeable citizens have reported on key findings, issues and recommendations. CNG accomplishments to date include the following:

•	The creation of a new State Accounting Office which produced the State’s Comprehensive Annual Financial Report for fiscal year 2005 on a more timely basis.

•	The acquisition of new contracting technology software to better manage the State’s procurement.

•	The appointment of the first State Property Officer to manage all State-owned land and buildings and all State-leased space and to dispose of surplus property.

•	An improved fleet management program which reduced the size of the State’s vehicle fleet by ten percent and sold surplus vehicles and equipment.

•	The creation of a Leadership Development Institute to prepare high potential State employees for expanded service in government.

•	The formation of a Tourism Foundation to promote public and private marketing of tourism on a coordinated basis.

•	The consolidation of State energy billing and a reduction of the State’s energy costs.

•	A review of all State contracting practices and the completion of the State’s first comprehensive construction manual.

•	A clearer focus on the “State of Innovation” in Georgia and a streamlining of the strategic industry development and recruitment processes.

•	Improved financial management through the upgrade of the State’s financial and human resource management systems and the broader utilization of best financial practices in State government.

•	The development of an updated Debt Management Plan for the State.

LEGAL PROCEEDINGS

The State is a party to certain litigation from time to time, which if decided against the State, may require the State to make significant future expenditures or may substantially impair revenues. An adverse final decision could materially affect the State’s governmental operations and, consequently, its ability to pay debt service on its obligations.

Significant Contingent Liabilities

Kelly Kennedy, et al. v. Dep’t of Human Res., Fulton Superior Court Civil Action No. 2005-CV-104147. The plaintiff in this case is a custodial parent receiving child support enforcement services from the Department of Human Resources’ Office of Child Support Services (“OCSS”). The plaintiff has filed an action seeking class certification on behalf of all custodial parents who have ever received services from OCSS, alleging contractual and tort-based claims for damages based on OCSS’s alleged failure to collect statutory interest charges that may have accrued on the plaintiff’s child support judgment. If the plaintiff were to succeed in obtaining class certification and to prevail on her claims, the State’s estimated potential liability could be $400,000,000 or greater. OCSS contends that it has good and adequate defenses against the plaintiff’s claim and intends to defend the suit on its merits vigorously and to oppose vigorously the granting of class certification.

Plymel, et al. v. Teachers’ Ret. System, et al., Fulton Superior Court Civil Action No. 2004-CV-84312. The plaintiffs in this case filed a civil action seeking additional benefits retroactive to the time of each individual plaintiffs’ respective retirement dates for a class of those retirees who elected survivorship options and who retired between 1983 and February 1, 2003, in the retirement plan administered by the Teachers’ Retirement System of Georgia (“TRS”). Plaintiffs alleged that they are due such additional benefits for monies lost due to TRS’ allegedly inappropriate use of option factors and the mortality tables implicit in them to calculate retirees’ monthly benefits. Cross motions for summary judgment were pending, after a hearing held May 4, 2005. The motion for summary judgment of TRS and its Trustees was granted by order on January 9, 2006. Plaintiffs appealed, and the parties have filed briefs. Oral argument before the Georgia Supreme Court was scheduled for June 27, 2006.

Steel, Inc. v. Hardin/Russell/Mitchell, J.V., et al., v. Georgia State Fin. and Inv. Comm’n v. U.S.F&G, Travelers Cas. & Sur. Co., Archer W. Contractors, Ltd., Ivey Mech., LLC, ELDECO Inc., National Fire Ins. Co. of Hartford, and Federal Ins. Co., Fulton Superior Court Civil Action No. 2003-CV-70191. This case, filed July 3, 2003, involves a third-party action by the joint venture construction manager, HRM, for the Georgia World Congress Center Phase IV expansion project based upon indemnity from a number of subcontractors’ claims and HRM’s own delay and disruption claims, all based upon a number of different construction situations. The subcontractors’ claims of approximately $50,000,000 were submitted to arbitration, with a ruling issued on April 21, 2005, denying the vast majority of claims and awarding approximately $5,000,000 to the subcontractors. Court-directed mediation commenced in late October 2005, with HRM including the arbitration awards in its overall mediation claim totaling approximately $32,000,000. GSFIC asserted counterclaims totaling $28,000,000 and has withheld retainage of $8,000,000 as a set-off to fund the GSFIC claims. The mediation was suspended because of insurance issues that needed to be resolved. The parties expected to reconvene the mediation in early 2006 to conclude mediation. GSFIC believes it has good and valid defenses to many if not all of the asserted claims, and intends to defend its position and, further, to pursue its counterclaims vigorously.

Significant Matters

Financial Statements and Audit of the Department of Community Health; Software Development and Third Party Administration of Health Benefit and Insurance Programs; Contract Dispute with Affiliated Computer Services, Inc., and related matters. On August 15, 2001, the Georgia Department of Community Health (“DCH”) retained Affiliated Computer Services, Inc. (“ACS”), to develop a software system for the administration of certain health care benefit and health insurance programs, including but not limited to, Georgia’s medical assistance program (“Medicaid”), and the state children’s health insurance program, popularly known as “PeachCare for Kids” (tm). The contract also provided for third party administrative services. Phase I of the system went “live” on April 1, 2003, with respect only to Medicaid and PeachCare. Certain problems and disputes arose with respect to the Phase I development, implementation, support, and administration. The parties resolved their disputes in part by a July 21, 2004 Compromise Agreement, and continue to work on system adjustments and corrections.

The problems with Phase I delayed certification of the DCH Medicaid Management Information System (“MMIS”) by the federal Centers for Medicare and Medicaid Services (“CMS”), which in turn delayed related federal financial assistance for administrative costs and other issues. However, on April 20, 2005, CMS certified the MMIS, retroactive to August 1, 2003.

The problems with Phase I also required DCH to make prospective payments to providers during the first years of operation because in some cases, the system could not adjudicate claims. This was done to ensure that participating Medicaid and PeachCare providers received interim payments, while errors were being corrected that were preventing claims adjudication and payment. Certain mass adjustments and reprocessing of claims have been necessary to correct claims that were processed in error. These have been and remain dependent to some extent upon system corrections and are not completed. The overall situation and remedial efforts have resulted in both underpayments and overpayments to providers.

Depending upon recoupment of overpayments, DCH faced the possibility that funds on hand for the fiscal year ended June 30, 2004 (“Fiscal Year 2004”) might not equal total claims for such fiscal year. DCH’s financial statements for Fiscal Year 2004 have now been audited, and fiscal year appropriations covered expenditures. Regarding underpayments, health care providers and attorneys for health care providers earlier notified DCH of potential legal actions for damages attributed to the Medicaid claims processing services, but DCH responded remedially and factually, and no claims or lawsuits are outstanding. There can be no assurance that claims and disputes will not result from the situation.

The implementation problems and need for mass adjustments have affected DCH’s ability to produce financial statements and to be audited. DCH elected not to ask its independent auditors to continue to await a management statement and certain remedial measures necessary for its independent auditors to complete their work on the audit for fiscal year ended June 30, 2003 (“Fiscal Year 2003”). As a result, the Independent Auditor’s Report for DCH for the Fiscal Year 2003, issued January 7, 2005, does not express an opinion on the financial statements of DCH with respect to its governmental activities and general fund. Consequently, the “Georgia Comprehensive Annual Financial Report” by the Department of Audits and Accounts for Fiscal Year 2003 is similarly disclaimed as is the State of Georgia’s “Single Audit” issued for the United States with particular respect to administration of federal financial assistance.

DCH continues to work with ACS to implement remedies for Medicaid/PeachCare claim processing, payment, and reporting. DCH has carefully recorded all prospective payments and can identify the amount paid to each payee, the amount recovered to date, and the outstanding balance due, if any. Following a recovery process common to state Medicaid programs, DCH is recovering prospective payments by retaining a portion of payments resulting from the current processing of claims filed by the provider. DCH began recovering these payments in July 2003, and as of May 22, 2006, had recovered approximately $1,767,599,297.80, leaving a balance of approximately $15,591,702.32 to be collected. DCH expects to recoup most of the balance in the normal course by December 2006, although an uncertain amount of such prospective payments may ultimately prove to be unrecoverable.

Given these problems, DCH was aware of potential reporting uncertainty associated with Medicaid and PeachCare benefit information for Fiscal Years 2004 and 2005. To gather evidence for, and to accomplish, the fair presentation of Fiscal Year 2004 and Fiscal Year 2005 benefit information, DCH contracted for comprehensive claim sampling and re-pricing by professional consultants specializing in State Medicaid claim review work and in statistical analysis. DCH has used the sample results to estimate the dollar amounts of overpayments and underpayments in the unadjusted benefit expenditure population. The resulting Fiscal Year 2004 and Fiscal Year 2005 financial statements reflect the effects of the needed adjustments to expenditures, receivables, and liabilities.

Through this process and other continuing remedial measures, DCH was able to obtain the opinion of its independent auditor in a report dated July 6, 2005 that its “financial statements . . . present fairly, in all material respects, the respective financial position of the governmental activities, the business-type activities, the major governmental—general fund, and the major proprietary fund-enterprise fund . . . as of June 30, 2004.” The auditor did not express an opinion on the statement of activities of the governmental activities and the statement of revenues, expenditures, and changes in fund balance (deficit) of the major governmental fund—general fund, because of the material effect on these statements that the auditors did not express an opinion on the 2003 statements.

However, for fiscal year 2005, in a report dated November 8, 2005, DCH’s independent auditor reported that DCH’s “financial statements . . . present fairly, in all material respects, the respective financial position of the governmental activities, the business-type activities, and each major fund of the Department of Community Health, as of June 30, 2005, and the respective changes in financial position, and where applicable, cash flows, thereof for the year then ended . . .”

DCH has not stopped in its remedial efforts to reconcile claims accounts, and expects to continue to address claims adjustments as necessary to ensure that claims have been properly paid, denied, or suspended in accordance with federal and state laws and DCH policy. DCH plans to make adjustments to previously processed claims as necessary to correct specific errors in the prior processing. DCH continues to recover overpayments by reconciliation of the amounts paid against processed or reprocessed claims, with a goal of recovery of most overpayments by December 2006. As DCH identifies underpayments, payments are made to the appropriate providers.

On June 1, 2006, DCH began the first phase of a transition to providing Medicaid and PeachCare services through private care management organizations (“CMO’s”), beginning with members living in the Atlanta and central regions of Georgia. Other areas of the State will complete the transition as of September 1, 2006. Under care management, DCH also will convert from cash basis payments to providers to payment of capitation fees to CMO’s. For an interim transition period, DCH will be making both capitation payments and direct payments as it works through a tail of incurred but not reported claims. DCH’s contracts with CMO’s require the CMO’s to support DCH’s reconciliation process by recovering and remitting to DCH amounts owed to the DCH by the CMO’s providers.

Consortium for Adequate School Funding, Inc., et al. v. State of Georgia, et al., Fulton County Superior Court Civil Action No. 2004-CV-91004 (“Consortium”). This is a challenge to the State’s system of funding public education brought predominantly by rural school districts. The suit claims funding is inadequate as a matter of law and violates the equal protection clause of the Georgia Constitution. Plaintiffs seek to enjoin the current funding system; they do not seek damages. However, if plaintiffs’ theories prevail, the cost to the State would be significant. The State believes substantially the same issues have already been settled favorably by McDaniel v. Thomas, 248 Ga. 632 (1981) and is contesting the claims vigorously. As of June 6, 2006. the matter was with the trial court on the State’s motion to dismiss following oral argument. In a somewhat similar case, Williams et al. v. State of Georgia, et al., Fulton Superior Court Civil Action File No. 2005-CV-96425, plaintiffs allege that they are being denied their “educational freedom” in that they cannot choose their own schools and that the education provided their children is, in their view, both inadequate and unequal. They seek declaratory and injunctive relief against the alleged disparity in funding and affirmative relief in the form of assistance involving “scholarships, tax credits and charter schools” so they can send their children to a school of their choice. The State’s motion to dismiss was granted in part and denied in part. The State’s application for leave to file an interlocutory appeal was denied, and the case was proceeding to discovery in June 2006.

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RATING AGENCIES’ ACTIONS

As of July 2006, Standard & Poor’s, Moody’s and Fitch rated obligations backed by the full faith and credit of the State of Georgia AAA, Aaa and AAA, respectively. Each such rating reflects only the views of the respective rating agency, and an explanation of the significance of such rating may be obtained from such rating agency. There is no assurance that such ratings will continue for any given period of time or that they will not be revised downward or withdrawn entirely by such rating agency if, in the judgment of such rating agency, circumstances so warrant. Any such downward revisions or withdrawals of ratings could have adverse effects on the market price of the State’s municipal obligations.

ADDITIONAL CONSIDERATIONS

Georgia municipal obligations may also include obligations of the governments of Puerto Rico and other U.S. territories and their political subdivisions to the extent that these obligations are exempt from Georgia state personal income taxes. Accordingly, the funds’ investments in such securities may be adversely affected by local political and economic conditions and developments within Puerto Rico and certain other U.S. territories affecting the issuers of such obligations.

APPENDIX E

ADDITIONAL INFORMATION CONCERNING NEW YORK MUNICIPAL OBLIGATIONS

The following information is a summary of special factors affecting investments in New York municipal obligations. The sources of payment for such obligations and the marketability thereof may be affected by financial or other difficulties experienced by the State of New York (“New York” or the “State”) and certain of its municipalities and public authorities. This information does not purport to be a complete description and is based primarily on information from official statements relating to offerings of New York issuers and other reports publicly issued by the State or certain of its agencies. Any estimates of future results and other projections are statements of opinion based on available information at the time made and are subject to risks and uncertainties which may cause actual results to differ materially. The funds have not independently verified, and are not responsible for, the accuracy or timeliness of this information. Such information is included herein without the express authority of any New York issuer.

CURRENT ECONOMIC OUTLOOK

The State is in its third year of economic recovery. The State’s financial and housing sectors have been supported by low interest rates and rising home prices, while the professional and business services sector has benefited from growth in U.S. corporate profits. In addition, New York City’s tourism boom appears to be continuing. However, the most recent data continues to indicate that the State’s economic momentum may have peaked in 2005, with growth expected to slow going forward. State private sector employment growth is projected to slow to 0.9 percent in 2006, consistent with the consensus economic forecasting process conducted by the Executive and the Legislature in advance of the enactment of the State’s 2006-07 Budget.

The most recent establishment-level data, which permits a more detailed analysis of the State’s labor market dynamics, continues to support a positive outlook for State employment growth. The State’s gross rate of job creation comfortably exceeds the gross rate of job destruction. Nevertheless, the recent upturn in the job destruction index may be yet another indicator of the slowing of State economic growth. As mentioned above, recent Federal Reserve policy appears aimed at engineering a soft landing for the U.S.economy as was successfully accomplished in 1994-95. However, as the events of that period demonstrated, because of the State’s position as a financial market capital, the New York economy tends to be more sensitive to monetary policy actions than the economies of other states. Employment growth at both the State and national levels responded negatively to the seven consecutive interest rate hikes implemented by the Federal Reserve between January 1994 and January 1995. Thus the soft landing projected for the nation could turn into a significant slowdown for New York.

In 2006-07, the General Fund GAAP Financial Plan shows total revenues of $41.1 billion, total expenditures of $54.1 billion, and net other financing sources of $11.4 billion, resulting in an operating deficit of $1.5 billion and a projected accumulated surplus of $881 million. These changes are due primarily to the impact of enacted tax reductions on revenue accruals and a partial use of the 2005-06 surplus in 2006-07. The projected accumulated surplus of $881 million is roughly $300 million higher than 2004-05 actuals.

General Fund spending, including transfers to other funds, is projected to total $50.8 billion in 2006-07, an increase of $4.3 billion (9.4 percent) over 2005-06 results. State Funds spending, which includes both the General Fund and spending from other funds supported by State revenues, is projected to increase by $7.4 billion (10.6 percent) and total $77.1 billion in 2006-07. All Funds spending, the broadest measure of State spending that includes Federal aid, is projected to total $112.5 billion in 2006-07, an increase of $8.1 billion (7.8 percent).

The State projects General Fund disbursements, including transfers to other funds, of $50.8 billion in 2006-07, an increase of $4.3 billion (9.4 percent) over 2005-06 actual results. Increases in Grants to Local Governments, State Operations, and General State Charges are partially offset by a decrease in transfers to other funds.

The Division of the Budget (DOB) projects the State will end the 2006-07 fiscal year with a General Fund balance of $3.3 billion. This balance is not a surplus from 2006-07 operations, but reflects $1.0 billion in long-term undesignated reserves and $2.3 billion previously set aside to finance existing or planned commitments. The long-term reserves consist of $944 million in the State’s Rainy Day Reserve, which has a balance that is at the statutory maximum of 2 percent, and $21 million in the Contingency Reserve for litigation risks. The reserves previously set aside for planned commitments include $276 million in the Community Projects Fund to finance existing legislative and gubernatorial initiatives, $1.8 billion in a spending stabilization reserve (the amount of the 2005-06 surplus remaining after balancing the 2006-07 budget) that is planned to be used in equal amounts to lower the projected 2007-08 and 2008-09 budget gaps, and $250 million for debt reduction. It is expected that the money for debt reduction will be used by the end of the fiscal year to reduce high cost debt and future debt service costs. If that happens, the General Fund closing balance in 2006-07 would be $3.0 billion.

Special Considerations

Many complex political, social, and economic forces influence the State’s economy and finances. Such forces may affect the State Financial Plan unpredictably from fiscal year to fiscal year. For example, the Financial Plan is necessarily based on forecasts of national and State economic activity. Economic forecasts have frequently failed to accurately predict the timing and magnitude of specific and cyclical changes to the national and State economies. The Financial Plan also relies on estimates and assumptions concerning Federal aid, law changes, and audit activity.

Non-Implementation of Unconstitutional Items

In acting on the legislative budget, the Governor vetoed 39 items worth $1.5 billion in the General Fund ($2.2 billion All Funds) on constitutional grounds. The Enacted Budget Financial Plan estimates set forth herein incorporate the savings generated by the Governor’s vetoes of such items, the most significant of which concerned Medicaid and a new tax rebate program. The General Fund value of the unconstitutional items is $1.5 billion in 2006-07 and roughly $1.1 billion in each of the out-years. If litigation challenging the non-implementation of one or more of the vetoed items is ultimately successful, the Financial Plan could be at risk for an amount up to the value of the vetoes.

Reduction in Sales Tax on Gasoline/Other Budgetary Items

The Financial Plan set forth in this disclosure reflects the actions of the Legislature and Governor through May 12, 2006. Since that time, the State enacted a “cap” on the State sales tax for gasoline. Prior to the cap, the State collected an average of 12 cents in sales taxes on a gallon of gas at current prices; this law caps the tax at 8 cents per gallon. DOB estimates that the cap, which took effect on June 1, 2006, will result in a revenue loss of roughly $160 million in the current fiscal year and $220 million annually thereafter. The impact of this tax reduction, along with any other changes that may be enacted through the end of the regular legislative session in June 2006, will be reflected in the State’s First Quarterly Update to the 2006-07 Financial Plan that DOB plans to issue in July 2006.

Risks to the U.S. Forecast

In addition to the risks outlined above, a shock to the economy related to geopolitical uncertainty, particularly in the form of a direct attack, remains the greatest risk to the U.S. forecast. DOB’s outlook for household sector spending continues to rely on healthy growth in employment and wages, a gradual receding of inflationary pressures, a slow decline in the housing market, and the settling of interest rates at a relatively “neutral” level. If the Federal Reserve believes that the long bond term premium is permanently lower, then it might feel the need to raise short-term interest rates by more than in the past in order to preempt inflationary pressure, presenting the possibility that the Federal Reserve could overshoot. A weaker labor or housing market, or higher interest rates than expected could result in lower consumer spending than projected. Energy market speculation in the face of a tight and uncertain supply of oil remains a risk to the inflation forecast, and is compounded by risks to the value of the dollar. Finally, excessive volatility in equity prices represents an additional source of uncertainty. However, stronger job growth, lower energy prices, or lower long-term interest rates than anticipated could result in a stronger national economy than projected.

Risks to the New York Forecast

All of the risks to the U.S. forecast apply to the State forecast as well, although as the nation’s financial capital, interest rate risk and equity market volatility pose a particularly large degree of uncertainty for New York. Finance and insurance sector bonuses fell 7.7 percent during the 1994-95 State fiscal year in the wake of the Federal Reserve’s policy shift. This risk would become amplified should the central bank overshoot its target. The impact of rising rates on the State’s housing sector also poses a risk. Should the State’s real estate market cool more rapidly than anticipated, household consumption and taxable capital gains realizations could be negatively affected. These effects could ripple though the economy, depressing both employment and wage growth. In contrast, should the national and world economies grow faster than expected, a stronger upturn in stock prices, along with even stronger activity in mergers and acquisitions and other Wall Street activities, could result in higher wage and bonuses growth than projected.

School Finance Litigation

In Campaign for Fiscal Equity v. State of New York, the State Court of Appeals directed the State to implement a remedy by July 30, 2004 that would guarantee that all children in New York City have the opportunity to receive a sound basic education (SBE). In August 2004, the State Supreme Court directed a panel of three Special Masters to report and make recommendations on the measures the State had taken to bring its school financing system into constitutional compliance with respect to New York City schools.

After a series of hearings, the Special Masters recommended that New York City’s education operating budget should be increased by $5.6 billion over a four-year period and that $9.2 billion be provided in capital funds for New York City schools over a five-year period. In February 2005, Justice DeGrasse adopted the special masters’ recommendations and ordered the State to comply with them within 90 days.

In April 2005, the State filed an appeal of Justice DeGrasse’s order with New York State’s Appellate Court. In March 2006, the Appellate Court ruled that Justice DeGrasse’s order should be modified to “vacate the confirmation of the [special masters’ report].” The ruling directed that “in enacting a budget for the fiscal year commencing April 1, 2006, the Governor and the Legislature consider, as within the range of constitutionally required funding for the New York City School District, as demonstrated by this record, the [State’s] proposed funding plan of $4.7 billion in additional operating funds and the [special masters’] recommended annual expenditure of $5.63 billion, or an amount in between, phased in over four years, and that they appropriate such amount, in order to remedy the constitutional deprivations found in Campaign for Fiscal Equality (CFE) II, and that in enacting such budget, the Governor and the Legislature implement a capital improvement plan that expends $9.179 billion over the next five years and otherwise satisfies the City schools’ constitutionally recognized needs...” The litigation is on appeal to the New York State Court of Appeals.

On April 17, 2006, the Campaign for Fiscal Equity appealed the Court of Appeals’ March 2006 ruling which vacated the confirmation of the Special Masters’ report. On April 18, CFE filed an appeal to issue a quick and specific order that would bring final resolution to the case. The State filed its cross-appeal on April 21, 2006. In response, the Court of Appeals set an expedited briefing schedule and is expected to set the case down for oral argument as early as September, 2006.

The 2006-07 State Budget includes a $1.3 billion statewide increase in school aid, including an increase of $375 million in Sound Basic Education Aid. In addition, the Budget authorizes $11.2 billion for New York City school construction. This includes a new $2.6 billion school capital program, with $1.8 billion in capital grants for New York City school construction, $400 million for other “high-needs” districts and $400 million for other school districts. The 2006-07 State Budget also authorizes New York City’s Transitional Finance Authority to issue an amount outstanding of up to $9.4 billion in bonds and that the Mayor may assign all or a portion of local assistance building aid payments to support these bonds.

Revenues from video lottery terminals (VLTs) and non-recurring General Fund resources will support $700 million in Sound Basic Education Aid in 2006-07, with projected growth to $1.0 billion in 2007-08. So far, VLTs have been implemented at five of the State’s racetracks. Four other racetracks have received authorization to operate VLTs, and are in various stages of implementation. Two major facilities located at Yonkers and Aqueduct Raceways are expected to begin operations in September 2006 and October 2007, respectively, but delays are possible, especially with Aqueduct. These two facilities are expected to produce the majority of the growth of VLT receipts under current law. Any significant delay in the opening of the currently authorized facilities would adversely affect the level of VLT revenues.

The State is a defendant in several court cases that could ultimately result in costs to the State Financial Plan. For a complete summary of significant litigation affecting the State, refer to the “Litigation” section later in this Annual Information Statement.

Federal

The Office of the Inspector General (OIG) of the United States Department of Health and Human Services is conducting six audits of aspects of New York State’s School Supportive Health Services program with regard to Medicaid reimbursement that cover $1.4 billion in claims submitted between 1990 and 2001. To date, OIG has issued three final audit reports, which cover claims submitted by upstate and New York City school districts for speech pathology and transportation services. The final audits recommend that the Centers for Medicare and Medicaid Services (CMS) disallow $173 million of the $362 million in claims for upstate speech pathology services, $17 million of $72 million for upstate transportation services, and $436 million of the $551 million in claims submitted for New York City speech pathology services. New York State disagrees with the audit findings on several grounds and has requested that these be withdrawn. If these recommended disallowances are not withdrawn Federal regulations do include an appeals process that could postpone repayment of any disallowances.

While CMS has not taken any action with regard to the disallowances recommended by OIG, CMS is deferring 25 percent of New York City claims and 9.7 percent of claims submitted by the rest of the State, pending completion of the audits. Since the State has continued to reimburse school districts for certain costs, these Federal deferrals are projected to drive additional spending of $161 million over the next three years, which has been reflected in the State’s Financial Plan.

At the request of CMS, the State discontinued intergovernmental transfer payments in 2005-06 pending the approval of a State Plan Amendment (SPA). The SPA was approved late in the 2005-06 fiscal year for a one-year term only and must be resubmitted annually. These payments are related to disproportionate share hospital payments to public hospitals throughout the State, including those operated by the New York City Health and Hospital Corporation, the State University of New York (SUNY) and the counties. If these payments are not approved in 2006-07 and beyond, the State’s health care financing system could be adversely affected.

Other Risks

The State incurred costs related to the emergency financial coverage of prescription drug costs for dual-eligible individuals (i.e., eligible for both Medicare and Medicaid benefits) due to nationwide implementation issues with the Federal Medicare Part D Program. These costs totaled roughly $120 million as of March 31, 2006. The Federal government has assured the State that it will fully reimburse these costs, but there can be no assurance that it will do so in a timely manner or at the levels identified by the State.

Existing labor contracts with all the State’s major employee unions are set to expire at the end of 2006-07. The existing agreement covered a four-year period and included an $800 lump sum payment and general salary increases of 2.5 percent in 2004-05, 2.75 percent in 2005-06 and 3.0 percent in 2006-07, as well as a recurring $800 increase to base pay effective April 2007, at a cost of approximately $2.2 billion to the General Fund and $2.9 billion on an All Funds basis over the life of the agreement. The current Financial Plan does not set aside any reserves for future collective bargaining agreements in 2007-08 or beyond. Each future 1 percent salary increase would cost the General Fund roughly $83 million annually and $129 million in All Funds.

The State Financial Plan assumes the receipt of approximately $500 million annually in miscellaneous receipts that are the subject of ongoing negotiations between the State and counties and New York City. Actual miscellaneous receipts in 2005-06 were $450 million less than planned levels, and there can be no assurance that a comparable shortfall will not occur in 2006-07 or in future years.

2006-07 ENACTED BUDGET FINANCIAL PLAN

The State finalized the Enacted Budget for 2006-07 on April 26, 2006. The General Fund is balanced on a cash basis, with annual spending projected to grow by over 9 percent, reflecting substantial increases in school aid, health care, and higher education. All Governmental Funds spending, which includes Federal aid, is estimated at $112.5 billion, an increase of 7.8 percent from 2005-06. State tax receipts are expected to return to a historical growth rate of roughly 5 percent over 2005-06 levels, following two consecutive years in which growth exceeded 10 percent for the first time ever. State debt outstanding is projected to total $50.7 billion in 2006-07, with debt service equal to roughly 4.2 percent of All Funds receipts.

Entering the 2006-07 budget cycle, the State estimated a budget imbalance of $751 million in 2006-07 and gaps in the range of $3 billion to $4 billion in future years. The Governor’s Executive Budget proposal, if enacted in its entirety, would have eliminated the 2006-07 imbalance and left gaps of $1.9 billion in 2007-08 and $3.9 billion in 2008-09. The Enacted Budget Financial Plan, which incorporates both the Legislature’s modifications to the Executive proposal and the impact of gubernatorial vetoes and subsequent legislative overrides (through May 12, 2006, the date of the Enacted Budget Financial Plan), is also balanced in 2006-07, but projects an estimated gap of $3.7 billion in 2007-08 and $4.3 billion in 2008-09.

The Enacted Budget includes a number of substantive fiscal and policy actions. These include:

•	An increase of nearly $1.3 billion in school aid (school year basis).

•	A $1.1 billion All Funds spending increase in Medicaid including the completion of the takeover by the State of Family Health Plus (FHP) costs from counties and State (rather than county) payment of all Medicaid costs in excess of 3.25 percent growth.

•	A new statewide school construction grant program totaling $2.6 billion, with $1.8 billion for New York City, $400 million for other high-need districts, and $400 million for all other districts.

•	Authorization for New York City to issue $9.4 billion in bonds for school construction through the Transitional Finance Authority, which will be supported in part by state building aid payments.

•	Elimination of the sales tax on clothing purchases under $110, which is expected to lower receipts by roughly $600 million annually.

•	A limitation on duplicative prescription drug coverage for persons eligible for both Medicare Part D and Medicaid, which is estimated to avoid roughly $220 million in costs (2006-07 only).

•	A new Medicaid Inspector General’s Office (created administratively) to identify, investigate, and prosecute Medicaid fraud.

•	A $1.8 billion spending stabilization reserve which is planned to lower the 2007-08 and 2008-09 budget gaps in equal amounts.

•	A $250 million deposit to the State’s Debt Reduction Reserve that will be used to eliminate high-cost debt.

2006-07 Receipts Forecast

Tax Receipts

Financial Plan receipts comprise a variety of taxes, fees, charges for State-provided services, Federal grants, and other miscellaneous receipts. The receipts estimates and projections have been prepared by DOB with the assistance of the Department of Taxation and Finance and other agencies concerned with the collection of State receipts.

All Funds receipts for 2006-07 are projected to total $111.2 billion, an increase of 3.9 percent or $4.2 billion over 2005-06 collections. The estimated increase reflects growth in tax receipts of $3.3 billion, Federal grants of $467 million, and miscellaneous receipts of $423 million.

Total 2006-07 General Fund receipts, including transfers from other funds, are estimated to be $50.9 billion, an increase of $3.7 billion, or 7.7 percent over the prior year. General Fund tax receipts growth is projected at 6.7 percent. General Fund miscellaneous receipts are projected to increase by 41.1 percent, largely due to several one-time transactions expected in the current fiscal year.

Total State Funds receipts are estimated to be $75.4 billion, an increase of $3.7 billion, or 5.2 percent, from 2005-06 receipts.

Total All Funds receipts in 2006-07 are expected to reach $111.2 billion, an increase of $4.2 billion, or 3.9 percent, over 2005-06. Tax receipts are projected to increase by $3.3 billion, or 6.1 percent (and 9.8 percent after factoring in the impact of law changes and shifts across funds). The majority of this increase is attributable to the expectation of continued economic expansion offset by the sunset of the personal income tax surcharge and the newly enacted tax reductions included with this Budget. Federal grants are expected to increase by $467 million, or 2.1 percent. Miscellaneous receipts are projected to increase by $423 million, or 2.3 percent.

Personal Income Tax

General Fund personal income tax (PIT) receipts for 2006-07 are expected to total $23.1 billion, an 11.8 percent increase over the prior year. General Fund personal income tax receipts for 2007-08 are projected to reach $23.9 billion in 2007-08, an increase of 3.4 percent from 2006-07.

All Funds PIT receipts for 2006-07 are estimated to total $34.2 billion, an increase of approximately $3.4 billion, or 11.1 percent, over the prior year. The forecast reflects continued strong growth in taxable income for 2006, along with the residual benefit of the 2005 tax payments made in April, which includes the impact of the last year of the temporary personal income tax surcharge. Projected growth for 2006-07 reflects the expiration of the temporary surcharge and the part-year impact of the new Empire State Child Credit (effective for tax years beginning in 2006) authorized in the Enacted Budget.

All Funds PIT projected receipts for 2007-08 of $35.3 billion reflect an increase of 3.3 percent or $1.1 billion above the estimate for 2006-07. The forecast reflects continued economic growth, the full-year impact of the expiration of the temporary surcharge and tax reductions authorized in the Enacted Budget. These include the

Empire State Child Credit and an increase in the standard deduction to eliminate the “marriage penalty.” All Funds receipts for 2008-09 continue to reflect relatively strong growth in tax liability, and are estimated at $37.9 billion, an increase of $2.5 billion or 7.2 percent above 2007-08.

User Taxes and Fees

General Fund receipts for user taxes and fees are estimated to be $8.3 billion in 2006-07, a decrease of 3.7 percent from 2005-06. General Fund sales tax receipts are projected to be $7.7 billion, a decrease of $292 million, or 3.7 percent.

General Fund user taxes and fees receipts for 2007-08 are projected to reach $8.7 billion, an increase of $343 million, or 4.1 percent, from 2006-07. Sales tax receipts are projected to increase $327 million, or 4.3 percent, due to modest growth in the economic base. General Fund other user taxes and fees in 2007-08 are projected to be virtually unchanged from 2006-07.

All Funds user taxes and fees collections for 2006-07 are estimated to be $13.7 billion, a decrease of 1.7 percent from 2005-06. The decrease in the General Fund and All Funds largely reflects the impact of the exemption of clothing and footwear priced under $110. All Funds user taxes and fees receipts for 2007-08 are projected to be $14.2 billion, an increase of $519 million, or 3.8 percent, from 2006-07. In 2008-09.

All Funds user taxes and fees receipts are projected to total $14.6 billion, an increase of $441 million or 3.1 percent over 2007-08. The projection reflects continued modest sales tax base growth and relative stability in the other tax categories.

Business Taxes

General Fund business taxes are expected to reach $5.3 billion in 2006-07, an increase of 4.3 percent. General Fund business tax receipts for 2007-08 are estimated to increase by a modest 1.5 percent over the prior year. All Funds business tax receipts for 2006-07 are estimated to reach $7.3 billion, an increase of $221 million, or 3.1 percent over the prior year. The estimate reflects a return to more moderate levels of growth in business taxes following extraordinary growth of 22.1 percent in 2005-06. The overall increase in the business tax category for 2006-07 is due primarily to growth in the corporate franchise tax (4.1 percent), insurance tax (9.5 percent) and petroleum business taxes (4 percent), offset by declines in corporate utility taxes (4.9 percent) and the bank tax (1.4 percent). The estimates expect that audit and compliance receipts from the corporate franchise and bank tax will return to more normal levels after the exceptional results in 2005-06. Receipts for 2006-07 also reflect the impact of tax reductions reflected in the Enacted Budget, including the elimination of the S-Corporation differential tax, the extension and increase in the Empire State Film Production credit, and the reduction in taxes paid by certain life insurance companies.

All Funds receipts for 2007-08 are projected to increase by 1.8 percent, or $132.5 million, over the prior year. The reduced growth is attributable to the impact of tax reductions included in the Enacted Budget, including those described above, a new Empire State Commercial Production credit, and a new credit for the production of alternative bio-fuels; and the return to historical levels of audit and compliance receipts.

In 2008-09, All Funds business tax receipts are projected to increase $144.4 million or 1.9 percent over the prior year. The increase reflects trend growth in underlying business tax receipts, the impact of the final phase-in of a business allocation formula that uses only sales as a factor enacted in 2005, and the impact of 2006-07 tax reductions. This includes Empire Zone benefits for substantial investments in regionally significant projects that are expected to begin reducing receipts in 2008-09.

Other Taxes

General Fund receipts in 2006-07 from other taxes are projected to increase $15 million, or 1.6 percent, to $896 million. Growth of $19 million in estate tax receipts is partially offset by the loss of receipts from the repealed gift tax and real property gains tax. With rate reductions enacted in 2006, pari-mutuel taxes are expected to decline by $1.5 million from 2005-06 levels.

All Funds receipts for other taxes are projected at $1.7 billion in 2006-07, down $124 million, or 6.8 percent, from 2005-06 receipts. The expected decline reflects a $138 million decrease in real estate transfer tax receipts due to an anticipated “cooling” of the downstate real estate market. The decline in real estate transfer tax receipts is partially offset by an anticipated $19 million increase in estate tax receipts. Compared to the Executive Budget estimate, the other taxes receipts projection is down $3.8 million, reflecting the legislative enactment of a pari-mutuel tax reduction.

The All Funds receipts projection for other taxes is $1.8 billion in 2007-08, up $71 million (4.2 percent) from 2006-07 receipts. In 2008-09, other taxes are estimated at $1.8 billion, an increase of $63 million, or 3.6 percent from 2007-08 receipts. Increases in other tax receipts are attributable to continued growth in estate tax receipts.

Miscellaneous Receipts

In the General Fund, miscellaneous receipts include income derived annually from abandoned property, investment earnings, fees, licenses, fines, surcharges, patient income, and reimbursement income. In addition, miscellaneous receipts typically include certain non-recurring transactions. General Fund miscellaneous receipts are projected to total over $2.8 billion in 2006-07, an increase of $817 million from 2005-06. All Funds miscellaneous receipts are expected to increase by $412 million. The large General Fund miscellaneous receipts is offset by expected declines in other funds, largely reflecting the loss of health conversion proceeds.

Federal Grants

General Fund Federal grants are projected to total $9 million in 2006-07, an increase of $9 million from 2005-06.

Outyear General Fund Receipt Projections

General Fund receipts, including transfers from other funds, are projected to total $51.4 billion in 2007-08, an increase of $495 million from 2006-07 estimates. Receipts are projected to grow by nearly $2.5 billion in 2008-09 to total $53.8 billion. The growth in underlying tax receipts for 2006 through 2008 is consistent with average historical growth during the mature stages of an economic expansion. In general, there is significant uncertainty associated with forecasts of receipts more than 18 months into the future. Overall, the tax receipt projections for the out-years follow the path dictated by our forecast of economic growth. History suggests a large range of potential outcomes around these estimates.

Taxes

In general, income tax growth for 2007-08 and 2008-09 is governed by projections of growth in taxable personal income and its major components, including wages, interest and dividend earnings, realized taxable capital gains, and business net income and income derived from partnerships and S corporations. In addition, recent past and current tax law changes affect year-over-year comparisons.

General Fund income tax receipts are projected to increase by $777 million to just over $23.9 billion in 2007-08. The change from 2006-07 reflects the impact of the elimination of the temporary surcharge on the growth in base liabilities, and the full-year impact of the Enacted Budget tax reductions discussed above. General Fund PIT receipts for 2008-09 are projected to increase by $1.8 billion to $25.7 billion, reflecting growth in liability that is consistent with an expanding personal income base during a period of expected economic growth. The 2007-08 and 2008-09 projections also assume increases in the other major components of income, consistent with continued growth in the overall economy.

General Fund user taxes and fees receipts for 2007-08 are projected to reach $8.7 billion, an increase of $343 million, or 4.1 percent, from 2006-07. Sales tax receipts are projected to increase $327 million, or 4.2 percent due to a modest growth and in the base of the sales tax. Other user taxes and fees in the General Fund are projected to be virtually unchanged from 2006-07. General Fund user taxes and fees are expected to grow to $9.0 billion in 2008-09. The economy is expected to continue to grow at trend rates over this period, resulting in sales tax growth consistent with historical averages. General Fund business tax receipts are expected to increase to $5.4 billion in 2007-08 and to $5.5 billion in 2008-09 reflecting trend growth in business tax receipts and the continued impact of the 2006-07 tax reductions. General Fund receipts from other taxes are expected to increase to $967 million in 2007-08 and $1.0 billion in 2008-09, primarily reflecting continued growth in estate tax receipts.

Miscellaneous Receipts

General Fund miscellaneous receipts in 2007-08 are projected to be nearly $2.4 billion, down $478 million from the current year. This decrease is primarily the result of the loss of certain receipts from public authorities. In 2008-09, General Fund miscellaneous receipts collections are projected to be over $2.1 billion, down $222 million from 2007-08. This decrease results from expected declines in licenses and fees, the loss of bond issuance charges from the base, and a decrease in the value of the local government revenue and disbursement program.

Transfer from Other Funds

Transfers from other funds are estimated to decline $300 million to $10.0 billion in 2007-08, and grow to $10.5 billion in 2008-09. In 2007-08, the projected decline is due to increases in debt service related to PIT Revenue Bonds, Local Government Assistance Corporation (LGAC) Bonds and Clean Water/Clean Air general obligation debt service ($404 million), the decline in real estate tax receipts ($40 million) and the decline in all-other transfers (225 million) due in part to the loss of non-recurring fund sweeps. These variances are partially offset by projected increases in PIT and sales tax receipts ($368 million). In 2008-09, transfers are projected to grow due primarily to the net increase of tax receipts ($695 million) in excess of debt service payments on revenue bonds ($290 million).

Disbursements

Medicaid

General Fund spending for Medicaid, after the impact of 2006-07 Enacted Budget actions, is expected to grow by roughly $2.8 billion in 2007-08 and another $2.0 billion in 2008-09. This growth results, in part, from the combination of more recipients, higher service utilization, and medical-care cost inflation, including prescription drug prices. These factors are projected to add about $1.0 billion in 2007-08 and $1.5 billion in 2008-09. In addition, the savings for cost avoidance initiatives achieved through gubernatorial vetoes included in 2006-07 will expire. This increases costs by approximately $900 million in 2007-08 and $800 million in 2008-09 of which roughly $220 million is attributed to the expiration of legislation which would prevent cost shifting from Medicare Part D to the State Medicaid program. The remaining growth is primarily attributed to the State cap on local Medicaid costs and takeover of local FHP costs growing from $1.1 billion in 2006-07 to $1.7 billion in 2007-08 and to $2.4 billion in 2008-09. These projections also include the expiration of nursing home assessments ($258 million in both 2007-08 and 2008-09). In addition, the Financial Plan includes a transfer from the General Fund (excluded from these projections) to provide support for the Health Care Reform Act in the outyears ($627 million in 2007-08 and $486 million in 2008-09). DOB projects the average number of Medicaid recipients will grow to 4 million in 2007-08, an increase of 2.6 percent over the estimated 2006-07 caseload of almost 3.9 million. FHP enrollment is estimated to grow to approximately 748,000 in 2007-08, an increase of 14 percent over projected 2006-07 enrollment of 658,000.

Education

On a school year basis, school aid (including funding for SBE Aid) is projected at $18.4 billion in 2007-08 and $19.4 billion in 2008-09. Growth of $800 million in 2007-08 and $1.0 billion in 2008-09 reflects traditional school aid increases ($500 million in each of 2007-08 and 2008-09), and growth in SBE Aid ($300 million in 2007-08 and $500 million in 2008-09). SBE Aid is projected to increase from $700 million in 2006-07 to $1.0 billion in 2007-08 and $1.5 billion in 2008-09.

On a State fiscal year basis, General Fund school aid spending is projected to grow by approximately $558 million in 2007-08 and $533 million in 2008-09. This growth is attributable to Building Aid (roughly $100 million in 2007-08 and 2008-09); special education cost increases (approximately $125 million in 2007-08 and 2008-09); Transportation Aid (roughly $125 million in 2007-08 and 2008-09) and growth in other aid categories. Outside of the General Fund, revenues from the general lottery are projected to increase slightly (by $36 million in 2007-08 and $65 million in 2008-09) and VLT revenues are projected to increase by $462 million in 2007-08 and another $245 million in 2008-09. Outyear VLT estimates assume the start of new operations at two racetracks, Yonkers (in September 2006) and Aqueduct (in October 2007).

The recently enacted $2.6 billion EXCEL school construction program, which authorizes State bonding for school construction throughout the State, is projected to total $1.8 billion in 2006-07 and $400 million each year in 2007-08 and 2008-09. Of the $2.6 billion, $1.8 billion is for New York City, $400 million will go to “high-needs” school districts, while the remaining $400 million will go to all other school districts based on a per-pupil formula. These districts will be able to use the EXCEL aid to help cover the local taxpayer share of costs for new school building projects.

School districts will be able to use EXCEL funds either in lieu of building aid (provided as part of school aid) or as a supplement to building aid. To the extent that New York City and other school districts use EXCEL funds in lieu of building aid, projected building aid growth could be somewhat dampened as a result of the new EXCEL program. To the extent that EXCEL funds are used in conjunction with building aid to fully fund local school construction costs, there could be an acceleration in school construction that may produce an eventual increase in projected building aid growth. However, any such potential increase in State building aid over the next two to five years should be relatively modest due to: school districts using EXCEL funds to offset the recent construction materials cost increases that may exceed maximum cost allowances; the lead time needed to plan and implement school construction programs; the finite capacity of local school districts to undertake school construction programs; the payment of building aid on an assumed amortization basis; and the lag in initial building aid payments until at least 18 months after construction plans have been approved by the State Education Department (for school districts other than New York City).

Welfare

Welfare spending, including administration, is projected at $1.4 billion in 2007-08, an increase of $173 million (13.9 percent) from 2006-07. Although the caseloads for family assistance and single adult/childless couples are projected to decline (5 percent and 6.1 percent, respectively), increased use of TANF for employment-related initiatives is expected to reduce the amount of TANF available to support General Fund public assistance spending.

Mental Hygiene

The State provides care for its citizens with mental illness, mental retardation and developmental disabilities, and for those with chemical dependencies, through the Office of Mental Health (OMH), the Office of Mental Retardation and Developmental Disabilities (OMRDD) and the Office of Alcoholism and Substance Abuse Services (OASAS). Capital investments for these programs are primarily supported by patient revenues through financing arrangements with the Dormitory Authority of the State of New York (DASNY). Historically, this care has been provided at large State institutions. Beginning in the 1980s the State adopted policies to provide institutional care to those most in need and to expand care in community residences.

OMH’s capital program supports an institutional physical plant consisting of 22 campuses with over 1,000 buildings as well as a State and non-profit operated community network of approximately 28,800 beds. The overall policy direction of this program has limited institutional capital projects to those that are necessary to ensure the health and safety of clients and staff, retain program accreditation, and maintain the condition of existing facilities. In addition, the program supports the preservation of existing State and community beds and the development of new non-profit operated community beds.

OMRDD’s capital program supports a State institutional infrastructure comprising 14 service districts with approximately 350 buildings, and a State- and non-profit operated community network of approximately 33,000 beds. The program continues the recent shift in emphasis from the development of new facilities (primarily in the community) to the improvement and maintenance of existing State and non-profit infrastructure.

As the need for institutional beds has declined over recent years, both OMRDD and OMH have consolidated, reconfigured or closed many of their campuses, permitting the planned development of alternate uses for the surplus facilities.

Various capital programs for Department of Health (DOH) facilities have also been financed by DASNY using patient revenues and contractual-obligation financing arrangements.

Transportation

The State Department of Transportation (DOT) is primarily responsible for maintaining and rehabilitating the State’s system of highways and bridges, which includes 40,000 State highway lane miles and 7,500 State bridges. The Department also oversees and funds programs for rail, port, transit and aviation projects and programs that help defray local capital expenses associated with road and bridge projects.

The 2005-2010 Transportation Capital Plan continues to reflect a five-year DOT capital plan and a five-year Metropolitan Transportation Authority (MTA) capital plan of $17.9 billion each. The Transportation Capital Plan includes the entire DOT plan, but only reflects the portion of the MTA capital plan that is financed by State-supported bonds. The balance of the MTA capital plan is financed by a combination of other State, City and MTA resources. To partially fund the new DOT and MTA plans, the voters passed a $2.9 billion Rebuild and Renew New York Transportation General Obligation Bond Act in November 2005. Proceeds from the Bond Act are divided equally between the DOT and the MTA capital programs ($1.45 billion for each program). Additional resources still need to be identified in the outyears of the plan to support the DOT and MTA capital plans.

DOT’s programs are financed by a combination of Federal grants, pay-as-you-go capital and bond proceeds supported by the Dedicated Highway and Bridge Trust Fund, and revenues from the Dedicated Mass Transportation Trust Fund. Legislation has been periodically adopted to increase the deposit of revenues into the Dedicated Highway and Bridge Trust Fund and the Dedicated Mass Transportation Trust Fund to meet program needs. In addition, general obligation bond acts have been used to support capital transportation spending.

The State has supported the capital plans of the MTA in part by entering into service contracts relating to certain State-supported bonds issued by the MTA. Legislation adopted in 1992 and 1993 also authorized payments, subject to appropriation, of a portion of the petroleum business tax from the State’s Dedicated Mass Transportation Trust Fund to the MTA and authorized it to be used as a source of payment for non-State-supported bonds to be sold by the MTA to support its capital program. Legislation adopted in 2000 provided for increases in amounts dedicated to the MTA through the Dedicated Mass Transportation Trust Fund by increasing the portion of the petroleum business tax and other transportation-related taxes and fees that would flow to that Fund between 2000-01 and 2004-05. In 2002, the MTA implemented an overall debt restructuring program that included the State-supported service contract bonds and the non-State-supported Dedicated Mass Transportation Trust Fund bonds. The restructuring simplified and restructured MTA credits, modernized resolutions and restructured existing debt to create new capital capacity and better match the bond maturities with the useful lives of the projects financed. See the section entitled “Authorities and Localities” for additional information about MTA.

General State Charges

General State Charges account for the costs of providing fringe benefits to State employees and retirees of the Executive, Legislative, and Judicial branches, as well as fixed costs for taxes on public lands and litigation costs.

General Fund spending for General State Charges is projected to be $4.4 billion in 2006-07, an increase of $438 million (11.0 percent) over the prior year. The annual increase is due mostly to rising costs of employee health benefits and higher pension contributions. General State charges are projected to total $4.7 billion in 2007-08 and $5 billion in 2008-2009. These annual increases are due mainly to anticipated cost increases in health insurance for state employees and retirees.

The State’s pension contribution rate to the New York State and Local Retirement Systems is expected to remain at 10.2 percent in both 2006-07 and 2007-08 with a decline to 10.0 percent in 2008-09. Spending for employee and retiree health care costs is expected to increase by $293 million in 2007-08 and another $281 million in 2008-09, and assumes average annual premium increases of 11 percent. Health insurance is projected at $2.7 billion in 2007-08 ($1.6 billion for active employees and $1.0 billion for retired employees) and $3.0 billion in 2008-09 ($1.8 billion for active employees and $1.2 billion for retired employees).

Debt Service

Debt Service Funds are used to account for all receipts, transfers and debt service payments made on State-supported bonds. State-supported bonds include general obligation bonds, for which the State is constitutionally obligated to pay debt service, as well as bonds issued by State public authorities (e.g., Empire State Development Corporation, Dormitory Authority of the State of New York, Thruway Authority, Local Government Assistance Corporation) for which the State is contractually obligated to pay debt service, subject to an appropriation. Debt service is paid through transfers from the General Fund, dedicated taxes and fees, and other resources, such as patient income revenues.

Total receipts in the debt service funds are projected at $11.6 billion in 2006-07. Disbursements for debt service and related expenses are expected to total $4.2 billion. Receipts in excess of those required to satisfy the State’s debt service obligations are transferred to the General Fund or to other funds to support capital or operating disbursements.

2006-07 Receipts Forecast

Financial Plan receipts comprise a variety of taxes, fees, charges for State-provided services, Federal grants, and other miscellaneous receipts. The receipts estimates and projections have been prepared by DOB with the assistance of the Department of Taxation and Finance and other agencies concerned with the collection of State receipts.

All Funds receipts for 2006-07 are projected to total $111.2 billion, an increase of 3.9 percent or $4.2 billion over 2005-06 collections. The estimated increase reflects growth in tax receipts of $3.3 billion, Federal grants of $467 million, and miscellaneous receipts of $423 million.

Total 2006-07 General Fund receipts, including transfers from other funds, are estimated to be $50.9 billion, an increase of $3.7 billion, or 7.7 percent over the prior year. General Fund tax receipts growth is projected at 6.7 percent. General Fund miscellaneous receipts are projected to increase by 41.1 percent, largely due to several one-time transactions expected in the current fiscal year. Total State Funds receipts are estimated to be $75.4 billion, an increase of $3.7 billion, or 5.2 percent, from 2005-06 receipts.

Total All Funds receipts in 2006-07 are expected to reach $111.2 billion, an increase of $4.2 billion, or 3.9 percent, over 2005-06. Tax receipts are projected to increase by $3.3 billion, or 6.1 percent (and 9.8 percent after factoring in the impact of law changes and shifts across funds). The majority of this increase is attributable to the expectation of continued economic expansion offset by the sunset of the personal income tax surcharge and the newly enacted tax reductions included with this Budget. Federal grants are expected to increase by $467 million, or 2.1 percent. Miscellaneous receipts are projected to increase by $423 million, or 2.3 percent.

2006-07 Disbursements Forecast

In 2006-07, General Fund spending, including transfers to other funds, is projected to total $50.8 billion, an increase of 9.4 percent over 2005-06 unaudited year-end results. State Funds spending, which includes spending from both the General Fund and other funds supported by dedicated taxes, assessments, tuition revenues, Health Care Reform Act resources, and other non-Federal revenues, is projected to total $77.1 billion in 2006-07. All Funds spending, the broadest measure of the State Budget that includes Federal aid is projected to total $112.5 billion in 2006-07. When adjusted to exclude the incremental increase in the cost of the State Medicaid cap and FHP takeover, both of which provide local property tax and mandate relief, annual spending growth is roughly 7.7 percent in the General Fund, 9.5 percent in State Funds, and 7.1 percent in All Funds.

The State projects General Fund disbursements, including transfers to other funds, of $50.8 billion in 2006-07, an increase of $4.3 billion (9.4 percent) over 2005-06 actual results. Increases in Grants to Local Governments, State Operations, and General State Charges are partially offset by a decrease in transfers to other funds. Grants to local Governments include financial aid to local governments and non-profit organizations, as well as entitlement payments to individuals. After the impact of all Enacted Budget actions, local assistance spending is projected at $34.2 billion in 2006-07, an increase of $2.9 billion from the prior year. The largest annual increases are for school aid, Medicaid, and Higher Education.

State Operations accounts for the cost of running the Executive, Legislative, and Judicial branches of government and is projected to total $9.5 billion in 2006-07, an increase of $1.3 billion (15.9 percent) from the prior year. Personal service costs (e.g., State employee payroll) comprise 73 percent of State Operations spending. The remaining 27 percent represents non-personal service costs for contracts, rent, supplies, and other operating expenses. Personal service spending increased $1.2 billion from the prior year. Growth is primarily affected by projected collective bargaining costs, in addition to the use of $150 million in patient income revenues in 2006-07 to offset General Fund non-personal service spending instead of personal service spending, as was done in 2005-06. Salary increases under existing collective bargaining agreements ($306 million), pay raises for judges ($70 million) and staffing increases, primarily in Judiciary and Mental Hygiene, account for the remaining increase. Non-personal service spending, after adjusting for the $150 million patient income revenue reclassification, is projected to grow by $248 million. Inflation ($82 million), SUNY operations ($73 million), and legislative additions including General Fund support of Homeland Security costs previously funded by non-general funds ($30 million), account for majority of the change. DOB projects the Executive branch workforce will total 191,267 in 2006-07, a decrease of 124 from 2005-06.

General State Charges account for the costs of providing fringe benefits to State employees and retirees of the Executive, Legislative, and Judicial branches, as well as fixed costs for taxes on public lands and litigation costs. General Fund spending for General State Charges is projected to be $4.4 billion in 2006-07, an increase of $438 million (11.0 percent) over the prior year. This annual increase is due mostly to rising costs of employee health benefits and higher pension contributions. Transfers to Other Funds are projected to total $2.8 billion in 2006-07 and include General Fund transfers for debt service ($1.7 billion), capital projects ($219 million), and other funds ($797 million). General Fund transfers for debt service increased by $39 million (2.3 percent) from 2005-06. Transfers to support capital projects are expected to decrease by $48 million, mainly due to timing delays for bond reimbursements. The decline in other funds transfers is largely due to non-recurring transfers from the General Fund in 2005-06 to the Lottery Fund to support a shortfall in receipts ($183 million), and a reduction in transfers to the VLT account ($30 million) to support school aid and SBE spending for 2006-07.

PRIOR FISCAL YEARS

2005-06 Fiscal Year

DOB reported a 2005-06 General Fund surplus of $2.0 billion. Total receipts, including transfers from other funds, were $47.2 billion. Disbursements, including transfers to other funds, totaled $46.5 billion.

The General Fund ended the 2005-06 fiscal year with a balance of $3.3 billion, which included dedicated balances of $944 million in the Tax Stabilization Reserve Fund (TSRF) (the State’s “rainy day fund”) (after a $72 million deposit at the close of 2005-06), the Contingency Reserve Fund ($21 million), and the Community Projects Fund ($251 million). The closing balance also included $2.0 billion in a spending stabilization reserve.

General Fund receipts, including transfers from other funds and the impact of the tax refund reserve transaction, totaled $47.2 billion in 2005-06, an increase of $3.3 billion from 2004-05 results. Tax receipts increased by $3.8 billion and transfers increased by $743 million, while miscellaneous receipts decreased by $197 million. The decline in miscellaneous receipts was primarily attributable to the loss of various one-time receipts including the securitization of tobacco proceeds.

General Fund spending, including transfers to other funds, totaled $46.5 billion in 2005-06, an increase of $2.9 billion from 2004-05. The main sources of annual growth were Medicaid, school aid, and fringe benefits.

2004-05 Fiscal Year

DOB reported a 2004-05 General Fund surplus of $1.2 billion. Total receipts, including transfers from other funds, were $43.9 billion. Disbursements, including transfers to other funds, totaled $43.6 billion.

The General Fund ended the 2004-05 fiscal year with a balance of $2.5 billion, which included dedicated balances of $872 million in the TSRF (after a $78 million deposit at the close of 2004-05), the Contingency Reserve Fund ($21 million), and the Community Projects Fund ($325 million). The closing fund balance excludes $1.3 billion on deposit in the refund reserve account at the end of the 2004-05 fiscal year, including $601 million in the new fiscal stability reserve fund.

General Fund receipts, including transfers from other funds, totaled $43.9 billion in 2004-05, an increase of $939 million from 2003-04 results. Tax receipts, including the impact of the tax refund reserve transaction, increased by nearly $4 billion on an annual basis. The growth was offset by an annual decline of $3.5 billion in miscellaneous receipts, due mainly to the State’s securitization of tobacco settlement payments in 2003-04.

General Fund spending, including transfers to other funds, totaled $43.6 billion in 2004-05, an increase of $1.6 billion from 2003-04. Medicaid, school aid, fringe benefits, and debt service were the main sources on annual growth years.

PUBLIC AUTHORITIES

For the purposes of this disclosure, public authorities refer to certain of its public benefit corporations, created pursuant to State law. Public authorities are not subject to the constitutional restrictions on the incurrence of debt that apply to the State itself and may issue bonds and notes within the amounts and restrictions set forth in legislative authorization. The State’s access to the public credit markets could be impaired and the market price of its outstanding debt may be materially and adversely affected if certain of its public authorities were to default on their respective obligations. As of December 31, 2005, 19 public authorities had outstanding debt of $100 million or more, and the aggregate outstanding debt, including refunding bonds, of these public authorities was approximately $124 billion.

The State has numerous public authorities with various responsibilities, including those which finance, construct and/or operate revenue-producing public facilities. Public authorities generally pay their operating expenses and debt service costs from revenues generated by the projects they finance or operate, such as tolls charged for the use of highways, bridges or tunnels, charges for public power, electric and gas utility services, rentals charged for housing units, and charges for occupancy at medical care facilities. In addition, State legislation authorizes several other financing techniques for public authorities.

Also, there are statutory arrangements providing for State local assistance payments otherwise payable to localities to be made under certain circumstances to public authorities. Although the State has no obligation to provide additional assistance to localities whose local assistance payments have been paid to public authorities under these arrangements, the affected localities may seek additional State assistance if local assistance payments are diverted. Some authorities also receive moneys from State appropriations to pay for the operating costs of certain of their programs.

LOCALITIES

The City of New York

The fiscal demands on the State may be affected by the fiscal condition of the City of New York, which relies in part on State aid to balance its budget and meet its cash requirements. It is also possible that the State’s finances may be affected by the ability of the City, and certain entities issuing debt for the benefit of the City, to market securities successfully in the public credit markets.

Fiscal Oversight

In response to the City’s fiscal crisis in 1975, the State took action to help the City return to fiscal stability. These actions included the establishment of the Municipal Assistance Corporation for the City of New York (NYC MAC), to provide the City with financing assistance; the New York State Financial Control Board (FCB), to oversee the City’s financial affairs; and the Office of the State Deputy Comptroller for the City of New York (OSDC), to assist the Control Board in exercising its powers and responsibilities. A “control period” existed from 1975 to 1986, during which the City was subject to certain statutorily prescribed fiscal controls. The FCB terminated the control period in 1986 when certain statutory conditions were met. State law requires the FCB to reimpose a control period upon the occurrence or “substantial likelihood and imminence” of the occurrence, of certain events, including (but not limited to) a City operating budget deficit of more than $100 million or impaired access to the public credit markets.

The staffs of the FCB, OSDC, the City Comptroller and the Independent Budget Office issue periodic reports on the City’s financial plans.

Other Localities

Certain localities outside New York City have experienced financial problems and have requested and received additional State assistance during the last several State fiscal years. The potential impact on the State of any future requests by localities for additional oversight or financial assistance is not included in the projections of the State’s receipts and disbursements for the State’s 2005-06 fiscal year or thereafter.

To help resolve persistent fiscal difficulties in Erie County, the State enacted legislation in July 2005 that created the Erie County Fiscal Stability Authority (ECFSA). Under this statute, the County is required to take annual budgetary actions necessary to address increasing percentages of its projected budget gaps and the ECFSA is authorized to finance the remaining budget gaps through the issuance of deficit bonds and through restructuring or refinancing of outstanding debt. The County’s sales tax revenues and certain statutorily defined State aid payments are pledged as revenue to support any bonds issued by ECFSA.

Like the State, local governments must respond to changing political, economic and financial influences over which they have little or no control. Such changes may adversely affect the financial condition of certain local governments. For example, the Federal government may reduce (or in some cases eliminate) Federal funding of some local programs or disallow certain claims which, in turn, may require local governments to fund these expenditures from their own resources. It is also possible that localities or any of their respective public authorities may suffer serious financial difficulties that could jeopardize local access to the public credit markets, which may adversely affect the marketability of notes and bonds issued by localities within the State. Localities may also face unanticipated problems resulting from certain pending litigation, judicial decisions and long-range economic trends. Other large-scale potential problems, such as declining urban populations, increasing expenditures, and the loss of skilled manufacturing jobs, may also adversely affect localities and necessitate State assistance.

DEBT AND OTHER FINANCING ACTIVITIES

2006-07 State Supported Borrowing Plan

Section 22-c of the State Finance Law requires the Governor to submit the five-year Capital Program and Financing Plan (the Plan) with the Executive Budget and to submit an update to the Plan (the Enacted Plan) by the later of July 30 or 90 days after the enactment of the State Budget. The proposed 2006-07 through 2010-11 Capital Program and Financing Plan was released with the Executive Budget on January 17, 2006 and updated to reflect the 30-Day Amendments on February 9, 2006. The Enacted Plan was released on May 26, 2006, and reflects final action on the Budget.

The Enacted Plan reflects the expectation that State PIT Revenue Bonds will continue to be issued to finance certain new programs and programs previously authorized to be secured by service contract or lease-purchase payments.

The State’s borrowing plan projects new issuance of $236 million in general obligation Bonds in 2006-07 including $100 million of Rebuild and Renew New York Transportation Bonds which was approved by the voters in November 2005; $720 million in Dedicated Highway and Bridge Trust Fund Bonds issued by the Thruway Authority to finance capital projects for transportation; $312 million in Mental Health Facilities Improvement Revenue Bonds issued by DASNY to finance capital projects at mental health facilities; $92 million in SUNY Dormitory Facilities Revenue Bonds to finance capital projects related to student dormitories; $21 million in DOH Revenue Bonds to support a portion of the costs to construct a new veteran’s home; and $4.77 billion in State PIT Revenue Bonds to finance various capital programs, as described below.

State PIT Revenue Bond borrowings include issuances by: (i) DASNY for school construction (EXCEL), university facilities (Jobs 2000), SUNY higher education facilities and community colleges, CUNY senior and community colleges, Higher Education Capital Matching Grants for private colleges, for health care grants under the Health Care Efficiency and Affordability Law for New Yorkers (Heal NY) Capital Grant Program, equipment upgrades at public broadcasting facilities, library facilities, and for local public safety answering point equipment and technology upgrades associated with wireless E- 911 service; (ii) the Thruway Authority for CHIPs; (iii) Urban Development Corporation (UDC) (doing business as the Empire State Development Corporation) for correctional and youth facilities, sports facilities, State facilities and equipment acquisitions; (iv) the New York State Environmental Facilities Corporation (EFC) for State Environmental Infrastructure Projects, including Water Pollution Control and Pipeline for Jobs (Jobs 2000) and Hazardous Waste Remediation; and (v) the Housing Finance Agency (HFA) for housing programs. State PIT Revenue Bonds for 2006-07 also include the Community Enhancement Facilities Assistance Program (CEFAP) for economic development purposes which may be issued by the Thruway Authority, DASNY, UDC and HFA; the Strategic Investment Program (SIP) for environmental, historic preservation, economic development, arts, and cultural purposes, which may be issued by DASNY, UDC and EFC; and Regional Economic Development Program, Higher Technology and Development Program, Economic Development Initiatives, and the Regional Economic Growth Program which includes the Empire Opportunity Fund, Gen*NY*sis, the Community Capital Assistance Program, the Rebuilding the Empire State Through Opportunities in Regional Economies Program, Multi-Modal Transportation Program and the Center of Excellence Program, which may be issued by DASNY and UDC and the Jacob Javits Center Expansion and Extension that will be issued by ESDC. For detailed information on the State’s projected 2006-07 bond issuances, please refer to the State’s Capital Program and Financing Plan Update that was released on May 26, 2006.

The projections of State borrowings for the 2006-07 fiscal year are subject to change as market conditions, interest rates and other factors vary throughout the fiscal year.

Debt Reform Act

Chapter 59 of the Laws of 2000 enacted the Debt Reform Act, which is intended to improve the State’s borrowing practices and applies to all new State-supported debt issued on or after April 1, 2000. The Debt Reform Act imposes phased-in caps on new debt outstanding and new debt service costs, limits the use of debt to capital works and purposes only, and establishes a maximum term of 30 years on such debt.

The cap on new State-sponsored debt outstanding began at 0.75 percent of personal income in 200-01 will gradually increase until it is fully phased-in at 4 percent of personal income in 2010-11. Similarly, the cap on new State-supported debt service costs began at 0.75 percent of total governmental funds receipts in 2000-01 and will gradually increase until it is fully phased in at 5 percent in 2013-14.

The Debt Reform Act requires that the limitations on the issuance of State-supported debt and debt service costs be calculated by October 31 of each year and reported in the quarterly Financial Plan Update most proximate to such date. If the calculations for new State-supported debt outstanding and debt service costs are less than the State-supported debt outstanding and debt service costs permitted under the Debt Reform Act, new State-supported debt may continue to be issued. However, if either the debt outstanding or the debt service cap is met or exceeded, the State would be precluded from contracting new State-supported debt until the next annual cap calculation is made and State-supported debt is found to be within the appropriate limitations. The prohibition on issuing new State-supported debt if the caps are met or exceeded provides a significant incentive to treat the debt caps as absolute limits that should not be reached, and therefore DOB intends to manage subsequent capital plans and issuance schedules under these limits.

Pursuant to the provisions of the Debt Reform Act, the most recent annual calculation of the limitations imposed by the Debt Reform Act was reported in the Financial Plan Update most proximate to October 31, 2005. On October 30, 2005, the State reported that it was in compliance with both debt caps, with debt issued after March 31, 2000 and outstanding at March 31, 2005 at 1.73 percent of personal income and debt service on such debt at 1.07 percent of total governmental receipts, compared to the caps of 2.32 percent for each. DOB projects that debt outstanding and debt service costs for 2006-07 and the entire five-year forecast period through 2010-11 will also be within the statutory caps.

Variable Rate Obligations and Interest Rate Exchange Agreements

Chapter 81 of the Laws of 2002 authorized issuers of State-supported debt to issue a limited amount of variable rate debt instruments and to enter into a limited amount of interest rate exchange agreements. The statute limits the use of debt instruments which result in a variable rate exposure (e.g., variable rate obligations and interest rate exchange agreements) to no more than 15 percent of total outstanding State-supported debt. It also limits the use of interest rate exchange agreements to a total notional amount of no more than 15 percent of total outstanding State-supported debt. As of March 31, 2006, State-supported debt in the amount of $41.2 billion was outstanding, resulting in a variable rate exposure cap and an interest rate exchange agreement cap and an interest rate exchange agreement cap of about $6.2 billion each.

As of March 31, 20065, the State had about $2.1 billion of outstanding variable rate instruments, or 5.1 percent of total debt outstanding, that are subject to the net variable rate exposure cap. Also, as of March 31, 2005 five issuers, DASNY, UDC, HFA, LGAC and the Thruway Authority have entered into $5.97 billion, or 14.7 percent of total debt outstanding, notional amount of interest rate exchange agreements that are subject to the interest rate exchange agreement cap.

The interest rate exchange agreements outstanding at March 31, 2005 involve nine different counterparties. All of the interest rate exchange agreements were part of refunding transactions that resulted in fixed rates (i.e., synthetic fixed rate interest rate exchange agreements) that range between 2.86 percent and 3.66 percent—rates that were significantly lower than the fixed bond rates at the time the refunding bonds were issued. In these transactions, the State issued variable rate bonds and entered into swaps in which it receives a variable rate payment expected to approximate the costs of the variable rate bonds, and pays a fixed rate. As of March, 2005, the net mark-to-market value of all the outstanding swaps (the aggregate termination amount) was approximately $118 million—the total amount the State would be required to pay to the collective authorized issuers for payments to the counterparties should all the swaps be terminated. The mark-to-market value of the outstanding interest rate exchange agreements fluctuates with interest rates and other market conditions. Generally, as interest rates rise from levels that existed in March 2005, it is expected that the counterparties would owe the State termination payments. The State plans to continue to monitor and manage counterparty risk on a monthly basis.

At the close of the 2005-06 fiscal year, the State also entered into approximately $970 million in swaps to create synthetic variable rate exposure, including $277 million of synthetic variable rate obligations and $693 million of forward starting synthetic variable rate obligations. In these transactions, the State issued fixed rate bonds and entered into swaps in which it receives a fixed rate comparable to the rate it pays on the bonds and pays the Bond Market Association (BMA) variable rate, resulting in the State paying net variable rates. The net variable rate costs the State incurred with the synthetic variable rate bonds are lower than the net costs of issuing traditional variable rate bonds because they do not require additional support costs (liquidity, insurance, broker-dealer fees, and remarketing fees). Thus, this approach can be the least costly way to achieve additional variable rate exposure. The synthetic variable rate bonds also provide the additional benefit of reducing the State’s counterparty exposure under the synthetic fixed rate bonds discussed above (as determined by an independent financial advisor), and thus are excluded agreements under the legislation and are not counted under the swaps cap. As of March 31, 2006, the net mark-to-market value of the State’s synthetic variable rate swaps is $6.5 million—the total amount the State would have to pay to the collective authorized issuers should all swaps be terminated. They do, however, count towards the variable rate debt instruments cap.

The interest rate exchange agreements authorized by the legislation are subject to various statutory restrictions, including minimum counterparty ratings that are at least in the two highest investment grade categories from a national rating agency, monthly reporting requirements, the adoption of guidelines by the governing boards of the authorized issuers, collateral requirements, an independent finding that swaps reflect a fair market value, and the use of standardized International Swaps and Derivatives Association (ISDA) documents. All of the payments made to counterparties on outstanding State-supported interest rate exchange agreements described above are subordinated to bondholder debt service payments, and the State expects that all such payments on any interest rate exchange agreements the Authorized Issuers may enter into in the future will be similarly subordinated to bondholder debt service payments.

LITIGATION

General

The legal proceedings listed below involve State finances and programs and miscellaneous civil rights, real property, contract and other tort claims in which the State is a defendant and the potential monetary claims against the State are deemed to be material, generally in excess of $100 million. These proceedings could adversely affect the State’s finances in the 2006-07 fiscal year or thereafter.

Adverse developments in these proceedings, other proceedings for which there are unanticipated, unfavorable and material judgments, or the initiation of new proceedings could affect the ability of the State to maintain a balanced 2006-07 Financial Plan. The State believes that the proposed 2006-07 Financial Plan includes sufficient reserves to offset the costs associated with the payment of judgments that may be required during the 2006-07 fiscal year. These reserves include (but are not limited to) amounts appropriated for Court of Claims payments and projected fund balances in the General Fund. In addition, any amounts ultimately required to be paid by the State may be subject to settlement or may be paid over a multi-year period. There can be no assurance, however, that adverse decisions in legal proceedings against the State would not exceed the amount of all potential 2006-07 Financial Plan resources available for the payment of judgments, and could therefore adversely affect the ability of the State to maintain a balanced 2006-07 Financial Plan.

State Finance Policies

In Greater New York Hospital Ass’n., et al. v. Pataki, et al. (Sup. Ct., New York County), the plaintiffs seek a declaratory judgment that certain Medicaid appropriations for the State’s 2006-2007 fiscal year enacted by the Legislature over the Governor’s veto are constitutional and that the Governor and his co-defendants are constitutionally obligated to implement those appropriations and to take no action to prevent their implementation. On June 8, 2006, the Supreme Court, New York County denied plaintiffs’ request for a temporary restraining order. In Healthcare Association of New York State, et al. v. Pataki, et al. (Sup. Ct., Albany County), the petitioners also challenge the Governor’s refusal to authorize spending on Medicaid, mental health and other health appropriations for the State’s 2006-07 fiscal year enacted by the Legislature over the Governor’s veto.

Real Property Claims

On March 4, 1985 in Oneida Indian Nation of New York, et al. v. County of Oneida, the United States Supreme Court affirmed a judgment of the United States Court of Appeals for the Second Circuit holding that the Oneida Indians have a common-law right of action against Madison and Oneida counties for wrongful possession of 872 acres of land illegally sold to the State in 1795. At the same time, however, the Court reversed the Second Circuit by holding that a third-party claim by the counties against the State for indemnification was not properly before the Federal courts. The case was remanded to the District Court for an assessment of damages, which action is still pending. The counties may still seek indemnification in the State courts.

In 1998, the United States filed a complaint in intervention in Oneida Indian Nation of New York. In December 1998, both the United States and the tribal plaintiffs moved for leave to amend their complaints to assert claims for 250,000 acres, including both monetary damages and ejectment, to add the State as a defendant, and to certify a class made up of all individuals who currently purport to hold title within the affected 250,000 acre area. On September 25, 2000, the District Court granted the motion to amend the complaint to the extent that it sought to add the State as a defendant and to assert money damages with respect to the 250,000 acres and denied the motion to certify a class of individual landowners and to seek the remedy of ejectment.

In a decision dated March 29, 2002, the District Court granted, in part, plaintiffs’ motion to strike the State’s defenses and counterclaims. The defenses that were dismissed may not be asserted as to liability, but may still be asserted with respect to damages. The District Court also denied the State’s motion to dismiss for failure to join indispensable parties.

On December 7, 2004, settlement agreements were signed between the State, the Oneidas of Wisconsin and the Stockbridge-Munsee Tribe, which contemplated the extinguishment of all Oneida and other Indian claims in the tract at issue in this litigation. Although the agreements provide for monetary payment, transfers of lands and other consideration to non-signatory tribal plaintiffs, these agreements were not signed by the United States, the Oneidas of New York, the Oneida of the Thames Band or the New York Brothertown. The settlement agreements required the passage of State and Federal legislation by September 1, 2005 in order to become effective, unless the parties agreed to an extension of time. No such legislation was enacted and no extension of time was agreed upon. On August 18, 2005 proceedings in this case were stayed pending the United States Supreme Court’s decision on plaintiffs’ application for certiorari in the Cayuga Nation of New York case (see below). The Supreme Court denied certiorari on May 15, 2006 and a post-Cayuga motion schedule was granted by the District Court on June 8, 2006.

Other Indian land claims include Cayuga Indian Nation of New York v. Cuomo, et al., and Canadian St. Regis Band of Mohawk Indians, et al., v. State of New York, et al., both in the United States District Court for the Northern District of New York and Seneca Nation of Indians, et al. v. State, et al., in the United States District Court for the Western District of New York and the Onondaga Nation v. The State of New York, et al.

In the Seneca Nation of Indians case, plaintiffs seek monetary damages and ejectment with regard to their claim of ownership of certain islands in the Niagara River and the New York State Thruway right of way where the Thruway crosses the Cattaraugus reservation in Erie and Chautauqua Counties. By order dated November 17, 1999, the District Court confirmed the July 12, 1999 magistrate’s report, which recommended granting the State’s motion to dismiss that portion of the action relating to the Thruway right of way and denying the State’s motion to dismiss the Federal government’s damage claims. By decision and order dated June 21, 2002, the District Court granted summary judgment to defendants dismissing that portion of the action relating to the islands in the Niagara River. A judgment entered June 21, 2002 dismissed all aspects of this action. Plaintiffs appealed from the judgment to the U.S. Court of Appeals for the Second Circuit. By decision dated September 9, 2004, the Second Circuit affirmed the judgment of the District Court. Plaintiffs have petitioned the Second Circuit for rehearing en banc. On July 8, 2005, the Second Circuit denied the United States’ motion for rehearing en banc. On September 2, 2005, the Second Circuit also denied the other plaintiffs’ petitions for rehearing en banc. On January 17, 2006, plaintiffs filed for a petition for a writ of certiorari before the United States Supreme Court, seeking review of the September 9, 2004 decision. On June 5, 2006, the Supreme Court denied plaintiffs’ petition for certiorari.

In the Canadian St. Regis Band of Mohawk Indians case, plaintiffs seek ejectment and monetary damages with respect to their claim that approximately 15,000 acres in Franklin and St. Lawrence Counties were illegally transferred from their predecessors-in-interest. By decision dated July 28, 2003, the District Court granted, in most respects, a motion by plaintiffs to strike defenses and dismiss counterclaims contained in defendants’ answers. By decision dated October 20, 2003, the District Court denied the States motion for reconsideration of that portion of the July 28, 2003 decision which struck a counterclaim against the United States for contribution. On November 29, 2004, the plaintiff tribal entities, with one exception, approved a settlement proposed by the State, which would require enactment of State and Federal legislation to become effective. The plaintiff tribal entity that did not approve the proposed settlement on November 29, 2004, subsequently expressed its approval. A bill that would implement the terms of the Haudenosaunee-Mohawk settlement agreement has been passed by the New York State Assembly and awaits action by the New York State Senate. On February 10, 2006, the District Court stayed all further proceeding in the case until 45 days after the United States Supreme Court issued a final decision on the Cayuga Indian Nation of the New York case. The court issued a decision on February 10, 2006. a motion for continuance of the stay until July 31, 2006 was submitted on June 19, 2006.

In the Cayuga Indian Nation of New York case, plaintiffs seek monetary damages for their claim that approximately 64,000 acres in Seneca and Cayuga Counties were illegally purchased by the State in 1795. Prior to trial, the court held that plaintiffs were not entitled to seek the remedy of ejectment. In October 1999, the District Court granted the Federal government’s motion to have the State held liable for any damages owed to the plaintiffs. In February 2000, at the conclusion of the damages phase of the trial of this case, a jury verdict of $35 million in damages plus $1.9 million representing the fair rental value of the tract at issue was rendered against the defendants. By decision and judgment dated October 2, 2001, the District Court also granted plaintiffs $211 million in prejudgment interest. The State has appealed from the judgment to the United States Court of Appeals for the Second Circuit. Following argument of the appeal, the Second Circuit requested that the parties brief the Court on the impact of any eventual decision by the United States Supreme Court in City of Sherrill v. Oneida Indian Nation of New York, et al., a case to which the State is not a named party, in which the Unites States Supreme Court has held that parcels of land recently acquired by the Oneida Indian Nation of New York within the 1788 reservation boundaries are subject to local property taxation. On October 1, 2004, the State filed an action in the District Court for the Northern District Court under the Federal Tort Claims Act, seeking contribution from the United States toward the $248 million judgment and post-judgment interest. On June 28, 2005, the Second Circuit held that plaintiffs’ possessory land claim is subject to the defense of laches and is barred on that basis. The Court reversed the judgment of the District Court and entered judgment for defendants. On September 8, 2005 the Second Circuit denied plaintiff’s motion for reconsideration and en banc review. On February 3, 2006, the United States and the tribal plaintiffs filed petitions for a writ of certiorari. On May 15, 2006, the Supreme Court denied plaintiffs’ petitions for certiorari.

Settlements were signed on by the Governor of the State with the Chief of the Seneca-Cayuga Tribe of Oklahoma on November 12, 2004 and with the Cayuga Indian Nation of New York on November 17, 2004 which required, in part, enactment of State and Federal legislation to be enacted by September 1, 2005 unless the parties agree to an extension of time. These agreements provide for differential payments to be made to the plaintiff tribes, based upon the outcome of the appeal then pending in the Second Circuit. No legislation was enacted by September 1, 2005 and no extension of time was agreed upon.

In The Onondaga Nation v. The State of New York, et al., plaintiff seeks a judgment declaring that certain lands allegedly constituting the aboriginal territory of the Onondaga Nation within the State are the property of the Onondaga Nation and the Haudenosaunee, or “Six Nations Iroquois Confederacy,” and that conveyances of portions of that land pursuant to treaties during the period 1788 to 1822 are null and void. The “aboriginal territory” described in the complaint consists of an area or strip of land running generally north and south from the St. Lawrence River in the north, along the east side of Lake Ontario, and south as far as the Pennsylvania border, varying in width from about 10 miles to more than 40 miles, including the area constituting the City of Syracuse. On October 28, 2005, the District Court stayed all further proceedings in this case until it is known whether the plaintiffs in the Cayuga Indian Nation of New York will ask the United States Supreme Court to review the Second Circuit’s June 28, 2005 decision. On October 26, 2005 proceedings in this case were stayed until 60 days after the United States Supreme court decision in the Cayuga Indian Nation of New York case..

Tobacco Master Settlement Agreement

In Freedom Holdings Inc. et al. v. Spitzer et al., two cigarette importers brought an action in 2002 challenging portions of laws enacted by the State under the 1998 Tobacco Master Settlement Agreement (“MSA”) that New York and many other states entered into with the major tobacco manufacturers. The initial complaint alleged: (1) violations of the Commerce Clause of the United States Constitution; (2) the establishment of an “output cartel” in conflict with the Sherman Act; and (3) selective nonenforcement of the laws on Native American reservations in violation of the Equal Protection Clause of the United States Constitution. The United States District Court for the Southern District of New York granted defendants’ motion to dismiss the complaint for failure to state a cause of action. Plaintiffs appealed from this dismissal. In an opinion decided January 6, 2004, the United States Court of Appeals for the Second Circuit (1) affirmed the dismissal of the Commerce Clause claim; (2) reversed the dismissal of the Sherman Act claim; and (3) remanded the selective enforcement claim to the District Court for further proceedings. Plaintiffs have filed an amended complaint that also challenges the MSA itself (as well as other related State statutes) primarily on preemption grounds. On September 14, 2004, the District Court denied all aspects of plaintiffs’ motion for a preliminary injunction except that portion of the motion relating to the ability of tobacco manufacturers to obtain the release of certain funds from escrow. Plaintiffs have appealed from the denial of the remainder of the motion to the United States Court of Appeals for the Second Circuit. In May 2005, the Second Circuit affirmed the denial of the preliminary injunction. A motion to dismiss was filed on May 2, 2006.

School Aid

In Campaign for Fiscal Equity, Inc. et al. v. State, et al. (Supreme Court, New York County), plaintiffs challenge the State’s method of providing funding for New York City public schools. Plaintiffs seek a declaratory judgment that the State’s public school financing system violates article 11, section 1 of the State Constitution and Title VI of the Federal Civil Rights Act of 1964 and injunctive relief that would require the State to satisfy State Constitutional standards.

This action was commenced in 1993. In 1995, the Court of Appeals affirmed the dismissal of claims under the equal protection clauses of the Federal and State constitutions and Title VI of the Federal Civil Rights Act of 1964. It reversed dismissal of the claims under article 11, section 1 of the State Constitution and implementing regulations of Title VI, and remanded these claims for trial.

By decision dated January 9, 2001, following trial, the trial court held that the State’s education funding mechanism does not provide New York City students with a “sound basic education” as required by the State Constitution, and that it has a disparate impact on plaintiffs in violation of regulations enacted by the U.S. Department of Education pursuant to Title VI of the Civil Rights Act of 1964. The court ordered that defendants put in place reforms of school financing and governance designed to redress those constitutional and regulatory violations, but did not specify the manner in which defendants were to implement these reforms. The State appealed, and the trial court’s decision was stayed pending resolution of the appeal. By decision and order entered June 25, 2002, the Appellate Division, First Department, reversed the January 9, 2001 decision and dismissed the claim in its entirety. On July 22, 2002, the plaintiffs filed a notice of appeal to the decision and order to the Court of Appeals.

By decision dated June 26, 2003, the Court of Appeals reversed that portion of the June 25, 2002 decision and order of the Appellate Division, First Department relating to the claims arising under the State Constitution. The Court held that the weight of the credible evidence supported the trial court’s conclusion that New York City schoolchildren were not receiving the constitutionally mandated opportunity for a sound basic education and further held that the plaintiffs had established a causal link between the present education funding system and the failure to provide said sound basic education. The Court remitted the case to the trial court for further proceedings in accordance with its decision.

On August 3, 2004, the Supreme Court, New York County, referred this case to a panel of three referees. The panel is to make recommendations to the court as to how the State should fulfill the Court of Appeals mandate to provide New York City school children with a sound basic education. On November 30, 2004, the panel issued its report and recommendations. It recommended that the Supreme Court direct the State to pay to New York City schools a total of $14.08 billion over the next four years in additional operations funding and

$9.179 billion over the next five years for capital improvements. On March 15, 2005, the Supreme Court, New York County, issued an order confirming the panel’s report and recommendations and directing the State to take all steps necessary to provide additional funding for New York City schools in the amounts of $1.41 billion in 2005-06, $2.82 billion in 2006-07, $4.22 billion in 2007-08 and $5.63 billion in 2008-09, totaling $14.08 billion over the next four years. The Court also directed the State to take all steps necessary to provide additional capital funding in the amount of $1.836 billion annually, totaling $9.179 billion over the next five years. The State has appealed from the March 15, 2005 order to the Appellate Division, First Department and the trial court’s decision was stayed pending a resolution of the appeal. On May 3, 2005, the First Department denied the plaintiffs’ motion to lift the automatic stay.

On March 23, 2006, the Appellate Division, First Department, by a three-member majority, vacated the March 15, 2005 order of the Supreme Court, New York County, confirming the referee’s report and directed the Governor and the Legislature to:

(1)	“Consider, as within the range of constitutionally required [operational] funding for the New York City School District,” between $4.7 billion and 5.63 billion, phased in over four years, and “that they appropriate such amount” in order to remedy the constitutional deprivations found in the Court of Appeals’ June 26, 2003 decision; and

(2)	“Implement a capital improvement plan that expends $9.179 billion over the next five years or otherwise satisfies the City schools’ constitutionally recognized capital needs.”

In so directing the Governor and the Legislature, the First Department noted that “in the final analysis it is for the Governor and the Legislature to make the determination as to the constitutionally mandated amount of funding, including such considerations as how the funds shall be raised, how additional expenditures will affect other necessary appropriations and the economic viability of the State, and how the funding shall be allocated between the State and the City.”

On April 17, 2006, the plaintiffs appealed to the Court of Appeals from the March 23, 2006 decision of the First Department. The State defendants cross appealed on April 21, 2006.

Medicaid

There are numerous cases in which nursing homes have challenged the statutory provisions setting the reimbursement methodology pursuant to which they receive Medicaid payments, including New York State Health Facilities Association, et al., v. DeBuono, et al., St. Luke’s Nursing Center, et al. v. DeBuono, et al., New York Association of Homes and Services for the Aging v. DeBuono, et al. (six cases), and Matter of Nazareth Home of the Franciscan Sisters, et al. v. Novello. Plaintiffs allege that the changes in methodologies have been adopted in violation of procedural and substantive requirements of State and Federal law.

In New York Association of Homes and Services for the Aging v. DeBuono, et al., the United States District Court for the Northern District of New York dismissed plaintiffs’ complaint by order dated May 19, 2004. On April 6, 2006, the Second Circuit Court of Appeals affirmed the order of the District Court. Several related State Court cases involving the same parties and issues have been held in abeyance pending the result of the litigation in Federal Court.

In Matter of Nazareth Home of the Franciscan Sisters, et al. v. Novello, the Supreme Court, Erie County, dismissed the petition by decision, order and judgment dated December 22, 2004. By order entered September 30, 2005, the Supreme Court, Appellate Division, Fourth Department affirmed the decision of the lower court. On December 22, 2005, the Appellate Division, Fourth Department, granted petitioners’ motion for leave to appeal to the Court of Appeals.

*    *    *    *    *

RATING AGENCIES’ ACTIONS

Standard & Poor’s, Moody’s and Fitch rated the State’s general obligation bonds AA, Aa3 and AA-, respectively, as of July 2006. Each such rating reflects only the views of the respective rating agency, and an explanation of the significance of such rating may be obtained from such rating agency. There is no assurance that such ratings will continue for any given period of time or that they will not be revised downward or withdrawn entirely by such rating agency. Any such downward revision or withdrawal of a rating could have adverse effects on the market price of the State’s municipal obligations.

ADDITIONAL CONSIDERATIONS

New York municipal obligations may also include obligations of the governments of Puerto Rico and other U.S. territories and their political subdivisions to the extent that these obligations are exempt from New York state personal income taxes. Accordingly, investments in such securities may be adversely affected by local political and economic conditions and developments within Puerto Rico and certain other U.S. territories affecting the issuers of such obligations.

APPENDIX F

ADDITIONAL INFORMATION CONCERNING

PENNSYLVANIA MUNICIPAL OBLIGATIONS

The following information is a summary of special factors affecting investments in Pennsylvania municipal obligations. The sources of payment for such obligations and the marketability thereof may be affected by financial or other difficulties experienced by the Commonwealth of Pennsylvania (“Pennsylvania,” the “Commonwealth” or the “State”) and certain of its municipalities and public authorities. This information does not purport to be a complete description and is based primarily on information from official statements relating to offerings of Pennsylvania issuers and other reports publicly issued by the State or certain of its agencies. Any estimates of future results and other projections are statements of opinion based on available information at the time made and are subject to risks and uncertainties which may cause actual results to differ materially. The funds have not independently verified, and are not responsible for, the accuracy or timeliness of this information. Such information is included herein without the express authority of any Pennsylvania issuer.

ECONOMY GENERALLY

General.    The Commonwealth of Pennsylvania is one of the most populous states, ranking sixth behind California, Texas, New York, Florida, and Illinois. Pennsylvania is an established state with a diversified economy. Pennsylvania had been historically identified as a heavy industrial state. That reputation has changed over the last thirty years as the coal, steel and railroad industries declined. The Commonwealth’s business environment readjusted with a more diversified economic base. This economic readjustment was a direct result of a long-term shift in jobs, investment, and workers away from the northeast part of the nation. Currently, the major sources of growth in Pennsylvania are in the service sector, including trade, medical, health services, education and financial institutions.

Pennsylvania’s agricultural industries remain an important component of the Commonwealth’s economic structure, accounting for more than $4.8 billion in crop and livestock products annually. In 2005, agribusiness and food related industries reached record export sales surpassing $1 billion in economic activity. Over 58,000 farms form the backbone of the State’s agricultural economy. Farmland in Pennsylvania includes over four million acres of harvested cropland and three million acres of pasture and farm woodlands—nearly one-third of the Commonwealth’s total land area. Agricultural diversity in the Commonwealth is demonstrated by the fact that Pennsylvania ranks among the top ten states in the production of a variety of agricultural products. Agriculture exports have grown by more than 4% since 2003.

Pennsylvania’s extensive public and private forests provide a vast source of material for the lumber, furniture, and paper products industries. The forestry and related industries accounts for 1.5% of employment with economic activity of nearly $5 billion in domestic and international trade. Additionally, the Commonwealth derives a good water supply from underground sources, abundant rainfall, and a large number of rivers, streams, and lakes. Other natural resources include major deposits of coal, petroleum, and natural gas. Annually, about 80 million tons of anthracite and bituminous coal, 175 billion cubic feet of natural gas, and about 1.4 million barrels of oil are extracted from Pennsylvania.

Pennsylvania is a Mid-Atlantic state within easy reach of the populous eastern seaboard and, as such, is the keystone to the Midwest. A comprehensive transportation grid enhances the Commonwealth’s strategic geographic position. The Commonwealth’s water systems afford the unique feature of triple port coverage, a deep-water port at Philadelphia, a Great Lakes port at Erie and an inland water port at Pittsburgh. Between air, rail, water, and road, Pennsylvania is easily accessible for both interstate and intrastate trade and commerce.

Population.    The Commonwealth is highly urbanized. Of the Commonwealth’s 2005 mid-year population estimate, 79 percent resided in the 15 Metropolitan Statistical Areas (“MSAs”) of the Commonwealth. The

largest MSAs in the Commonwealth are those that include the cities of Philadelphia and Pittsburgh, which together contain almost 44 percent of the State’s total population. The population of Pennsylvania, 12.4 million people in 2005, according to the U.S. Bureau of the Census, represents a population growing slower than the nation with a higher portion than the nation or the region comprised of persons 45 or over.

Employment.    Non-agricultural employment in Pennsylvania over the ten years ending in 2005 increased at an average annual rate of 0.8 percent compared with a 0.8 percent rate for the Middle Atlantic region and 1.2 percent rate for the U.S. Non-manufacturing employment in Pennsylvania has increased in recent years and reached 88 percent of total employment by 2005. Consequently, manufacturing employment constitutes a diminished share of total employment within the Commonwealth. Manufacturing, contributing 12.0 percent of 2005 non-agricultural employment, has fallen behind both the services sector and the trade sector as the largest single source of employment within the Commonwealth. In 2005, the services sector accounted for 43.9 percent of all non-agricultural employment while the trade sector accounted for 16.4 percent.

Within the manufacturing sector of Pennsylvania’s economy, which now accounts for less than one-eighth of total non-agricultural employment in Pennsylvania, the fabricated metals industries employed the largest number of workers. Employment in fabricated metals industries was 13.2 percent of Pennsylvania manufacturing employment but only 0.1 percent of total Pennsylvania non-agricultural employment in 2005.

Unemployment.    Pennsylvania’s annual average unemployment rate was equivalent to the national average throughout the 1990’s. Slower economic growth caused the unemployment rate in the Commonwealth to rise to 5.4 percent in 1996. The resumption of faster economic growth resulted in a decrease in the Commonwealth’s annual unemployment rate to 4.2 percent in 2000. Since that time, the combination of a recession and slow economic growth has pushed the Commonwealth’s annual unemployment rate to 5.0 percent through 2005. From 1996 through 2005, Pennsylvania’s annual average unemployment rate was at or below the Middle Atlantic Region’s average. Since 2002 Pennsylvania’s annual average has been at or below both the Middle Atlantic and the United States. As of March 2006, the most recent month for which figures are available, Pennsylvania had a seasonally adjusted annual unemployment rate of 5.5 percent.

Personal Income.    Personal income in the Commonwealth for 2005 is $433.75 billion, an increase of 5.0 percent over the previous year. During the same period, national personal income increased at a rate of 5.6 percent. Based on the 2005 personal income estimates, per capita income for 2005 is at $34,897 in the Commonwealth, compared to per capita income in the United States of $34,586.

Market and Assessed Valuation of Real Property.    Annually, the State Tax Equalization Board (the “STEB”) determines an aggregate market value of all taxable real property in the Commonwealth. The STEB determines the market value by applying assessment to sales ratio studies to assessment valuations supplied by local assessing officials. The market values certified by the STEB do not include property that is tax exempt but do include an adjustment correcting the data for preferential assessments granted to certain farm and forestlands.

DEBT LIMITS

Article VIII, Section 7(a) of the Constitution of the Commonwealth of Pennsylvania (the “Constitution”) permits debt to be incurred (i) for purposes itemized in law and approved by voter referendum, (ii) without approval of the electorate for the rehabilitation of areas affected by man-made or natural disasters, and (iii) for capital facilities projects specifically itemized in a capital budget if such debt does not cause the amount of all net debt outstanding (as defined for purposes of that Section) to exceed one and three quarters times (1.75x) the average of the annual tax revenues of the Commonwealth deposited in all funds in the previous five fiscal years, as certified by the Auditor General (the “Constitutional Debt Limit”). The most recent semi-annual computation of the Constitutional Debt Limit and the amount of net debt outstanding subject to such limit is $39,383.1 million.

The amount of debt that may be issued during the fiscal year for capital projects authorized in current or previous capital budgets is enacted annually by the General Assembly and approved by the Governor. The fiscal year 2006 capital budget provided that such budget will be in effect until the fiscal year 2007 capital budget is enacted. The maximum amount of debt currently authorized by the fiscal year 2006 capital budget is $692 million.

OUTSTANDING INDEBTEDNESS OF THE COMMONWEALTH

General Obligation Debt Outstanding

Net outstanding general obligation debt totaled $6,747.4 million at June 30, 2005, a net decrease of $19.8 million from June 30, 2004. Over the 10-year period ended June 30, 2005, total net outstanding general obligation debt increased at an annual rate of 2.9 percent. Within the most recent 5-year period, outstanding general obligation debt has increased at an annual rate of 6.5 percent.

General obligation debt for non-highway purposes of $6,582.6 million was outstanding on June 30, 2005. Outstanding debt for these purposes increased by a net $47.3 million since June 30, 2004. For the period ended June 30, 2005, the 10-year and 5-year average annual compound growth rate for total outstanding debt for non-highway purposes has been 5.2 percent and 8.4 percent respectively. In its current debt financing plan, Commonwealth infrastructure investment projects include improvement and rehabilitation of existing capital facilities and construction of new facilities, such as public buildings, prisons and parks, transit facilities, economic development and community facilities, and other local public buildings.

Outstanding general obligation debt for highway purposes was $166.9 million on June 30, 2005, a decrease of $67.0 million from June 30, 2004. Highway outstanding debt has declined over the most recent 10-year and 5-year periods ended June 30, 2005, by the annual average rates of 17.1 percent and 20.9 percent respectively. The decline in outstanding highway debt is due to the policy begun in 1980 of funding highway capital projects with current revenues except for very limited exceptions. No debt issuance for highway capital projects is currently planned.

Nature of Commonwealth Debt

Capital Projects Debt.    The Commonwealth may incur debt to fund capital projects for community colleges, highways, public improvements, transportation assistance, flood control, and redevelopment assistance. Before a project may be funded, it must be itemized in a capital budget bill adopted by the General Assembly. An annual capital budget bill states the maximum amount of debt for capital projects that may be incurred during the current fiscal year for projects authorized in the current or previous years’ capital budget bills. Capital projects debt is subject to a constitutional limit on debt.

Once capital projects debt has been authorized by the necessary legislation, issuance authority rests with two of the Issuing Officials (the Governor, the State Treasurer and the Auditor General), one of whom must be the Governor.

Electorate Approved Debt.    The issuance of electorate approved debt is subject to the enactment of legislation that places on the ballot the question of whether debt shall be incurred. The legislation authorizing the referendum must state the purposes for which the debt is to be authorized and, as a matter of practice, includes a maximum amount of funds to be borrowed. Upon electorate approval and enactment of legislation implementing the proposed debt-funded program, bonds may be issued. All such authorizing legislation to date has given issuance authority to two of the Issuing Officials, one of whom must be the Governor.

Other Bonded Debt.    Debt issued to rehabilitate areas affected by disasters is authorized by specific legislation. Authorizing legislation has given issuance authority to two of the Issuing Officials, one of whom must be the Governor.

Tax Anticipation Notes.    Due to the timing of major tax payment dates, the Commonwealth’s General Fund cash receipts are generally concentrated in the last four months of the fiscal year, from March through June. Disbursements are distributed more evenly throughout the fiscal year. As a result, operating cash shortages can occur during certain months of the fiscal year. When necessary, the Commonwealth engages in short-term borrowing to fund expenses within the fiscal year through the sale of tax anticipation notes. The authority to issue such notes rests with the Issuing Officials.

The Commonwealth may issue tax anticipation notes only for the account of the General Fund or the Motor License Fund or both such funds. The principal amount issued, when added to that outstanding, may not exceed in the aggregate 20 percent of the revenues estimated to accrue to the appropriate fund or both funds in the fiscal year.

Tax anticipation notes must mature within the fiscal year in which they were issued. The Commonwealth is not permitted to fund deficits between fiscal years with any form of debt. Any year-end deficit balances must be funded within the succeeding fiscal year’s budget.

Currently, the Commonwealth has no tax anticipation notes outstanding. The fiscal year 2005 budget does not anticipate issuing tax anticipation notes.

In the last seven fiscal years through fiscal year 2005, the Commonwealth has not issued any tax anticipation notes.

Bond Anticipation Notes. Pending the issuance of bonds, the Commonwealth may issue bond anticipation notes subject to the applicable statutory and constitutional limitations generally imposed on bonds. The term of such borrowings may not exceed three years. Issuing authority rests with the Issuing Officials. No bond anticipation notes are outstanding.

OTHER STATE-RELATED OBLIGATIONS

Moral Obligations

Moral obligation financing is a financing arrangement in which designated officials of the Commonwealth, departments or agencies agree, when necessary, to request the General Assembly to appropriate funds as may be required to make up any deficiency in a debt service reserve fund established to assure payment of obligations issued under such an arrangement. The General Assembly is not required to approve such appropriation requests.

Pennsylvania Housing Finance Agency (“PHFA”).    The PHFA is a state-created agency that provides financing for housing for lower and moderate income families in the Commonwealth. The bonds, but not the notes, of the PHFA are partially secured by a capital reserve fund required to be maintained by the PHFA in an amount equal to the maximum annual debt service on its outstanding bonds in any succeeding calendar year. If there is a potential deficiency in the capital reserve fund or if funds are necessary to avoid default on interest, principal or sinking fund payments on bonds or notes of PHFA, the statute creating PHFA provides a mechanism for obtaining additional funds. That mechanism directs the Governor, upon notification from PHFA, to place in the budget of the Commonwealth for the next succeeding year an amount sufficient to make up any such deficiency or to avoid any such default. The budget as finally adopted by the General Assembly may or may not include the amount so placed therein by the Governor. PHFA is not permitted to borrow additional funds so long as any deficiency exists in the capital reserve fund. No deficiency exists currently.

According to PHFA, as of December 31, 2005, PHFA had $3,346.0 million of revenue bonds outstanding.

Lease Financing

The Commonwealth, through several of its departments and agencies, leases various real property and equipment. Some leases and their respective lease payments are, with the Commonwealth’s approval, pledged as security for debt obligations issued by certain public authorities or other entities within the State. All lease payments payable by Commonwealth departments and agencies are subject to and dependent upon an annual spending authorization approved through the Commonwealth’s annual budget process. The Commonwealth is not required by law to appropriate or otherwise provide moneys from which the lease payments are to be paid. The obligations to be paid from such lease payments are not bonded debt of the Commonwealth.

Commonwealth Financing Authority

The Commonwealth Financing Authority (the “CFA”), a major component of the Governor’s Economic Stimulus Proposals for the Commonwealth, was established in April 2004 with the enactment of legislation establishing the CFA as an independent authority and an instrumentality of the Commonwealth. The CFA is authorized to issue its limited obligation revenue bonds and other types of limited obligation revenue financing for the purposes of promoting the health, safety, employment, business opportunities, economic activity and general welfare of the Commonwealth and its citizens through loans, grants, guarantees, leases, lines and letters of credit and other financing arrangements to benefit both for-profit and non-profit entities. The CFA’s bonds and financings are to be secured by revenues and accounts of the CFA, including funds appropriated to CFA from general revenues of the Commonwealth for repayment of CFA obligations. The obligations of the CFA will not be a debt or liability of the Commonwealth but it is expected that the CFA may issue debt that may be payable from appropriations of the Commonwealth.

In November 2005, the CFA issued its first bonds totaling approximately $187.5 million, all of which were outstanding as of May 12, 2006. The Commonwealth’s fiscal year 2006 enacted budget appropriates $8.294 million in state funds to the CFA for payment of all or a portion of CFA debt service during fiscal year 2006. The fiscal year 2007 budget includes $36.939 million in General Fund appropriations to support CFA debt service during fiscal year 2007, which amount is expected to be sufficient to support the bonds issued by CFA in November 2005 as well as the approximately $187,500,000 of bonds issued by CFA on April 19, 2006.

Pensions and Retirement Systems

The Commonwealth maintains contributory benefit pension plans covering all State employees, public school employees and employees of certain State-related organizations. State employees and employees of certain State-related organizations are members of the State Employees’ Retirement System (“SERS”). Public school employees are members of the Public School Employees’ Retirement System (“PSERS”). With certain exceptions, membership in the applicable retirement system is mandatory for covered employees.

The Commonwealth’s retirement programs are jointly contributory between the employer and employee. The contribution rate for new PSERS members who enroll in the pension plan on or after January 1, 2002 is 7.5 percent of compensation. The contribution rates for current PSERS members range from 5 percent to 7.5 percent of compensation depending upon their date of employment and elections made by the member. SERS’ contribution rate for most employees is 6.25%. Interest on each employee’s accumulated contributions is credited annually at a 4 percent rate mandated by state statute. Accumulated contributions plus interest credited is refundable to covered employees upon termination of their employment.

Commonwealth General Fund contributions to both pension systems are projected to grow significantly in fiscal year 2007 based on current assumptions. General Fund contributions to SERS and PSERS are budgeted to be $157.5 million and $256.0 million respectively in fiscal year 2006. The fiscal year 2007 proposed budget projects the General Fund contributions for both SERS and PSERS will grow to $217.2 million and $368.8 million respectively, a nearly 38 percent increase in the year-over-year General Fund contribution to each system. Additionally, based on current assumptions and projections, after several years of projected moderate increases, General Fund contributions to both systems are projected to increase significantly in fiscal year 2013. Current projections forecast General Fund contributions to SERS and PSERS of $125.7 million and $369.0 million in fiscal year 2012 and these General Fund contributions to SERS and PSERS are forecast to rise to

$1,177.3 million and $1,220.5 million respectively in fiscal year 2013. The projected contribution increases are the result of significant benefit improvements enacted in 2001, a cost of living adjustment in 2002 and other legislative changes that delayed contribution increases. The Commonwealth is currently actively evaluating ways to prepare for and moderate the projected fiscal year 2013 contribution increases.

GOVERNMENT AUTHORITIES AND OTHER ORGANIZATIONS

Certain state-created organizations have statutory authorization to issue debt for which state appropriations to pay debt service thereon are not required. The debt of these organizations is funded by assets of, or revenues derived from, the various projects financed and is not a statutory or moral obligation of the Commonwealth. However, some of these organizations are indirectly dependent upon Commonwealth operating appropriations. In addition, the Commonwealth may choose to take action to financially assist these organizations. As of December 31, 2005, these organizations had a total outstanding debt of approximately $18795.7 million.

City of Philadelphia—PICA

The Pennsylvania Intergovernmental Cooperation Authority (“PICA”) was created by Commonwealth legislation in 1991 to assist the City of Philadelphia, the Commonwealth’s largest city, in remedying its fiscal emergencies. PICA is authorized to provide assistance through the issuance of funding debt and to make factual findings and recommendations to Philadelphia concerning its budgetary and fiscal affairs. This financial assistance has included grants used by the City for defeasance of certain City general obligation bonds, funding of capital projects and the liquidation of the cumulative general fund balance deficit of the City of Philadelphia as of June 30, 1992, of $224.9 million. At this time, Philadelphia is operating under a five-year fiscal plan approved by PICA on July 21, 2005.

No further bonds may be issued by PICA for the purpose of either financing capital projects or a deficit as the authority for such bond issuance expired December 31, 1994. PICA’s authority to issue debt for the purpose of financing a cash flow deficit expired on December 31, 1995. Its ability to refund existing outstanding debt is unrestricted. PICA had $723.6 million in special tax revenue bonds outstanding as of June 30, 2005. Neither the taxing power nor the credit of the Commonwealth is pledged to pay debt service on PICA’s bonds.

TAXES AND OTHER REVENUE SOURCES

Tax Revenues

Tax revenues constitute approximately 98 percent of Commonwealth revenues in the General Fund. The major tax sources for the General Fund of the Commonwealth are the personal income tax, the sales tax, the corporate net income tax, and the capital stock and franchise tax. Together these four taxes produce over 81 percent of General Fund tax revenues.

Sales Tax.    This tax accounted for $7,999.9 million or 32.9 percent of fiscal year 2005 General Fund Commonwealth revenues. The tax is levied at a rate of 6 percent on the sale, use, storage, rental or consumption of tangible personal property, cigarettes, and certain services, and upon the occupancy of hotel rooms. Substantial exemptions from the tax include clothing, food purchased in grocery stores or supermarkets, medical supplies, drugs, residential use of certain utilities, motor fuels, and machinery, equipment and items used in manufacturing, processing, farming or dairying, and utility service. The tax base was expanded in fiscal year 1992 to include a number of services not previously taxed. Beginning in fiscal year 1998, 1.22 percent of collections, up to an annual limit of $75 million, are transferred to a special fund for mass transit assistance. Beginning in fiscal year 2004, an additional 0.417 percent of receipts are transferred for transit assistance purposes. Vendors collecting $600 or more in the previous year’s third quarter are required to remit collections monthly within 20 days of the last day of the collection month.

Personal Income Tax.    This tax accounted for $8726.8 million or 36.0 percent of fiscal year 2005 General Fund Commonwealth revenues. The tax is levied at a flat rate on the taxable income of all residents and resident trusts and estates and taxable income attributable to Pennsylvania non-resident estates and trusts. The current tax rate of 3.07 percent became effective on January 1, 2004. Credit against the tax is allowed for gross or net income taxes paid to other states by Pennsylvania residents.

Withholding is required by employers from all persons liable for the tax with the size of collections determining the frequency for remittance to the Commonwealth. A declaration and partial payment of the estimated tax is required for those individuals with taxable incomes over $8,000 per year, other than wages subject to withholding.

Individuals and families meeting qualifying income limits do not pay personal income tax on all or a portion of their taxable income with the exemptions depending on their total income. A qualifying family of four owes no personal income tax on taxable income up to $32,000 annually.

Corporate Net Income Tax.    The Commonwealth received $1921.4 million, or 7.9 percent of fiscal year 2005 General Fund Commonwealth revenues, from this tax. The tax is paid by all domestic and foreign corporations for the privilege of doing business, carrying on activities, or employing capital or property in Pennsylvania and is levied on federal net taxable income with Pennsylvania modifications. Building and loan associations, banks, savings institutions, trust companies, insurance and surety companies, Pennsylvania S corporations and non-profit corporations are exempt from the tax. When less than the entire business of any corporation is transacted within the Commonwealth, the taxable income in Pennsylvania is determined by an apportionment formula.

The current tax rate of 9.99 percent became effective for fiscal years beginning on or after January 1, 1995. The previous tax rate of 11.99 percent had been in effect since January 1, 1994. The corporate net income tax is to be paid in four equal installments throughout the corporation’s tax year based on estimated taxes due for the entire tax year. Any remaining portion of taxes due is to be paid with the corporation’s annual report due three and one-half months following the end of the corporation’s tax year.

Capital Stock and Franchise Taxes.    These taxes generated $1,025.9 million for the Commonwealth in fiscal year 2005, or 4.2 percent of General Fund Commonwealth revenues. They are levied on the capital stock value of domestic and foreign corporations doing business or having property or capital employed in Pennsylvania on that portion of capital stock value apportionable to Pennsylvania under a statutory formula.

Capital stock and franchise tax tentative payments are payable quarterly based on 90 percent of the tax liability of the year preceding the immediate prior year. Under current law, the General Fund tax rate for tax years that began in 2006 is 4.99 mills, having been reduced from 5.99 mills effective January 1, 2006. The fiscal year 2007 budget proposes to further reduce the 2006 tax rate by an additional 0.1 mills. This tax is scheduled to be phased out by annual rate reductions through 2010 under legislation enacted in 2002 and amended in 2003.

Other Taxes.    Other General Fund major taxes include: Inheritance and Estate Taxes, Insurance Premiums Tax, Utility Gross Receipts Tax, Cigarette Tax, Realty Transfer Tax, Liquor Tax, Financial Institution Taxes, Public Utility Realty Tax, Malt Beverage Tax, Liquid Fuels Tax, Oil Company Franchise Tax, Fuels Tax, and Motor Carriers Road Tax.

Non-Tax Revenues

Licenses and Fees.    License and fee receipts in the General Fund for fiscal year 2005 totaled $121.1 million representing 0.5 percent of Commonwealth revenues to the General Fund. A general increase in various General Fund fees was enacted in December 2003 and effective beginning in January 2004. Revenues from motor vehicle licenses and fees in fiscal 2004 were $876.9 million, representing 40.7 percent of total fiscal year

2005 Motor License Fund Commonwealth revenues. A general increase in various fees and licenses was enacted in April 1997 and effective beginning with the 1998 fiscal year.

Miscellaneous Revenue.    Revenues from non-tax sources not categorized elsewhere are credited to miscellaneous revenues. Interest earnings on securities and deposits are included in this source. Miscellaneous revenues receipts in the General Fund for fiscal year 2005 totaled $387.9 million or 1.6% of the Commonwealth revenues to the General Fund. Receipts from miscellaneous motor vehicle revenues in fiscal 2005 were $120.1 million, representing 5.6 percent of total fiscal year 2005 Motor License Fund Commonwealth revenues.

State Stores Fund Transfers.    This is an amount determined by the Liquor Control Board to be available for transfer to the General Fund. The amount transferred for fiscal year 2005 was $54.9 million. In Pennsylvania, the distribution and sale of liquor is a state enterprise.

Fines, Penalties and Interest.    This revenue source includes all fines, penalties and interest collected in the enforcement of tax regulations. The amount deposited to the General Fund for fiscal year 2005 was $31.9 million. The largest portion is from corporation tax penalties.

Tobacco Settlement Payments.    The Commonwealth’s portion of payments made by cigarette manufacturers participating in the Tobacco MSA are deposited in the Tobacco Settlement Fund to be used for certain health-related programs.

Federal Revenue

Anticipated receipts by the Commonwealth in its General Fund, Motor License Fund, Tobacco and State Lottery Fund from the federal government during fiscal year 2006 are expected to total $17.5 billion. Approximately $11.6 billion, or 65.9 percent of total federal revenue to the Commonwealth for fiscal year 2006, is attributable to public health and welfare programs, the largest of which are for the Medical Assistance and Temporary Assistance to Needy Families programs.

For fiscal year 2007, funds expected to be received from the federal government in the General Fund, the Motor License Fund and the State Lottery Fund are estimated to be $16.8 billion.

MAJOR COMMONWEALTH EXPENDITURES

The Commonwealth’s major operating funds—the General Fund, the Motor License Fund and the State Lottery Fund—provide financial resources to operate programs and fund grants. Trends in expenditures from those funds for various programs areas are discussed below based on budgetary basis financial statements for fiscal year 2005, the enacted budget for fiscal year 2006, and the proposed budget for fiscal year 2007.

Education

In fiscal year 2005, expenditures from Commonwealth revenues for education purposes were just over $9.8 billion. The enacted budget for fiscal year 2006 includes over $10.1 billion in education funding, an increase of over 3 percent over fiscal year 2005. The proposed budget for fiscal year 2007 includes over $10.7 billion in education funding. These expenditures support elementary and secondary education, the Philadelphia School District, and higher education.

Public Health and Human Services

The Commonwealth provides temporary support for its residents who are seeking to achieve and sustain independence. It also provides care, treatment and rehabilitation to persons with mental and physical disabilities and supports programs to prevent or reduce social, mental and physical disease and disabilities. In addition, it plans for and coordinates all the health resources within Pennsylvania. Services are provided directly through administration of programs and services, and indirectly through programs of standard setting, regulation, supervision, licensing, grants, subsidies and purchases of services.

Fiscal year 2005 public health and human services expenditures were $23.3 billion and are projected to be $24.3 billion for fiscal year 2006. For fiscal 2007, $23.7 billion is proposed for these purposes. Of the fiscal year 2006 expenditures, it is estimated that $9.1 billion will be funded from the General Fund, while $9.4 billion is estimated to be provided from the General Fund for fiscal year 2007.

Programs providing temporary financial assistance and medical assistance comprise the largest portion of public health and human services expenditures. General Fund expenditures for these assistance programs by the Commonwealth amounted to $4.7 billion in fiscal year 2005, while $5.3 billion is budgeted from the General Fund for fiscal year 2006 and $5.6 billion is proposed for fiscal year 2007. Approximately 39 percent of the total cost of assistance to the economically needy is supported by Commonwealth funds appropriated from the General Fund. The balance is provided from reimbursements by the federal government and through various program collection activities conducted by the Commonwealth.

Medical assistance continues to be a rapidly growing component of public health and human services expenditures. Despite implementation of Commonwealth initiatives to restrain costs, the program continues to grow due to an expanding caseload, technology improvements and general medical inflation. Expenditures for medical assistance increased during the period from fiscal years 1995 through 2005 by an average annual rate of 8.8 percent. Fiscal year 2006 expenditures from Commonwealth funds are projected to be $4.8 billion and the proposed budget for fiscal year 2007 is $5.1 billion for medical assistance, an increase of 7.5 percent over the previous fiscal year. The increase reflects normal inflationary increases and is deflated by proposed cost containment initiatives and cash flow strategies anticipated to reduce General Fund expenditures by $437.6 million in fiscal year 2006. The Commonwealth has experienced the rise in medical and pharmaceutical costs that has been occurring nationwide. This increase is particularly evident in the rates requested by managed care providers and in services for children. Income maintenance cash assistance payments to families in transition to independence were $1,007.1 million for fiscal year 2006, of which $421.7 million is from the General Fund. The proposed budget for fiscal year 2007 includes a total of $1,042.3 million, with $460.1 million provided from the General Fund. Cash assistance is time-limited and requires participation in work activities to maintain eligibility. To support a client’s finding and retaining employment, small grants are available to clients to overcome employment obstacles such as child care, transportation, vision and hearing difficulties, and other such barriers. In fiscal year 2007 and the future, increased costs are expected to be incurred in training and support for the most hard to place clients. These increased costs will include some state-only payments for clients who are working the required amount but still require assistance to complete training.

Transportation

The Commonwealth is responsible for the construction, restoration and maintenance of the highways and bridges in the 40,000 mile State highway system, including certain city streets that are part of the State highway system. Assistance for maintenance and construction of local roads and bridges is provided to municipalities through grants of financial aid. Highway maintenance costs, construction costs and assistance grants are paid from the Motor License Fund. The General Fund, the State Lottery Fund and other special funds, including the Public Transportation Assistance Fund, the Liquid Fuels Tax Fund, the Highway Beautification Fund and the Motor Vehicle Transaction Recovery Fund provide the remainder of funding for transportation programs.

In addition to its support of the highway system, the Commonwealth provides subsidies for mass transit systems including passenger rail and bus service. A total of $410.6 million in Commonwealth revenues was expended from the General Fund and the State Lottery Fund for such purposes in fiscal year 2005, and $447.7 million is available for fiscal year 2006. Approximately $451 million is proposed for fiscal year 2007. Beginning with fiscal year 1998, 1.22 percent of sales and use tax collections in the General Fund, up to an annual limit of $75 million, is transferred to a separate account and used to pay mass transportation operating grants to local mass transit systems.

GENERAL FUND FINANCIAL PERFORMANCE

During the five year period from fiscal year 2001 through fiscal year 2005, total revenues and other sources increased by an average of 6.5 percent annually. Tax revenues during this same period increased by an annual average of 4.3 percent with a portion of the average annual growth rate attributable to various tax rate and base changes enacted over the same period. During the past several fiscal years, fees and license income and other financing sources such as transfers from other funds have continued to become a larger portion of income to the General Fund. Expenditures and other uses during the fiscal years 2001 through 2005 rose at an average annual rate of 6.9 percent. Comparison of expenditures by individual category in fiscal years 2002 through 2005 to prior fiscal years is not reliable due to a change to the definitions for these expenditure categories in fiscal year 2002.

The fund balance at June 30, 2005 totaled $2869.1 million, a decrease of $137.4 million from the balance at June 30, 2004. The fiscal year 2005 year-end unreserved-undesignated portion of the fund balance was $927.2 million, $706.1 million below the amount recorded for fiscal year 2004 at years end.

Fiscal Year 2004 Financial Results

GAAP Basis.    At June 30, 2004, the General Fund reported a fund balance of $3,006.5 million, an increase of $648.8 million from the reported $2,357.7 million fund balance at June 30, 2003. On a net basis, total assets increased by $1,939 million to $10,464 million. Liabilities increased by $1,290 million to $7,457 million largely because of a $764 million increase in accounts payable.

General Fund tax revenues increased by 8.4 percent due to economic growth and specific statutory increases in certain tax bases and rates enacted in December 2003. Intergovernmental revenues increased by 14.3 percent, due primarily to increases in Federally-funded programs, particularly medical and other assistance, where expenditures increased over the prior year. Total General Fund revenues increased by 10.3 percent during the fiscal year. The overall increase in the fund balance, $648.8 million, during the fiscal year was an improvement of $1,314 million over the prior fiscal year decrease in fund balance of $665 million. On an overall basis, during periods of declining or slow economic growth, it is common for the fund balance of the General Fund to decline and, conversely, to increase during periods of economic growth. During periods of economic growth, General Fund revenues increase while certain significant expenditures, such as medical assistance, also increase, but at a slower rate. Total General Fund expenditures increased by 6.0 percent during the fiscal year ended June 30, 2004, on a GAAP-reported basis, largely because of the increase in expenditures for medical and other assistance (reported as part of health and human services). Expenditures for direction and supportive services increased due to significantly higher employer costs for both active and retired employee healthcare benefits. Year-over-year expenditures for the health and human services function increased by 6.5 percent; all other expenditures, on a combined basis, increased by 5.5 percent, largely as a result of higher amounts appropriated throughout most of the General Fund.

Fiscal Year 2005 Financial Results

GAAP Basis.    At June 30, 2005, the General Fund reported a fund balance of $2,869.1 million, a decrease of $137.4 million from the reported $3,006.5 million fund balance at June 30, 2004. On a net basis, total assets decreased by $601 million to $9,863 million. Liabilities decreased by $463 million to $6,994 million largely because of a smaller securities lending program ($369 million) and a lower accounts payable ($156 million).

General Fund tax revenues increased by 8 percent due to overall economic growth, including nearly identical percentage increase in personal income tax revenue during the fiscal year ended June 30, 2005.

Intergovernmental revenues increased by only $311 million, almost solely due to increases in federally-funded medical and other assistance, where expenditures increased significantly over the prior year. Charges for sales and services increased by nearly $2 billion, more than doubling prior year revenues of $1,751 million because of specific program funding changes, including nursing home assessments associated with an increase in health and human services expenditures. Total General Fund revenues increased by 9 percent during the fiscal year. The overall decrease in fund balance, $137.4 million, during the fiscal year was $787 million less than the prior fiscal year increase in fund balance of $649 million. Total General Fund expenditures increased by 11 percent during the fiscal year ended June 30, 2005, on a GAAP-reported basis, largely because of a $2.5 billion increase in expenditures for medical and other assistance (reported as part of health and human services). This increase was caused by significant increases in utilization (participation) and per-unit health care cost increases. Expenditures for direction and support services increased due to significantly higher reported employer costs for active and retired employee healthcare benefits. Higher public education appropriations resulted in an $861 million expenditure increase. Actual, final General Fund expenditures (budgetary basis) increased by 9 percent over the prior fiscal year, while revenues (budgetary basis) increased by 10 percent.

Fiscal Year 2006 Budget

The adopted fiscal year 2006 budget is based on an estimated 2.8 percent increase in Commonwealth General Fund revenues from those received in fiscal year 2005. The enacted budget appropriates $24,277.6 million of Commonwealth funds against estimated revenues net of tax refunds, of $23,914.9 million. The $362 million difference between estimated revenues and recommended appropriations is to be funded by a draw down of the $364 million fiscal year 2006 beginning balance. Additionally, the enacted fiscal year 2006 budget allocates additional state funds to replace significant amounts of formerly available federal funds.

The fiscal year 2006 revenue estimate for the Commonwealth, as estimated in June 2005, was based upon an economic forecast of 3.3 percent growth in national real gross domestic product from the start of the third quarter of 2005 to the end of the second quarter of 2006. Trends in the Commonwealth’s economy are expected to maintain their close association with national economic trends. Personal income growth in Pennsylvania is projected to remain slightly below that of the U.S., while the Pennsylvania unemployment rate is anticipated to be close to the national rate. The tax revenue component of Commonwealth General Fund receipts is expected to increase by $731.8 million or approximately 3.1 percent prior to reserves for refunds. Fiscal year 2006 Commonwealth revenues from the personal income tax are forecasted to increase by 5.0 percent, while receipts from the sales and use tax are estimated to rise 3.4 percent over fiscal year 2005 receipts. Corporate receipts are expected to grow minimally in fiscal year 2006, at a rate of 0.3 percent, whereas revenues from non-tax sources such as earnings on investments and escheats are forecast to decline by 8.5 percent. A majority of the projected decline in non-tax revenues is attributable to the phase out of onetime revenue enhancements achieved in fiscal years 2004 and 2005 from revisions to the Commonwealth’s escheats program.

The ongoing economic expansion and job creation as experienced both nationally and within the Commonwealth during 2005 has contributed to Commonwealth revenues exceeding the estimates used to certify fiscal year 2006 General Fund revenues. Estimates for fiscal year 2006 General Fund revenues were revised in February 2006 as part of the Governor’s proposed fiscal year 2007 budget. Based on a continuation of economic growth from the third quarter of 2005 and trends in actual receipts through January 2006, the fiscal year 2006 General fund revenue estimate was increased by $363.7 million. Total General Fund revenues for fiscal year 2006 are projected to be $25,353.6 million. Actual Commonwealth revenues for the fiscal year-to-date through April 2006, are over $588 million above the estimate for that period, a surplus of 2.8 percent. Corporate taxes are $302.4 million over estimate, a 7.2 percent surplus to the year-to-date estimate. Personal income taxes are $201.1 million over the estimate, a surplus of 2.6 percent versus the year-to-date estimate. Sales and use taxes are essentially at estimate, as actual receipts through April 2006 are $40.3 million above estimate, a difference of only 0.6 percent from the fiscal year-to-date estimate. Realty transfer tax revenues also exceed the year-to-date estimate by $49.3 million or 12.0 percent based in part on continuation of a strong housing market within the Commonwealth.

In July 2005, the General Assembly approved and the Governor signed into law Act 45 of 2005, which authorized the issuance of up to $625 million in debt of the Commonwealth to support programs commonly referred to as “Growing Greener II.” The enactment of Act 45 implements the Governor’s major environmental initiative in the fiscal year 2006 budget. The Growing Greener II program will provide bond funding for the maintenance and protection of the environment, open space and farmland preservation, watershed protection, abandoned mine reclamation, acid mine drainage remediation and other environmental initiatives. Additionally, Act 45 of 2005 authorizes the Governor to direct up to $60 million in existing Growing Greener fees, that are otherwise directed into the Commonwealth’s Environmental Stewardship Fund, to support General Fund debt service for the authorized Growing Greener II bond issuances.

The enacted fiscal year 2006 budget provides $24,304.0 million of appropriations from Commonwealth revenues, an increase of 5.4 percent from fiscal year 2005 expenditures and represents a planned draw down of $364 million of the unappropriated surplus balance available at the end of fiscal year 2005. A portion of the increased level of state funded appropriations is attributable to the replacement of federal funds received, on a one-time basis, which were utilized during the fiscal year 2004 and 2005 budgets. The enacted budget also includes $856.8 million in funding for various medical assistance expenditures through intergovernmental transfer proceeds, certain nursing home assessments and a tax on managed care organizations. This amount is an increase of 23 percent from the $697.9 million in such proceeds utilized during fiscal year 2005. Under the intergovernmental transfer transactions, certain county governments contribute funds to the Commonwealth to help pay Medicaid expenses. The Commonwealth receives the contributions as augmentations to appropriations of Commonwealth revenues for the medical assistance program. These augmentations have the effect of supplementing the amount of Commonwealth revenues available for the medical assistance program and are available to match federal Medicaid funds. Federal authority for Pennsylvania to use the county contributions to pool transactions to match additional federal funds is currently scheduled to expire in 2010. Included in the Governor’s proposed fiscal year 2007 budget is a request for supplemental appropriations for fiscal year 2006 totaling $197 million. Additional funding via requested supplemental appropriations includes $168 million in additional medical and other assistance funds and $25 million in volunteer company grants (first responders). The preliminary fiscal year ending unappropriated balance, net of lapses and supplemental appropriations is currently estimated to be nearly $272 million for fiscal year 2006. Following a statutorily-required transfer of 25 percent of this preliminary ending balance totaling nearly $68 million, the 2006 fiscal year ending unappropriated balance is currently estimated to be nearly $204 million.

The achievement of the budgeted results, including current estimates, may be adversely affected by a number of trends or events, including developments in the national and state economy.

Fiscal Year 2007 Budget

A fiscal year 2007 budget was enacted by the Governor on July 2, 2006. The 2006-2007 General Fund budget is $26.1 billion, an increase of $1.4 billion, or 5.8 percent, over 2005-2006. In the 2006-2007 budget, $760 million, or more than half, of the proposed $1.4 billion increase in General Fund expenditures is for education. If increases for education, public welfare, and legally mandated debt service are excluded from the $1.4 billion growth in spending, all other spending increases by only 1.1 percent. The 2006-2007 budget increases the balance of the Rainy Day Fund by 50 percent—an increase of $172 million to $512 million. The budget has no new taxes or tax increases and includes a $25 million tax cut for Pennsylvanians by making contributions to qualified Tuition Account Programs tax free. The budget also includes a new children’s health insurance program called “Cover All Kids” which will gradually expand available health insurance to all Pennsylvania children not currently covered by insurance. The state will invest $4.4 million in Cover All Kids, which will be supplemented by $10.2 million in federal funds for its first year of operation. The Commonwealth’s prescription drug coverage program also was expanded so that older Pennsylvanians under Pace Plus Medicare will pay, on average, about $2,000 less than seniors in states that do not offer a similar benefit program. The fiscal year 2007 budget includes initiatives to increase the efficiency of government operations within the Commonwealth and includes $841 million in annual savings achieved in 2005-2006 and more than $1 billion projected in 2006-2007. The budget includes $25 million to rebuild bridges and communities devastated by the June 2006 flooding.

LITIGATION

The Commonwealth’s Office of Attorney General and Office of General Counsel have reviewed the status of pending litigation against the Commonwealth, its officers and employees, and have provided the following brief descriptions of certain cases affecting the Commonwealth as of May 12, 2006.

In 1978, the General Assembly approved a limited waiver of sovereign immunity. Damages for any loss are limited to $250,000 for each person and $1,000,000 for each accident. The Supreme Court of Pennsylvania has held that this limitation is constitutional. Approximately 3,150 suits against the Commonwealth remain open. Tort claim payments for the departments and agencies, other than the Department of Transportation, are paid from departmental and agency operating and program appropriations. Tort claim payments for the Department of Transportation are paid from an appropriation from the Motor License Fund. The Motor License Fund tort claim appropriation for fiscal year 2006 is $20.0 million.

County of Allegheny v. Commonwealth of Pennsylvania

In December 1987, the Supreme Court of Pennsylvania held in County of Allegheny v. Commonwealth of Pennsylvania that the statutory scheme for county funding of the judicial system is in conflict with the Pennsylvania Constitution. However, the Supreme Court of Pennsylvania stayed its judgment to afford the General Assembly an opportunity to enact appropriate funding legislation consistent with its opinion and ordered that the prior system of county funding shall remain in place until this is done.

The Court appointed retired Justice Frank J. Montemuro, Jr. as special master to devise and submit a plan for implementation. The Interim Report of the Master recommended a four-phase transition to state funding of a unified judicial system, during each of which specified court employees would transfer into the state payroll system. Phase I recommended that the General Assembly provide for an administrative structure of local court administrators to be employed by the Administrative Office of Pennsylvania Courts, a state agency. Numbering approximately 165 people statewide, local court administrators are employees of the counties in which they work. On June 22, 1999, the Governor approved Act No. 1999-12, under which approximately 165 county-level court administrators became employees of the Commonwealth. Act 12 also triggered the release of appropriations that had been made for this purpose in 1998 and 1999.

The remainder of Justice Montemuro’s recommendation for later phases remains pending before the Supreme Court of Pennsylvania.

Unisys Corporation v. Commonwealth

Unisys challenged the statutory three-factor apportionment formula used for the apportionment of capital stock value in the franchise tax on constitutional and statutory (fairness) grounds. Unisys’s argument is that, because the valuation formula requires the use of consolidated net worth, instead of separate company net worth, and the inclusion of dividends paid by subsidiary corporations, the apportionment factors should also include the property, payroll and sales of the subsidiary corporations, not just those of the taxpayer.

The case was argued before the Commonwealth Court en banc, which issued its decision on March 8, 1999. The court sustained the statute from the constitutional challenge in favor of the Commonwealth. However, it ruled in favor of the taxpayer’s fairness argument, which was based on 72 P.S. §7401(3) 2. (a)(18). There were two dissents.

The Commonwealth appealed this decision to the Pennsylvania Supreme Court and Unisys cross-appealed. The Court held oral argument in December 2000. On October 25, 2002, the Court issued a decision reversing the holding of the Commonwealth Court and upholding the Commonwealth’s statutory apportionment formula. Unisys filed an application for re-argument, which was denied. Unisys filed a petition for certiorari to the U.S. Supreme Court, which was denied. The decision in this matter denied relief to the taxpayer because it failed to carry its burden of proof and did not resolve the underlying issue. Thus, the decision has very limited applicability to the numerous cases pending which raise the identical issue and which collectively involve undetermined but significant dollars.

Northbrook Life Insurance Co. v. Commonwealth

This case is the lead case in potential litigation with the entire insurance industry that does business in Pennsylvania. Currently, the Commonwealth Court has docketed in excess of 40 cases representing 20 or more insurance companies. Dozens of additional cases are being held pending this litigation at the administrative boards.

The cases challenge the Department of Revenue’s application of portions of the Life and Health Guarantee Association Act of 1982 (the “Act”). The Act establishes a funding mechanism to fulfill defaulted obligations of insurance companies under life and health insurance policies and annuities contracts to insured Pennsylvania residents. In accordance with this funding mechanism, other insurance companies are assessed to provide the funds due to Pennsylvania residents insured by insurance companies which have become insolvent or are otherwise in default to their insureds.

Because the assessed insurance companies are paying the insurance obligations of other companies, a provision was placed in the Act which allows assessed insurance companies to claim a credit against their gross premiums tax liability based on such assessments.

The assessments on each company are broken into various categories, including life insurance assessments, health insurance assessments, and annuity assessments, based on the type and amount of business each company transacts in Pennsylvania.

Life and health insurance premiums have always been subject to the premiums tax and there is no dispute that companies may claim credit for life and health assessments. Annuity considerations, however, were taxed for approximately a three-year period, 1992-1995. Some annuity considerations were subject to tax; others were not. After several changes of direction, the Department of Revenue decided to allow credits for assessments paid on taxable annuity considerations. Credits were not allowed for assessments paid on non-taxable annuities.

There is no provision in the insurance law that restricts the credit to only the assessments paid on taxable annuities. Taxpayers want the credit for assessments paid on all annuities, both during the period that annuities were taxed and going forward.

The case was argued before the Commonwealth Court en banc on December 14, 2005. On January 26, 2006, the en banc Court issued a conflicted decision in which the majority ruled for both parties. Exceptions will be filed by both parties and it is likely this case will not be finally resolved until another round before the en banc Commonwealth Court and then appeal to the Pennsylvania Supreme Court. It is impossible to predict the outcome. If taxpayers prevail on all issues, estimated refunds would total about $150 million.

Duquesne Light Co. v. Commonwealth

There are several appeals involving various years and challenges to the capital stock tax, corporate net income tax and gross receipts tax. The taxpayer plaintiff raises various issues including whether it is entitled to the manufacturing exemption for capital stock tax purposes for the generation of electricity, whether gains realized from the sale of several power plants in Ohio are subject to corporate net income tax, where sales receipts should be sourced for corporate net income tax and gross receipts tax purposes, whether the value of mandatory redeemable stock should be included in capital stock value for capital stock tax purposes, and whether receipts from competitive transition charges are subject to gross receipts tax, franchise tax and corporate net income tax.

While in the discovery phase of litigation, the parties continued efforts to negotiate a settlement. The parties have reached a tentative agreement to settle all issues for the tax years in court except for those issues involving the taxability of receipts from the competitive transition charges for gross receipts tax, franchise tax and corporate net income tax. A settlement memorandum is expected to be prepared within the next few weeks. The parties will then proceed to litigate the issue of whether receipts from the competitive transition charges (stranded costs) are subject to capital stock tax, corporate net income tax and gross receipts tax. There is more than $100 million in disputed tax.

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RATING AGENCIES’ ACTIONS

As of July 2006, Standard & Poor’s, Moody’s and Fitch assigned bond ratings of AA, Aa2 and AA, respectively, to the Commonwealth’s general obligation bonds Each such rating reflects only the views of the respective rating agency, and an explanation of the significance of such rating may be obtained from such rating agency. There is no assurance that such ratings will continue for any given period of time or that they will not be revised downward or withdrawn entirely by such rating agency if, in the judgment of such rating agency, circumstances so warrant. Any such downward revisions or withdrawals of ratings could have adverse effects on the market price of the Commonwealth’s municipal obligations.

ADDITIONAL CONSIDERATIONS

Pennsylvania municipal obligations may also include obligations of the governments of Puerto Rico and other U.S. territories and their political subdivisions to the extent that these obligations are exempt from Pennsylvania state personal income taxes. Accordingly, the funds’ investments in such securities may be adversely affected by local political and economic conditions and developments within Puerto Rico and certain other U.S. territories affecting the issuers of such obligations.

APPENDIX G

ADDITIONAL INFORMATION CONCERNING

MASSACHUSETTS MUNICIPAL OBLIGATIONS

The following information is a summary of special factors affecting investments in Massachusetts municipal obligations. The sources of payment for such obligations and the marketability thereof may be affected by financial or other difficulties experienced by the Commonwealth of Massachusetts (“Massachusetts”, the “Commonwealth” or the “State”) and certain of its municipalities and public authorities. This information does not purport to be a complete description and is based primarily on information from official statements relating to offerings of Massachusetts issuers and other reports publicly issued by Massachusetts or certain of its agencies. Any estimates of future results and other projections are statements of opinion based on available information at the time made and are subject to risks and uncertainties which may cause actual results to differ materially. The funds have not independently verified, and are not responsible for, the accuracy or timeliness of this information. Such information is included herein without the express authority of any Massachusetts issuer.

ECONOMIC INFORMATION

Massachusetts is a densely populated state with a well-educated population, comparatively high income levels, low rates of unemployment, and a relatively diversified economy. While the total population of Massachusetts has remained fairly stable in the last twenty-five years, significant changes have occurred in the age distribution of the population: dramatic growth in residents between the ages of 20 and 44 since 1980 is expected to lead to a population distributed more heavily in the 65 and over age group in the next twenty-five years. Just as the working-age population has increased, income levels in Massachusetts since 1980 have grown significantly more than the national average, and a variety of measures of income show that Massachusetts residents have significantly higher rates of annual income than the national average. These high levels of income have been accompanied by a significantly lower poverty rate and, with the exception of the recession of the early 1990s, considerably lower unemployment rates in Massachusetts than in the United States since 1980. The state is now recovering from the recession of 2001, but is lagging behind the nation in many indicators, particularly employment levels.

Personal Income

Since at least 1929, real and nominal per capita income levels have been consistently higher in Massachusetts than in the United States. After growing at an annual rate higher than that for the United States between 1982 and 1988, real income levels in Massachusetts declined between 1989 and 1991. Real per capita income levels in Massachusetts increased faster than the national average between 1994 and 1997. In 2000, Massachusetts had its highest per capita income growth in 16 years, exceeding the national growth rate by 2.4 percentage points. From 2000 to 2003, real income in both Massachusetts and the United States declined, with a steeper decline in Massachusetts. However, real income levels in Massachusetts remained well above the national average. In both 2004 and 2005, income in the state grew faster than in the nation. For the last three years only the District of Columbia and Connecticut have had higher levels of per capita personal income.

Annual pay in nominal dollars has grown steadily in Massachusetts over the past decade. Average annual pay is computed by dividing the total annual payroll of employees covered by Unemployment Insurance programs by the average monthly number of employees. Data are reported by employers covered under the Unemployment Insurance programs. While levels of annual pay were nearly equal in Massachusetts and the United States in 1984, average annual pay levels in Massachusetts have grown more rapidly than the national average since that time. The level of annual pay in Massachusetts in 2004 was 24 percent higher than the national average: $48,916, compared to $39,354.

Higher income levels in Massachusetts relative to the rest of the United States are offset to some extent by the higher cost of living in Massachusetts. In 2005, the Consumer Price Index for All Urban Consumers (“CPI-U”) for Boston increased by 3.3 percent, while the CPI-U for the United States as a whole increased by 3.4 percent. As of March 31, 2006, the latest available data showed that the CPI-U for the Boston metropolitan area grew at a rate of 4.4 percent from January 2005 to January 2006, compared with 4.0 percent for the U.S.

Poverty

The Massachusetts poverty rate remains below the national average. Since 1980, the percentage of the Massachusetts population below the poverty line has varied between 7.7 percent and 12.2 percent. During the same time, the national poverty rate varied between 11.3 percent and 15.1 percent. In 2004, the poverty rate in Massachusetts decreased to 9.2 percent while the poverty rate in the United States rose slightly to 12.7 percent. Since 1980, the ratio of the Massachusetts rate of poverty to the United States rate of poverty has varied from a low of 0.51 in 1983 to 0.99 in 1999. These official poverty statistics are not adjusted for regional differences in the cost of living.

Employment

Like many industrial states, Massachusetts has seen a steady decline of its manufacturing jobs base over the last two decades, not only as a share of total employment, but in absolute numbers of jobs as well. Several North American Industry Classification System (“NAICS”) service sectors and the Financial Activities sector have grown to take the place of manufacturing in driving the Massachusetts economy. The combined service sectors with the Financial Activities sector now account for more than half of total payroll employment, while Government, Information, Trade, Transportation, and Utilities have remained level or declined in share.

After significant declines in 2002 and 2003, total non-agricultural employment in Massachusetts declined only 0.1 percent in 2004. The 2005 increase of 0.5 percent is equal to the average growth rate over the 16 year period for which NAICS data are available, but still leaves the state with 131.7 thousand fewer jobs than in the peak year of 2001. In 2004, manufacturing employment declined 3.2 percent from the year before; a smaller decline than the steep annual declines in the previous three years and very close to the long-term average rate of decline since 1990 (3.0 percent per year). The estimate for manufacturing for 2005 was only 2.3 percent below the 2004 level.

The economic recession of the early 1990s caused unemployment rates in Massachusetts to rise significantly above the national average, as much as 2.1 points above in 1991. However, since 1994 the unemployment rate in Massachusetts has been consistently below the national average, with the exception of two months in 2003, when the two rates were equal. Unemployment levels in the United States as a whole and in the New England region have shown similar patterns of peaking in mid-2003, then falling slowly but fairly steadily through March 31, 2006. The unemployment rate in Massachusetts dropped from 4.9 to 4.6 percent between January 2005 and January 2006, while the United States unemployment rate dropped from 5.2 to 4.7 percent over those same months, significantly narrowing the state’s advantage. Both rates worsened in February 2006, with the preliminary Massachusetts rate actually higher than the U.S. rate (5.0 versus 4.8) for the first time since March 1995.

Economic Base and Performance

The economy of Massachusetts remains diversified among several industrial and non-industrial sectors. The four largest sectors of the economy (real estate and rental and leasing, manufacturing, finance and insurance, and professional and technical services, on the 2002 NAICS basis) contributed 48.8 percent of the Gross State Product (“GSP”) in 2004.

Trade and International Trade.    Massachusetts ranked 10th in the United States, and first in New England, with $22.04 billion in international exports in 2005. This represents a 0.9 percent increase from 2004 exports from the Commonwealth, while national exports increased by 10.6 percent in the same period. Through February 2006, Massachusetts’s exports totaled $3.53 billion, an increase of 8.2 percent compared with exports in the first two months of 2005. National exports were up 13.6 percent and New England exports were up 12.8 percent during the same period. It is not possible to provide balance of trade comparisons for Massachusetts because import data are not compiled on a state-by-state basis.

Massachusetts’ five most important trading partners for 2005 were: the Netherlands, with $3.00 billion in purchases of Massachusetts exports; Canada, with $2.93 billion; Germany, with $2.15 billion; Japan, with $1.90 billion; and the United Kingdom, with $1.63 billion in purchases. Between 2004 and 2005, the most significant growth in Massachusetts’s exports among its top ten trading partners was in exports to South Korea (23.0 percent) and the Netherlands (19.3 percent). Massachusetts’s most important exports are computer and electronic products, chemical products, and non-electrical machinery. These categories reflect the adoption of the NAICS classification system, which groups computers with electronic products, rather than with machinery.

Transportation and Warehousing, and Utilities.    Massachusetts’s major air and seaports are managed by the Massachusetts Port Authority (“Massport”), an independent public authority. Massport reported fiscal 2005 operating income of $39.9 million (up 18.5 percent from fiscal 2004), with operating revenues up 11 percent ($460.6 million in 2005 versus $415.0 million in 2004) and operating costs up 10 percent ($420.6 million in 2005 versus $381.3 million in 2004).

As of June 30, 2005, airline service at Logan Airport (“Logan”), both scheduled and unscheduled, was provided by 78 airlines, including 6 U.S. major air carrier airlines, 33 other domestic carriers, 19 non-U.S. flag carriers, and 20 regional and commuter airlines. As of December, year-to-date 2005, Logan flights and passenger counts were up 0.9 and 3.6 percent respectively while cargo and mail volume was down 2.3 percent from December year-to-date 2004. Based on total passenger volume in calendar year 2004 data, Logan was the most active airport in New England, 18th most active in the U.S., and 34th most active in the world, according to Airports Council International (“ACI”). According to ACI, in calendar year 2004, Logan raked 18th in the nation in total air cargo volume. In fiscal year 2005, the airport handled more than 793.3 million pounds of cargo, a 1.6 increase from 2004. As of June 30, 2004, Logan was served by 8 all-cargo and small package/express carriers.

At Massport’s Port of Boston properties, 2004 cargo throughput was 13.9 million metric tons (a 5 percent increase from 2003), automobile processing decreased 13 percent to 10,910 units, and cruise passenger trips decreased less than 1 percent to 199,453. For the first 4 months of 2006, total containerized cargo increased 7.2 percent, there were 16.9 percent more cruise passengers and 0/6 percent more automobiles processed, when compared to the first four months of 2005. Massachusetts total waterborne cargo shipped or received in 2003 (from the Army Corps of Engineers data) increased 17.4 percent (30,655,000 short tons), as did New England and the U.S. (11.6 and 2.3 percent respectively).

Construction and Housing.    In 2004, construction activity contributed 4.3 percent to the total Massachusetts GSP when measured in 2000 chained dollars. The construction sector contributed 4.5 percent to state GSP in 1997. Overall growth between 1997 and 2004 was 24.6 percent.

Both the economic recession of 1990-1991 and the subsequent economic recovery were strongly reflected in the Massachusetts housing sector, but the recession that began in 2001 has had a less pronounced impact on home sales. Significant declines in existing home sales in Massachusetts in 1989 and 1990 (of 10.9 percent and 28.8 percent, respectively) were followed by rapid sales growth between 1991 and 1993, when home sales in Massachusetts increased at a yearly rate substantially higher than the national average. Following this period of rapid growth, the growth in existing home sales slowed to a rate of 0.7 percent in 1994 and declined 2.6 percent in 1995. In 1996, 1997, and 1998, however, growth in existing home sales in Massachusetts was significant, outpacing the New England and national average in 1996 and 1997 with rates of 16.6 percent and 11.0 percent, respectively. This strong growth ended in 1999 when existing home sales in the Commonwealth declined

1.3 percent while growth in existing home sales nationally was 6.0 percent. In 2000, existing home sales in Massachusetts declined by 10 percent and did not start growing again until 2002 when they surged 32.5 percent.

Defense.    Following a peak at $8.7 billion in the value of military prime contracts awarded to Massachusetts firms in fiscal 1986, defense-related contracts declined 17.2 percent by fiscal 1988 to $7.2 billion. By fiscal 1995, the value of defense-related prime contracts had declined to $4.8 billion. The net value of prime contract awards in Massachusetts oscillated between $4.2 and $5.2 billion from 1995 to 2002, but jumped 29.2 percent from 2002 to 2004 to reach $7.0 billion.

From the early 1980s to 2001, the Commonwealth’s share of New England’s prime contract awards had remained around 50 percent. While Massachusetts’ contract total has increased significantly from 2002 through 2004, its share in the New England region has slipped to 36.5 percent in 2004. In 2002, the Commonwealth’s share of the national total reached its lowest point in over two decades, 3.1 percent, and has increased only slightly to 3.3 percent in 2004. Despite this trend, Massachusetts remains the eighth largest recipient in defense spending.

Travel and Tourism.    The travel and tourism industry represents a substantial component of the overall Massachusetts economy. Massachusetts is one of the nation’s most popular tourist and travel destinations for both domestic and international visitors. The greater Boston area is New England’s most popular destination, as the site of many popular and historic attractions including the New England Aquarium, Boston’s Museum of Fine Arts, Boston’s Museum of Science, the U.S.S. Constitution, the Kennedy Library and Museum, and Faneuil Hall Marketplace. The Massachusetts Office of Travel and Tourism reported a slight drop, 0.4 percent, in museum and attraction attendance in 2005 (11.40 million visits in 2005 versus 11.43 million in calendar year 2004).

The Massachusetts Office of Travel and Tourism estimated that 22.7 million domestic travelers traveled to or within the Commonwealth in 2005, a decrease of 4.1 percent from 2004. Additionally, 4.23 million international travelers visited Massachusetts in 2005. According to Massport, there were 7 percent more cruise vessel calls in 2005 than in 2004 (102 versus 95) and 17 percent more cruise passengers (233,702 versus 199,453).

State Taxes.    Per capita state taxes in Massachusetts are significantly higher, 28.5 percent, than the national average. In 2004, the total per capita state tax bill in the United States was $2,025. Citizens of the Commonwealth, however, paid $2,602 on average, the seventh highest in the nation and an increase of 7.2 percent from the previous year’s $2,427. In New England, citizens in Connecticut and Vermont paid more per capita, and all New England states except New Hampshire (47th), ranked in the top 16 for per capita state tax collections. In 2004, over half (52.9%) of the state taxes in Massachusetts came from the state income tax. Per capita individual income taxes in Massachusetts were $1,376, up 10.3% from $1,248 in 2003. Also increasing in 2004 were sales receipts (1.2 percent), corporate net income (10.1 percent), and other taxes (licenses, death and gift, and documentary and stock transfer) (12.3 percent).

State Government Spending in Massachusetts.    Massachusetts ranked 16th in the nation in per capita expenditures ($5,095) in 2003 while it ranked 13th and spent more ($5,122) in 2002. This represents a 0.5 percent decrease in per capita expenditures from 2002 to 2003. Massachusetts spent more state funds per capita on debt service ($386) and less on education ($1,055) in 2003 than any of its New England neighbors. Massachusetts spent 7.7 percent less on debt service and 3.4 percent more on education in 2003 than 2002. While all New England states used less than the national average of 28.1 percent for intergovernmental expenditures, the variation within the region is significant, with intergovernmental expenditures representing 13.9 percent of Rhode Island expenditures, 19.7 percent of Massachusetts expenditures, and 24.3 percent of Vermont expenditures in 2003.

Federal Government Spending in Massachusetts.    Federal government spending contributes a significant amount to the economy of Massachusetts. In fiscal 2004, Massachusetts ranked twelfth among states in per capita distribution of federal funds, with total spending of $8,279 per person, excluding loans and insurance.

Massachusetts’ share of total federal spending declined steadily between 1990 and 1999, and has stabilized in the range of 2.46 percent to 2.52 percent between 1998 and 2004. Federal spending includes grants to state and local governments, direct payments to individuals, wage and salary employment, and procurement contracts, and includes only those expenditures that can be associated with individual states and territories.

Over half of fiscal year 2004 federal spending in Massachusetts was composed of health care and social programs like Medicare, Medicaid, Social Security, unemployment benefits, and Section 8 Housing Vouchers. Massachusetts was above the national average in per capita federal grants to state and local governments, receiving $2,163 per capita compared to a national average of $1,545. Per capita federal spending on salaries and wages in 2004 was lower in Massachusetts than in the rest of the nation ($554 compared to a national average of $750), but Massachusetts was above the national average in per capita direct federal payments to individuals ($4,139 compared to a national average of $3,839). Massachusetts ranked 9th among states in per capita procurement contract awards ($1,422 compared to a national average of $1,089) in 2004.

Infrastructure

Major Infrastructure Projects.    Several major public sector-sponsored construction projects are underway in the Boston region, providing significant economic and employment benefits to the state.

The “Big Dig,” the world’s largest highway project, includes the depression of the central artery which traverses the City of Boston, and the construction of a third harbor tunnel linking downtown Boston to Logan Airport. The new Central Artery is designed to meet Boston’s future traffic demand and is anticipated to carry 245,000 vehicles per day by 2010 with minimal congestion. The Project will also strengthen connections among Boston’s air, rail, and seaport terminals. By offering travelers and shippers increased choice and flexibility among these different modes of transportation, the Project is contributing to the creation of an integrated, intermodal transportation system for the entire region. The Ted Williams Tunnel, which stretches under Boston Harbor from South Boston to Logan Airport, opened to commercial traffic in late 1995 and to all traffic in December 2001, and will carry an estimated 98,000 vehicles daily in 2010. The Central Artery Project’s total cost is estimated to be $14.63 billion, with nearly half funded by the federal government. More than $1.5 billion of the state’s share of future federal funding is slated to go toward the Big Dig until 2012. As of April 4, 2004, construction was 93.5 percent complete.

The $385 million Route 3 North project improves safety and travel along the Route 3 highway mainline and the adjacent roadways. Route 3 North is 21 miles in length from the Route 128 interchange in Burlington to the New Hampshire border. Initial survey and sub-surface work commenced along the Route 3 corridor in the fall of 2000. This design-build project includes adding a travel lane and two 10 feet shoulders in each direction, the replacement of 47 bridges, a park and ride facility, as well as various environmental improvements.

The Massachusetts Bay Transportation Authority (MBTA) Silver Line project creates the first new MBTA rapid transit line in 90 years. The Silver Line is a state-of-the-art Bus Rapid Transit (BRT) system. This transit line is being completed in three phases. The first and second segments were introduced as two, separate BRT lines: Silver Line Phase I, which has been open since 2002, travels along Washington Street between Dudley Square and Downtown; and Silver Line Phase II, which opened in December 2004, runs underground from South Station to the South Boston Waterfront and continues aboveground to the Boston Convention and Exhibition Center, Marine Industrial Park, and Logan. The third phase, Silver Line Phase III, will link Phases I and II. When the final phase has been completed, all three segments will connect to become the MBTA’s fifth rapid transit line. It will offer a seamless link between the communities of Roxbury, the South End, Chinatown, Downtown, and South Boston. More than $450 million has been invested in the Washington Street corridor in both commercial and residential development projects.

The MBTA Greenbush project will restore commuter rail service on the existing right-of-way known as the Greenbush corridor through the towns of Braintree, Weymouth, Hingham, Cohasset and Scituate, Massachusetts.

The project begins at the connection with the existing MBTA Old Colony Main Line at the Braintree Wye in East Braintree, and extends 18 miles easterly along the former New Haven Railroad Greenbush Branch to the terminus in the Greenbush section of Scituate. Construction began in 2003 and service is expected to start in mid-2007. The Massachusetts Executive Office of Transportation and Construction’s Lawrence Gateway Project, generally regarded as an integral step in the renaissance of this historic mill city, will offer 1.2 million square feet of cost-effective, quality office space in the mills along the Merrimack River and the canal district, as well as dramatically improved access to Routes 495, 93 and 95.

On February 10, 2004, the governor filed a $1.15 billion bill for capital transportation spending that guarantees the state will invest at least $400 million every year in upgrading the Commonwealth’s roads and bridges until the year 2012. The 2004 Transportation Bond Bill will provide three years worth of new capital authorization for critical transportation priorities. Funding provisions in the Bond Bill include $425 million for federally assisted transportation projects to support the road and bridge program, $300 million for Chapter 90 local aid, $210 million for non-federally assisted roadway projects, $102 million to protect rail freight properties and to provide capital assistance to Regional Transit Authorities (RTAs) and $23 million for various local grant programs.

Massport owns and operates Logan, Hanscom Field, Worcester Regional Airport, the Port of Boston, and several smaller assets. Logan is undergoing a more than $4 billion modernization program that will result in improved access, modern facilities, and the latest customer amenities. In addition, Massport, which owns and operates Logan, has been nationally-recognized for being the first U.S. airport authority to design and build an inline 100% bag screening system, deploy an anti-terrorism unit armed with submachine guns and hand held wireless computers, and implement behavior profiling to spot potential terrorists.

The Port of Boston has instituted port optimization, which consolidated all container operations at Conley Terminal in South Boston, where Massport invested $50 million in four post-Panamax cranes, deeper berths and a modern, timesaving l0-lane gate facility. At the same time, Moran Terminal was transformed into Boston Autoport, state-of-the-art facility that can offload 400 cars an hour and process over 100,000 cars a year. It increased warehousing by replacing two unused cargo buildings with a 200,000-square-foot warehouse and cargo transfer facility in South Boston, International Cargo Port Inc. Harbor dredging is now underway and, when complete, will improve navigation and safety, reduce cargo handling costs and further control product costs to New England businesses and consumers. It introduced value-added services for customers, such as the Harbor Maintenance Tax, which provides a dollar-for-dollar tax credit for shippers using the Port of Boston. It anticipates the expansion of 120,000 square feet of rehabilitated space to respond to increased demands by cruise lines and their passengers at the Black Falcon Cruise Terminal.

COMMONWEALTH BUDGET AND FINANCIAL MANAGEMENT CONTROLS

Operating Fund Structure

The Commonwealth’s operating fund structure satisfies the requirements of state finance law and is in accordance with Generally Accepted Accounting Principles (“GAAP”), as defined by the Government Accounting Standards Board (“GASB”). The General Fund and those special revenue funds that are appropriated in the annual state budget receive most of the non-bond and non-federal grant revenues of the Commonwealth. These funds are referred to as the “budgeted operating funds” of the Commonwealth. They do not include the capital projects funds of the Commonwealth, into which the proceeds of Commonwealth bonds are deposited.

Prior to the General Appropriations Act (“GAA”) for fiscal 2004, there were three principal budgeted operating funds used in the calculation of the consolidated net surplus: the General Fund, the Highway Fund and the Local Aid Fund. Expenditures from these three funds generally accounted for approximately 93% of total expenditures of the budgeted operating funds. The remaining approximately 7% of expenditures occur in several dedicated operating funds (Minor Funds) not included in the calculation of the consolidated net surplus. State finance law also provides for a Stabilization Fund, a Capital Projects Fund and a Tax Reduction Fund, which funds relate to the use of any aggregate fiscal year-end surplus in the Commonwealth’s three principal budgeted operating funds.

Two of the budgeted operating funds account for most of the Commonwealth’s appropriated spending: the General Fund and the Highway Fund, from which approximately 97% of fiscal 2005’s statutory basis budgeted operating fund expenditures were made. The remaining approximately 3% of statutory operating fund expenditures occurred in other operating funds: the Commonwealth Stabilization Fund; the Workforce Training Fund; the Massachusetts Tourism Fund; the Children’s and Seniors’ Health Care Assistance Fund; the Inland Fisheries and Game Fund; three administrative control funds, including the Temporary Holding Fund, the Intragovernmental Service Fund, and the Transitional Escrow Fund; and the Federal Medicaid Assistance Percentage Escrow Fund. There were also three inactive funds which were authorized by law but had no activity: the Division of Energy Resources Credit Trust Fund; the Tax Reduction Fund; and the collective Bargaining Reserve Fund. The FMAP Escrow Fund, created in fiscal 2004 to hold and allow expenditure of one-time funds provided by the federal government to the states for one-time fiscal relief, expired as of the close of fiscal 2005. The Transitional Escrow Fund, created to account for undesignated fund balances in budgeted funds at the close of fiscal 2005 and carry them forward into fiscal 2006, expired on June 30, 2006.

At the end of a fiscal year, balances in the budgeted operating funds, unless excluded by law, are used to calculate consolidated net surplus. Balances in the Stabilization Fund and the Tax Reduction Fund, both of which may receive consolidated net surplus funds, and in the Inland Fisheries and Game Fund were excluded from the consolidated net surplus calculation as of the end of fiscal 2005. The balance in the Transitional Escrow Fund was not included in consolidated net surplus, since it was established with surplus funds that remained after a number of mandated transfers specifically to carry that money forward from fiscal 2005 to be available for expenditure in fiscal 2006.

Overview of Operating Budget Process

Generally, funds for the Commonwealth’s programs and services must be appropriated by the Legislature. The process of preparing a budget begins with the Executive branch early in the fiscal year preceding the fiscal year for which the budget will take effect. The legislative budgetary process begins in late January (or, in the case of a newly elected Governor, not later than March) with the Governor’s budget submission to the Legislature for the fiscal year commencing in the ensuing July. The Massachusetts constitution requires that the Governor recommend to the Legislature a budget which contains a statement of all proposed expenditures of the Commonwealth for the upcoming fiscal year, including those already authorized by law, and of all taxes, revenues, loans and other means by which such expenditures are to be defrayed. By statute, the Legislature and the Governor must approve a balanced budget for each fiscal year, and no supplementary appropriation bill may be approved by the Governor if it will result in an unbalanced budget. However, this is a statutory requirement that may be superseded by an appropriation act.

The House Ways and Means Committee considers the Governor’s budget recommendations and, with revisions, proposes a budget to the full House of Representatives. Once approved by the House, the budget is considered by the Senate Ways and Means Committee, which in turn proposes a budget to be considered by the full Senate. In recent years, the legislative budget review process has included joint hearings by the Ways and Means Committees of the Senate and the House. After Senate action, a legislative conference committee develops a joint budget recommendation for consideration by both houses of the Legislature, which upon adoption is sent to the Governor. Under the Massachusetts constitution, the Governor may veto the budget in whole or disapprove or reduce specific line items (line item veto). The Legislature may override the Governor’s veto or specific line-item vetoes by a two-thirds vote of both the House and Senate. The annual budget legislation, as finally enacted, is known as the GAA.

In years in which the GAA is not approved by the Legislature and the Governor prior to the beginning of the applicable fiscal year, the Legislature and the Governor generally approve a temporary budget under which funds for the Commonwealth’s programs and services are appropriated based upon the level of appropriations from the prior fiscal year budget.

State finance law requires the Commonwealth to monitor revenues and expenditures during a fiscal year. For example, the Secretary of Administration and Finance is required to provide quarterly revenue estimates to the Governor and the Legislature, and the Comptroller publishes a quarterly report of planned and actual revenues. Department heads are required to notify the Secretary of Administration and Finance and the House and Senate Committees on Ways and Means of any anticipated decrease in estimated revenues for their departments from the federal government or other sources or if it appears that any appropriation will be insufficient to meet all expenditures required in the fiscal year by any law, rule, regulation or order not subject to the administrative control. The Secretary of Administration and Finance must notify the Governor and the House and Senate Committees on Ways and Means whenever the Secretary determines that revenues will be insufficient to meet authorized expenditures. The Secretary of Administration and Finance is then required to compute projected deficiencies and, under Section 9C of Chapter 29 of the General Laws, the Governor is required to reduce allotments, to the extent lawfully permitted to do so, or submit proposals to the Legislature to raise additional revenues or to make appropriations from the Stabilization Fund to cover such deficiencies. The Supreme Judicial Court has ruled that the Governor’s authority to reduce allotments of appropriated funds extends only to appropriations of funds to state agencies under the Governor’s control.

Cash and Budgetary Controls

The Commonwealth has in place controls designed to ensure that sufficient cash is available to meet the Commonwealth’s obligations, that state expenditures are consistent with periodic allotments of annual appropriations and that monies are expended consistently with statutory and public purposes. Two independently elected Executive Branch officials, the State Treasurer and the State Auditor, conduct the cash management and audit functions, respectively. The Comptroller conducts the expenditure control function. The Secretary of Administration and Finance is the Governor’s chief fiscal officer and provides overall coordination of fiscal activities.

Capital Investment Process and Controls

Authorization for capital investments requires approval by the Legislature. Based on outstanding authorizations, the Executive Office for Administration and Finance, at the direction of the Governor and in conjunction with the cabinet and other officials, establishes a capital investment plan. The plan is an administrative guideline and subject to amendment at any time. The plan assigns authority for secretariats and agencies to spend on capital projects and is reviewed each fiscal year. The primary policy objective of the plan is to determine the Commonwealth’s investment needs and the required level of funding necessary to support these needs.

Capital expenditures are primarily financed with debt proceeds, federal reimbursements, payments from third parties and transfers from other governmental funds. The issuance of debt also requires two-thirds approval by both houses of the Legislature. Upon such approval, the Governor submits a bill to the Legislature, which describes the terms and conditions of the borrowing for the authorized debt. The Governor, through the Secretary of Administration and Finance, controls the amount of capital expenditures through the allotment of funds in support of such authorizations, and therefore controls the amount of debt issued to finance such expenditures.

The Comptroller has established various funds to account for financial activity related to the acquisition or construction of capital assets. In addition, accounting procedures and financial controls have been instituted to limit agency capital spending to the levels approved by the Governor. Since July 1991, all agency capital spending has been tracked against the plan on both a cash and encumbrance accounting basis on MMARS, and federal reimbursements have been budgeted and monitored against anticipated receipts.

Cash Management Practices of State Treasurer

The State Treasurer is responsible for ensuring that all Commonwealth financial obligations are met on a timely basis. The Massachusetts constitution requires that all payments by the Commonwealth (other than debt service) be made pursuant to a warrant approved by the Governor’s Council. The Comptroller prepares certificates which, with the advice and consent of the Governor’s Council and approval of the Governor, become the warrant to the State Treasurer. Once the warrant is approved, the State Treasurer’s office disburses the money.

The Cash Management Division of the State Treasurer’s office accounts on a daily basis for cash received into over 600 separate accounts of the Department of Revenue and other Commonwealth agencies and departments. The Division relies primarily upon electronic receipt and disbursement systems.

The State Treasurer is required to submit quarterly cash flow projections for the then current fiscal year to the House and Senate Committees on Ways and Means on or before each September 1, December 1, March 1 and June 1. The projections must include estimated sources and uses of cash, together with the assumptions from which such estimates were derived and identification of any cash flow gaps. The State Treasurer’s office also oversees the Commonwealth’s commercial paper program. The State Treasurer’s office, in conjunction with the Executive Office for Administration and Finance, is also required to develop quarterly and annual cash management plans to address any gap identified by the cash flow projections and variance reports.

Fiscal Control, Accounting and Reporting Practices of Comptroller

The Comptroller is responsible for oversight of fiscal management functions, establishment of all accounting policies and practices and publication of official financial reports. The Comptroller maintains the Massachusetts Management Accounting and Reporting System (MMARS), the centralized state accounting system that is used by all state agencies and departments except independent state authorities. MMARS provides a ledger-based system of revenue and expenditure accounts enabling the Comptroller to control obligations and expenditures effectively and to ensure that appropriations are not exceeded during the course of the fiscal year. The Commonwealth’s statewide accounting system also has various modules for receivables, payables, fixed assets and other processes management. In fiscal 2004, the Comptroller completed a conversion of this system to a newer version utilizing updated technology.

Expenditure Controls.    The Comptroller requires that the amount of all obligations under purchase orders, contracts and other commitments for the expenditures of monies be recorded as encumbrances. Once encumbered, these amounts are not available to support additional spending commitments. As a result of these encumbrances, spending agencies can use MMARS to determine at any given time the amount of their appropriations available for future commitments.

The Comptroller is responsible for compiling expenditure requests into the certificates for approval by the Governor’s Council. In preparing these certificates, which become the warrant, the Comptroller’s office has systems in place to ensure that the necessary monies for payment have been both appropriated by the Legislature and allotted by the Governor in each account and sub-account. By law, certain obligations may be placed upon the warrant even if the supporting appropriation or allotment is insufficient. These obligations include debt service, which is specifically exempted by the state constitution from the warrant requirement, and Medicaid payments, which are mandated by federal law.

Although state finance law generally does not create priorities among types of payments to be made by the Commonwealth in the event of a cash shortfall, the Comptroller has developed procedures, in consultation with the State Treasurer and the Executive Office for Administration and Finance, for prioritizing payments based upon state finance law and sound fiscal management practices. Under those procedures, debt service on the Commonwealth’s bonds and notes is given the highest priority among the Commonwealth’s various payment obligations.

Internal Controls.    The Comptroller establishes internal control policies and procedures in accordance with state finance law. Agencies are required to adhere to such policies and procedures. Any violation of state finance law or regulation or other internal control weaknesses must be reported to the State Auditor, who is authorized to investigate and recommend corrective action.

Statutory Basis of Accounting.    In accordance with state law, the Commonwealth adopts its budget and maintains financial information on a statutory basis of accounting. Under the statutory basis, tax and departmental revenues are accounted for on a modified cash basis by reconciling revenue to actual cash receipts confirmed by the State Treasurer. Certain limited revenue accruals are also recognized, including receivables from federal reimbursements with respect to paid expenditures. Expenditures are measured on a modified cash basis including actual cash disbursements and encumbrances for goods or services received prior to the end of a fiscal year.

For most Commonwealth programs and services, the measurement of expenditures under the statutory basis of accounting is equivalent to such measurement on a GAAP basis. However, for certain federally mandated entitlement programs, such as Medicaid, expenditures are recognized under the statutory basis of accounting only to the extent of disbursements supported by current-year appropriations. Some prior year services billed after the start of a fiscal year are normally paid from the new fiscal year’s appropriation, in an amount determined by the specific timing of billings and the amount of prior year funds that remained after June 30 to pay the prior year’s accrued billings, although this practice may vary from year to year.

GAAP Basis of Accounting.    Since fiscal 1986, the Comptroller has prepared Commonwealth financial statements on a GAAP basis. The emphasis is on demonstrating inter-period equity through the use of modified accrual accounting for the recognition of revenues and expenditures/expenses. In addition to the primary government, certain independent authorities and agencies of the Commonwealth are included as component units within the Commonwealth’s reporting entity, primarily as non-budgeted enterprise funds.

There are two measurement foci and bases of accounting under GAAP—the economic resources management focus and the current financial resources management focus. Implementation of GASB 34 added the economic resources management focus layer of GAAP reporting (otherwise known as the “entity-wide perspective”), where revenues and expenses (different from expenditures) are presented similar to a private company. Revenues are recorded when earned and expenses are recorded when a liability is incurred, regardless of the timing of cash flows. Grants and similar items are recognized as revenues as soon as all eligibility requirements imposed by the provider have been met. Capital assets, including infrastructure assets net of depreciation and the long-term portion of all liabilities, are reported on the statement of net assets.

Under the current financial resources management focus of GAAP (otherwise known as “fund perspective”), revenues are reported in the period in which they become both measurable and available. Revenues are “available” when they are expected to be collected within the current period or soon enough thereafter to be used to pay liabilities of the current period.

Significant revenues susceptible to accrual include income, sales and use, corporation and other taxes, federal grants and reimbursements and reimbursements for the use of materials and services. Tax accruals, which represent the estimated amounts due to the Commonwealth on previous filings, over and under withholdings, estimated payments on income earned and tax refunds and abatements payable, are all recorded as adjustments to statutory basis tax revenues.

Major expenditure accruals are recorded for the cost of Medicaid claims that have been incurred but not paid, claims and judgments, and compensated absences such as vacation pay earned by state employees.

Audit Practices of State Auditor

The State Auditor is mandated under state law to conduct an audit at least once every two years of all activities of the Commonwealth. The audit encompasses 750 entities, including the court system and the independent authorities, and includes an overall evaluation of management operations. The State Auditor also has the authority to audit federally aided programs and vendors under contract with the Commonwealth, as well as to conduct special audit projects. The State Auditor conducts both financial compliance and performance audits in accordance with generally accepted government auditing standards issued by the Comptroller General of the United States. In addition, and in conjunction with the independent public accounting firm Deloitte & Touche LLP, the State Auditor performs a significant portion of the audit work relating to the state single audit.

Within the State Auditor’s office is the Division of Local Mandates, which evaluates all proposed and actual legislation to determine the financial impact on the Commonwealth’s cities and towns. In accordance with state law, the Commonwealth is required to reimburse cities and towns for any costs incurred through mandated programs established after the passage of Proposition 2 1/2, the statewide tax limitation enacted by the voters in 1980, unless expressly exempted from those provisions, and the State Auditor’s financial analysis is used to establish the amount of reimbursement due to the Commonwealth’s cities and towns.

LONG TERM LIABILITIES

General Authority to Borrow

Under its constitution, the Commonwealth may borrow money (a) for defense or in anticipation of receipts from taxes or other sources, any such loan to be paid out of the revenue of the year in which the loan is made, or (b) by a two-thirds vote of the members of each house of the Legislature present and voting thereon. The constitution further provides that borrowed money shall not be expended for any other purpose than that for which it was borrowed or for the reduction or discharge of the principal of the loan. In addition, the Commonwealth may give, loan or pledge its credit by a two-thirds vote of the members of each house of the Legislature present and voting thereon, but such credit may not in any manner be given or loaned to or in aid of any individual, or of any private association, or of, any corporation which is privately owned or managed.

The Commonwealth has waived its sovereign immunity and consented to be sued on contractual obligations, which term includes bonds and notes issued by it and all claims with respect thereto. However, the property of the Commonwealth is not subject to attachment or levy to pay a judgment, and the satisfaction of any judgment generally requires legislative appropriation. Enforcement of a claim for payment of principal of or interest on bonds and notes of the Commonwealth may also be subject to the provisions of federal or Commonwealth statutes, if any, hereafter enacted extending the time for payment or imposing other constraints upon enforcement, insofar as the same may be constitutionally applied. The United States Bankruptcy Code is not applicable to states.

Statutory Limit on Direct Debt.    Legislation enacted in December 1989 imposes a limit on the amount of outstanding “direct” bonds of the Commonwealth. The law, which is codified in Section 60A of Chapter 29, set a fiscal 1991 limit of $6.8 billion and provided that the limit for each subsequent fiscal year was to be 105% of the previous fiscal year’s limit. This limit is calculated under the statutory basis of accounting, which differs from GAAP in that the principal amount of outstanding bonds is measured net of discount and costs of issuance. The law further provides that bonds to be refunded from the proceeds of Commonwealth refunding bonds are to be excluded from outstanding “direct” bonds upon the issuance of the refunding bonds. Pursuant to Chapter 33 of the Acts of 1991, the Commonwealth’s outstanding special obligation highway revenue bonds are not to be counted in computing the amount of bonds subject to this limit. Pursuant to Chapter 5 of the Acts of 1991, $287.2 million of Commonwealth refunding bonds issued in September and October 1991 are not counted in computing the amount of the bonds subject to this limit. Pursuant to Chapter 11 of the Acts of 1997, federal grant anticipation notes are also not to be counted in computing the amount of the bonds subject to this limit. Pursuant to Chapter 127 of the Acts of 1999, bonds issued to pay the operating notes issued by the MBTA or to reimburse the Commonwealth for advances to the MBTA are not to be counted in computing the amount of the bond subject to this limit. Pursuant to Chapter 87 of the Acts of 2000, as amended, bonds payable from the Central

Artery and Statewide Road and Bridge Infrastructure Fund are not to be counted in computing the amount of the bonds subject to this limit. Pursuant to Chapter 201 of the Acts of 2004, up to $1 billion of bonds issued to finance the Massachusetts School Building Authority (“MSBA”) are-not to be counted in computing the amount of bonds subject to this limit. The statutory limit on “direct” bonds during fiscal 2006 is $14.137 billion.

Limit on Debt Service Appropriations.    In January 1990, legislation was enacted to impose a limit on debt service appropriations in Commonwealth budgets beginning in fiscal 1991. The law, which is codified as Section 60B of Chapter 29 of the General Laws, provides that no more than 10% of the total appropriations in any fiscal year may be expended for payment of interest and principal on general obligation debt of the Commonwealth. Debt service relating to bonds that are excluded from the debt limit on direct debt is not included in the limit on debt service appropriations. Section 60B is subject to amendment or repeal by the Legislature at any time and may be superseded in the annual appropriations act for any year.

Commonwealth Debt.    The Commonwealth is authorized to issue three types of debt directly—general obligation debt, special obligation debt and federal grant anticipation notes. General obligation debt is secured by a pledge of the full faith and credit of the Commonwealth. Special obligation debt may be secured either with a pledge of receipts credited to the Highway Fund or with a pledge of receipts credited to the Convention Center Fund. Federal grant anticipation notes are secured by a pledge of federal highway construction reimbursements. See “Federal Grant Anticipation Notes.”

Other Long-Term Liabilities.    The Commonwealth is also authorized to pledge its credit in aid of and provide contractual support for certain independent authorities and political subdivisions within the Commonwealth. These Commonwealth liabilities are classified as either (a) general obligation contract assistance liabilities, (b) budgetary contractual assistance liabilities or (c) contingent liabilities.

General obligation contract assistance liabilities arise from statutory requirements for payments by the Commonwealth to the Massachusetts Convention Center Authority, the Massachusetts Development Finance Agency and the Foxborough Industrial Development Financing Authority of 100% of the debt service of certain bonds issued by those authorities, as well as payments to the Massachusetts Water Pollution Abatement Trust and the Massachusetts Turnpike Authority that are not explicitly tied to debt service. Such liabilities constitute a pledge of the Commonwealth’s credit for which a two-thirds vote of the Legislature is required.

Budgetary contract assistance liabilities arise from statutory requirements for payments by the Commonwealth under capital leases, including leases supporting certain bonds issued by the Chelsea Industrial Development Financing Authority and the Route 3 North Transportation Improvements Association and other contractual agreements, including a contract supporting certain certificates of participation issued for Plymouth County and the grant agreements underlying the school building assistance program. Such liabilities do not constitute a pledge of the Commonwealth’s credit.

Contingent liabilities relate to debt obligations of independent authorities and agencies of the Commonwealth that are expected to be paid without Commonwealth assistance, but for which the Commonwealth has some kind of liability if expected payment sources do not materialize. These liabilities consist of guaranties and similar obligations with respect to which the Commonwealth’s credit has been pledged, as in the case of certain debt obligations of the MBTA, certain regional transit authorities, the Woods Hole, Martha’s Vineyard and Nantucket Steamship Authority and the higher education building authorities; and of statutorily contemplated payments with respect to which the Commonwealth’s credit has not been pledged, as in the case of the Commonwealth’s obligation to replenish the capital reserve funds securing certain debt obligations of the Massachusetts Housing Finance Agency and the Commonwealth’s obligation to fund debt service, solely from monies otherwise appropriated for the affected institution, owed by certain community colleges and state colleges on bonds issued by the Massachusetts Health and Educational Facilities Authority and the Massachusetts State College Building Authority.

General Obligation Debt

The Commonwealth issues general obligation bonds and notes pursuant to Chapter 29 of the General Laws. General obligation bonds and notes issued thereunder are deemed to be general obligations of the Commonwealth to which its full faith and credit is pledged for the payment of principal and interest when due, unless specifically provided otherwise on the face of such bond or note.

Notes.    The Commonwealth is authorized to issue short-term general obligation debt as revenue anticipation notes or bond anticipation notes. Revenue anticipation notes may be issued by the State Treasurer in any fiscal year in anticipation of the receipts for that year. Revenue anticipation notes must be repaid no later than the close of the fiscal year in which they are issued. Bond anticipation notes may be issued by the State Treasurer in anticipation of the issuance of bonds, including special obligation convention center bonds. As of April 18, 2006, the Commonwealth had liquidity support for a $1 billion commercial paper program for general obligation notes, through five $200 million credit lines which expire in December 2006, March 2007, December 2007, September 2008, and November 2015, respectively.

Synthetic Fixed Rate Bonds.    In connection with the issuance of certain general obligation bonds that were issued as variable rate bonds, the Commonwealth has entered into interest rate exchange (or “swap”) agreements with certain counterparties pursuant to which the counterparties are obligated to pay the Commonwealth an amount equal to the variable rate payment on the related bonds and the Commonwealth is obligated to pay the counterparties a stipulated fixed rate. Only the net difference in interest payments is actually exchanged with the counterparty, and the Commonwealth is responsible for making interest payments to the variable rate bondholders. The effect of the agreements is to fix the Commonwealth’s interest payment obligations with respect to the variable rate bonds. The Commonwealth will be exposed to a variable rate if the counterparties default or if the swap agreements are terminated. Termination of a swap agreement may also result in the Commonwealth’s making or receiving a termination payment. The variable rate bonds associated with such swaps are supported by stand-by bond purchase liquidity facilities with commercial banks which require the applicable bank to purchase any bonds that are tendered and not successfully remarketed. Unless and until remarketed, the Commonwealth would be required to pay the bank interest on such bonds at a rate equal to the bank’s prime rate. In addition, the Commonwealth would be required to amortize the principal of any such bonds according to an accelerated schedule. Such liquidity facilities expire well before the final maturity date of the related bonds and are expected to be renewed. As of January 1, 2006, the amount of such variable rate bonds outstanding with a synthetic fixed rate agreement was $2.107 billion.

Variable Rate Demand Bonds, Auction Rate Securities and U-Plan Bonds.    As of January 1, 2006, the Commonwealth had outstanding approximately $184.0 million of variable rate demand bonds (not converted to a synthetic fixed rate as described above) in a daily interest rate mode, with liquidity support provided by commercial banks under agreements terminating in February 2006. On March 3, 2006 the Commonwealth issued $350.0 million of additional variable rate demand bonds (not converted to a synthetic fixed rate as described above) in a daily interest rate mode, with liquidity support provided by commercial banks under agreements terminating in March 2011 and March 2013. As of January 1, 2006, the Commonwealth had outstanding $401.5 million of auction rate securities in a seven-day interest rate mode. As of January 1, 2006, the Commonwealth had outstanding approximately $87.1 million of variable rate “U-Plan” bonds, sold in conjunction with a college savings program administered by the Massachusetts Educational Financing Authority, which bear deferred interest at a rate equal to the percentage change in the consumer price index plus 2%, together with current interest at the rate of 0.5%.

Interest Rate Swap Agreement Dispute.    The Commonwealth is party to an interest rate swap agreement relating to the Commonwealth’s General Obligation Refunding Bonds, 2001 Series B and 2001 Series C, pursuant to which the Commonwealth makes payments at a fixed rate of 4.15% per annum and receives payments from its swap counterparty at a floating rate based on the actual rate on its bonds, which are variable rate obligation bonds. The notional amount of the swap was $496,225,000 as of April 18, 2006, and the scheduled termination date is January 1, 2021. Swap payments are made monthly, with the Commonwealth netting its fixed rate obligation against the floating rate amount due from the swap counterparty. The swap documentation provides that the method for determining the floating rate obligation of the counterparty may change upon an “Event of Taxability” as defined therein. The swap counterparty has asserted that an Event of Taxability has occurred and that, as a result, commencing May 3, 2004, the Commonwealth’s monthly net payments to the counterparty must be increased. The Commonwealth disagrees with this assertion and, on April 23, 2004, filed a complaint in Suffolk County Superior Court seeking a declaratory judgment and related preliminary injunction relief (the “Action”). The swap payment made by the Commonwealth on May 3, 2004 and each monthly payment made thereafter have been calculated based on the pre-existing method. The Commonwealth and the swap counterparty have agreed that the Commonwealth may continue to make payments based on the pre-existing method pending the resolution of the Action, subject to the swap counterparty’s right to recover the difference if the Action is decided adversely to the Commonwealth. As of January 1, 2006, this difference was estimated to have aggregated to be approximately $2.0 million. The Commonwealth estimated that the present value to the Commonwealth of paying under the pre-existing method instead of the method asserted by the swap counterparty was approximately $25.7 million calculated as of January 1, 2006.

Special Obligation Debt

Highway Fund.    Section 2O of Chapter 29 of the General Laws authorizes the Commonwealth to issue special obligation bonds secured by all or a portion of revenues accounted to the Highway Fund. Revenues which are currently accounted to the Highway Fund are primarily derived from taxes and fees relating to the operation or use of motor vehicles in the Commonwealth, including the motor fuels excise tax. Chapter 33 of the Acts of 1991 authorizes the Commonwealth to issue such special obligation bonds in an aggregate amount not to exceed $1.125 billion. As of January 1, 2006, the Commonwealth had outstanding $770.1 million of such special obligation bonds, including $761.4 million of such bonds secured by a pledge of 6.86¢ of the 21¢ motor fuels excise tax.

Convention Center Fund.    Chapter 152 of the Acts of 1997 authorizes $694.4 million of special obligation bonds to be issued for the purposes of building a new convention center in Boston ($609.4 million), the Springfield Civic Center ($66 million) and the Worcester convention center ($19 million). The bonds are payable from monies credited to the Convention Center Fund created by legislation, which include the receipts from a 2.75% convention center financing fee added to the existing hotel tax in Boston, Cambridge, Springfield and Worcester, sales tax receipts from establishments near the proposed Boston facility that first opened on or after July 1, 1997, a surcharge on car rentals in Boston, a parking surcharge at all three facilities, the entire hotel tax collected at hotels located near the new Boston facility and all sales tax and hotel tax receipts at new hotels in Boston and Cambridge first opened on or after July 1, 1997. The legislation requires a capital reserve fund to be maintained at a level equal to maximum annual debt service and provides that if the fund falls below its required balance the 2.75% convention center financing fee in Boston is to be increased (though the overall hotel tax in Boston, including the fee, cannot exceed 14%). In June 2004, the Commonwealth issued $686.7 million of special obligation bonds, secured solely by the pledge of receipts of tax revenues within the special districts surrounding the centers and other special revenues connected to such facilities, $638.7 million of which remain outstanding as of January 1, 2006.

Federal Grant Anticipation Notes

As of April 18, 2006, the Commonwealth had issued federal grant anticipation notes yielding aggregate net proceeds of $1.5 billion, the full amount authorized, to finance the current cash flow needs of the Central Artery/Ted Williams Tunnel project in anticipation of future federal reimbursements. The legislation authorizing such notes contains a statutory covenant that as long as any such grant anticipation notes remain outstanding, the Commonwealth will deposit all federal highway reimbursements into the Grant Anticipation Note Trust Fund, to be released to the Commonwealth once all the debt service and reserve funding obligations of the trust agreement securing the grant anticipation notes have been met. If the United States Congress reduces the aggregate amount appropriated nationwide for federal highway spending to less than $17.1 billion and debt service coverage with respect to the notes falls below 120%, then the legislation further pledges that 10 cents per gallon of existing motor fuel tax collections will be deposited into the trust fund, to be used for debt service on the, notes, subject to legislative appropriation. The notes are not general obligations of the Commonwealth. The notes mature between fiscal 2006 and fiscal 2015, inclusive. Under the trust agreement securing the notes, aggregate annual debt service on grant anticipation notes may not exceed $216 million. Such notes are secured by the pledge of federal highway construction reimbursement payments and by a contingent pledge of certain motor fuels excises.

On July 16, 2003, the Commonwealth issued special obligation refunding notes for the purpose of crossover refunding approximately $408.0 million of outstanding federal grant anticipation notes in 2008 and in 2010. Until the crossovers occur, interest on the notes will be paid solely by an escrow account established with the proceeds of the notes. Upon the refunding of $408.0 million of outstanding federal grant anticipation notes on the crossover dates, the refunding notes will become secured by the Grant Anticipation Note Trust Fund.

As of January 1, 2006, $1,849.1 million of such notes, inclusive of the special obligation crossover refunding notes, remain outstanding.

General Obligation Contract Assistance Liabilities

Massachusetts Convention Center Authority.    The Massachusetts Convention Center Authority (MCCA) was created for the purpose of promoting the economic development of the Commonwealth through the operation of the Hynes Convention, Center, the Boston Common Parking Garage and the Springfield Convention Center. In addition, the MCCA is overseeing the construction of the Boston Convention and Exhibition Center. The MCCA has issued bonds which are fully secured by contract assistance payments by the Commonwealth, which payments are limited by statute to an amount equal to the annual debt service on $200 million of bonds outstanding at any one time. The assistance contract is a general obligation of the Commonwealth for which its full faith and credit is pledged. As of January 1, 2006, the MCCA had $16.5 million of such bonds outstanding. These bonds do not include the 2004 bonds issued to finance construction of the Boston Convention and Exhibition Center and the renovation and expansion of the MassMutual Center; these projects were financed by the issuance of Commonwealth special obligation bonds.

Massachusetts Development Finance Agency.    On September 30, 1998, the Massachusetts Government Land Bank and the Massachusetts Industrial Finance Agency were legally merged into a successor entity, the Massachusetts Development Finance Agency (MassDevelopment). MassDevelopment has succeeded to all of the assets and liabilities of the Government Land Bank. MassDevelopment assists in the development of state and federal surplus property for private use and in the development of substandard, blighted or decadent open areas in the Commonwealth. MassDevelopment has direct borrowing power. The Commonwealth is required to provide contract assistance payments necessary to defray debt service on up to $80 million of bonds issued to redevelop the former federal military base at Fort Devens. The contract with MassDevelopment is a general obligation of the Commonwealth for which the full faith and credit of the Commonwealth is pledged. As of January 1, 2006, MassDevelopment had $10,161,888 of bonds outstanding, which are secured by the contract assistance from the Commonwealth. No more such bonds may be issued under current law.

Foxborough Industrial Development Financing Authority.    Pursuant to legislation approved May 24, 1999, the Commonwealth entered into a contract for financial assistance with the Foxborough Industrial Development Financing Authority in June 2000 obligating the Commonwealth to, pay the full amount of the debt service on bonds issued to finance up to $70 million of capital expenditures for infrastructure improvements related to the construction of a new professional football stadium in the town of Foxborough. The obligation of the Commonwealth to make such payments is a general obligation for which the full faith and credit of the Commonwealth is pledged. Under the authorizing legislation the Commonwealth is to receive $400,000 per year in parking fees for stadium-related events, an administrative fee of $1 million per year from the stadium lessee and will be entitled to recover from the stadium lessee a portion of its contract assistance payments if professional football ceases being played at the stadium during the term of the bonds. As of January 1, 2006, the

Foxborough Industrial Development Financing Authority had $62.2 million of such bonds outstanding. No more such bonds may be issued under current law.

Massachusetts Turnpike Authority.    The Commonwealth is obligated to pay contract assistance to the MTA pursuant to legislation enacted in 1998 and a contract for financial assistance dated as of February 19, 1999 between the Turnpike Authority and the Commonwealth. The payments are in recognition of the financial burden imposed on the Turnpike Authority by virtue of its assumption of the responsibility for operation and maintenance of certain roadways in the Metropolitan Highway System that were formerly maintained by the Commonwealth. The Commonwealth’s obligation to make such payments is a general obligation for which the faith and credit of the Commonwealth is pledged for the benefit of the Turnpike Authority and its bondholders. The contract provides that no later than September 1 of each year the Turnpike Authority is to submit to the Secretary of Transportation a certificate setting forth the total amount of costs incurred by the Turnpike Authority during the prior fiscal year in connection with the operation and maintenance of the roadways covered by the contract. The contract further provides that as soon as practicable following receipt of such certificate, but no later than December 1 of such year, the Commonwealth is to pay the Turnpike Authority the amount set forth in such certificate, subject to Commonwealth review, provided that such payment may not be less than $2 million on account of fiscal 2000, may not be less than $5 million on account of fiscal 2001 and each fiscal year thereafter prior to the fiscal year in which the final segment of the affected roadways is transferred to the Turnpike Authority and may not be more than $25 million on account of the fiscal year in which such transfer occurs and each fiscal year thereafter for 40 years.

Massachusetts Water Pollution Abatement Trust.    The Massachusetts Water Pollution Abatement Trust was created to implement the Commonwealth’s state revolving fund program under Title VI of the federal Clean Water Act and the federal Safe Drinking Water Act. The Trust is authorized to apply for and accept federal grants and associated Commonwealth matching grants to capitalize the revolving fund and to issue debt obligations to make loans to local governmental units to finance eligible water pollution abatement and water treatment projects. Under state law, each loan made by the Trust is required to provide for debt service subsidies or other financial assistance sufficient to result in the loan being the financial equivalent of a net zero percent interest or two percent interest loan. To subsidize its loans, the Trust receives contract assistance payments from the Commonwealth. Pursuant to Sections 6, 6A and 18 of Chapter 29C of the Massachusetts General Laws, respectively, the annual contract assistance maximum for the Clean Water program is $71 million and the contract assistance maximum for the Safe Drinking Water program is $17 million. The contract assistance agreements constitute general obligations of the Commonwealth for which its faith and credit is pledged, and the Trust’s right to receive payments thereunder may be pledged by the Trust as security for repayment of the Trust’s debt obligations. As of June 30, 2005, the Trust had approximately $2.6 billion of bonds outstanding. Approximately 23% of the aggregate debt service on such bonds is expected to be paid from Commonwealth contract assistance.

Boston Housing Authority West Broadway Homes IV Project.    In December 2003 the Boston Housing Authority (BHA) issued $10 million of housing project bonds to finance a portion of the costs of construction of a 133-unit lower income public housing project in South Boston. Proceeds of the bonds were lent by the BHA to the West Broadway Redevelopment Limited Partnership (Partnership) which will own and operate the project. The general partner of the Partnership is a Massachusetts non-profit corporation controlled by the BHA. In addition, proceeds of an approximately $11.0 million modernization grant from the Commonwealth and an approximately $3.6 million grant from the City of Boston have been loaned to the Partnership by the BHA to be applied to costs of the project. The Partnership also expects to apply an equity investment from its limited partners to construction costs in the approximate amount of $10 million. In December 2003, the BHA also issued $9 million of housing project notes to mature December 1, 2006, the proceeds of which were loaned to the Partnership to be applied to construction costs in anticipation of the Partnership’s equity investment. In accordance with an Amendment to Contract for Financial Assistance between the Commonwealth, acting by and through the Department of Housing and Community Development, and the BHA, the Commonwealth has agreed to advance additional grant funds to the BHA to be applied to the payment of the notes to the extent the

Partnership’s equity investment is not received in time or amount sufficient to pay the principal amount’ of the notes at maturity. The Commonwealth has also agreed in the Amendment to Contract for Financial Assistance to advance additional grant funds to the BHA in an amount sufficient to redeem all or a portion of the bonds on December 1, 2006 to the extent the project has failed to demonstrate budgeted revenue sufficiency by: that date. Thereafter, the bonds will be secured by and payable solely from an assignment by the BHA of state operating subsidy funds allocable to the project, and other state assisted public housing projects owned by the BHA, loan repayments from the Partnership payable from project net income and reserve funds funded from bond and grant loan proceeds to the Partnership. As of April 18, 2006, the project was substantially completed and had achieved 95% occupancy in November 2005, and the BHA anticipated that it would receive equity investment funds in 2006 sufficient to retire the notes when due. The project has also demonstrated budget revenue sufficiency, and it is therefore not anticipated that the Commonwealth will need to advance any additional grant funds this year to redeem any portion of the bonds.

Budgetary Contractual Assistance Liabilities

Plymouth County Certificates of Participation.    In May 1992, Plymouth County caused to be issued approximately $110.5 million of certificates of participation to finance the construction of a county correctional facility. In March 1999, Plymouth County caused to be issued approximately $140.1 million of certificates of participation to advance refund the 1992 certificates, construct an administration office building and auxiliary facilities near the county correctional facility and fund repairs and improvements to the facility. The Commonwealth, acting through the Executive Office of Public Safety and the Department of Correction, is obligated under a memorandum of agreement with Plymouth County to pay for the availability of 380 beds (out of 1,140) in the facility, regardless of whether 380 state prisoners are housed therein. The amounts payable by the Commonwealth will at least equal the debt service on the outstanding certificates of participation, but are subject to appropriation of such amounts by the Legislature in the annual budgetary line item for the Executive Office of Public Safety. The obligation of the Commonwealth under the memorandum of agreement does not constitute a general obligation or a pledge of the credit of the Commonwealth.

City of Chelsea Commonwealth Lease Revenue Bonds.    In November 1993, the Chelsea Industrial Development Financing Authority issued approximately $95.8 million of lease revenue bonds. The proceeds of the bonds were loaned to the Massachusetts Industrial Finance Agency (now MassDevelopment) and applied to the cost of the Massachusetts Information Technology Center, a tax processing facility of the Department of Revenue and a data processing information system center for the Department and for certain other departments and agencies of the Commonwealth. The bonds bear interest at a variable rate, and under an interest rate swap agreement that was entered into at the time, MassDevelopment receives variable rate payments with respect to the full amount of the bonds and is obligated to make fixed rate payments in exchange therefor. Simultaneously with the issuance of the bonds, the Commonwealth entered into a 30-year lease, which provides for the payment of debt service on the bonds and certain other expenses associated with the project. The obligations of the Commonwealth do not constitute a general obligation or a pledge of the credit of the Commonwealth or of MassDevelopment and are subject to annual appropriation by the Legislature.

Route 3 North Transportation Improvements Association Commonwealth Lease Revenue Bonds.    In August 2000, the Route 3 North Transportation Improvements Association issued approximately $394.3 million of lease revenue bonds to finance the reconstruction and widening of a portion of state Route 3 North. In May 2002, the Route 3 North Transportation Improvements Association issued approximately $312.7 million of refunding lease revenue bonds. In connection with the financing, the Commonwealth leased the portion of the highway to be improved to the Association, and the Association leased the property back to the Commonwealth pursuant to a sublease. Under the sublease the Commonwealth is obligated to make payments equal to the debt service on the bonds and certain other expenses associated with the project. The obligations of the Commonwealth do not constitute a general obligation or a pledge of the credit of the Commonwealth and are subject to annual appropriation by the Legislature. As of January 1, 2006, the Route 3 North Transportation Improvements Association had $403.6 million of such lease revenue bonds outstanding.

Saltonstall Building Redevelopment Corporation Project.    In May 2002, MassDevelopment issued $195.8 million of lease revenue bonds pursuant to an agreement to loan the proceeds of the bonds to the MassDevelopment/ Saltonstall Building Redevelopment Corporation. The loan was used to finance the redevelopment of the Saltonstall State Office Building. Under the provisions of the legislation relating to the building’s redevelopment, the building was leased to MassDevelopment for a term of up to 50 years, with extension terms permitted for an aggregate of 30 more years. MassDevelopment will pay $2.45 million per year to the Commonwealth for the lease. MassDevelopment will renovate the building and sublease, half of it back to the Commonwealth for office space and related parking (for a comparable lease term) in respect of which sublease, the Commonwealth will make sublease payments to MassDevelopment. The remainder of the building has been redeveloped as private office space, as well as private housing units and retail establishments. The obligations of the Commonwealth under the office sublease do not constitute a general obligation or a pledge of the credit of the Commonwealth and are subject to annual appropriation by the Legislature. The Commonwealth’s full year costs include $7.065 million per year of base rent and parking space rent for the first five years, after which the parking space rent may be adjusted for fair market value every five years. As of June 30, 2005, MassDevelopment had $195.8 million of such lease revenue bonds outstanding for the Saltonstall redevelopment project.

Long-Term Operating Leases and Capital Leases.    In addition to Commonwealth-owned buildings and facilities, the Commonwealth leases additional space from private parties. In certain circumstances, the Commonwealth has acquired certain types of capital assets under long-term capital leases; typically, these arrangements relate to computer and telecommunications equipment and to motor vehicles.

Contingent Liabilities

Massachusetts Bay Transportation Authority.    The MBTA issues its own bonds and notes and is also responsible for the payment of obligations issued by the Boston Metropolitan District prior to the creation of the MBTA in 1964. Prior to July 1, 2000, the Commonwealth supported MBTA bonds and notes through guaranties of the debt service on its bonds and notes, contract assistance generally equal to 90% of the debt service on outstanding MBTA bonds and payment of the MBTA’s net cost of service (current expenses, including debt service, minus current income). Beginning July 1, 2000, the Commonwealth’s annual obligation to support the MBTA for operating costs and debt service is limited to a portion of the revenues raised by the Commonwealth’s sales tax, but the Commonwealth remains contingently liable for the payment of MBTA bonds and notes issued prior to July 1, 2000. The Commonwealth’s obligation to pay such prior bonds is a general obligation for which its full faith and credit have been pledged. As of January 1, 2006, the MBTA had approximately $1.681 billion of such prior bonds outstanding. Such bonds are currently scheduled to mature annually through fiscal 2030, with annual debt service in the range of approximately $270 million to $292 million through fiscal 2013 and declining thereafter.

Woods Hole, Martha’s Vineyard and Nantucket Steamship Authority.    The Steamship Authority operates passenger ferries to Martha’s Vineyard and Nantucket. The Steamship Authority issues its own bonds and notes. Commonwealth support of the bonds and notes of Steamship Authority includes a Commonwealth guaranty pursuant to statutory provisions requiring the Commonwealth to provide the Authority with funds sufficient to meet the principal of and interest on their bonds and notes as they mature to the extent that funds sufficient for this purpose are not otherwise available to such entity and the Commonwealth’s payment, under applicable statutory provisions, of the net cost of service of the Steamship Authority (current expenses, including debt service, minus current income). The Steamship Authority is currently self-supporting, requiring no net cost of service or contract assistance payments. As of December 31, 2005, the Steamship Authority had $68.0 million of bonds and notes outstanding. The Commonwealth’s obligations to the Steamship Authority are general obligations for which its full faith and credit have been pledged.

Regional Transit Authorities.    There are 15 regional transit authorities organized in various areas of the state. Prior to July 1, 2003, the bonds and notes of the RTAs included a Commonwealth guaranty pursuant to statutory provisions requiring the Commonwealth to provide each of the RTAs with funds sufficient to meet the principal of and interest on their bonds and notes as they matured to the extent that funds sufficient for this purpose were not otherwise available and the Commonwealth’s payment, under applicable statutory provisions, of the net cost of service of the RTAs (current expenses, including debt service, minus current income). The fiscal 2003 GAA amended the General Laws pertaining to RTA financing, pursuant to which amendment bonds and notes issued by the RTAs on and after July 1, 2003 are no longer guaranteed by the Commonwealth and are not general obligations of the Commonwealth.

University of Massachusetts Building Authority and Massachusetts State College Building Authority.    Two higher education building authorities, created to assist institutions of public higher education in the Commonwealth, may issue bonds which are guaranteed as to their principal and interest by the Commonwealth. The guaranty is a general obligation of the Commonwealth for which its full faith and credit is pledged. In addition to such guaranty, certain revenues of these authorities, including dormitory rental income and student union fees, are pledged to their respective debt service requirements. While revenues thus far have been sufficient to meet debt service requirements, they have not been sufficient in all cases to pay operating costs. In such cases, the operating costs have been met by Commonwealth appropriations. As of June 30, 2005, the University of Massachusetts Building Authority had approximately $189.0 million of Commonwealth-guaranteed debt outstanding, and the Massachusetts State College Building Authority had approximately $61.9 million of Commonwealth-guaranteed debt outstanding.

Massachusetts Housing Finance Agency.    MassHousing is authorized to issue bonds to finance multifamily housing projects within the Commonwealth and to provide mortgage loan financing with respect to certain single-family residences within the Commonwealth. Such bonds are solely the obligations of MassHousing, payable directly or indirectly from, and secured by a pledge of, revenues derived from MassHousing’s mortgage on or other interest in the financed housing. MassHousing’s enabling legislation also permits the creation of a capital reserve fluid in connection with the issuance of such bonds. As of December 31, 2005, no single-family housing bonds secured by capital reserve funds were outstanding, and no such bonds had been issued by MassHousing since 1985. As of December 31, 2005, MassHousing had outstanding approximately $436.7 million of multi-family housing bonds secured by capital reserve funds. Any such capital reserve fund must be in an amount at least equal to the maximum annual debt service in any succeeding calendar year on all outstanding bonds secured by such fund. As of December 31, 2005, the capital reserve funds were maintained at their required levels. If amounts are withdrawn from a capital reserve fund to pay debt service on bonds secured by such fund, upon certification by the chairperson of MassHousing to the Governor of any amount necessary to restore the fund to the above-described requirement, the Legislature may, but is not legally bound to, make an appropriation in such amount. No such appropriation has been necessary to date.

Authorized But Unissued Debt

General obligation bonds of the Commonwealth are authorized to correspond with capital appropriations. Over the decade preceding April 2006, the Commonwealth has typically had a large amount of authorized but unissued debt. However, the Commonwealth’s actual expenditures for capital projects in a given year relate more to the capital needs of the Commonwealth in such year than to the total amount of authorized but unissued debt.

Authorized but unissued debt is measured in accordance with the statutory basis of accounting, which is different from GAAP. Only the net proceeds of bonds issued (exclusive of discount and costs of issuance) are deducted from the amount of authorized but unissued debt. Therefore, the change in authorized but unissued debt at the end of any fiscal year is not intended to correlate to the change in the amount of debt outstanding as measured and reported in conformity with GAAP.

There is $38.0 million of authorized but unissued debt under Chapter 33 of the Acts of 1991 that can only be issued as special obligation bonds secured by receipts in the Commonwealth’s Highway Fund. In addition, several of the statutes authorizing general obligation bonds for transportation purposes also authorize such bonds to be issued as special obligation highway bonds, at the discretion of the Governor and the State Treasurer.

COMMONWEALTH REVENUES

In order to fund its programs and services, the Commonwealth collects a variety of taxes and receives revenues from other non-tax sources, including the federal government and various fees, fines, court revenues, assessments, reimbursements, interest earnings and transfers from its non-budgeted funds, which are deposited in the General Fund, the Highway Fund and other operating budget funds. In fiscal 2005, on a statutory basis, approximately 65.6% of the Commonwealth’s Budgeted Operating Revenues and other financing sources were derived from state taxes. In addition, the federal government provided approximately 19.3% of such revenues, with the remaining 15.1% provided from departmental revenues and transfers from non-budgeted funds. The measurement of revenues for the Budgeted Operating Funds from a statutory basis differs from governmental revenues on a GAAP basis. The Commonwealth’s executive and legislative branches establish the Commonwealth’s budget using the statutory basis of accounting.

State Taxes

The major components of state taxes are the income tax, which was projected to account for approximately 55.9% of total tax revenues in fiscal 2006, the sales and use tax, which was projected to account for approximately 22.4%, and the corporations and other business and excise taxes (including taxes on insurance, financial institutions, and public utility corporations), which were projected to account for approximately 12.2%. Other tax and excise sources were projected to account for the remaining 9.5% of total fiscal 2006 tax revenues.

Effects of Tax Law Changes.    During fiscal 2001 through fiscal 2003, legislation was implemented that had the net effect of reducing revenues by decreasing income tax rates or increasing or establishing various deductions and credits. In addition, several administrative changes were implemented that reduced revenues. During fiscal 2003, legislation was implemented that reversed or delayed some of the previous tax reductions, and implemented increases in other taxes. The incremental net effect of these tax law and administrative changes (relative to the immediately preceding fiscal year) is estimated by the Department of Revenue to have been a reduction of approximately $790 million of fiscal 2001 revenues and $700 million of fiscal 2002 revenues. In fiscal 2003, tax law changes were estimated to have increased revenue collections by a net amount of approximately $1.005 billion. The Department of Revenue estimated that in fiscal 2004, the impact of tax law and administrative changes (including the non-recurrence of some fiscal 2003 revenues from certain loophole closings and that year’s amnesty program) reduced tax collections by approximately $110 million, compared to fiscal 2003. The Department of Revenue further estimated that tax law changes would increase tax collections by approximately $31 million in fiscal 2005 compared to fiscal 2004, will reduce tax collections by approximately $282 million in fiscal 2006 compared to fiscal 2005, and will increase tax collections by approximately $64 million in fiscal 2007 compared to fiscal 2006. The fiscal 2007 increase compared to fiscal 2006 is due to the fact that some of the tax reductions enacted during fiscal 2006 will result in greater revenue loss in fiscal 2006 than in fiscal 2007.

Income Tax.    The Commonwealth assesses personal income taxes at flat rates, according to classes of income, after specified deductions and exemptions. A rate of 5.3% has been applied to most types of income since January 1, 2002. The tax rate on gains from the sale of capital assets held for one year or less and from the sale of collectibles is 12% and the tax rates on gains from the sale of capital assets owned more than one year is 5.3%. Interest on obligations of the United States and of the Commonwealth and its political subdivisions is exempt from taxation.

Prior to January 1, 1999, a different rate was applied to “Part A” income (generally, interest and dividends) and “Part B” income (generally, “earned” income from employment, professions, trades, businesses, rents and royalties). The rate on Part A income was 12% prior to January 1, 1999; it was reduced to 5.95% as of January 1, 1999 and as of January 1, 2000 is the same as the rate on Part B income. The rate on Part B income was 5.95% prior to January 1, 2000, when it was reduced to 5.85%. The rate on Part B income was reduced to 5.6% on January 1, 2001 and to 5.3% on January 1, 2002 by an initiative petition approved by Massachusetts voters on November 7, 2000. This initiative petition also mandated a reduction in the Part B rate to 5.0% on January 1, 2003.

Chapter 186 of the Acts of 2002, “An Act Enhancing State Revenues,” was enacted on July 25, 2002, and made several changes to the state income tax. These included a delay of the scheduled Part B tax rate reduction from 5.3% to 5.0% for at least four years, suspension of the deduction for charitable contributions and a 25% reduction in personal exemptions. This legislation also changed the tax structure for long term capital gains (i.e., capital gains on assets held for more than one year). Prior to May 2002, long term capital gains were taxed at rates ranging from 0% to 5%, depending on how long the asset had been held before sale. Effective May 1, 2002, long term capital gains were taxed at the Part B income tax income rate, which was 5.3% as of April 18, 2006. The timing of this change in the long term capital gains tax rate was subsequently held invalid by state courts. Legislation was eventually enacted retroactively delaying the effective date of the change to January 1, 2003.

Chapter 186 also included a mechanism by which the tax year 2001 personal exemptions and charitable deductions could be gradually restored, and the tax rate on Part B income could be gradually reduced to 5.0%, contingent upon “baseline” state tax revenue growth (i.e., revenue’ growth after factoring out the impact of tax law and administrative processing changes) growing by 2% more than the rate of inflation for state and government purchases. In fiscal 2002 and 2003, tax revenue growth was such that personal exemptions remained at 2002 levels for tax years 2003 and 2004, respectively. In fiscal 2004 and fiscal 2005, baseline tax revenue growth was sufficient to trigger an increase in the personal exemptions for tax years 2005 and 2006, respectively. Based on the January 17, 2006 fiscal 2006 revenue estimate, fiscal 2006 tax revenue growth will also be sufficient to trigger an increase in the personal exemption in tax year 2007.

The Department of Revenue estimates the following effects from the changes made in Chapter 186 of the Acts of 2002:

•	Taxing capital gains at the Part B income rate increased fiscal 2003 revenues by approximately $250 million to $300 million, fiscal 2004 revenues by approximately $350 million to $400 million, and fiscal 2005 revenues by approximately $720 million to $770 million, and will increase fiscal 2006 revenues by approximately $820 million to $870 million.

•	The delay in the Part B rate reduction resulted in approximately $200 million in additional revenues during fiscal 2003 than would have been the case had the rate been reduced to 5.0% in calendar 2003 and resulted in additional revenue of approximately $506 million in fiscal 2004, $556 million in fiscal 2005, and a projected $595 million in fiscal 2006.

•	The suspension of the deduction for charitable contributions increased revenues by approximately $170 million in fiscal 2003, $179 million in fiscal 2004, $185 million in fiscal 2005, and a projected $190 million in fiscal 2006.

•	The decrease in the personal exemption amounts resulted in approximately $325 million in additional tax collections in fiscal 2003. The 25% cut in personal exemptions was retroactive to January 1, 2002, with the retroactive portion of the tax increase being paid primarily when taxpayers filed their tax year 2002 income tax returns in the spring of 2003. The retroactive nature of the fiscal 2003 revenue impact caused the fiscal 2004 revenue gain to be smaller than it was in fiscal 2003. The Department of Revenue estimates that the fiscal 2004 impact of the personal exemption reductions was approximately $225 million. The partial restoration of the personal exemptions in tax years 2005 and 2006 reduced the amount raised by the initial personal exemption decreases. The Department of Revenue estimates that the additional revenue generated by the personal exemption increases fell to approximately $200 million in fiscal 2005 and $140 million in fiscal 2006.

Sales and Use Tax.    The Commonwealth imposes a 5% sales tax on retail sales of certain tangible property (including retail sales of meals) transacted in the Commonwealth and a corresponding 5% use tax on the storage, use or other consumption of like tangible properties brought into the Commonwealth. However, food, clothing, prescribed medicine, materials and produce used in food production, machinery, materials, tools and fuel used in certain industries and property subject to other excises (except for cigarettes) are exempt from sales taxation. The sales and use tax is also applied to sales of electricity, gas and steam for certain nonresidential use and to nonresidential and a portion of residential use of telecommunications services.

Beginning January 1, 1998, sales tax receipts from establishments that first opened on or after July 1, 1997, which are located near the building site of the Boston Convention and Exhibition Center, and sales tax receipts from new hotels in Boston and Cambridge that first opened on or after July 1, 1997 are required to be credited to the Convention Center Fund. As of enactment of the fiscal 2004 GAA, this fund is no longer included in the calculation of revenues for Budgeted Operating Funds.

Beginning July 1, 2000, pursuant to “forward funding” legislation contained in the fiscal 2000 GAA, a portion of the Commonwealth’s receipts from the sales tax, generally the amount raised by a 1% sales tax not including meals taxes, with an inflation-adjusted floor, is dedicated to the MBTA under a trust fund. The amount of these dedicated sales tax receipts was $704.8 million in fiscal 2005. Such amount was projected to be $712.6 million in fiscal 2006.

Beginning July 1, 2004, pursuant to legislation adopted in June 2004, a portion of the Commonwealth’s receipts from the sales tax, totaling $395.7 million in fiscal 2005 and specified percentages in each fiscal year thereafter, increasing in fiscal 2010 and thereafter to one cent of the Commonwealth’s sales tax, subject to certain exclusions and minimums, is dedicated to the MSBA to fund school building assistance.

Legislation enacted in March 2003 and July 2004 closed several so-called tax loopholes related to the sales tax. These included changes to the taxation of promotional advertising materials, goods delivered through “drop shipments” and items that are fabricated outside of Massachusetts but sold in the state. The Department of Revenue estimated that these changes would result in additional tax collections of $20 million to $23 million in fiscal 2005, $34 million to $48 million in fiscal 2006, and $71 million to $81 million on an annualized basis thereafter.

The federal Internet Tax Nondiscrimination Act, P.L. 108-435, passed by the U.S. Congress in late 2004, expands the definition of “Internet access,” which has the effect of exempting from Massachusetts sales tax telecommunications services purchased, used, or sold by a provider of Internet access for use in providing Internet access to its customers. Such telecommunications services had been taxed for Massachusetts sales/use tax purposes when purchased by a provider of Internet access. The Department of Revenue estimated that the impact of this legislation would be to reduce revenues by approximately $13 million in fiscal 2006 and $20 to $25 million annually thereafter.

Business Corporations Tax.    Business corporations doing business in the Commonwealth, other than banks, trust companies, insurance companies, railroads, public utilities and safe deposit companies, are subject to an excise that has a property measure and an income measure. The value of Massachusetts tangible property (not taxed locally) or net worth allocated to the Commonwealth is taxed at $2.60 per $1,000 of value. The net income allocated to Massachusetts, which is based on net income for federal taxes, is taxed at 9.5%. The minimum tax is $456. Both rates and the minimum tax are inclusive of a 14% surtax.

In general, corporations apportion their income to Massachusetts based on the proportion of payroll, property, and sales within the Commonwealth, with sales being double-weighted. However, beginning January 1, 1996, legislation was phased in over five years establishing a “single sales factor” apportionment formula for the business corporations tax. The formula calculates a firm’s taxable income as its net income times the percentage of its total sales that are in Massachusetts, as opposed to the prior formula that took other factors, such as payroll and property into account. Beginning January 1, 1997, legislation was phased in which sourced sales of mutual fund shares to the state of domicile of the purchaser instead of sourcing the sales to the state where the mutual fund provider bore the cost of performing services.

Legislation enacted in March 2003 and November 2005 closed several so-called loopholes in the corporate tax structure. Among these were provisions dealing with real estate investment trusts, qualified subchapter S subsidiaries, and payments to related parties for intangible expenses. The Department of Revenue estimated that these changes would increase revenues by $196 million in fiscal 2006 and $198 million annually thereafter.

Financial Institutions Tax.    Financial institutions (which include commercial and savings banks) are subject to an excise tax of 10.5%. Legislation enacted in March 2003 clarified the treatment of Real Estate Investment Trust (REIT) distributions with respect to the dividends-received deduction. REIT distributions received by businesses subject to the corporate excise tax are not to be treated as dividends; and further, they have never been exempt from taxation or partially exempt. REIT distributions are subject to taxation at the recipient level. The Department of Revenue estimated that this change would result in additional tax revenues of approximately $160 million to $180 million for fiscal 2003, about $19 million of which was the result of overpayments of estimated REIT tax liability for fiscal 2003, most of which was the result of liabilities for prior tax years. The Department of Revenue estimated that the REIT change would result in a revenue increase of $40 million to $60 million in each of fiscal 2004 and 2005, and would yield approximately the same amount in fiscal 2006 and subsequent fiscal years.

Insurance Taxes.    Life insurance companies are subject to a 2% tax on gross premiums. Domestic companies also pay a 14% tax on net investment income. Property and casualty insurance companies are subject to a 2% tax on gross premiums, plus a 14% surcharge for an effective tax rate of 2.28%. Domestic companies also pay a 1% tax on gross investment income.

Other Taxes.    Other tax revenues are derived by the Commonwealth from excise taxes on motor fuels, cigarettes, alcoholic beverages and deeds, among other tax sources. The excise tax on motor fuels is $0.21 per gallon. Chapter 186 of the Acts of 2002 raised the tax on cigarettes from $0.76 per pack to $1.51 per pack and also raised the tax rate on other types of tobacco products. The Department of Revenue estimated that this change would result in additional revenue of approximately $185 million in fiscal 2003, $155 million to $160 million in fiscal 2004, and $155 million in fiscal 2005 and thereafter. Legislation was enacted in March 2003 that allowed the Commissioner of Revenue to provide incentives for inheritance trusts to settle future obligations during fiscal 2003. Through this program, approximately $34 million was raised in fiscal 2004, but inheritance tax collections in subsequent years were reduced.

Recently, the United States Congress made numerous changes to Internal Revenue Code provisions relating to the estate and gift tax. For the estates of decedents dying on or after January 1, 2002, federal law raises the exemption amount and phases out the amount of the allowable credit for state death taxes by 25% a year until the credit is eliminated in 2005. Because the Massachusetts estate tax, prior to the recent statutory amendments, equaled the amount of the allowable federal credit for state death taxes, this federal change meant that the Massachusetts estate tax (known as a “sponge tax”) would be phased out and eliminated unless legislative action was taken. In October 2002, the Massachusetts estate tax was retained by “decoupling” the Massachusetts estate tax from the federal estate tax for decedents dying on or after January 1, 2003. The Massachusetts sponge tax is now tied to the Internal Revenue Code as in effect on December 31, 2000. These federal changes are estimated to have reduced fiscal 2003 collections by approximately $30 million to $40 million, and the decoupling is estimated to have increased fiscal 2004 tax revenues by $40 million and fiscal 2005 tax revenues by $13 million in the first three months of fiscal 2005, when the effect of the phase-in was complete.

In 1994, voters in the statewide general election approved an initiative petition, effective December 8, 1994, that would slightly increase the portion of gasoline tax revenue credited to the Highway Fund, one of the Commonwealth’s three major budgeted operating funds, prohibit the transfer of money from the Highway Fund to other funds for non-highway purposes and exclude the Highway Fund balance from the computation of the “consolidated net surplus” for purposes of state finance laws. The initiative petition also provided that no more than 15% of gasoline tax revenues could be used for mass transportation purposes, such as expenditures related to the MBTA. This law is not a constitutional amendment and is subject to amendment or repeal by the Legislature, which may also, notwithstanding the terms of the initiative petition, appropriate monies from the Highway Fund in such amounts and for such purposes as it determines, subject only to a constitutional restriction that such monies be used for motor vehicle, highway or mass transportation purposes. On five occasions, the Legislature has postponed the effective date of the provision that would exclude the Highway Fund balance from the computation of the consolidated net surplus. The fiscal 2004 GAA amended Chapter 29 of the General Laws to include the Highway Fund along with other budgeted funds in the calculation of the consolidated net surplus —thereby permanently changing the specific provision from what had been enacted by the initiative.

Tax Revenue Forecasting

Under state law, on or before October 15 and March 15 of each year, the Secretary of Administration and Finance is required to submit to the Governor and to the House and Senate Committees on Ways and Means estimates of revenues available to meet appropriations and other needs in the following fiscal year. On or before October 15, January 15 and April 15, the Secretary is required to submit revised estimates for the current fiscal year unless, in his opinion, no significant changes have occurred since the last estimate of total available revenues. On or before January 15 of each year, the Secretary is required to develop jointly with the House and Senate Committees on Ways and Means a consensus tax revenue forecast for the following fiscal year. The fiscal 2004 GAA also amended state law to require that subsequent consensus tax revenue forecasts be net of the amount necessary to fully fund the pension system according to the applicable funding schedule, which amount is to be transferred without further appropriation from the General Fund to the Commonwealth’s Pension Liability Fund.

Fiscal 2005.    On January 14, 2004, the Executive Office for Administration and Finance and the Chairpersons of the House and Senate Committees on Ways and Means jointly announced a consensus fiscal 2005 Commonwealth tax estimate of $15.801 billion, of which $684.3 million was dedicated to the MBTA and $1.217 billion was dedicated to the Commonwealth’s annual pension obligation. The estimate was based upon a revised consensus tax estimate for fiscal 2004 of $15.230 billion and assumed 3.75% baseline growth for fiscal 2005, which resulted in a $15.801 billion tax estimate.

On June 25, 2004, the Governor signed into law the fiscal 2005 GAA. The fiscal 2005 GAA was based upon a tax estimate of $15.968 billion, consisting of the fiscal 2005 consensus tax estimate of $15.801 billion, plus an additional $89.0 million generated from the closing of various tax loopholes, $65.5 million from enhanced tax audits, and $12.7 million from the taxation of lottery prize assignment. The gross tax figure includes $1.217 billion dedicated to the Commonwealth fiscal 2005 pension obligation and $704.8 million in sales tax revenues dedicated to the MBTA. In order to comply with the Commonwealth’s statutory balanced budget requirement, the fiscal 2005 GAA also appropriated $340.0 million from the Stabilization Fund and $270.0 million from the FMAP Escrow Fund. The legislation contained a provision to reduce the amount appropriated from the Stabilization Fund should tax revenues by the third quarter of the fiscal year exceed benchmarks set by the January 14, 2004 consensus tax estimate.

On October 15, 2004, the Executive Office for Administration and Finance released a revised tax estimate for fiscal 2005 and a preliminary projection for fiscal 2006. The revised fiscal 2005 tax estimate was $16.231 billion, representing an increase of $301.0 million over the consensus fiscal 2005 tax estimate released on January 14, 2004, after factoring in tax law changes since the earlier estimate. Fiscal 2005 budgeted tax collections totaled $17.088 billion, before transfers to the MBTA and MSBA.

Fiscal 2006.    On October 15, 2004 the Executive Office for Administration and Finance released a preliminary projection of tax revenues for fiscal 2006 of $17.035 billion, an increased of $804.0 million over the then-current fiscal 2005 tax estimate, assuming 5.0% baseline growth for fiscal 2006.

On December 6, 2004, the Executive Office for Administration and Finance and House and Senate Ways and Means Committees held a joint hearing in preparation for the consensus revenue estimate due on January 15, 2005. At that hearing, fiscal 2006 revenue estimates were presented by the Department of Revenue, the Massachusetts Taxpayers Foundation, and the Beacon Hill Institute. The Department of Revenue estimated fiscal 2006 tax revenues in the range of $17.341 billion to $17.464 billion, the Massachusetts Taxpayers Foundation forecast fiscal 2006 tax revenues of $17.368 billion, and the Beacon Hill Institute forecast fiscal 2006 tax revenues of $17.555 billion.

On January 14, 2005, the Chairpersons of the House and Senate Committees on Ways and Means and the Secretary for Administration and Finance announced that agreement could not be reached on the fiscal 2006 consensus tax revenue estimate. The Executive Office for Administration and Finance announced a fiscal 2006 tax revenue estimate of $17.336 billion, which the administration incorporated in its fiscal 2006 budget proposal released on January 26, 2005. The Chairpersons of the House and Senate Committees on Ways and Means announced a fiscal 2006 tax revenue estimate of $17.100 billion.

For the fiscal 2006 budget, the Executive Office for Administration and Finance and the House and Senate Committees on Ways and Means adopted different revenue estimates. The administration’s estimate was based upon its April 15, 2005 tax revenue estimate for fiscal 2006 of $17.500 billion, 2.4% more than fiscal 2005 receipts of $17.087 billion. (The administration’s April 2005 estimate was subsequently adjusted for several legal developments, which reduced the fiscal 2006 estimate by $52.5 million, to $17.448 billion, an increase of 2.1% over fiscal 2005 receipts.) The Ways and Means Committees have estimated tax revenue at $17.283 billion, or 1.2% above actual fiscal 2005 receipts, including a base of $17.1 billion (effectively equal to prior year collections), $105.0 million in additional revenues assumed to result from proposed tax loophole legislation, and $78.0 million in revenues resulting from increased audits. Both the Legislature’s and Governor’s gross tax estimates included $1.275 billion for the annual pension obligation, $712.6 million in sales tax dedicated to the MBTA and $488.7 million in sales tax dedicated to the MSBA. These costs are deducted from the gross tax estimate to determine net tax revenue.

On October 26, 2005, as a result of a periodic review required by state law, the Executive Office for Administration and Finance increased the tax revenue estimate for fiscal 2006 by $509.0 million, to $17.957 billion. On December 12, 2005, a fiscal 2007 consensus revenue estimate hearing was held, jointly chaired by the Secretary of Administration and Finance and the Chairperson of the House and Senate Ways and Means Committees. At that hearing, the Commissioner of Revenue, the Massachusetts Taxpayers Foundation, and Beacon Hill Institute provided tax revenue projections for fiscal 2006 and fiscal 2007. Fiscal 2006 tax revenue projections ranged from $17.878 billion to $18.028 billion. Subsequent to these forecasts, December 2005 tax collections were stronger than projected in the October 26, 2005 Executive Office for Administration and Finance fiscal 2006 tax revenue estimate of $17.957 billion. On January 17, 2006, the Executive Office for Administration and Finance revised the fiscal 2006 tax revenue estimate to $18.158 billion.

Fiscal 2007.    At the December 12, 2005 consensus revenue estimate hearing, the Commissioner of Revenue and representatives from the Massachusetts Taxpayers Foundation and Beacon Hill Institute provided tax revenue projections for fiscal 2007 ranging from $18.878 billion to $19.951 billion. On January 13, 2006, the Executive Office for Administration and Finance and the Chairpersons of the House and Senate Committees on Ways and Means jointly announced a consensus fiscal 2007 Commonwealth tax estimate of $18.975 billion, of which $734.0 million is dedicated to the MBTA, $1.335 billion is dedicated to the Commonwealth’s annual pension obligations, and $572.5 million is dedicated to the MSBA. The fiscal 2007 tax revenue estimate represents growth of 4.5% over fiscal 2006. Excluding changes in the tax code, this represents growth of 4.1%, referred to as the baseline growth rate.

Fiscal 2005 and Fiscal 2006 Tax Revenues

Fiscal 2005.    Tax revenue collections for fiscal 2005, ended June 30, 2005, totaled $17.088 billion, an increase of $1.135 billion or 7.1% over fiscal 2004.

The tax revenue increase of $1.135 billion over fiscal year 2004 is attributable in large part to an increase of approximately $305.6 million or 4.1% in withholding collections, an increase of approximately $303.9 million or 22.0% in income tax estimated payments, an increase of approximately $270.4 million or 23.1% in income tax payments with returns and bills and an increase of approximately $137.2 million or 3.7% in sales and use tax collections.

Fiscal 2006.    Tax revenue collections for the first ten months of fiscal 2006, ended April 30, 2006 (“year-to-date”), totaled $15.078 billion, an increase of $1.148 billion or 8.2% over the first ten months of fiscal 2005.

The year-to-date tax revenue increase of $1.148 billion over fiscal 2005 is attributable in large part to an increase of approximately $357.5 million or 5.5% in withholding collections, an increase of approximately $196.6 million or 14.9% in income tax estimated payments, an increase of approximately $207.2 million or 17.9% in income tax payments with returns and bills, an increase of approximately $132.6 million or 4.1% in sales and use tax collections, and an increase of approximately $450.5 million or 35.1% in corporate and business collections, which are partially offset by changes in other revenues (net of refunds). The year-to-date collections exceeded the year-to-date benchmarks by approximately $224.1 million. The year-to-date benchmark was based on a fiscal 2006 tax revenue estimate of $18.158 billion issued by the Executive Office for Administration and Finance on January 17, 2006.

Federal and Other Non-Tax Revenues

Federal revenue is collected through reimbursements for the federal share of entitlement programs such as Medicaid and, beginning in federal fiscal 1997, through block grants for programs such as Transitional Assistance to. Needy Families (TANF) (formerly Aid to Families with Dependent Children (AFDC)). The amount of federal revenue to be received is determined by state expenditures for these programs. The Commonwealth receives reimbursement for approximately 50% of its spending for Medicaid programs. Block grant funding for TANF is received quarterly and is contingent upon a maintenance of effort spending level determined annually by the federal government. Departmental and other non-tax revenues are derived from licenses, tuition, registrations and fees and reimbursements and assessments for services.

For the Budgeted Operating Funds, inter-fund transfers include transfers of profits from the State Lottery and Arts Lottery Funds and reimbursements for the budgeted costs of the State Lottery Commission, which accounted for net transfers from the Lottery of $931.6 million, $941.3 million, $947.1 million, $974.6 million, and $1.014 billion in fiscal 2001 through 2005, respectively, and account for an estimated $1.053 billion in fiscal 2006.

On November 21, 2003, the Governor signed into law “An Act Relative to Fiscal Relief Funds.” The legislation established a new budgeted operating fund called the Federal Medicaid Assistance Percentage Escrow Fund (FMAP Escrow Fund). All revenue received from the federal Jobs Growth Reconciliation Act of 2003 in fiscal 2004 and 2005, unless otherwise designated for a specific purpose, was deposited into the FMAP Escrow Fund. The Commonwealth received $57.7 million in fiscal 2003, which was deposited into the General Fund. In fiscal 2004, after the transfer of $55.0 million to the Uncompensated Care Trust, a total of $402.7 million was deposited into the FMAP Escrow Fund. Thereafter, in fiscal 2004, $33.6 million was transferred from the FMAP Escrow Fund to the Economic Stimulus Fund to fund a variety of economic development programs. The fiscal 2005 GAA reserved $270.0 million of the remaining money in the FMAP Escrow Fund for fiscal 2005 expenditures. The remaining $99.1 million balance was transferred to the Stabilization Fund as part of the consolidated net surplus.

Tobacco Settlement.    On November 23, 1998, the Commonwealth joined with other states in a master settlement agreement that resolved the Commonwealth’s and other states’ litigation against the cigarette industry. Under the agreement, cigarette companies have agreed to make both annual payments (in perpetuity) and five initial payments (for the calendar years 1999 to 2003, inclusive) to the settling states. Each payment amount is subject to applicable adjustments, reductions and offsets, including upward adjustments for inflation and downward adjustments for decreased domestic cigarette sales volume.

The Commonwealth’s allocable share of the base amounts payable under the master settlement agreement is approximately 4.04%. The Commonwealth’s allocable share of the base amounts under the agreement through

2025 is more than $8.3 billion, subject to adjustments, reductions and offsets. However, in pending litigation tobacco manufacturers are claiming that because of certain developments they are entitled to reduce future payments under the master settlement agreement, and certain manufacturers withheld payments to the states due on April 17, 2006. The Commonwealth believes it is due the full amount and is pursuing its claim to unreduced payments. If full payment is not collected by the end of fiscal 2006, the reduction of the Commonwealth’s projected non-tax revenues for fiscal 2006 caused by such non-payment would be approximately $26.6 million.

During fiscal 2000, the Legislature enacted two related laws to provide for disposition of the tobacco settlement payments. The legislation created a permanent trust fund (the HealthCare Security Trust) into which the Commonwealth’s tobacco settlement payments, other than payments for attorneys’ fees, are to be deposited. The legislation contemplated that a portion of the monies in the trust fund would be available for appropriation by the Legislature to supplement existing levels of funding for health-related services and programs, and the remainder of the monies in the trust fund would be held as a reserve fund and would not be appropriated. For fiscal 2000 through fiscal 2004, the amounts to be available for such purposes were originally stipulated to be $91.2 million, $94.0 million, $96.0 million, $98.0 million and $100.0 million, respectively, adjusted for the discounted amounts received by the Commonwealth in comparison to the master settlement agreement. The fiscal 2002 GAA changed this formula to 50% of amounts received in the settlement for fiscal 2002, fiscal 2003 and fiscal 2004. Beginning with fiscal 2005, 30% of the annual payments (not including any Strategic Contribution Fund payments) and 30% of the earnings on the balance in the trust fund were to be available for such purposes. As of June 30, 2005, the fund had a balance of $443.6 million on a statutory basis. The fund’s trustees reported a GAAP total asset position of %526.7 million as of June 30, 2005, exclusive of liabilities of $79.6 million, of which $52.3 million were payable to the General Fund of the Commonwealth in fiscal 2006 and will be payable to the General Fund of the Commonwealth in fiscal 2007.

For fiscal 2003 through 2006, inclusive, the Commonwealth has appropriated 100% of each fiscal year’s annual tobacco settlement payment for the respective year’s current spending.

The Commonwealth was also awarded $414.3 million from a separate Strategic Contribution Fund established under the master settlement agreement to reward certain states’ particular contributions to the national tobacco litigation effort. This additional amount, also subject to a number of adjustments, reductions and offsets, is payable in equal annual installments during the years 2008 through 2017.

Limitations on Tax Revenues

Chapter 62F of the General Laws, which was enacted by the voters in November 1986, establishes a state tax revenue growth limit for each fiscal year equal to the average positive rate of growth in total wages and salaries in the Commonwealth, as reported by the federal government, during the three calendar years immediately preceding the end of such fiscal year. The growth limit is used to calculate “allowable state tax revenue” for each fiscal year. Chapter 62F also requires that allowable state tax revenues be reduced by the aggregate amount received by local governmental units from any newly authorized or increased local option taxes or excises. Any excess in state tax revenue collections for a given fiscal year over the prescribed limit, as determined by the State Auditor, is to be applied as a credit against the then-current personal income tax liability of all taxpayers in the Commonwealth in proportion to the personal income tax liability of all taxpayers in the Commonwealth for the immediately preceding tax year. The law does not exclude principal and interest payments on Commonwealth debt obligations from the scope of its tax limit. However, the preamble contained in Chapter 62F provides that “although not specifically required by anything contained in this chapter, it is assumed that from allowable state tax revenues as defined herein the Commonwealth will give priority attention to the funding of state financial assistance to local governmental units, obligations under the state governmental pension systems and payment of principal and interest on debt and other obligations of the Commonwealth.”

Tax revenues in fiscal years 2001 through 2005 were lower than the “allowable state tax revenue limit” set by Chapter 62F and will be lower than the allowable limit again in fiscal year 2006.

Chapter 62F was amended by the fiscal year 2003 GAA and the fiscal year 2004 GAA to establish an additional tax revenue limitation. The fiscal year 2003 GAA created a quarterly cumulative “permissible tax revenue” limit equal to the cumulative year-to-date actual state tax revenue collected during the same fiscal period in the prior fiscal year, increased by the sum of the most recently available year-over-year inflation rate plus two percentage points. Effective July 1, 2003, at the end of each quarter the Commissioner of Revenue must calculate cumulative permissible tax revenue. The Comptroller must then divert tax revenue in excess of permissible tax revenue from the General Fund to a temporary holding account to make such excess revenue unavailable for expenditure. If actual tax revenue collections fall short of the permissible limit, the difference flows back into the General Fund. At the end of each fiscal year, tax revenue in excess of permissible state tax revenue for the year will be held in the temporary holding account pending disposition by the Comptroller. The Comptroller is required to first use any funds in the temporary holding fund to reimburse the Commonwealth Stabilization Fund for any amounts expended from the Stabilization Fund during the fiscal year. The general law amendments in the fiscal year 2004 GAA required that at the end of each fiscal year, the state comptroller must transfer remaining excess revenue from the holding account back to the General Fund for inclusion in consolidated net surplus.

In fiscal 2005, cumulative net state tax revenues used to calculate the Commonwealth’s state tax revenue growth limit, as established in Chapter 62F, were $17.190 billion, exceeding the permissible state tax revenue limit of $17.054 billion by $136.0 million. The excess amount was transferred to the Commonwealth’s Temporary Holding Fund, and subsequently transferred to the Stabilization Fund pursuant to Chapter 62F.

As of December 31, 2005, actual state tax revenue exceeded the permissible state tax revenue limit set by Chapter 62F by $94.3 million, and that amount was diverted from the General Fund to the temporary holding account. Based on the January 17, 2006 tax revenue estimate for fiscal 2006, the permissible tax revenue limit will require diversion of excess tax revenue from the General Fund if the inflation rate is below approximately 4.1% when measured at the end of the fiscal year. As of the most recent quarter for which data is available, inflation was 5.45%.

FISCAL 2006 AND FISCAL 2007

Fiscal 2006 Appropriations

On June 29, 2005, the Governor signed the General Appropriations Act for fiscal 2006. The budget as signed included $23.806 billion in spending, reflecting vetoes making $109.7 million in reductions compared to the conference committee budget as passed. The Legislature has subsequently overridden $108.9 million of the Governor’s vetoes, bringing the total value of the GAA to $23.915 billion. The GAA (including overrides) budgets $6.995 billion for Medicaid, $3.772 billion for education excluding school building assistance, $1.873 billion for debt service and $11.275 billion for all other programs and services.

For the fiscal 2006 budget, the Executive Office for Administration and Finance and the House and Senate Committees on Ways and Means adopted different revenue estimates. The administration’s estimate is based upon its April 15, 2005 tax revenue estimate for fiscal 2006 of $17.500 billion, 2.4% more than fiscal 2005 receipts of $17.087 billion. (The administration’s April 2005 estimate was subsequently adjusted for several legal developments, which reduced the fiscal 2006 estimate by $52.5 million, to $17.448 billion, an increase of 2.1% over fiscal 2005 receipts.) The Ways and Means Committees have estimated tax revenue at $17.283 billion, or 1.2% above actual fiscal 2005 receipts, including a base of $17.1 billion (effectively equal to prior year collections), $105.0 million in additional revenues assumed to result from tax loophole legislation currently pending, and $78.0 million in revenues resulting from increased audits. Both the Legislature’s and Governor’s gross tax estimates include $1.275 billion for the annual pension obligation, $712.6 million in sales tax dedicated to the MBTA, and $488.7 million in sales tax dedicated to the MSBA. These costs are deducted from the gross tax estimate to determine net tax revenue.

On October 26, 2005, as a result of a periodic review required by state law, the Executive Office for Administration and Finance increased the tax revenue estimate for fiscal 2006 by $509.0 million, to $17.957 billion. On January 17, 2006, the Executive Office for Administration and Finance further increased the tax revenue estimate for fiscal 2006 by $201.0 million, to $18.158 billion. A number of fiscal 2006 supplemental budgetary appropriation bills were filed.

On September 22, 2005, the Governor filed “An Act to Reform Education.” The objective of the bill was to improve K-12 education, especially math and science, to maintain international competitiveness. The bill proposed supplemental appropriations for fiscal 2006 of $46.6 million. The projected cost of the proposal for fiscal 2007 was $143.0 million. Key features of the bill included: (1) establishment of three annual bonus payment programs of $5,000 each for a new corps of math and science teachers, teachers of advanced placement math and science, and teachers in any subject with exemplary evaluations for contributing to growth in student achievement; (2) expansion of advanced placement math and science to all high schools, and establishment of seven math/science exam schools across the state; (3) introduction of math testing for licensing of all new teachers and all current elementary teachers of math; (4) expansion of math and science training of current teachers; (5) acceleration of intervention in underperforming schools and expanded management authority for superintendents and principals; (6) introduction of occupational-academic programs in regular high schools to pursue certificates of occupational proficiency, (7) provision of laptops to all middle and high school students, based on new technology for producing laptops at about $100; (8) parental preparation programs; and (9) establishment of the office of secretary of education.

Cash Flow

Fiscal 2005 ended with a non-segregated cash balance of $2.117 billion and a segregated bond balance of $435.7 million. On February 28, 2006, the State Treasurer and the Secretary of Administration and Finance released a revised projected cash flow forecast for fiscal 2006. The cash flow projection for fiscal 2006 was based on the GAA for fiscal 2006 and included the value of all vetoes and subsequent overrides as well as all prior appropriations continued into fiscal 2006 from the prior fiscal year. The cash flow projection also reflected all supplemental appropriations bills either filed or enacted that would impact the Commonwealth’s cash flow in fiscal 2006. It reflected authorized transfers between budgeted funds and certain reserve funds as provided for in the GAA and in subsequent legislation. The fiscal 2006 projection was based on actual spending and revenue through January 2006, and estimated for the remainder of fiscal 2006. The fiscal 2006 projection was based on the Executive Office for Administration and Finance’s revised fiscal 2006 tax estimate released on January 17, 2006 of $18.158 billion. The gross tax figure included $1.274 billion dedicated to the Commonwealth’s fiscal 2006 pension obligation, $712.6 million in sales tax revenues dedicated to the MBTA, and $488.7 million in sales tax revenues dedicated to the MSBA. The figure excludes local option tax revenues of $256.0 million.

Fiscal 2006 opened with a starting balance of $2.553 billion of cash and was projected to have a June 30, 2006 ending balance of $1.584 billion. These figures do not include balances in the Commonwealth’s Stabilization Fund or certain other off-budget reserve funds, but do include monies sequestered to pay for projected capital projects totaling $435.7 million with respect to the starting balance and $202.2 million with respect to the ending balance. Excluding these sequestered capital funds, the Commonwealth’s operating cash balance opened the year at $2.117 billion and was projected to end the fiscal year at $1.382 billion, a $735.0 million decrease. A portion of the overall decline in the operating cash balance was due to the anticipated net transfer of $1.104 billion to the Commonwealth’s Stabilization Fund during and in respect of fiscal 2006.

The Commonwealth’s cash flow management incorporates the periodic use of commercial paper borrowing to meet cash flow needs for both capital and operating expenditures. In particular, the Commonwealth makes local aid payments of approximately $1 billion to its cities and towns at the end of each calendar quarter, which in recent years has often resulted in short-term cash flow borrowings. The Commonwealth began fiscal 2006 with $140.1 million of commercial paper outstanding in the form of Bond Anticipation Notes (BANs), which have been paid from the proceeds of general obligation bond issues. In December 2005, the Commonwealth issued $200.0 million of Revenue Anticipation Notes (RANs) to make the December 2005 local aid payment to cities and towns. These RANs were repaid in December 2005 and January 2006. The Commonwealth issued $200.0 million of RANs in March 2006.

The cash flow projection included an estimated $1.404 billion in proceeds of long-term borrowing for capital projects in fiscal 2006, including a $400.0 million principal amount general obligation bond issue completed in August 2005, a $261.1 million principal amount general obligation bond issue (excluding the portion of the issue benefiting the MSBA) completed in October 2005, and a $350.0 million principal amount general obligation bond issue completed in March 2006. As of May 2006, the State anticipated using additional general obligation bonds in 2006.

Governor’s Fiscal 2007 Budget Proposal

On January 25, 2006, Governor Romney filed his fiscal 2007 budget proposal. The spending plan budgeted $25.187 billion, including $7.101 billion in Medicaid, $4.047 billion in K-12 education, $2.064 billion for debt service and contract assistance, $1.355 billion in non-education local aid, and $10.620 billion for all other programs and services. The Governor’s budget included a phased decrease in the personal income tax from 5.3% to 5.15% on January 1, 2007, and to 5.0% on January 1, 2008. This tax cut would reduce projected tax revenue for fiscal 2007 by $132.0 million.

The Governor’s fiscal 2007 budget proposal included an increase of 17.1% in non-education local aid by directing that all net proceeds from the state lottery be distributed to the Commonwealth’s cities and towns, as had been done prior to fiscal 2003. The budget includes an increase of 3.4% in Medicaid relative to the fiscal 2006 General Appropriation Act and of 4.9% relative to the fiscal 2006 Medicaid spending projection as of the budget proposal’s filing. The Governor’s budget recommendation proposes an increase of $275.0 million, or 7.3%, in K-12 education. These funds were proposed to support reforms to the state’s principal education funding law, called Chapter 70, by making it more responsive to enrollment changes, addressing historical aid inequities among similar communities, and recognizing increases in certain categories of school costs. The increased education funding was also to provide for certain components of the Governor’s Education Reform initiative, filed in September 2005, which were re-filed in the budget.

The Governor’s budget included a $200.0 million reserve account at the Executive Office for Administration and Finance to fund costs that may result from healthcare reform legislation then being formulated in a joint House and Senate conference committee. In addition, the Governor proposed that $50.0 million of the $200.0 million be taken from the Health Care Security Trust fund to support one-time costs associated with the implementation of healthcare reform in Massachusetts. (The Health Care Security Trust holds unexpended funds received from the master settlement agreement with tobacco companies and has a balance of $443.6 million). The budget also included the use of $60.5 million from the Stabilization Fund to provide the tax refunds resulting from the Peterson legislation signed on December 8, 2005. The budget also proposed to suspend for fiscal 2007 the statutory transfer of one-half of 1 percent of current year tax revenues to the Stabilization Fund prior to the calculation of the consolidated net surplus.

As of April 18, 2006, Medicaid spending in fiscal 2007 was projected to increase by as much as $132.0 million over the estimates used in the Governor’s proposed budget. Any increase in MassHealth spending was seen to likely be offset by an increase in federal revenue (FFP) equal to 50% of the spending.

On April 10, 2006 the Committee on Ways and Means of the Massachusetts House of Representatives submitted its fiscal 2007 budget proposal. This proposal includes spending of $25.271 billion. The budget also included a $200.0 million reserve to fund healthcare reform efforts in the Commonwealth consistent with fiscal 2007 budget proposal filed by the Governor. The House Ways and Means budget recommendation proposes the transfer of $275.0 million from the Commonwealth’s Stabilization Fund to its General Fund to support fiscal

2007 expenditures. It does not include a reduction in the personal income tax rate to 5.15% as the Governor proposed, thus providing an additional $132.0 million (relative to the Governor’s recommended budget) in projected revenue available for expenditure.

Subsequently, on April 28, 2006, the House approved a $25.453 billion budget bill, adding $182.0 million to the House Ways and Means Committee proposal. The final budget bill allocated the $200.0 million healthcare reform reserve to a number of healthcare costs: $80.6 million for several restored benefits, $77.8 million for enrollment increases in the MassHealth Essential program, $20.0 million for MassHealth rates for senior care plans, and $16.5 million for a variety of other MassHealth programs. In addition, the House added: $81.4 million in Chapter 70 education funding to cities and towns, $11.5 million to the Group Insurance Commission (GIC) to support lower employee contribution rates, $11.0 million for the Massachusetts Office of Travel and Tourism, and $91.8 million in a variety of other programs and services. Additional revenue sources or draws from reserves would need to be identified to support the additional spending included in the final House budget.

In addition, the House voted to include in its budget bill versions of an economic stimulus bill and a supplemental spending bill previously filed. The economic stimulus bill and the supplemental spending bill included approximately $450.0 million in spending, transfers, or decreases in revenues. These costs would be supported by the $304.8 million in the Transitional Escrow Fund. The needed balance would come from the Commonwealth Stabilization Fund. These bills also would authorize $200 million in debt-funded capital spending. The stimulus bill and supplemental spending bill were added as outside sections to the House budget bill. These amounts were in addition to the $25.453 billion spending figure identified above.

On May 17, 2006, the Senate Committee on Ways and Means submitted its fiscal 2007 budget proposal. The proposal includes spending of $25.446 billion. The Senate Ways and Means budget proposes the transfer of $350.0 million from the Commonwealth’s Stabilization Fund to its General Fund to support fiscal 2007 expenditures. It does not include a reduction in the personal income tax rate to 5.15% as the Governor proposed, thus providing an additional $132.0 million (relative to the Governor’s recommended budget) in projected revenue available for expenditure.

In addition, the Senate Ways and Means budget proposes to transfer an additional $136.0 million from the Commonwealth Stabilization Fund to the Transitional Escrow Fund. The Transitional Escrow Fund was created in September of 2005 and expired on June 30, 2006 with any remaining balance directed to the Commonwealth’s Stabilization Fund. This proposal adds the additional funds to the Transitional Escrow Fund’s current balance of $304.8 million, and it extends the life of the fund until June 30, 2007.

The Senate Ways and Means budget includes increases in the lottery distribution to cities and towns as proposed by the Governor. It also includes many of the changes to the Chapter 70 education funding law proposed in the Governor’s budget and increases proposed Chapter 70 spending by $210.4 million over fiscal 2006. The proposal does not include additional education spending proposed for other education reforms proposed by the governor. The budget proposal provides for estimated additional costs associated with healthcare reform legislation.

LEGAL MATTERS

There are pending in state and federal courts within the Commonwealth and in the Supreme Court of the United States various suits in which the Commonwealth is a party. In the opinion of the Attorney General as of April 18, 2006, no litigation is pending or, to his knowledge, threatened which is likely to result, either individually or in the aggregate, in final judgments against the Commonwealth that would affect materially its financial condition.

Programs and Services

From time to time, actions are brought against the Commonwealth by the recipients of governmental services, particularly recipients of human services benefits, seeking expanded levels of services and benefits and by the providers of such services challenging the Commonwealth’s reimbursement rates and methodologies. To the extent that such actions result in judgments requiring the Commonwealth to provide expanded services or benefits or pay increased rates, additional operating and capital expenditures might be needed to implement such judgments.

Ricci v. Murphy (U.S. District Court C.A. No. 72-469-T).    Challenges by residents of five state schools for the retarded resulted in a consent decree in the 1970’s which required the Commonwealth to upgrade and rehabilitate the facilities in question and to provide services and community placements in western Massachusetts. The District Court issued orders in October 1986, leading to termination of active judicial supervision. On May 25, 1993, the District Court entered a final order vacating and replacing all consent decrees and court orders. In their place, the final order requires lifelong provision of individualized services to class members and contains requirements regarding staffing, maintenance of effort (including funding) and other matters.

On July 14, 2004, a subset of plaintiffs filed a motion to reopen the case and enforce the final order of May 25, 1993, asserting various reasons why the Department of Mental Retardation is not in compliance with the 1993 final order, mostly relating to the Commonwealth’s plan to close the Fernald Developmental Center. Another subgroup of plaintiffs (representing class members from the Dever and Wrentham Developmental Centers) continues to engage in a mediation process with the Department pursuant to a process prescribed by the final order. The Department filed a responsive pleading on August 16, 2004, asserting that all of the requirements of the final order were met. On August 28, 2004, the Disability Law Center filed a motion to intervene, asserting an interest on behalf of persons with disabilities in the closing of the facility, which was allowed. The Court has continued to call the parties in on an occasional basis to discuss ongoing issues such as plaintiffs’ access to certain records. A status conference took place on February 8, 2006. The judge ordered all transfers from Fernald halted indefinitely and appointed United States Attorney Michael Sullivan as court monitor over the closure of Fernald.

Rolland v. Romney (U.S. District Court C.A. No. 98-32208 KPN).    This is a class action by mentally retarded nursing home patients seeking community placements and services. The court approved a settlement agreement entered into by the parties, which will provide certain benefits to nursing home residents with mental retardation and other developmental disabilities until 2007. The Department of Mental Retardation estimates that the agreement will cost approximately $5 million per fiscal year for seven years.

Lima v. Preston (Suffolk Superior Court).    Plaintiffs in a class action sought to expand the scope of emergency medical services for certain immigrants for which Medicaid reimbursement may be obtained and sought changes in associated notification requirements. Plaintiffs’ motion for partial summary judgment was denied in February 2006, and the case was dismissed upon settlement by the parties in June 2006.

Health Care for All v. Romney et al. (U.S. District Court).    A group of individual plaintiffs brought this action for injunctive and declaratory relief, challenging the Commonwealth’s administration of the MassHealth dental program. Specifically, the plaintiffs assert that the Commonwealth’s administration of the dental program fails to comply with the requirements allegedly imposed by federal Medicaid law.

By memorandum of decision entered July 15, 2005, the District Court determined that, with respect to eligible children, the Commonwealth has violated sections of the Medicaid Act that require prompt provision of services, adequate notice, and treatment at reasonable intervals. The court further held that these violations resulted, in part, from insufficient reimbursement to providers of dental services. No violations were found with respect to adult enrollees. The court ordered the parties to develop a joint remedial program and judgment. A joint proposed remedial plan, to be implemented over the next several years, was submitted to the Court. Proposals contained in the proposed plan include an increase in dental reimbursement rates for Medicaid eligible children, effective July 1, 2006, and the hiring of a third party administrator for the dental program at a possible yearly cost of approximately $6.6 million and other program changes and monitoring mechanisms that would further increase MassHealth spending by an estimated amount of $10 million to $30 million over the next several years, although the cost could be higher if utilization rates change more than expected. Final judgment incorporating the agreed-on remedial plan and payment of attorneys’ fees was entered in February 2006.

Rosie D. v. Governor.    The plaintiffs asserted claims under the Early and Periodic Screening, Diagnostic and Treatment provisions of the federal Medicaid law. Specifically, the plaintiffs asserted that the Commonwealth is required to but does not provide them with intensive home-based mental health services. The plaintiffs have not quantified the cost of the services they seek. Trial was held from April 25 through June 9, 2005. On January 26, 2006, the Court issued its decision finding in favor of the plaintiffs on two of three counts of the complaint and ordering the parties to meet and attempt to achieve an agreed upon plan. The parties are currently engaged in negotiations.

Jane Doe, by John Doe, her father and next of kin v. Ronald Preston, Secretary of the Executive Office of Health and Human Services (United States District Court).    This is a civil rights action asserting that the defendants have maintained a policy that allows juveniles in the custody of the Department of Youth Services (DYS) to be strip-searched in violation of their constitutional rights. The plaintiff is seeking certification of a class of juveniles committed to the custody of DYS. No class has yet been certified but potential class size would be approximately 15,000 to 20,000 juveniles. Defendants have sought summary judgment on qualified immunity grounds, which, if granted, would likely dispose of the entire case. Potential liability if summary judgment is not granted for the defendants could exceed $20 million due to the expected size of the class.

Taxes and Revenues

There are several tax cases pending which could result in significant refunds if taxpayers prevail. It is the policy of the Attorney General and the Commissioner of Revenue to defend such actions vigorously on behalf of the Commonwealth and the descriptions that follow are not intended to imply that the Commissioner has conceded any liability whatsoever. As of June 30, 2005, approximately $125 million in contingent liabilities exist in the aggregate in tax cases pending before the Appellate Tax Board, Appeals Court or Supreme Judicial Court. These contingent liabilities include both taxes and interest. Several cases comprise a sizeable share of these liabilities.

TJX Companies v. Commissioner of Revenue (Appellate Tax Board).    The taxpayer is challenging a tax liability of approximately $21 million arising from the Commissioner’s disallowance of deductions for various royalty payments and interest taken in connection with transactions between several subsidiaries of the taxpayer. The case was tried at the Appellate Tax Board in January 2005 and remains under advisement.

Commonwealth of Massachusetts v. Philip Morris Inc., RJ Reynolds Tobacco Company, Lorillard Tobacco Company, et al. (Middlesex Superior Court).    This matter arises under the Tobacco Master Settlement Agreement (“MSA”), entered into in 1998, that settled litigation and claims by Massachusetts and 45 other states, DC, Puerto Rico, Guam, the Virgin Islands, American Samoa, and the Northern Marianas (collectively the “States”), against the major tobacco manufacturers. Under the MSA, payments made by the Original Participating Manufacturers (“OPMs”) and subsequent Participating Manufacturers (collectively the Participating Manufacturers or “PMs”) are potentially subject to a number of adjustments. One such adjustment is the Non-Participating Manufacturer (“NPM”) Adjustment, which can be triggered if, among other things, the OPMs suffer a specified market share loss. Because the OPMs did suffer the requisite market share loss, the OPMs are seeking to reduce, by $1.1 billion (or 18.6%), the $6.2 billion payment they made to the States for 2003. Under the MSA, a payment will not be subject to adjustment if a nationally recognized economic firm selected jointly by the States and the OPMs determines that “the disadvantages experienced” by the PMs as a result of complying with the MSA were not “a significant factor contributing to the Market Share Loss” for 2003. The “significant factor proceeding” referred to above began in June 2005 and is being handled on behalf of the States by the law firm of Edwards Angell Palmer & Dodge LLP. A preliminary determination recently issued finding that the MSA was a significant factor contributing to the Market Share Loss.

On March 27, 2006, a final determination was issued by the economic consultants holding that the MSA was a significant factor contributing to the Market Share Loss. Based on that determination, certain PMs withheld approximately $806 million from the April 2006 MSA payment to the States, which would reduce the initial 2006 MSA payout to Massachusetts by approximately $32.5 million. On April 18, 2006 the Commonwealth filed an emergency motion for entry of an enforcement order and a declaratory order under the MSA that would require that the April 2006 payment be made in full. On April 17 and 19, 2006, the Commonwealth received two payments totaling $233.4 million under the MSA. This amount is $26.6 million less than had previously been projected.

Even though a “significant factor” determination factor has been made, a particular State’s allocated payment under the MSA is not subject to a Non-Participating Manufacturer adjustment if the State continuously had a “qualifying statute,” as defined in the MSA, “in full force and effect during the entire calendar year immediately preceding the year in which the payment in question is due, and diligently enforced the provisions of such statute during such entire calendar year.” Massachusetts had such a “qualifying statute” in effect for the relevant period. Nonetheless, the PMs may continue to withhold the portion of Massachusetts’ allocated April 2006 payments as estimated above. If the Commonwealth is found to have diligently enforced its qualifying statute, the PMs will not have sustained their burden and the withheld amounts will have to be released to the Commonwealth. If the PMs ultimately obtain a determination of “lack of diligent enforcement” that is not overturned on appeal, the April 2006 MSA payment to Massachusetts would be reduced by the amount withheld or by potentially some greater amount yet to be determined, depending on the outcome of proceedings in other states.

Grand River Enterprises Six Nations, Ltd. v. William Pryor et al. (S.D.N.Y. No. 02-05068).    United States District Court, New York. This case challenges certain state statutes enacted following the execution of the Tobacco Master Settlement Agreement (“MSA”). The plaintiffs are a group of companies that manufacture, import or distribute cigarettes manufactured by tobacco companies that are not parties to the MSA, otherwise called Non-Participating Manufacturers (“NPMs”). The plaintiffs challenge so-called “escrow” or “qualifying” statutes enacted by various states, including Massachusetts, which require, among other things, each NPM to establish and fund an escrow or reserve account in an amount determined by the manufacturer’s sales volume in the state. The plaintiffs sued 31 attorneys general, including the Massachusetts Attorney General, alleging that the defendants have commenced or threatened enforcement actions against them for failure to establish or adequately fund their escrow accounts. The plaintiffs contend that these enforcement actions and the related statutes are unconstitutional, violate the Sherman Anti-Trust Act, and are pre-empted by the Federal Cigarette Labeling Act. The U.S. District Court dismissed the complaint against the Massachusetts Attorney General and the other non-New York defendants in September 2003, finding that it lacked personal jurisdiction over these parties and dismissed all causes of action except the anti-trust claim against the Attorney General of New York. The plaintiffs appealed, and, on September 28, 2005, the Court of Appeals for the Second Circuit held that the District Court has personal jurisdiction over the non-New York defendants and that the plaintiffs’ complaint sufficiently alleged a claim of violation of the domestic Commerce Clause of the United States Constitution. (The opinion also appears to permit the anti-trust claims to proceed against all defendants.) The defendant states, including Massachusetts, sought rehearing in the Second Circuit, which was denied. The affected states, including Massachusetts, are considering seeking certiorari in the United States Supreme Court. If the plaintiffs ultimately obtain a judgment declaring the states’ escrow statutes invalid, that result could make it more likely that the so-called NPM Adjustment referred to in the preceding paragraph might apply to reduce future payments to Massachusetts and other states under the MSA in amounts that could be significant but cannot be estimated at this time.

Environment

The Commonwealth is engaged in various lawsuits concerning environmental and related laws, including an action brought by the U.S. Environmental Protection Agency alleging violations of the Clean Water Act and seeking to reduce the pollution in Boston Harbor. United States v. Metropolitan District Commission. See also Conservation Law Foundation v. Metropolitan District Commission. The Massachusetts Water Resources Authority (MWRA), successor in liability to the Metropolitan District Commission (MDC), has assumed primary responsibility for developing and implementing a court-approved plan and timetable for the construction of the treatment facilities necessary to achieve compliance with the federal requirements. The MWRA currently projects that the total cost of construction of the wastewater facilities required under the court’s order, not including CSO costs, will be approximately $3.142 billion in current dollars, with approximately $131 million to be spent after June 30, 2001. With CSO costs, the MWRA anticipates spending approximately $633 million after that date. Under the Clean Water Act, the Commonwealth may be liable for any cost of complying with any judgment in these or any other Clean Water Act cases to the extent the MWRA or a municipality is prevented by state law from raising revenues necessary to comply with such a judgment.

Wellesley College is seeking contribution from the Commonwealth for costs related to the clean up of environmental contamination on the Wellesley College campus and adjacent areas, including Lake Waban. On September 5, 2001, the court entered judgment incorporating a partial settlement between the parties, under which the College will fund a clean up of hazardous materials at the campus and the northern shoreline of Lake Waban, which is expected to cost approximately $40 million. The Judgment has since been amended by agreement of the parties and approval by the court. Pursuant to the terms of the partial settlement and Judgment, the Commonwealth has reimbursed the College about $1,068,000 (about 2.5%) from an escrow account, after the Department of Environmental Protection determined that the clean up in the shoreline of Lake Waban was properly performed. No further reimbursement is due to the College under the Judgment. The clean up of the remainder of Lake Waban, downstream areas and groundwater is not addressed under the current settlement, because the Department of Environmental Protection has not yet selected a remedy for these areas. Once a remedy is determined and costs are known, negotiations may be reopened with the College. The Commonwealth and the College have reserved their rights against each other regarding liability for the future clean up costs for this part of the site, which could involve tens of millions of dollars.

In re Massachusetts Military Reservation (pre-litigation).    The Commonwealth, through the Executive Office of Environmental Affairs, the Department of Environmental Protection and the Attorney General’s Office, is engaged in preliminary discussions with federal Natural Resource Trustees, including the United States Army and Air Force, the Department of Interior and the National Oceanic and Atmospheric Administration regarding natural resource damages at the Massachusetts Military Reservation on Cape Cod. The Commonwealth’s Executive Office of Environmental Affairs is the State Natural Resources Trustee. Federal Trustees claim that the Commonwealth and others are liable for natural resource damages due to widespread contamination primarily from past military activities at the Reservation. This asserted liability also may extend to response actions and related activities necessary to remediate the site. The assessment process for natural resource damages is set forth in federal regulations and is expected to take many months to complete. While no recent comprehensive estimate of natural resource damages and response actions is available, it is expected that the damages and response actions may cost at least tens of millions of dollars. Currently the Commonwealth is in settlement negotiations with one of the private contractors regarding contamination at a portion of the MMR site.

Conservation Law Foundation v. Romney.    An environmental group has brought a Clean Air Act citizens’ suit in United States District Court seeking to compel the Commonwealth to improve the state’s mass transit system in connection with the approaching completion of the Central Artery/Tunnel project. Two specific mass transit projects that the plaintiff is advocating for but that the Commonwealth is not itself currently planning to build are the restoration of the Arborway branch of the Massachusetts Bay Transportation Authority’s Green Line in the Jamaica Plain section of Boston and the construction of a subway line in downtown Boston connecting the Charles/MGH station on the MBTA’s Red Line with the Bowdoin station on the MBTA’s Blue Line. The Commonwealth has moved to dismiss certain of the plaintiff’s claims on the ground that they are not legally cognizable under the Clean Air Act. That motion was allowed in part and denied in part.

Other Matters

Shwachman v. Commonwealth.    The Commonwealth, through its Division of Capital Asset Management, took by eminent domain certain property in Worcester to build a new courthouse for Worcester County. Suit was filed in Worcester Superior Court in May 2004 seeking additional compensation for the taking of land for the new Worcester County Courthouse. The plaintiff may seek an additional $30 million in such an action. Discovery is ongoing, with a final pre-trial conference to be held by April 15, 2007.

Perini Corp., Kiewit Construction. Corp., Jay Cashman, Inc., d/b/a Perini—Kiewit—Cashman Joint Venture v. Commonwealth.    In six consolidated cases and related potential litigation, plaintiffs make claims for alleged increased costs arising from differing site conditions and other causes of delay on the Central Artery/Tunnel Project. Plaintiffs have asserted claims in excess of $150 million. These claims are at various stages of resolution, including the Supreme Judicial Court, Appeals Court, Superior Court, and the Central Artery Tunnel Project Dispute Review Board panels.

American Council of Engineering Cos. v. Mass Turnpike, Mass Highway Department and the Commonwealth (Suffolk Superior Court).    The plaintiff, a trade association of consulting engineers, asserts that, due to the financial difficulties of two insurers who are part of the Central Artery/Tunnel Project’s Owner-Controlled Insurance Program (OCIP), the CA/T Project is contractually required to replace two insurance policies totaling $25 million. The Commonwealth’s motion to dismiss has been denied and the case is at the discovery stage.

Central Artery/Tunnel Cost Recovery Program Litigation.    In 2004, the Commonwealth and the Massachusetts Turnpike Authority filed ten civil actions in Suffolk Superior Court against section design consultants of the Central Artery/Tunnel Project, claiming that the designers’ errors and omissions caused the CA/T Project to expend additional costs during construction. The actions were filed as part of the CA/T Project’s Cost Recovery Program to recoup extra costs directly attributable to the designers’ errors and omissions in design. The Commonwealth and the Turnpike Authority also filed a complaint in 2004 in Suffolk Superior Court against the Project’s management consultant, Bechtel/Parsons Brinckerhoff, a joint venture. The main claim in this case, which was stayed until December 31, 2005, is B/PB’s failure to disclose the true cost of the CA/T Project. The cost recovery efforts were transferred to the Attorney General’s office effective February 1, 2005.

Nathaniel Lavallee et al. v. Justices of Hampden Superior Court et al., Michael Carabello et al. v. Justices of Hampden Superior Court et al., and Rosemary Cooper v. Region V Administrative Justice et al. (Supreme Judicial Court for Suffolk County).    In these companion cases, the Supreme Judicial Court (SJC) decided in July 2004 that the constitutional rights of indigent criminal defendants in Hampden County had been violated. The Committee for Public Counsel Services (CPCS) could not appoint attorneys for them because statutory rates of State-paid compensation were so low that many Hampden County bar advocates had become unwilling to accept appointments. The court ruled that indigent criminal defendants must be released from custody if they have been incarcerated pending trial for more than seven days without counsel, and that charges must be dismissed without prejudice after 45 days without counsel. The court declined, at that time, to order an increase in rates of bar advocate compensation.

The cases were remanded to the SJC Single Justice, who then created a mechanism for the appointment of counsel by Hampden County courts, parallel to the CPCS structure. Since then, attorneys have been appointed within permissible time limits in every case to date. One lawyer, Rosemary Cooper, seeks compensation at a rate that may be in excess of the statutory maximums. That case is on appeal to the Supreme Judicial Court. With the exception of that aspect of the Lavallee cases, the litigation is not currently active, but could be resumed if the shortage of available attorneys recurs.

Arianna S. et al. v. Commonwealth (Supreme Judicial Court for Suffolk County).    This is a class action on behalf of all indigent persons who are constitutionally entitled to State-compensated counsel in civil and criminal proceedings. The petitioners claim to have been deprived of the effective assistance of counsel because of the low rates paid to bar advocates, and to represent a statewide class consisting of all indigent persons similarly situated. The relief sought includes a court-ordered increase in bar advocate compensation. No reliable estimate has been made of the amount of expenditures sought, but it is foreseeable that an increase in spending could total as much as $80-90 million per year. The Commonwealth has moved to dismiss the case, and proceedings have been stayed. Recently, the plaintiffs moved to dismiss the stay, but a Single Justice of the Supreme Judicial Court denied that motion. A bill containing significant changes affecting the provision of legal services to indigents was just signed into law. The effect of that legislation on these cases, if any, is unclear.

City of Springfield v. Board of Education et al. (Hampden Superior Court).    The City of Springfield, the members of its School Committee and the Superintendent of Schools seek declaratory and injunctive relief to resolve a controversy with respect to the responsibility for paying the cost of implementing orders for racial imbalance in its public school system. Section 1I of M.G.L. c. 15 provides, in pertinent part, that the Commonwealth shall, subject to appropriation and approval of the Board of Education, pay to a city one hundred percent of the cost of transportation of certain pupils. Springfield claims that sufficient funds have not been paid over to the City dating back more than 20 years. While a specific dollar amount is not demanded in the complaint, plaintiffs have made statements in the press that the city is owed $400 million.

Goldberg v. Commonwealth (Suffolk Superior Court).    This case involves billboards at the East Boston entrance to Logan Airport. One billboard was removed as part of parkland mitigation for the CA/T Project. The plaintiff claims to be subject to a regulation that prohibits billboards within 300 feet of a park. Thus, the plaintiff expects to lose the rest of his billboards and values the loss of these property rights at approximately $20 million.

Suffolk Construction Co. and NER Construction Management, Inc. d/b/a Suffolk/NER v. Commonwealth of Massachusetts Division of Capital Asset Management (Suffolk Superior Court).    The general contractor for the historic renovation project for the Suffolk County Courthouse sued the Division of Capital Asset Management claiming that it is owed additional amounts for extra costs and delays associated with the project. Total exposure is approximately $60 million ($16 million in claims of the general contractor and $44 million in pass-through claims from subcontractors).

Edward J. Sullivan, as Clerk-Magistrate of the Middlesex Superior Court et al. v. Robert J. Mulligan, as Chief Justice of Administration and Management & others (Middlesex Superior Court, Supreme Judicial Court for Suffolk County).    On April 7, 2006, plaintiffs who work in the Edward J. Sullivan Courthouse in Cambridge sought a temporary restraining order to stop scheduled elevator-repair work due to concerns about asbestos. The requested order was denied by both the Middlesex Superior Court and the Supreme Judicial Court for Suffolk County, which remanded the matter for further proceedings.

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RATING AGENCIES’ ACTIONS

As of July 2006, Standard & Poor’s Moody’s and Fitch assigned bond ratings of AA, Aa2 and AA, respectively, to the Commonwealth’s general obligation bonds. Each such rating reflects only the views of the respective rating agency, and an explanation of the significance of such rating may be obtained from such rating agency. There is no assurance that such ratings will continue for any given period of time or that they will not be revised downward or withdrawn entirely by such rating agency. Any such downward revisions or withdrawals of ratings could have adverse effects on the market price of the Commonwealth’s municipal obligations.

ADDITIONAL CONSIDERATIONS

Massachusetts municipal obligations may also include obligations of the governments of Puerto Rico and other U.S. territories and their political subdivisions to the extent that these obligations are exempt from Massachusetts state personal income taxes. Accordingly, the funds’ investments in such securities may be adversely affected by local political and economic conditions and developments within Puerto Rico and certain other U.S. territories affecting the issuers of such obligations.

APPENDIX H

ADDITIONAL INFORMATION CONCERNING

PUERTO RICO MUNICIPAL OBLIGATIONS

The following information is a summary of special factors affecting investments in Puerto Rico municipal obligations. The sources of payment for such obligations and the marketability thereof may be affected by financial or other difficulties experienced by the Commonwealth of Puerto Rico (“Puerto Rico” or the “Commonwealth”) and certain of its municipalities and public authorities. This information does not purport to be a complete description and is based primarily on information from official statements relating to offerings of Puerto Rico issuers and other reports publicly issued by the Commonwealth or certain of its agencies. Any estimates of future results and other projections are statements of opinion based on available information at the time made and are subject to risks and uncertainties which may cause actual results to differ materially. The funds have not independently verified, and are not responsible for, the accuracy or timeliness of this information, and such information is included herein without the express authority of any Puerto Rico issuer.

OVERVIEW

Puerto Rico is located approximately 1,600 miles southeast of New York City. According to the United States Census Bureau, its population was 3,808,610 in 2000. Puerto Rico’s political status is that of a commonwealth. The United States and the Commonwealth share a common defense, market, currency and citizenship. The Commonwealth government exercises virtually the same control over its internal affairs as is exercised by the state governments of each of the fifty states over their respective internal affairs, with similar separation of powers among the executive, legislative and judicial branches. It differs from the states, however, in its relationship with the federal government. The people of Puerto Rico are citizens of the United States but do not vote in national elections. They are represented in Congress by a Resident Commissioner who has a voice in the House of Representatives but no vote. Most federal taxes, except those such as Social Security taxes, which are imposed by mutual consent, are not levied in Puerto Rico. No federal income tax is collected from Puerto Rico residents on income earned in Puerto Rico, except for certain federal employees who are subject to taxes on their salaries. The official languages of Puerto Rico are Spanish and English.

The Constitution of Puerto Rico limits the amount of general obligation debt that the Commonwealth can issue or guarantee. The Commonwealth’s policy has been and continues to be to maintain the level of such debt within a prudent range below the constitutional limitation.

Fiscal responsibility for the Commonwealth is shared among the Department of the Treasury, the Office of Management and Budget and Government Development Bank for Puerto Rico (“Government Development Bank”). The Department of the Treasury is responsible for collecting most of the Commonwealth’s revenues, overseeing preparation of its financial statements and contributing to the preparation of the budget. The Office of Management and Budget prepares the Commonwealth’s budget and is responsible for monitoring expenditures. Government Development Bank is the fiscal agent and financial advisor to the Commonwealth and its agencies, public corporations and municipalities and coordinates the management of public finances.

ECONOMY

The dominant sectors of the Puerto Rico economy are manufacturing and services. The manufacturing sector has undergone fundamental changes over the years as a result of increased emphasis on higher wage, high technology industries, such as pharmaceuticals, biotechnology, electronics, computers, microprocessors, professional and scientific instruments, and certain high technology machinery and equipment. The services sector, including finance, insurance, real estate, wholesale and retail trade, and tourism, also plays a major role in the economy. It ranks second only to manufacturing in contribution to the gross domestic product and leads all sectors in providing employment.

The economy of Puerto Rico is closely linked to the United States economy. Factors affecting the United States economy usually have a significant impact on the performance of the Puerto Rico economy. These include exports, direct investment, the amount of federal transfer payments, the level of interest rates, the level of oil prices, the rate of inflation, and tourist expenditures. Consequently, the economic slowdown in the United States in 2001 and 2002 and the subsequent recovery in 2003 and 2004 (which continues in 2005) has also been reflected in the Puerto Rico economy. During fiscal year 2004 (July 2003 through June 2004), approximately 82% of Puerto Rico’s exports went to the United States mainland, which was also the source of approximately 45% of Puerto Rico’s imports.

Fiscal Year 2004

The Puerto Rico Planning Board’s preliminary reports of the performance of the Puerto Rico economy during the fiscal year 2004 indicated that the economy registered an increase of 2.8% in real gross product. According to the Department of Labor and Human Resources Household Employment Survey (the “Household Survey”), total monthly seasonally adjusted employment for fiscal year 2004 averaged 1,205,602, an increase of 1.5%, compared to 1,188,015 for fiscal year 2003. The unemployment rate for fiscal year 2004 was 11.4%, a decrease from 12.1% for fiscal year 2003.

Fiscal Year 2005

The Planning Board’s real gross product forecast for fiscal year 2005, released in February 2004, projected an increase of 2.3%. The Planning Board confirmed this projection in February 2005. The major short term risks that could have an adverse effect on the economy of Puerto Rico include the persistent high level of oil prices, the upward turn of short-term interest rates, and the devaluation of the United States dollar, which affects the value of imports to Puerto Rico. As in the past, the economy of Puerto Rico followed the performance of the United States economy. Although interest rates began to increase slightly at the end of fiscal year 2004, interest rates still remain at historically low levels, a factor which could stimulate economic activity in Puerto Rico for the short and medium-term. According to the Household Survey, total employment for fiscal year 2005 averaged 1,237,600, an increase of 2.7% compared to fiscal year 2004. The unemployment rate for fiscal year 2005 was 10.6%.

Fiscal Year 2006

The Planning Board’s real gross national product forecast for fiscal year 2006, released in February 2005, projected an increase of 2.5%. The major short-term factors that could have an adverse effect on the economy include those presented for fiscal year 2005 and the possibility of deceleration of public investment due to the Commonwealth’s fiscal difficulties, which could reduce activity in the construction and other sectors. The continued upward trend of interest rates may also contribute to a possible slowing of economic activity in general. The increase in oil prices coupled with other price increases, also serve to reduce disposable income and, therefore, overall economic activity. The Commonwealth is dependent on oil for approximately 70% of its power generation. Therefore, the increases in oil prices are expected to negatively affect the Commonwealth’s economy. On the other hand, it is expected that the implementation of the tax reform will positively affect economic activity of the Commonwealth. Although the current administration is working to maintain public investment, no assurance can be given that the Commonwealth will succeed in these efforts.

FINANCIAL RESULTS

Proposed Budget Fiscal Year 2006 Compared to Current Budget Fiscal Year 2005

The General Fund total revenues for fiscal year 2006 are projected to be $8.945 billion, representing an increase of $638 million from fiscal year 2005 net revenues. Projected increased revenues for fiscal year 2006 include: (i) increases in income taxes from individuals of $173.8 million; (ii) increases in income taxes from corporations of $271.1 million; and (iii) increases in total excise taxes of $95.8 million. The $8.945 billion amount includes $100 million from an interest rate swap transaction that the Commonwealth anticipates undertaking during fiscal year 2006.

The projection of General Fund revenues for fiscal year 2006 is based on a projected 5.9% nominal growth in gross national product, and additional revenues of $130 million from the following new transitional legislation: (i) an increase in income taxes applicable to regular corporations ($68 million); (ii) an increase in license fees for luxury cars ($17 million); (iii) a surtax on insurance companies ($16 million); and (iv) an increase in capital gains rates ($29 million). These tax increases are scheduled to expire during fiscal year 2008 after the changes in the tax reform proposal are fully implemented. The projected revenues also assume the receipt of $95 million from the following administrative measures: (i) an intensification of efforts to detect excise tax evasion using recently acquired x-ray machines to monitor ship containers at ports of entry; (ii) the implementation of a program to improve all tax collections; and (iii) heightened scrutiny on the payment of excise taxes on crude oil and its derivatives.

Current expenses and capital improvements of all budgetary funds total $14.9 billion, an increase of approximately $797 million from fiscal year 2005. The principal reasons for the differences are mainly due to (i) increases in education, which are $265 million higher; (ii) increases in health related expenditures, which are $31.3 million higher; (iii) increases in welfare, which are $6 million higher; (iv) increases in transportation and communications, which are $8 million higher; (v) increases in contributions to municipalities, which are $16 million higher; (vi) an increase in other debt service, consisting principally of Commonwealth appropriation debt, which is $124.3 million higher; (vii) decreases in general government, which are $53 million lower; (viii) a decrease in economic development, which is $18.4 million lower; (ix) a decrease in housing, which is $7 million lower; (x) decreases in public safety and protection, which are $25 million lower; and (xi) a decrease in debt service on general obligation and guaranteed debt, which is $263 million lower. Total expenditures for fiscal year 2006, based on the spending rate experienced during the first two months thereof, are estimated to reach $9.464 billion.

Fiscal Year 2005 Compared to Fiscal Year 2004

The General Fund total net revenues for fiscal year 2005 were $8.307 billion, representing an increase of $322 million or 4%, from fiscal year 2004 net revenues. This amount excludes proceeds of a loan of $550 million obtained from the Government Development Bank (“GDB”), which is included as part of “Proceeds of notes and other borrowings.” The major changes in revenues from fiscal year 2004 were: (i) increases in total income taxes of $222 million, mainly resulting from increases in income taxes collected from individuals of $198 million and in income taxes collected from corporations of $40 million; (ii) increases in total excise taxes of $90.8 million; and (iii) increases in other revenues of $6.9 million, mainly as a result of an increase in miscellaneous non-tax revenues of $40.8 million.

Preliminary total cash expenditures for fiscal year 2005 are estimated at $9.208 billion, which exceeded budgeted expenditures by $354 million, attributed mainly to increases in the area of: (i) education ($303 million); (ii) public safety and protection ($23 million); (iii) health ($15 million); (iv) welfare ($10 million); and (v) economic development ($3 million). This amount also excludes approximately $80 million of additional expenditures that were not originally budgeted. Various financing transactions were entered into to cover this imbalance.

Current expenses and capital improvements of all budgetary funds total $14.1 billion, an increase of $1 billion from fiscal year 2004. The major changes in General Fund expenditures by program in fiscal year 2005 were: (i) education (up $287 million); (ii) public safety and protection (up $163 million); (iii) special pension contributions (up $52 million); (iv) debt service on Commonwealth’s general obligation and guaranteed debt, (up $35.8 million); (v) welfare (up $30 million); (vi) health (up $25 million); (vii) economic development (up $16 million); (viii) transportation and communications (up $9 million); (ix) contributions to municipalities (up $7 million); (x) housing (up $2 million); (xi) a decrease in other debt service, consisting principally of Commonwealth appropriation debt (down $30 million); and (xii) general government debt (down $40 million).

The consolidated budget for fiscal year 2005 totaled $24.8 billion. Of this amount, $14.5 billion was assigned to the central government. This amount included General Fund total resources and appropriations of $8.9 billion, which represented an increase of $641 million, or 7.7%, over budgeted amounts for fiscal year 2004. These total resources budgeted included $8.3 billion of total revenues and $550 million of additional resources from a GDB loan secured by tax receivables. The budget for fiscal year 2005 was approved July 1, 2004.

As a means of increasing revenues for fiscal year 2005, the following laws were enacted: (1) a “sunset provision” which enables early retirement or “rollover” of certain individual retirement account funds without penalties under the Commonwealth’s income tax law; (2) a one-year “sunset provision” for variable annuities by insurance companies in the United States held by Puerto Rico citizens for “rollovers” to variable annuities by Puerto Rico insurance companies; (3) a transfer to the General Fund of compulsory motor vehicle insurance premiums for which reimbursement has not been claimed; and (4) a “sunset provision” to lower all long-term capital gains tax rates by 50%. In particular, gains realized from July 1, 2004 to June 30, 2005 from the sale or exchange of a capital asset by resident individuals, if held for more than six months, will be taxed at a rate of 5% (6.25% in the case of corporate taxpayers) if located in Puerto Rico and at a rate of 10% (12.5% in the case of corporate taxpayers) if located outside Puerto Rico. Similarly, lump sum distributions by resident individuals on income from pensions will be taxed at a rate of 10%.

Preliminary Fiscal Year 2004 Compared to Fiscal Year 2003

General Fund total net revenues for fiscal year 2004 were $7.985 billion, representing an increase of $143 million, or 1.8%, from fiscal year 2003 net revenues. This amount excludes proceeds of a loan of $233 million obtained from GDB, which is included as part of “Proceeds of notes and other borrowings.” The loan has a term of ten years, and may be repaid sooner to the extent that sufficient revenues are available for such purpose. This amount also excludes $82 million of additional non-recurring revenues. The major changes in revenues from fiscal year 2003 were: (i) increases in total income taxes of $128 million, mainly resulting from increases in income taxes from individuals of $203 million and in income taxes withheld from non-residents of $114 million; (ii) increases in total excise taxes of $42 million; and (iii) decreases in other revenues of $65 million, mainly as a result of a decrease in miscellaneous non tax revenues of $59 million. Approximately $170 million of the increase in total income taxes for fiscal year 2004 relates to the collection of past taxes as a result of an incentives plan implemented by the Secretary of the Treasury.

Total cash expenditures for fiscal year 2004 were $8.004 billion, which amount excludes certain amounts related to fiscal year 2004 but to be disbursed in fiscal year 2005. This amount also excludes approximately $293 million of additional expenditures that were not originally budgeted and are expected to be covered with reserve funds ($50 million), the reimbursement of certain federal education funds ($141 million), and other sources. After considering (i) debt service payments, (ii) $227 million in net borrowings from GDB and other sources, and (iii) $63 million in other income from the General Fund’s non budgetary funds, the ending cash balance of the General Fund decreased from $179 million at the end of fiscal year 2003 to $109 million at the end of fiscal year 2004.

LITIGATION

The Commonwealth is a defendant in numerous legal proceedings pertaining to matters incidental to the performance of routine governmental operations. Under Act No. 104 of the Legislative Assembly of Puerto Rico, approved on June 25, 1955, as amended (“Act No. 104”), persons are authorized to sue the Commonwealth only for causes of actions specified in said Act. The Commonwealth may be liable under Act No. 104 for damages up to a maximum amount of $75,000, or $150,000 if the suit involves actions for damages to more than one person or where a single injured party is entitled to several causes of action. Under certain circumstances, as provided in Act No. 9 of the Legislative Assembly of Puerto Rico, approved on November 26, 1975, as amended (“Act No. 9”), the Commonwealth may provide its officers and employees, including directors of public corporations and government instrumentalities and mayors of the municipalities of the Commonwealth, with legal representation, as well as assume the payment of any judgment that may be entered against them. There is no limitation on the amount of the judgment that may be paid under Act No. 9.

With respect to pending and threatened litigation, as of June 30, 2004, the Commonwealth has included in its financial statements reported liabilities of approximately $219 million for awarded and anticipated unfavorable judgments. This amount represented the amount estimated at the time as a probable liability or a liability with a fixed or expected due date, which would require future available financial resources for its payment. The Commonwealth believes that the ultimate liability in excess of amounts provided in the financial statements, if any, would not be significant.

The Commonwealth is a defendant in two lawsuits filed, one in Commonwealth court and one in the United States District Court for the District of Puerto Rico, by an association of primary care health centers seeking to recover from the Commonwealth $120 million of Medicaid funds retained by the Department of Health since 1997. In June 2004, the Superior Court of the Commonwealth in San Juan determined that the Commonwealth must return those funds. The Commonwealth appealed this decision. As of June 30, 2004, the Commonwealth has accrued $120 million for this legal contingency. With respect to the federal case, a preliminary injunction was issued by the Court against the Commonwealth requiring it to disburse approximately $20 million in six payments beginning in October 2005.

The Commonwealth is a defendant in two lawsuits filed in local and federal district court by an association of insurance companies seeking to recover from the Commonwealth approximately $38 million of compulsory motor vehicle insurance premiums allegedly belonging to the insurance companies or their policyholders, which were transferred by the Secretary of the Treasury to the General Fund. The Commonwealth believes that its ultimate liability, if any, would not be significant.

The Commonwealth is also a defendant in various cases, including a class action presented by parents of special education students alleging deficient services to these students in the areas of education and health care before Commonwealth Courts. One court recently decided in favor of the parents’ request to include damage claims in the same class action case. This decision is appealable and thus, not final at this time. The Commonwealth does not anticipate any final determination or damages award, in any case, to be granted in this fiscal year.

The Commonwealth and various component units are defendants in other lawsuits alleging violations of constitutional rights (for example, by municipalities) civil rights, breach of contract, and other damage claims. Preliminary hearings and discovery proceedings are in progress. The amounts claimed exceed $7.8 billion; however, the ultimate liability cannot be presently determined. It is the opinion of the Commonwealth that the claims are excessive. No provision for any liability that may result upon adjudication of these lawsuits has been recognized by the Commonwealth. The Commonwealth believes that the ultimate liability in excess of amounts provided, if any, would not be significant.

The Governor, the Director of OMB and the Secretary of the Treasury are also defendants in various lawsuits by governmental entities whose budgets for fiscal year 2006 were reduced under the Executive Order of August 30, 2005. These claimants are challenging, on constitutional and statutory grounds, the Governor’s reallocation of resources. The Commonwealth believes these challenges will not prevail. If all or any of these challenges prevail, however, further adjustments would have to be made to the fiscal year 2006 budget in the form of cuts to other agencies’ budgets in the approximate amount of $30 million.

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RATING AGENCIES’ ACTIONS

As of July 2006, Moody’s and Standard & Poor’s rated the Commonwealth’s general obligation, respectively, Baa3, BBB. In May 2006, Moody’s downgraded the Commonwealth’s general obligation rating to Baa3. Moody’s has also placed the Commonwealth’s general obligation rating in “watchlist.” the “watchlist” action places the Commonwealth’s Baa3 general obligation rating under review for possible downgrade. Any explanation regarding the reasons for and the significance of such ratings must be obtained from the respective ratings agency furnishing the same. The ratings reflect only the respective opinions of such rating agencies. There is no assurance that the ratings will continue for any given period of time or will not be revised downward or withdrawn entirely by either or both of such rating agencies. Any such downward revision or withdrawal of a rating could have an adverse effect on the market prices of the Commonwealth’s municipal obligation bonds.

APPENDIX I

Legg Mason Partners Fund Advisor, LLC

Proxy Voting Policy

LMPFA delegates to the Subadviser the responsibility for voting proxies for the fund, as applicable, to the Sub-Adviser through its contracts with the Sub Adviser. The Sub Adviser will use its own proxy voting policies and procedures to vote proxies. Accordingly, LMPFA does not expect to have proxy-voting responsibility for the fund.

Should LMPFA become responsible for voting proxies for any reason, such as the inability of the Sub Adviser to provide investment advisory services, LMPFA shall utilize the proxy voting guidelines established by the most recent Sub Adviser to vote proxies until a new Sub Adviser is retained. In the case of a material conflict between the interests of LMPFA (or its affiliates if such conflict is known to persons responsible for voting at LMPFA) and the fund, the Board of Directors of LMPFA shall consider how to address the conflict and/or how to vote the proxies. LMPFA shall maintain records of all proxy votes in accordance with applicable securities laws and regulations, to the extent that LMPFA votes proxies.

LMPFA shall rely on, and periodically oversee the Sub Adviser responsible for gathering relevant documents and records related to proxy voting from the Sub-Adviser and providing them to the fund as required for the fund to comply with applicable rules under the Investment Company Act of 1940.

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APPENDIX J

Western Asset Management Company Proxy Voting Policy

Procedure:	Proxy Voting
Departments Impacted:	Investment Management, Compliance, Investment Support, Client Services
References:	Western Asset Compliance Manual –Section R Proxy Voting Investment Advisers Act Rule 206(4)-6 and Rule 204-2 ERISA DOL Bulletin 94-2 C.F.R. 2509.94-2
Effective:	August 1, 2003
Background

Western Asset Management Company (“Western Asset”) has adopted and implemented policies and procedures that we believe are reasonably designed to ensure that proxies are voted in the best interest of clients, in accordance with our fiduciary duties and SEC Rule 206(4)-6 under the Investment Advisers Act of 1940 (“Advisers Act”). Our authority to vote the proxies of our clients is established through investment management agreements or comparable documents, and our proxy voting guidelines have been tailored to reflect these specific contractual obligations. In addition to SEC requirements governing advisers, our proxy voting policies reflect the long-standing fiduciary standards and responsibilities for ERISA accounts. Unless a manager of ERISA assets has been expressly precluded from voting proxies, the Department of Labor has determined that the responsibility for these votes lies with the Investment Manager.

In exercising its voting authority, Western Asset will not consult or enter into agreements with officers, directors or employees of Legg Mason Inc. or any of its affiliates (other than Western Asset Management Company Limited) regarding the voting of any securities owned by its clients.

Policy

Western Asset’s proxy voting procedures are designed and implemented in a way that is reasonably expected to ensure that proxy matters are handled in the best interest of our clients. While the guidelines included in the procedures are intended to provide a benchmark for voting standards, each vote is ultimately cast on a case-by-case basis, taking into consideration Western Asset’s contractual obligations to our clients and all other relevant facts and circumstances at the time of the vote (such that these guidelines may be overridden to the extent Western Asset deems appropriate).

Procedures

Responsibility and Oversight

The Western Asset Compliance Department (“Compliance Department”) is responsible for administering and overseeing the proxy voting process. The gathering of proxies is coordinated through the Corporate Actions area of Investment Support (“Corporate Actions”). Research analysts and portfolio managers are responsible for determining appropriate voting positions on each proxy utilizing any applicable guidelines contained in these procedures.

Client Authority

Prior to August 1, 2003, all existing client investment management agreements (“IMAs”) will be reviewed to determine whether Western Asset has authority to vote client proxies. At account start-up, or upon amendment of an IMA, the applicable client IMA are similarly reviewed. If an agreement is silent on proxy voting, but contains an overall delegation of discretionary authority or if the account represents assets of an ERISA plan, Western Asset will assume responsibility for proxy voting. The Client Account Transition Team maintains a matrix of proxy voting authority.

Proxy Gathering

Registered owners of record, client custodians, client banks and trustees (“Proxy Recipients”) that receive proxy materials on behalf of clients should forward them to Corporate Actions. Prior to August 1, 2003, Proxy Recipients of existing clients will be reminded of the appropriate routing to Corporate Actions for proxy materials received and reminded of their responsibility to forward all proxy materials on a timely basis. Proxy Recipients for new clients (or, if Western Asset becomes aware that the applicable Proxy Recipient for an existing client has changed, the Proxy Recipient for the existing client) are notified at start-up of appropriate routing to Corporate Actions of proxy materials received and reminded of their responsibility to forward all proxy materials on a timely basis. If Western Asset personnel other than Corporate Actions receive proxy materials, they should promptly forward the materials to Corporate Actions.

Proxy Voting

Once proxy materials are received by Corporate Actions, they are forwarded to the Compliance Department for coordination and the following actions:

a. Proxies are reviewed to determine accounts impacted.

b. Impacted accounts are checked to confirm Western Asset voting authority.

c. Compliance Department staff reviews proxy issues to determine any material conflicts of interest. (See conflicts of interest section of these procedures for further information on determining material conflicts of interest.)

d. If a material conflict of interest exists, (i) to the extent reasonably practicable and permitted by applicable law, the client is promptly notified, the conflict is disclosed and Western Asset obtains the client’s proxy voting instructions, and (ii) to the extent that it is not reasonably practicable or permitted by applicable law to notify the client and obtain such instructions (e.g., the client is a mutual fund or other commingled vehicle or is an ERISA plan client), Western Asset seeks voting instructions from an independent third party.

e. Compliance Department staff provides proxy material to the appropriate research analyst or portfolio manager to obtain their recommended vote. Research analysts and portfolio managers determine votes on a case-by-case basis taking into account the voting guidelines contained in these procedures. For avoidance of doubt, depending on the best interest of each individual client, Western Asset may vote the same proxy differently for different clients. The analyst’s or portfolio manager’s basis for their decision is documented and maintained by the Compliance Department.

f. Compliance Department staff votes the proxy pursuant to the instructions received in (d) or (e) and returns the voted proxy as indicated in the proxy materials.

Timing

Western Asset personnel act in such a manner to ensure that, absent special circumstances, the proxy gathering and proxy voting steps noted above can be completed before the applicable deadline for returning proxy votes.

Recordkeeping

Western Asset maintains records of proxies voted pursuant to Section 204-2 of the Advisers Act and ERISA DOL Bulletin 94-2. These records include:

a. A copy of Western Asset’s policies and procedures.

b. Copies of proxy statements received regarding client securities.

c. A copy of any document created by Western Asset that was material to making a decision how to vote proxies.

d. Each written client request for proxy voting records and Western Asset’s written response to both verbal and written client requests.

e. A proxy log including:

1. Issuer name;

2. Exchange ticker symbol of the issuer’s shares to be voted;

3. Council on Uniform Securities Identification Procedures (“CUSIP”) number for the shares to be voted;

4. A brief identification of the matter voted on;

5. Whether the matter was proposed by the issuer or by a shareholder of the issuer;

6. Whether a vote was cast on the matter;

7. A record of how the vote was cast; and

8. Whether the vote was cast for or against the recommendation of the issuer’s management team.

Records are maintained in an easily accessible place for five years, the first two in Western Asset’s offices.

Disclosure

Western Asset’s proxy policies are described in the firm’s Part II of Form ADV. Prior to August 1, 2003, Western Asset will deliver Part II of its revised Form ADV to all existing clients, along with a letter identifying the new disclosure. Clients will be provided a copy of these policies and procedures upon request. In addition, upon request, clients may receive reports on how their proxies have been voted.

Conflicts of Interest

All proxies are reviewed by the Compliance Department for material conflicts of interest. Issues to be reviewed include, but are not limited to:

1. Whether Western (or, to the extent required to be considered by applicable law, its affiliates) manages assets for the company or an employee group of the company or otherwise has an interest in the company;

2. Whether Western or an officer or director of Western or the applicable portfolio manager or analyst responsible for recommending the proxy vote (together, “Voting Persons”) is a close relative of or has a personal or business relationship with an executive, director or person who is a candidate for director of the company or is a participant in a proxy contest; and

3. Whether there is any other business or personal relationship where a Voting Person has a personal interest in the outcome of the matter before shareholders.

Voting Guidelines

Western Asset’s substantive voting decisions turn on the particular facts and circumstances of each proxy vote and are evaluated by the designated research analyst or portfolio manager. The examples outlined below are meant as guidelines to aid in the decision making process.

Guidelines are grouped according to the types of proposals generally presented to shareholders. Part I deals with proposals which have been approved and are recommended by a company’s board of directors; Part II deals with proposals submitted by shareholders for inclusion in proxy statements; Part III addresses issues relating to voting shares of investment companies; and Part IV addresses unique considerations pertaining to foreign issuers.

I. Board Approved Proposals

The vast majority of matters presented to shareholders for a vote involve proposals made by a company itself that have been approved and recommended by its board of directors. In view of the enhanced corporate governance practices currently being implemented in public companies, Western Asset generally votes in support of decisions reached by independent boards of directors. More specific guidelines related to certain board-approved proposals are as follows:

1. Matters relating to the Board of Directors

Western Asset votes proxies for the election of the company’s nominees for directors and for board-approved proposals on other matters relating to the board of directors with the following exceptions:

a. Votes are withheld for the entire board of directors if the board does not have a majority of independent directors or the board does not have nominating, audit and compensation committees composed solely of independent directors.

b. Votes are withheld for any nominee for director who is considered an independent director by the company and who has received compensation from the company other than for service as a director.

c. Votes are withheld for any nominee for director who attends less than 75% of board and committee meetings without valid reasons for absences.

d. Votes are cast on a case-by-case basis in contested elections of directors.

2. Matters relating to Executive Compensation

Western Asset generally favors compensation programs that relate executive compensation to a company’s long-term performance. Votes are cast on a case-by-case basis on board-approved proposals relating to executive compensation, except as follows:

a. Except where the firm is otherwise withholding votes for the entire board of directors, Western Asset votes for stock option plans that will result in a minimal annual dilution.

b. Western Asset votes against stock option plans or proposals that permit replacing or repricing of underwater options.

c. Western Asset votes against stock option plans that permit issuance of options with an exercise price below the stock’s current market price.

d. Except where the firm is otherwise withholding votes for the entire board of directors, Western Asset votes for employee stock purchase plans that limit the discount for shares purchased under the plan to no more than 15% of their market value, have an offering period of 27 months or less and result in dilution of 10% or less.

3. Matters relating to Capitalization

The management of a company’s capital structure involves a number of important issues, including cash flows, financing needs and market conditions that are unique to the circumstances of each company. As a result, Western Asset votes on a case-by-case basis on board-approved proposals involving changes to a company’s capitalization except where Western Asset is otherwise withholding votes for the entire board of directors.

a. Western Asset votes for proposals relating to the authorization of additional common stock.

b. Western Asset votes for proposals to effect stock splits (excluding reverse stock splits).

c. Western Asset votes for proposals authorizing share repurchase programs.

4. Matters relating to Acquisitions, Mergers, Reorganizations and Other Transactions

Western Asset votes these issues on a case-by-case basis on board-approved transactions.

5. Matters relating to Anti-Takeover Measures

Western Asset votes against board-approved proposals to adopt anti-takeover measures except as follows:

a. Western Asset votes on a case-by-case basis on proposals to ratify or approve shareholder rights plans.

b. Western Asset votes on a case-by-case basis on proposals to adopt fair price provisions.

6. Other Business Matters

Western Asset votes for board-approved proposals approving such routine business matters such as changing the company’s name, ratifying the appointment of auditors and procedural matters relating to the shareholder meeting.

a. Western Asset votes on a case-by-case basis on proposals to amend a company’s charter or bylaws.

b. Western Asset votes against authorization to transact other unidentified, substantive business at the meeting.

II. Shareholder Proposals

SEC regulations permit shareholders to submit proposals for inclusion in a company’s proxy statement. These proposals generally seek to change some aspect of a company’s corporate governance structure or to change some aspect of its business operations. Western Asset votes in accordance with the recommendation of the company’s board of directors on all shareholder proposals, except as follows:

1. Western Asset votes for shareholder proposals to require shareholder approval of shareholder rights plans.

2. Western Asset votes for shareholder proposals that are consistent with Western Asset’s proxy voting guidelines for board-approved proposals.

3. Western Asset votes on a case-by-case basis on other shareholder proposals where the firm is otherwise withholding votes for the entire board of directors.

III. Voting Shares of Investment Companies

Western Asset may utilize shares of open or closed-end investment companies to implement its investment strategies. Shareholder votes for investment companies that fall within the categories listed in Parts I and II above are voted in accordance with those guidelines.

1. Western Asset votes on a case-by-case basis on proposals relating to changes in the investment objectives of an investment company taking into account the original intent of the fund and the role the fund plays in the clients’ portfolios.

2. Western Asset votes on a case-by-case basis all proposals that would result in increases in expenses (e.g., proposals to adopt 12b-1 plans, alter investment advisory arrangements or approve fund mergers) taking into account comparable expenses for similar funds and the services to be provided.

IV. Voting Shares of Foreign Issuers

In the event Western Asset is required to vote on securities held in foreign issuers—i.e. issuers that are incorporated under the laws of a foreign jurisdiction and that are not listed on a U.S. securities exchange or the NASDAQ stock market, the following guidelines are used, which are premised on the existence of a sound corporate governance and disclosure framework. These guidelines, however, may not be appropriate under some circumstances for foreign issuers and therefore apply only where applicable.

1. Western Asset votes for shareholder proposals calling for a majority of the directors to be independent of management.

2. Western Asset votes for shareholder proposals seeking to increase the independence of board nominating, audit and compensation committees.

3. Western Asset votes for shareholder proposals that implement corporate governance standards similar to those established under U.S. federal law and the listing requirements of U.S. stock exchanges, and that do not otherwise violate the laws of the jurisdiction under which the company is incorporated.

4. Western Asset votes on a case-by-case basis on proposals relating to (1) the issuance of common stock in excess of 20% of a company’s outstanding common stock where shareholders do not have preemptive rights, or (2) the issuance of common stock in excess of 100% of a company’s outstanding common stock where shareholders have preemptive rights.

LMPFA delegates to the subadviser the responsibility for voting proxies for the fund, as applicable, to the subadviser through its contracts with the subadviser. The subadviser will use its own proxy voting policies and procedures to vote proxies. Accordingly, LMPFA does not expect to have proxy-voting responsibility for the fund.

Should LMPFA become responsible for voting proxies for any reason, such as the inability of the subadviser to provide investment advisory services, LMPFA shall utilize the proxy voting guidelines established by the most recent subadviser to vote proxies until a new subadviser is retained. In the case of a material conflict between the interests of LMPFA (or its affiliates if such conflict is known to persons responsible for voting at LMPFA) and the fund, the Board of Directors of LMPFA shall consider how to address the conflict and/or how to vote the proxies. LMPFA shall maintain records of all proxy votes in accordance with applicable securities laws and regulations, to the extent that LMPFA votes proxies.

LMPFA shall rely on, and periodically oversee the subadviser responsible for gathering relevant documents and records related to proxy voting from the subadviser and providing them to the fund as required for the fund to comply with applicable rules under the 1940 Act.

The Directors of the fund have adopted the proxy voting policy of Western Asset (the “Policy”) as the Proxy Voting Policies and Procedures of the fund. The Policy governs in determining how proxies relating to the fund’s portfolio securities are voted. A copy of the Policy is attached as Appendix B to this SAI. Information regarding how the fund voted proxies (if any) relating to portfolio securities during the most recent 12-month period ended June 30 will be available without charge (1) by calling 1-888-425-6432 (2) on the fund’s website at http:// www.leggmason.com/InvestorServices and (3) on the SEC’s website at http://www.sec.gov.

Supplement to SAI dated 08/01/2006

LEGG MASON PARTNERS MUNICIPAL FUNDS

(the “Fund”)

On behalf of

LEGG MASON PARTNERS INTERMEDIATE—TERM MUNICIPALS FUND

Supplement Dated August 1, 2006

to the Prospectus and Statement of Additional Information

Dated August 1, 2006

Prior to September 1, 2006, the Fund is named Legg Mason Partners Municipal Funds—Legg Mason Partners Limited Term Municipals Fund.

FD03437

Supplement to SAI dated 08/21/2006

SUPPLEMENT DATED AUGUST 21, 2006

TO THE PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION

OF LEGG MASON PARTNERS FLORIDA MUNICIPALS FUND

(A SERIES OF LEGG MASON PARTNERS MUNICIPAL FUNDS)

The following supplements the Prospectus and Statement of Additional Information for Legg Mason Partners Florida Municipals Fund, a series of Legg Mason Partners Municipal Funds (the “Fund”):

The Fund’s Board has approved a reorganization pursuant to which the Fund’s assets would be acquired, and its liabilities would be assumed, by Legg Mason Partners Managed Municipals Fund, Inc. (the “Acquiring Fund”) in exchange for shares of the Acquiring Fund. The Fund would then be liquidated, and shares of the Acquiring Fund would be distributed to Fund shareholders.

Under the reorganization, Fund shareholders would receive shares of the Acquiring Fund with the same aggregate net asset value as their shares of the Fund. It is anticipated that no gain or loss for Federal income tax purposes would be recognized by Fund shareholders as a result of the reorganization.

The reorganization is subject to the satisfaction of certain conditions, including approval by Fund shareholders. Proxy materials describing the reorganization are expected to be mailed later in 2006. If the reorganization is approved by Fund shareholders, it is expected to occur during the first quarter of 2007.

Class Y shares of the Fund are closed to new purchases and exchange purchases, effective immediately.

FD03446